PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 15, 2010

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-171038

US$50,000,000

Republic of the Philippines

6.375% Global Bonds due 2034

The Republic will pay interest on the global bonds on April 23 and October 23 in each year. The first interest payment on the global bonds will be made on April 23, 2012 in respect of the period from (and including) October 23, 2011 to (but excluding) April 23, 2012. The global bonds will constitute a further issuance of, and upon issuance, will be fungible with and will be consolidated and form a single series with, the $1,000,000,000 6.375% Global Bonds due 2034 issued by the Republic on October 23, 2009, the $850,000,000 6.375% Global Bonds due 2034 issued by the Republic on January 13, 2010 and the $946,807,000 6.375% Global Bonds due 2034 issued by the Republic on October 6, 2010. The total principal amount of the previously issued global bonds and the global bonds now being issued is $2,846,807,000. The Republic may not redeem the global bonds prior to their maturity. The global bonds will mature at par on October 23, 2034.

The global bonds will be designated Collective Action Securities, and, as such, will contain provisions regarding certain aspects of default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic’s outstanding External Public Indebtedness. Under these provisions, which are described in the section entitled “Collective Action Securities” on page 108 of the attached prospectus dated December 15, 2010, the Republic may, among other things, amend the payment provisions of the global bonds and certain other material terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds.

The offering of the global bonds is conditional on the receipt of certain approvals of the Monetary Board of the Bangko Sentral ng Pilipinas, the central bank of the Republic.

The global bonds are being offered globally for sale in the jurisdictions where it is lawful to make such offers and sales. Application has been made to admit the global bonds to listing on the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market (“Euro MTF”). We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved and settlement of the global bonds is not conditional on obtaining the listing.

We expect to deliver the global bonds to investors in registered book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about October 24, 2011.

	Per Bond	Total

Price to investors(1)	117.50%	US$	58,750,000
Underwriting discounts and commissions	0.03%	US$	15,000
Proceeds, before expenses, to the Republic(1)	117.47%	US$	58,735,000

(1)	Plus accrued interest from and including October 23, 2011. Purchasers of the global bonds will be entitled to receive the regular semiannual interest payment due on April 23, 2012.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Global Coordinators

Citigroup	J.P. Morgan

Joint Lead Managers and Joint Bookrunners

Citigroup	Goldman Sachs	HSBC	J.P. Morgan	Standard Chartered Bank	UBS

The date of this prospectus supplement is October 11, 2011

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You should read this prospectus supplement along with the attached prospectus that accompanies it. You should rely only on the information contained or incorporated by reference in this document and the accompanying prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. This document and the attached prospectus may only be used for the purposes for which they have been published. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement or the accompanying prospectus, as applicable. Terms used herein but not otherwise defined shall have the meaning given to them in the prospectus that accompanies this prospectus supplement.

INTRODUCTORY STATEMENTS

The Republic accepts responsibility for the information that is contained in this prospectus supplement and the prospectus that accompanies it. To the best of the knowledge and belief of the Republic (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Republic is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against the Republic. See “Description of the Securities—Description of the Debt Securities—Jurisdiction and Enforceability” in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any applicable restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer, and it is prohibited to use them to make an offer, in any state or country in which the making of the offering of the global bonds is prohibited. For a description of some restrictions on the offering and sale of the global bonds and the distribution of this prospectus supplement and the accompanying prospectus, see “Underwriting” on page S-33.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom and (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The global bonds are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such global bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Unless otherwise indicated, all references in this prospectus supplement to “PHP,” “Philippine pesos,” “pesos,” “(Peso)” or “(Peso)” are to the lawful national currency of the Philippines, and those to “dollars,” “US dollars,” “US$” or “$” are to the lawful currency of the United States of America.

All references in this prospectus supplement to (a) the “Republic” or the “Philippines” are to the Republic of the Philippines, (b) the “Government” are to the national government of the Philippines, (c) the “administration” are to the current administration of President Benigno S. Aquino III and (d) “Bangko Sentral” are to Bangko Sentral ng Pilipinas, the central bank of the Philippines.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. You should read the entire prospectus supplement and the accompanying prospectus carefully.

Issuer	Republic of the Philippines.

Bonds	US$50,000,000 6.375% global bonds due 2034. The global bonds constitute a further issuance of, and upon issuance, will be fungible with and will be consolidated and form a single series with, the $1,000,000,000 6.375% Global Bonds due 2034 issued by the Republic on October 23, 2009, the $850,000,000 6.375% Global Bonds due 2034 issued by the Republic on January 13, 2010 and the $946,807,000 6.375% Global Bonds due 2034 issued by the Republic on October 6, 2010. Upon issuance, the global bonds will rank pari passu with the previously issued global bonds in all respects. The total principal amount of the previously issued global bonds and the global bonds now being issued is $2,846,807,000.

Interest	The global bonds will bear interest at 6.375% from October 23, 2011, payable semi-annually in arrears.

Interest Payment Dates	April 23 and October 23, of each year, payable to registered holders at the close of business on the preceding March 31 or September 30, as applicable, whether or not a business day. The first interest payment will be made on April 23, 2012 in respect of the period from (and including) October 23, 2011 to (but excluding) April 23, 2012.

Maturity Date	October 23, 2034.

Issuer Redemption	The Republic may not redeem the global bonds prior to maturity.

Status of Bonds	The global bonds will be direct, unconditional, unsecured and general obligations of the Republic. Except as otherwise described, the global bonds will at all times rank at least equally among themselves and with all other unsecured and unsubordinated External Indebtedness (as defined in the accompanying prospectus) of the Republic. The full faith and credit of the Republic will be pledged for the due and punctual payment of all principal and interest on the global bonds. See “Description of the Securities—Description of the Debt Securities—Status of Bonds” in the accompanying prospectus.

Negative Pledge

With certain exceptions, the Republic has agreed that it will not create or permit to subsist any Lien (as defined in the accompanying prospectus) on its revenues or assets to secure External Public Indebtedness (as defined in the accompanying prospectus) of the Republic, unless at the same time or prior thereto, the global bonds are secured at least equally and ratably with such External Public Indebtedness. The international reserves of Bangko Sentral represent substantially all of the official gross international reserves of the

Republic. Because Bangko Sentral is an independent entity, the Republic and Bangko Sentral believe that the international reserves owned by Bangko Sentral are not subject to the negative pledge covenant in the global bonds and that Bangko Sentral could in the future incur External Public Indebtedness secured by such reserves without securing amounts payable under the global bonds. See “Description of the Securities—Description of the Debt Securities—Negative Pledge Covenant” in the accompanying prospectus.

Taxation	The Republic will make all payments of principal and interest in respect of the global bonds free and clear of, and without withholding or deducting, any present or future taxes of any nature imposed by or within the Republic, unless required by law. In that event, and subject to certain conditions, the Republic will pay additional amounts so that the holders of the global bonds receive the amounts that would have been received by them had no withholding or deduction been required, subject to certain exceptions. See “Description of the Securities—Description of the Debt Securities—Additional Amounts” in the accompanying prospectus. For a description of certain United States tax aspects of the global bonds, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

Collective Action Clauses	The global bonds will contain provisions regarding default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic’s outstanding External Public Indebtedness. Under these provisions, which are described in the section entitled “Collective Action Securities” on page 108 of the accompanying prospectus dated December 15, 2010, the Republic may, among other things, amend the payment provisions of the global bonds and certain other terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds.

Cross-Defaults	Events of default with respect to the global bonds include (i) if the Republic fails to make a payment of principal, premium, prepayment charge or interest when due on any External Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or (ii) if any External Public Indebtedness of the Republic or the central monetary authority in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption. See “Collective Action Securities—Events of Default—Cross Default and Cross Acceleration” in the accompanying prospectus.

Listing	The Republic is offering the global bonds for sale in the United States and elsewhere where such offer and sale is permitted. Application has been made to admit the global bonds to listing on the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market. The Republic cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the global bonds is not conditional on obtaining the listing.

Form, Denomination and Registration	The global bonds will be issued in fully registered form in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The global bonds will be represented by one or more global securities registered in the name of a depositary, its nominee or a custodian. Beneficial interests in the global securities will be shown on, and the transfer thereof will be effected only through, records maintained by the depositary and its direct and indirect participants. Settlement of all secondary market trading activity in the global bonds will be made in immediately available funds. See “Description of the Securities—Description of the Debt Securities—Global Securities” in the accompanying prospectus.

Further Issues	The Republic may from time to time, without notice to or the consent of the registered holders of the global bonds, issue further bonds which will form a single series with the global bonds. See “Collective Action Securities—Further Issues of Debt Securities” in the accompanying prospectus.

Use of Proceeds	The Republic intends to use the net cash proceeds from the sale of the new global bonds to pay the purchase price and accrued interest for the bonds it purchases pursuant to its invitation for offers in respect of certain series of the Republic’s foreign currency-denominated bonds announced on October 10, 2011 as well as expenses incurred by the Republic in that transaction. The Republic may also use the proceeds for general purposes of the Republic, including budgetary support.

Fiscal Agent	The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.)

Governing Law	The fiscal agency agreement and the global bonds will be governed by and interpreted in accordance with the laws of the State of New York. The laws of the Republic will govern all matters governing authorization and execution of the fiscal agency agreement and the global bonds by the Republic.

USE OF PROCEEDS

The Republic intends to use the net cash proceeds from the sale of the new global bonds to pay the purchase price and accrued interest for the bonds it purchases pursuant to its invitation for offers in respect of certain series of the Republic’s foreign currency-denominated bonds announced on October 10, 2011 as well as expenses incurred by the Republic in that transaction. The Republic may also use the proceeds for general purposes of the Republic, including budgetary support.

RECENT DEVELOPMENTS

The information in this section supplements the information about the Republic that is included in the accompanying prospectus dated December 15, 2010.

Recent Political Developments

State of the Nation Address

On July 25, 2011, President Benigno Aquino delivered his second State of the Nation Address. The President highlighted the current administration’s efforts against corruption and abuses of power by Government officials, noting that the number of wasteful Government projects had been reduced. The Republic also recorded a reduction in rice imports as a result of an increase in domestic rice production and the elimination of unnecessary stockpiling. Government programs also alleviated hunger and poverty among Filipino families in 2011; however, approximately 1.6 million impoverished families continue to receive Government assistance.

The President also noted that over the past year, the Republic’s credit rating had been upgraded by Moody’s, Standard and Poor’s, Fitch, and the Japan Credit Rating Agency. These upgrades enabled the Government to reduce its borrowing costs in the first four months of 2011. The President also noted that the Philippine Stock Exchange (“PSE”) composite index recorded seven record highs in the previous twelve months. In addition, increased investor confidence in the energy sector was reflected in the participation of 140 companies in the bidding process for oil and gas sites as part of the latest Philippine Energy Contracting Round (“PECR”), compared to only 35 companies participating in the 2006 PECR.

Internal Conflict with Rebel Groups

On January 1, 2011, a new Armed Forces of the Philippines (“AFP”) security plan called “Bayanihan” (meaning “spirit of unity”) took effect. Bayanihan replaced the “Oplan Bantay Laya” campaign launched in 2002. The new campaign focuses on non-combat operations targeted to eliminate poverty and other causes of rebellion, while pursuing peace talks with communist groups and the Moro Islamic Liberation Front (“MILF”). The plan is scheduled to remain in effect until 2016.

Moro Islamic Liberation Front

On January 14, 2011, the Government announced that formal peace talks with the MILF would resume for the first time since negotiations stalled in 2008. On February 7, 2011, it was reported that one of the MILF’s senior commanders, Ameril Umbra Kato, led a faction that separated from the MILF. Despite this development, peace talks proceeded as planned in Malaysia on February 9 and 10, 2011. During those talks the MILF submitted a “comprehensive compact” of proposals to the Government in an effort to conclude its demand for self-determination in Mindanao. Both sides agreed to retain an international peace monitoring team to uphold a ceasefire as negotiations continue. The Government and the MILF met on August 22 and 23, 2011, during which the Government submitted its formal counterproposal to the comprehensive compact submitted by the MILF. The MILF rejected this plan and stated that it would refuse to hold further direct talks with the Government until it agreed to discuss the MILF’s demand for an autonomous Muslim sub-state in the southern Philippines.

Communists and Affiliated Groups

On December 14, 2010, 10 soldiers from the AFP were killed in a raid by suspected members of the New People’s Army (“NPA”) in Northern Samar province. The AFP has also stated that NPA members fired at AFP troops on December 23, 2010, in violation of a ceasefire agreement that was to be effective between the Government and the NPA from December 16, 2010 to January 3, 2011. An NPA spokesperson has refuted the AFP’s claim and accused AFP troops of launching their own attacks in violation of the ceasefire.

Despite these and other sporadic incidents involving the NPA, the Government resumed peace talks with the NPA and the Communist Party of the Philippines (“CPP”) from February 15 to 21, 2011 in Oslo, Norway. Having resumed negotiations after more than six years of hostilities, the two sides announced that they had made progress in the meetings and have agreed to continue discussions and negotiations with the goal of achieving a formal peace agreement by 2012.

Military Corruption Allegations

In January 2011, President Aquino ordered the Department of Justice to investigate allegations of corruption within the AFP after retired Philippine Army Colonel George Rabusa testified in a senate hearing that various AFP chiefs of staff had embezzled millions of pesos during their respective tenures. Colonel Rabusa specifically alleged that Angelo Reyes, a chief of staff of the AFP under former President Gloria Macapagal-Arroyo, illegally received (Peso)50 million as a “retirement gift” when he retired in 2001. These allegations follow earlier reports of military officials embezzling portions of soldiers’ salaries and a mutiny by a group of junior military officers in 2003 over alleged corruption in the AFP. On April 14, 2011, Colonel Rabusa filed complaints for plunder against three previous AFP chiefs of staff. These complaints remain pending before the Philippine Department of Justice.

Administrative Organization

On December 9, 2010, President Aquino issued Executive Order 18, abolishing and discontinuing the operations of 10 agencies under the Office of the President because of duplication of functions. These agencies include the Mindanao Development Council, Office of the North Luzon Quadrangle Area, Office of External Affairs, Minerals Development Council, the Presidential Anti-Smuggling Group, Presidential Anti-Graft Commission, Luzon Urban Beltway Super Region, Bicol River Basin Watershed Management Project, Office of the Presidential Adviser on Global Warming and Climate Change, and the Office of the Presidential Adviser on New Government Centers. The abolition of these agencies took effect on December 30, 2010.

Aviation Liberalization Policies

On March 14, 2011, President Aquino issued Executive Orders 28 and 29 (“EO 28” and “EO 29,” respectively), creating the Philippine Air Negotiating Panel (“PANP”) and the Philippine Air Consultation Panel (“PACP”), and authorizing the Civil Aeronautics Board (“CAB”), in conjunction with the PANP and PACP, to explore discussions with foreign air carriers regarding the aviation liberalization policies commonly known as “open skies.” Open skies generally allows operating and traffic rights to be granted to foreign air carriers without restrictions on capacity, frequency or type of aircraft. In line with this policy, EO 28 and EO 29 also seek to liberalize civil aviation in the Philippines through specific initiatives aimed at granting increased air service rights to foreign air carriers, particularly with respect to airports other than Ninoy Aquino International Airport in Manila, with the goal of advancing tourism in the Philippines. EO 28 and EO 29 also seek to promote a more liberalized general aviation policy for the expansion of cargo direct air services to secondary gateways outside Manila. The implementing rules for EO 28 and EO 29 have not yet been finalized.

GOCC Governance Act of 2011

On June 6, 2011, President Aquino signed into law Republic Act No. 10149, known as the GOCC Governance Act of 2011 (the “GOCC Act”), which provides, among other things, for the standardization and rationalization of salaries and benefits of officials and employees of Government-owned and controlled corporations (“GOCCs”). One of the main provisions of the GOCC Act creates a GOCC Governance Commission (“GOCC Commission”) with five members appointed from relevant Government agencies and the private sector. One of the GOCC Commission’s primary functions will be to conduct a review and determine which GOCCs should be abolished, regularized, or privatized, with the aim of rationalizing the GOCC system in the country. In addition to the creation of the GOCC Commission, the GOCC Act also applies stricter standards for the retention of directors, officials and employees of GOCCs, requiring all directors of GOCCs to serve under one-year renewable terms with “fit and proper” performance-based reviews conducted prior to each renewal. The GOCC Act also requires that regulatory functions not be performed by GOCCs.

REIT Implementing Rules

Under the framework of Republic Act No. 9856, or the Real Estate Investment Trust Act of 2009, the Bureau of Internal Revenue (“BIR”) released revised tax rules on companies that qualify as real estate investment trusts (“REITs”). These rules were implemented through Revenue Regulation 13-2011 on July 26, 2011. These implementing rules permit companies that qualify as REITs under the law to deduct dividends paid to their shareholders from their gross income for the purposes of determining the REIT’s income tax liability. Income payments by REITs are also subject to a preferential withholding rate of 1% (as opposed to the rate of 6% for ordinary corporations), and the stamp taxes and registration fees that REITs pay on the sale or transfer of real estate property are to be reduced by 50%.

Amendments to the Constitution

On February 17, 2011, the Senate Committee on Constitutional Amendments began public hearings on a proposal to revise the Republic’s Constitution to a parliamentary form of government. Proponents of the revision argue that the Republic’s current form of government has not proven effective in delivering basic services to Filipinos because Congress and the President are in constant conflict over appointments, the ratification of treaties, legislative investigations and the exercise of the presidential veto power. Proponents of the change argue that under a parliamentary system, parliament would exercise legislative and executive powers, ensuring better coordination of legislative and executive functions. Moreover, proponents suggest that a parliamentary system would be less prone to abuses of power because public officials would be subject to removal at any time, rather than at periodic elections. These Senate hearings are ongoing.

Adoption of the proposed amendment to the Constitution to change to a parliamentary form of government would first require approval of a majority of each of the Senate and the House of Representatives. The public would then elect members of a constitutional convention, which could be held concurrently with the 2013 mid-term elections. The constitutional convention members would be charged with drafting amendments to the Constitution to effect the change from the current form of government to a parliamentary system. Any Constitutional amendments agreed to by the constitutional convention would then require further approval by both the Senate and the House of Representatives.

Relationship with the IMF

On February 18, 2011, the Executive Board of the International Monetary Fund (“IMF”) concluded its Article IV consultation with the Republic. Article IV consultations are annual bilateral discussions that the IMF holds with IMF member countries on economic developments and policies following a staff visit to collect economic and financial data. In its report with respect to these consultations, the IMF found the Philippines’ overall economic environment to be positive, with economic growth in 2010 having been facilitated by supportive macroeconomic policies as well as strong private demand. The IMF found the near-term economic outlook to be generally positive, with growth expected to moderate slightly from the growth seen in 2010.

On July 11 to 20, 2011, the IMF conducted a staff visit to the Republic, where IMF representatives met with local authorities and key local market players to discuss economic developments and identify areas of key risk and policy reform. The IMF found that the Republic continued to manage its recovery from the global financial crisis well, and that the near-term outlook for the Republic remained favorable. On July 11, 2011, the Republic also increased its IMF Special Drawing Rights (“SDR”) quota from SDR879.9 million to SDR1,019.3 million.

In August 2010, the Republic commenced participation in the IMF’s Financial Transactions Plan, a currency exchange arrangement between the IMF and its members for the purpose of financing members’ borrowing needs. As of August 2011, six countries had drawn from funds contributed by the Republic to the Plan. Approximately 54% of these funds were disbursed to European countries in an effort to address the financial crisis impacting the European economic zone.

Territorial Dispute over the West Philippine Sea

In the first six months of 2011, tensions rose in relation to long-standing territorial disputes involving the Republic, other Southeast Asian nations, including Vietnam and Brunei, and China, over certain islands in the West Philippine Sea, also known as the South China Sea. The increased tensions were brought about by allegations of more aggressive measures being taken by certain nations to assert their claims in these disputes. On July 20, 2011, representatives of the claimant nations, along with other members of the Association of Southeast Asian Nations (“ASEAN”), met in Bali, Indonesia to discuss how to advance the negotiations with respect to the competing claims. At this meeting, these nations, including China, agreed on basic guidelines for adopting a code of conduct between nations in relation to the disputed areas. The Republic maintains that its claim over the disputed territories is supported by recognized principles of international law consistent with the United Nations Convention on the Law of the Sea.

Recent Economic Developments

Revisions to GDP/GNI Calculation

In the first quarter of 2011, the standards under the Philippine System of National Accounts (“PSNA”) for the calculation of Gross Domestic Product (“GDP”) and Gross National Income (“GNI”) (known as Gross National Product (“GNP”) prior to the 2011 revisions) were revised, changing the constant base-year for these calculations from 1985 to 2000. This revision was in response to observations from various sectors that the use of 1985 as the base-year to calculate constant prices and economic weights was outdated and led to inaccurate measures of current economic growth, mainly as a result of significant changes in the structure of the Philippine economy since 1985. The revision of the base-year for GDP and GNI growth was part of a wider array of changes to the PSNA methodology. Other significant changes included the use of new data sources, an improved estimation methodology, adoption of new classification systems (such as the 1994 Philippine Standard Industrial Classification to classify economic activities/industries, the 2004 Philippine Standard Commodity Classification to classify commodities, and the 2009 Philippine Classification of Individual Consumption Expenditure According to Purpose to classify household final consumption expenditure), as well as the reporting of certain key commodities and industries.

The table below provides comparative GDP and GNI growth rates for the past five years, as determined using both the previous calculations based on constant 1985 prices and the new calculations based on constant 2000 prices. The period-by-period discussion of the economy that follows in the sections below uses data under the revised PSNA, including the use of the 2000 base-year.

	2006	2007	2008	2009	2010	First six months of 2010	First six months of 2011
GDP growth (at constant 1985 prices)	5.3%	7.1%	3.7%	1.1%	7.3%	7.8%	—
GDP growth (at constant 2000 prices)	5.2%	6.6%	4.2%	1.1%	7.6%	8.7%	4.0%
GNP/GNI(2) growth (at constant 1985 prices)	5.4%	7.5%	6.4%	4.0%	7.2%	8.6%	—
GNP/GNI(2) growth (at constant 2000 prices)	5.0%	6.2%	5.0%	6.1%	8.2%	10.3%	2.6%

(1)	Source: National Statistical Coordination Board.

(2)	Following the changes to the PSNA adopted in 2011, Gross National Product (GNP) is now known as Gross National Income (GNI). Other changes in the Republic’s designation of economic categories and subcategories are summarized in the table below.

Previous Name	New Name
Net Factor Income from Abroad	Net Primary Income
Agriculture, Fishery and Forestry	Agriculture, Hunting, Forestry and Fishing
Wholesale and Retail Trade	Trade and Repair of Motor Vehicles, Motorcycles, Personal and Household Goods
Finance	Financial Intermediation
Ownership of Dwellings and Real Estate	Real Estate, Renting, and Business Activities
Government Services	Public Administration and Defense and Compulsory Social Security
Private Services	Other Services
Personal Consumption Expenditure	Household Final Consumption Expenditure

Gross Domestic Product

In the first six months of 2011, preliminary estimates indicate that GDP grew by 4.0% and GNI grew by 2.6%, compared to growth of 8.7% and 10.3%, respectively, during the first six months of 2010. The slower growth in GDP and GNI resulted partially from the tapering off of the global economic recovery, and further decreased as a result of lower spending by the Government. Government expenditures declined by 6.0% during the first six months of 2011, compared to growth of 13.7% during the first six months of 2010. This was partially offset by a continued increase in consumer spending, which grew by 5.4% during the first six months of 2011, compared to growth of 2.9% during the first six months of 2010. With respect to production, GDP and GNI growth was driven primarily by the services and the agriculture, hunting, forestry and fishing sectors (known as the agriculture, fishery and forestry sector prior to 2011). The higher growth in GDP, as compared with GNI growth, was mainly due to the slower growth in overseas Filipino worker (“OFW”) remittances, which are included in GNI but not in GDP, during the first six months of 2011.

In 2010, real GDP grew by 7.6% and real GNI grew by 8.2%, compared to growth of 1.1% and 6.1%, respectively, in 2009. The increases in GDP and GNI growth were primarily attributable to the global economic recovery, improved business and consumer confidence, expansion in manufacturing and capital formation and the continued growth in OFW remittances from abroad. Consumer spending grew by 3.4%, while Government expenditures grew by 4.0% in 2010, compared to growth of 2.3% and 10.9%, respectively, in 2009. With respect to production, GDP and GNI growth in 2010 was driven by the manufacturing subsector, the trade and repair of motor vehicles, motorcycles, personal and household goods subsector (known as trade prior to 2011), the other services subsector (known as private services prior to 2011), and the real estate, renting, and business activities subsector (known as ownership of dwellings and real estate prior to 2011). Growth in these subsectors was partially offset by the impact of the El Niño phenomenon on the agriculture, hunting, forestry and fishing sector.

Agriculture, Hunting, Forestry and Fishing Sector

Production in the agriculture, hunting, forestry and fishing sector grew 5.6% in the first six months of 2011, compared with a contraction of 1.9% in the first six months of 2010. This reversal was due mainly to increased production of rice, sugarcane and corn. Rice production increased by 14.5% in the first six months of 2011, compared to a contraction of 8.3% in the first six months of 2010, due to the expansion and recovery of harvest areas from the adverse effects of the El Niño phenomenon in 2010. Sugarcane production increased by 75.3% during the first six months of 2011, compared to a contraction of 7.2% in the first six months of 2010, due to increased milling operations, demand for centrifugal sugar and improvements in area harvested. These higher levels of production were partially offset by a 2.8% contraction in fishing in the first six months of 2011, compared to a contraction of 1.4% in the first six months of 2010, due to lower production of commercial and municipal fisheries products as a result of poor weather conditions in certain regions and higher fuel costs. Coconut production declined by 4.9% in the first six months of 2011, compared to growth of 1.6% in the first six months of 2010, as a result of lower harvests. The forestry subsector contracted by 13.6% in the first six months of 2011, compared to a contraction of 12.9% in the first six months of 2010.

Production in the agriculture, hunting, forestry and fishing sector, which comprised approximately 11.6% of total GDP in 2010, contracted by 0.2% in 2010, compared with a decline of 0.7% in 2009. The contraction was due mainly to contractions in the production of rice, corn and sugar, which offset growth in other crops, poultry and livestock. Rice production was 2.4% lower in 2010, compared to a 1.2% contraction in 2009. The decline in rice production in 2010 was due to unfavorable weather conditions in certain major rice producing regions. As a result of El Niño, corn production declined by 8.9% in 2010, compared to a 1.4% growth in 2009. These lower levels of production were partially offset by growth in other crops, which grew by 2.7% in 2010, compared to a contraction of 0.5% in 2009. Poultry and livestock, which grew by 7.7% and 0.6%, respectively, in 2010, also contributed to growth in the agricultural subsector. The fishery subsector contracted by 0.5% in 2010, a reversal from the 3.0% growth in 2009. The forestry subsector contracted by 31.3% in 2010, compared to a contraction of 2.0% in 2009. In addition, sugarcane production contracted by 15.7% in 2010, compared to a contraction of 6.3% in 2009.

Industry Sector

In the first six months of 2011, the industry sector grew by 3.1%, compared with growth of 15.5% in the first six months of 2010. The slower growth rate was due mainly to contractions in the construction and the electricity, gas and water supply subsectors, which offset growth in the manufacturing and the mining and quarrying subsectors. The construction subsector contracted by 8.6% in the first six months of 2011, compared to growth of 18.5% in the first six months of 2010. The contraction was primarily due to a decline in public construction along with slower growth in private construction. The electricity, gas and water supply subsector contracted by 1.6% in the first six months of 2011, compared to growth of 10.0% in the first six months of 2010, as a result of a decrease in electricity production despite growth in water and geothermal production. The manufacturing subsector, which is the largest subsector in the industry sector, grew by 6.8% in the first six months of 2011, compared to growth of 15.7% in the first six months of 2010, as a result of continued growth in the production of food manufactures and petroleum and other fuel products, which offset in part contractions in the production of radio, television and communication equipment. The mining and quarrying subsector grew by 9.2% in the first six months of 2011, compared to growth of 15.2% in the first six months of 2010. The slower rate of growth was primarily due to a contraction in the stone quarrying and sand pits subsector, which offset growth in the production of nickel and crude oil, natural gas and condensate.

In 2010, the industry sector, which comprised approximately 32.6% of total GDP in 2010, grew by 11.6%, a reversal from a contraction of 1.9% in 2009, due mainly to strong growth in the manufacturing subsector. The manufacturing subsector grew by 11.2% in 2010, compared to a contraction of 4.8% in 2009, as a result of stronger external trade and improvement in the domestic economy. Major contributors to manufacturing growth in 2010 were radio, television and communication equipment, food manufactures, other miscellaneous manufactured products, chemical products, electrical machinery, and petroleum and coal products. The construction subsector grew by 14.3% in 2010, compared to growth of 6.8% in 2009. The continued growth in the construction subsector in 2010 was mainly the result of increases in private construction brought about by renewed investor confidence, which resulted in increased infrastructure projects. The electricity, gas and water supply subsector grew by 9.9% in 2010, compared to a contraction of 0.9% in 2009, as a result of stable consumption and strong demand from commercial users. The mining and quarrying subsector grew by 11.4% in 2010, compared to growth of 16.1% in 2009. This continued growth was due to increased production of nickel and other non-metallic minerals.

Services Sector

The services sector grew by 4.2% in the first six months of 2011, compared with growth of 7.2% in the first six months of 2010. The slower growth rate was due mainly to increases in the financial intermediation subsector (known as the finance subsector prior to 2011), the public administration and defense and compulsory social security subsector (known as the government services subsector prior to 2011) and the other services subsector (known as the private services subsector prior to 2011), which was partially offset by slower growth in the trade and repair of motor vehicles, motorcycles, personal and household goods subsector (known as the wholesale and retail trade subsector prior to 2011). The financial intermediation subsector grew by 8.2% in the first six months of 2011, compared to growth of 7.0% in the first six months of 2011. The growth was primarily the result of expansions in non-bank financial intermediation and insurance services. The other services subsector grew by 5.6% in the first six months of 2011, compared to the 10.3% growth in the first six months of 2010. The growth in the first six months of 2011 was supported by expansions in education, hotel, and restaurant services, and health and social work services. The real estate, renting and business activities (known as ownership of dwellings and real estate prior to 2011) subsector grew by 5.9% in the first six months of 2011, compared to growth of 7.0% in the first six months of 2010. The transportation, storage and communication subsector grew by 4.8% in the first six months of 2011, compared to zero growth in the first six months of 2010, due mainly to growth in air transport, communication, and storage services. The public administration and defense subsector grew by 1.8% in the first six months of 2011, compared to growth of 8.6% in the first six months of 2011. This continued, albeit slower, rate of growth was primarily due to the release of the third tranche of salary increases mandated by the Salary Standardization Law III. Growth in these subsectors was partially offset by slower growth of 0.8% in the trade and repair of motor vehicles, motorcycles, personal and household goods subsector in the first six months of 2011, compared with a growth of 9.0% in the first six months of 2010, as a result of a contraction in wholesale trade and in the maintenance and repair of motor vehicles, motorcycles, personal and household goods.

The services sector, which comprised approximately 55.8% of total GDP in 2010, grew by 7.2% in 2010, compared with growth of 3.4% in 2009, due mainly to growth in the trade and repair of motor vehicles, motorcycles, and personal and household goods subsector, the other services subsector, and the real estate, renting and business activities subsector. The trade and repair of motor vehicles, motorcycles, personal and household goods subsector grew by 8.4% in 2010, compared to growth of 1.4% in 2009, due mainly to growth in retail and wholesale trade. The other services subsector grew by 8.4% in 2010, compared to growth of 6.5% in 2009, due mainly to growth in recreational services, which include the broadcast media. Hotel and restaurant services, education, health, and social work services also contributed to growth in the other services subsector. The real estate, renting and business activities subsector grew by 7.5% in 2010, compared to growth of 4.1% in 2009, primarily due to growth in renting and other business activities. The financial intermediation subsector grew by 10.1% in 2010, compared to growth of 5.5% in 2009. The growth in these subsectors was offset by slower growth in the public administration and defense and compulsory social security subsector, which grew by 5.8% in 2010, compared to growth of 6.1% in 2009. The slightly slower growth in public administration and defense and compulsory social security in 2010 was due to the Government’s adoption of expenditure control mechanisms in order to manage the deficit.

Income from Abroad

In the first six months of 2011, net primary income (known as net factor income from abroad prior to 2011), contracted by 1.6% to P936.1 billion, from the P951.6 billion and 15.4% growth recorded in the first six months of 2010. The slower growth was primarily due to lower remittances from abroad, resulting from the political crises in the Middle East and North Africa, as well as economic uncertainties in some western countries. Total OFW remittances in the first six months of 2011 were $9.6 billion, an increase of 6.3% from remittances of $9.1 billion recorded in the first six months of 2010. Growth in OFW remittances during this period was primarily attributable to continued demand for land-based and sea-based workers overseas.

In 2010, net primary income, which comprised approximately 24.6% of total GNI, increased by 10.0%, compared to the 25.0% growth in 2009. The continued, albeit slower, growth was primarily due to an increased inflow of remittances from abroad. Total OFW remittances in 2010 were $18.8 billion, an increase of 8.2% from remittances of $17.3 billion in 2009. Growth in OFW remittances during this period was primarily attributable to continued deployment of both land-based and sea-based workers overseas.

Employment and Wages

In July 2011, the labor force in the Republic, excluding OFWs, totaled 39.9 million people. The average rate of unemployment in July 2011 was 7.1%, an increase from the 7.0% rate recorded in July 2010. Workers in the

Republic remained employed primarily in the service industries, such as wholesale and retail trade and repair of motor vehicles, motorcycles and personal and household goods. Workers in the services sector comprised 52.2% of the total workforce of the Republic, followed by the agriculture, hunting, forestry and fishery sector, which comprised 32.6% of the total workforce, and the industry sector, which comprised 15.2% of the total workforce.

In 2010, the labor force in the Republic, excluding OFWs, totaled 38.9 million people. Workers in the Republic remained employed primarily in service industries, such as wholesale and retail trade and repair of motor vehicles, motorcycles and personal and household goods. Workers in the services sector comprised 51.8% of the total workforce of the Republic, followed by the agriculture, hunting, forestry and fishery sector, which comprised 33.2% of the total workforce, and the industry sector, which comprised 15.0%. The average rate of unemployment in the Republic in 2010 was 7.3%, a decline from the 7.5% rate recorded in 2009. In 2010, the services sector continued to employ the highest number of workers, while the industry sector recorded the fastest growth in employment compared to 2009.

Balance of Payments

Overall Balance of Payments Performance

Preliminary data shows that the overall balance of payments position of the Republic for the first eight months of 2011 recorded a surplus of $9.0 billion. This surplus was primarily the result of foreign exchange inflows arising from foreign exchange operations of the Bangko Sentral ng Pilipinas (“BSP”), income from the BSP’s investments abroad and foreign currency deposits by the Government. Increased foreign exchange inflows resulted from OFW remittances, foreign borrowings by the Government and foreign portfolio investments.

In the first six months of 2011, preliminary data indicates that the overall balance of payments position of the Republic recorded a surplus of $5.0 billion, which was 60.0% higher than the $3.1 billion surplus recorded in the first six months of 2010. The higher surplus was primarily the result of a higher surplus in the capital and financial account, despite a lower surplus in the current account. The capital and financial account recorded a surplus of $3.0 billion in the first six months of 2011, representing an increase of more than $2.7 billion over the $309 million surplus recorded in the first six months of 2010. The Republic’s strong capital inflows mitigated the supply disruptions and higher import prices resulting from tensions in the Middle East and Africa, as well as the earthquake-related tragedy in Japan. The current account recorded a surplus of $3.1 million in the first six months of 2011, representing a 7.9% decrease from the $3.4 billion surplus in the first six months of 2010.

In 2010, the overall balance of payments position of the Republic recorded a surplus of $14.3 billion, 122.8% higher than the $6.4 billion surplus recorded in 2009. The higher surplus was primarily the result of the reversal in the capital and financial account from a net outflow to a net inflow, despite a lower surplus in the current account. The capital and financial account recorded net inflows of $7.3 billion in 2010, compared to a $1.6 billion net outflow in 2009. The current account recorded a surplus of $8.9 billion in 2010, compared to a $9.4 billion surplus in 2009. These surpluses were partially offset by an outflow of $2.0 billion in net unclassified items in 2010, compared to a net outflow of $1.3 billion in 2009.

Current Account

Preliminary data indicates that in the first six months of 2011, the current account recorded a surplus of $3.1 billion, 7.9% lower than the $3.4 billion surplus recorded in the first six months of 2010. The lower surplus was primarily the result of a higher trade-in-goods deficit, which was partially offset by a higher trade-in-services surplus, higher net income and higher net receipts of current transfers. In the first six months of 2011, the trade-in-goods deficit increased to $7.2 billion, a 20.5% increase from the $5.9 billion recorded in the first six months of 2010. The trade-in-services surplus increased by 10.0% to $1.7 billion in the first six months of 2011, from a surplus of $1.5 billion recorded in the first six months of 2010. Net receipts from current transfers increased by 3.8% to $8.3 billion in the first six months of 2011, from the $8.0 billion recorded in the first six months of 2010, due mainly to a 4.2% increase in non-resident OFW remittances to $8.2 billion. The net income account recorded a surplus of $219 million in the first six months of 2011, 178.8% higher than the $278 million deficit recorded in the first six months of 2010.

In 2010, the current account recorded a surplus of $8.9 billion, 4.6% lower than the $9.4 billion surplus recorded in 2009. The lower surplus was primarily the result of a higher trade-in-goods deficit, which was partially offset by a higher trade-in-services surplus and higher net receipts of current transfers and income. In 2010, the trade-in-goods deficit increased by 24.0% to $11.0 billion from a deficit of $8.8 billion recorded in 2009. The trade-in-services surplus grew by 39.0% to $2.9 billion in 2010 from a surplus of $2.1 billion recorded in 2009. Net receipts from current transfers increased by 2.0% to $16.6 billion in 2010 from the $16.3 billion recorded in 2009. In 2010, the net income account recorded a surplus of $347 million, a reversal from the $193 million deficit recorded in 2009.

Goods Trade. According to preliminary data, the trade-in-goods deficit in the first six months of 2011 increased by 20.5% to $7.2 billion, compared to the $5.9 billion recorded in the same period in 2010. Exports increased to $24.4 billion in the first six months of 2011, compared to $23.3 billion in exports recorded in the first six months of 2010. During the same period, imports increased to $31.5 billion, compared to imports of $29.3 billion in the first six months of 2010. These developments reflected increased imports of raw materials and intermediate goods, mineral fuels and lubricants, as well as lower exports of manufactured goods.

In 2010, the trade-in-goods deficit increased to $11.0 billion, a 24.0% increase from the $8.8 billion deficit recorded in 2009. The higher deficit was primarily the result of significant increases in imports, which increased 32.9% during 2010 to $61.7 billion, compared to $46.5 billion in imports recorded in 2009. This was partially offset by a 34.9% increase in exports of goods to $50.7 billion in 2010, from the $37.6 billion recorded in 2009.

Exports of Goods. In the first six months of 2011, according to preliminary data, total exports of goods increased by 4.4% to $24.4 billion, compared to the $23.3 billion recorded in the first six months of 2010. The increase was mainly attributable to increased exports of petroleum products, coconut products, fruits and vegetables and other agricultural-based products, which were slightly offset by decreases in the exports of manufactured products. Exports of petroleum products grew significantly to $416 million in the first six months of 2011, from the $128 million recorded in the first six months of 2010, while exports of coconut products grew by 48.2% to $1.0 billion in the first six months of 2011 from the $687 million recorded in the first six months of 2010. Exports of manufactured products, which comprised 84.5% of total exports, contracted by 1.9% to $20.6 billion in the first six months of 2011, compared to growth of 40.4% in the first six months of 2010. This contraction was primarily the result of lower demand for consumer electronic products.

In 2010, total exports of goods increased 34.9% to $50.7 billion, from the $37.6 billion recorded in 2009. The increase was mainly attributable to increased revenues from the export of manufactured products, mineral products, coconut products and other agricultural-based products. Exports of manufactured products increased by 35.1% to $45.4 billion in 2010, from the $33.6 billion recorded in 2009, primarily as a result of higher shipments of electronics, machinery and transport equipment, wood manufactures and processed food and beverages. Exports of mineral products increased 31.2% to $1.9 billion in 2010, from the $1.5 billion recorded in 2009. Exports of coconut products increased 88.3% to $1.5 billion in 2010, from the $801 million recorded in 2009. Exports of other agricultural-based products increased 33.8% to $708 million in 2010, from the $529 million recorded in 2009.

Imports of Goods. In the first six months of 2011, according to preliminary data, total imports of goods increased 7.7% to $31.5 billion, from the $29.3 billion recorded in the first six months of 2010. The increase in imports was attributable to increased demand and prices for certain commodity groups. Imports of raw materials and intermediate goods increased by 11.4% to $16.9 billion in the first six months of 2011, from the $15.2 billion recorded in the first six months of 2010, driven primarily by imports of chemical materials and manufactured goods. Imports of mineral fuels and lubricants increased by 24.5% in the first six months of 2011 to $5.9 billion, from the $4.8 billion recorded in the first six months of 2010, due mainly to the higher price of crude petroleum imports. These results were partially offset by lower imports of capital goods, which reached $4.6 billion in the first six months of 2011, 2.3% lower than the $4.7 billion recorded in the first six months of 2010. Imports of consumer goods also decreased in the first six months of 2011 by 12.0% to $3.4 billion, from the $3.9 billion recorded in the first six months of 2010.

In 2010, total imports of goods increased 32.9% to $61.7 billion, compared to the $46.5 billion recorded in 2009. This increase was primarily attributable to an increase in imports of raw materials and intermediate goods, capital goods and mineral fuels and lubricants. Imports of raw materials and intermediate goods increased 33.2% to $33.7 billion in 2010, compared to $25.3 billion in 2009, due to an increase in the importation of semi-processed raw materials, such as chemicals, as well as crude materials. Imports of capital goods increased 25.7% to $9.6 billion in 2010, compared to $7.7 billion in 2009, primarily as a result of increased imports of aircraft, ships and boats, as well as power generating equipment and specialized machinery. Imports of mineral fuels and lubricants increased 30.3% to $9.6 billion in 2010, compared to the $7.4 billion recorded in 2009, primarily as a result of increased imports of crude petroleum.

Services Trade. In the first six months of 2011, according to preliminary data, the trade-in-services account recorded a surplus of $1.7 billion, a 10.0% increase from the $1.5 billion surplus recorded in the first six months of 2010. The higher surplus was mainly attributable to higher net receipts in computer, information and other business services. The increase in trade-in-services during the period was also due to lower net payments in travel services, which recorded an outflow of $266 million during the first six months of 2011, compared to an outflow of $344 million during the first six months of 2010. These results were partially offset by higher net payments in transportation, insurance, financial, construction, government, and personal, cultural and recreational services, as well as lower net receipts in communication services.

In 2010, the trade-in-services account recorded a surplus of $2.9 billion, 39.0% higher than the $2.1 billion surplus recorded in 2009. The higher surplus was mainly attributable to higher net receipts from miscellaneous business, professional and technical services, which increased to $6.9 billion in 2010, from the $4.1 billion recorded in 2009. Net receipts from construction services also increased, while financial services recorded lower net payments in 2010 compared to 2009. The higher surplus was partially offset by higher net payments for transportation, travel, insurance, communication, computer and information, royalties and license fees, operational leasing, government, and personal, cultural and recreational services.

Income Account. In the first six months of 2011, according to preliminary data, the income account recorded a surplus of $219 million, a reversal from the $278 million deficit recorded in the first six months of 2010. The reversal was primarily the result of increased earnings of resident OFWs to $2.8 billion in the first six months of 2011, a 14.7% increase from the $2.4 billion recorded in the first six months of 2010. Lower net payments in the investment income account also contributed to the lower income account deficit for the period.

In 2010, the income account recorded a surplus of $347 million, a reversal from the $193 million deficit recorded in 2009. This reversal from a deficit to a surplus was primarily the result of an 11.8% increase in earnings of resident OFWs to $5.1 billion in 2010, compared to the $4.6 billion recorded in 2009. Lower net payments of other investment income also contributed to the surplus in the income account. This was partially offset by higher net payments of direct and portfolio investments.

Current Transfers. According to preliminary data, the current transfers account recorded a surplus of $8.3 billion in the first six months of 2011, 3.8% higher than the $8.0 billion surplus recorded in the first six months of 2010. The increased surplus was due mainly to a 4.2% increase in non-resident OFW remittances to $8.2 billion in the first six months of 2011, from the $7.9 billion recorded in the first six months of 2010.

In 2010, the current transfers account recorded a surplus of $16.6 billion, a 2.0% increase from the $16.3 billion surplus recorded in 2009. This higher surplus was primarily the result of a 7.2% increase in non-resident OFW remittances to $16.2 billion in 2010, compared to the $15.1 billion recorded in 2009.

Capital and Financial Account

According to preliminary data, the capital and financial account recorded a net inflow of $3.0 billion in the first six months of 2011, a substantial increase from the $309 million net inflow recorded in the first six months of 2010. This increase was mainly attributable to increases in inflows from portfolio and direct investments during the first six months of 2011 as a result of increased demand for emerging market assets. The portfolio investment account recorded a net inflow of $4.3 billion in the first six months of 2011, a reversal from the $662 million net outflow in the first six months of 2010. The direct investment account recorded a $838 million net inflow in the first six months of 2011, a substantial increase from the $332 million inflow recorded in the first six months of 2010. These results were partially offset by a $3.2 billion net outflow in the other investment account during the first six months of 2011, a reversal from the $654 million net inflow recorded during the first six months of 2010.

In 2010, the capital and financial account recorded a net inflow of $7.3 billion, a reversal from the $1.6 billion net outflow recorded in 2009. This development was mainly attributable to an increase in portfolio and other investments during 2010 as a result of increased investments from abroad. The portfolio investment account recorded a net inflow of $4.1 billion in 2010, a reversal from the $625 million net outflow recorded in 2009. The other investment account recorded an inflow of $2.1 billion in 2010, compared to a net outflow of $2.7 billion in 2009. In 2010, the direct investment account recorded $1.2 billion in net inflows, 23.6% lower than the $1.6 billion inflow recorded in 2009.

Direct Investments. According to preliminary data, the direct investment account recorded a net inflow of $838 million in the first six months of 2011, substantially higher than the $332 million net inflow recorded in the first six months of 2010. The higher net inflow was due to sustained net inflows of foreign direct investments, a decline in equity capital placements abroad and inflows arising from advances to resident parent companies by affiliates abroad. There was an 82.1% increase in equity capital investments in the Republic to $193 million in the first six months of 2011, compared to the $106 million recorded in the first six months of 2010. This increase resulted primarily from new investment ventures in the real estate, manufacturing and mining and quarrying subsectors. The other capital account increased by 9.7% to $363 million during the first six months of 2011, compared to the $331 million recorded in the first six months of 2010. Residents’ equity capital investments abroad amounted to $135 million, 59.9% lower than the $337 million recorded in the first six months of 2010. Reinvested earnings were recorded at $223 million during the first six months of 2011, 3.9% lower than the $232 million recorded in the first six months of 2010.

The direct investment account recorded a net inflow of $1.2 billion in 2010, 23.6% lower than the $1.6 billion recorded in 2009. This lower level of net inflows was due to a decline in non-residents’ direct investments in the Republic to $1.7 billion in 2010, compared to the $2.0 billion recorded in 2009, which resulted primarily from a decline in equity capital investments and new and existing projects. Net inflows of equity capital investments amounted to $848 million in 2010, 51.0% lower than the $1.7 billion recorded in 2009. Non-residents’ earnings reinvested in local enterprises increased to $291 million in 2010, compared to the $155 million recorded in 2009. The other capital account recorded net inflows of $574 million in 2010, compared to the $77 million recorded in 2009. These results were partially offset by residents’ investments abroad of $487 million in 2010, compared to the $359 million recorded in 2009.

Portfolio Investments. According to preliminary data, the portfolio investment account recorded a net inflow of $4.3 billion in the first six months of 2011, a reversal from the $662 million net outflow recorded in the first six months of 2010. The reversal in the flow of portfolio investments was attributable to non-residents’ net subscription of $3.1 billion of debt securities issued by the Republic, domestic private corporations and domestic banks, as well as resident banks’ maturing bonds and notes held abroad.

The portfolio investment account recorded a net inflow of $4.1 billion in 2010, a reversal from the $625 million net outflow recorded in 2009. This increase in the portfolio investment account was attributable to non-residents’ net subscription of $6.0 billion of debt securities issued by the Republic, as well as additional non-resident subscriptions of debt securities issued by domestic corporations and domestic banks. This net inflow was also the result of the net resale by residents of debt securities originally issued by the Republic, as well as non-residents’ net placements in equity securities issued by domestic corporations and domestic banks.

Other Investments. According to preliminary data, the other investments account recorded a net outflow of $3.2 billion in the first six months of 2011, a reversal from the $654 million net inflow recorded in the first six months of 2010, primarily as a result of net repayments by domestic private corporations of trade credits extended by non-residents, net repayments of loans to non-resident creditors by the Republic, domestic private corporations and banks, and residents’ net placements of currency and deposits in banks abroad.

The other investment account recorded a net inflow of $2.1 billion, a reversal from the $2.7 billion net outflow recorded in 2009. This increase in the other investment account was attributable to $2.9 billion in net repayments of loans extended by domestic banks to non-residents, non-residents’ placements of currency and deposits with local banks, net loan availments extended by domestic banks and domestic corporations to non-residents, domestic banks’ other liabilities to non-residents and trade credits extended by non-residents to domestic private corporations. These increased net inflows were partially offset by $3.0 billion in investments abroad by residents in 2010, compared to the $2.0 billion recorded in 2009.

Inflation

Average inflation in September 2011 was 4.8%, higher than the average inflation rate of 4.7% in August 2011 and an increase from the 3.8% average rate of inflation in 2010 (based on the rebased 2006-CPI series released by the National Statistics Office). The higher rate of inflation in September 2011 compared to August 2011 was due mainly to higher prices of food, notably fruits and vegetables, mainly due to lower supply as a result of weather-related product disruptions. The higher inflation rate also resulted from increased prices of clothing and footwear, housing, water, electricity, gas and other fuels, health services, transport, and recreation and culture.

International Reserves

Gross international reserves of the Republic were $75.6 billion as of September 30, 2011, $21.9 billion higher than the $53.8 billion recorded as of September 30, 2010 and $13.3 billion higher than the $62.4 billion recorded as of December 31, 2010. The increase was due mainly to foreign exchange inflows arising from foreign currency deposits by the Republic, as well as foreign exchange operations, income from investments abroad by the BSP and revaluation gains on the BSP’s gold holdings. The level of gross international reserves as of September 30, 2011 was sufficient to cover approximately 11.1 months of imports of goods and payments of services and income, and was equivalent to 10.6 times the Republic’s short-term external debt based on original maturity and 6.3 times based on residual maturity.

Net international reserves as of September 30, 2011 were $75.6 billion, an increase from the $53.7 billion recorded as of September 30, 2010 and the $62.4 billion recorded as of December 31, 2010.

Money Supply

Preliminary data indicates that as of July 31, 2011, the Republic’s money supply was (Peso)4.2 trillion, a contraction of 3.6% from the (Peso)4.4 trillion recorded as of December 31, 2010, but an 8.3% increase over the (Peso)3.9 trillion recorded as of July 31, 2010. The increase in liquidity as of July 31, 2011 compared to the prior year was primarily attributable to growth in net foreign assets, which grew by 17.5% compared to the level as of July 31, 2010. The increase in net foreign assets was due mainly to the continued expansion of the BSP’s international reserves, which grew by 36.5% from the level recorded as of July 31, 2010. Net domestic assets as of July 31, 2011 contracted by 6.3% from the level recorded as of July 31, 2010. The level of net domestic assets as of July 31, 2011 was affected by a 50.7% decrease in the deposits account, which was partially offset by a 16.2% decrease in net claims on the Government compared to the levels recorded as of July 31, 2010. Claims on the public sector fell by 5.9% as of July 31, 2011, compared to the level recorded as of July 31, 2010.

Monetary Regulation

In its meeting on March 24, 2011, the Monetary Board of the BSP increased the overnight borrowing rate from 4.0% to 4.25%. The overnight lending rate was increased from 6.0% to 6.25%. The Monetary Board’s decision was based on signs of increased inflationary pressures and associated increase in inflationary risks, particularly related to international food and oil prices.

On May 5, 2011, the Monetary Board of the BSP again increased the overnight borrowing rate and the overnight lending rate to 4.5% and 6.5%, respectively. The Monetary Board’s decision to further increase these rates was based on signs that its 3-5% inflation target for 2011 remained at risk due to inflationary pressures, primarily as a result of continued strong global demand for oil and associated concerns about reduced supply.

In its meeting on September 8, 2011, the Monetary Board of the BSP kept its policy rates unchanged at 4.5% for the overnight borrowing rate and 6.5% for the overnight lending rate. The Monetary Board’s decision to maintain policy rates was based on signs of manageable inflation and a subdued economic outlook. The Monetary Board’s assessment of inflationary risks was based on indications that global inflationary pressures would ease with the slowdown in the recovery of developed economies, as well as the abating price pressures for food and other commodities. However, the Monetary Board noted that continued expansion of liquidity and bank credit activity could increase inflationary pressures in the future.

Commercial bank lending rates have eased steadily over the past five years from an average range of 9.1% to 11.1% in 2005, 8.3% to 10.2% in 2006, 6.9% to 8.6% in 2007, 7.5% to 9.5% in 2008, 7.3% to 9.3% in 2009, and 6.6% to 8.7% in 2010. The average range of commercial bank lending rates for the first eight months of 2011 was 5.6% to 7.7%, compared to an average range of 6.7% to 8.9% in the first eight months of 2010.

Foreign Exchange System

On October 7, 2011, the peso-to-U.S. dollar exchange rate was (Peso)43.723 per U.S. dollar, compared to (Peso)43.885 per U.S. dollar at the end of 2010, (Peso)46.356 per U.S. dollar at the end of 2009, and (Peso)47.485 per U.S. dollar at the end of 2008.

In 2010, the average exchange rate was (Peso)45.110 per U.S. dollar, compared to (Peso)47.637 per U.S. dollar in 2009. In 2008, the average exchange rate was (Peso)44.475 per U.S. dollar and (Peso)46.148 per U.S. dollar in 2007. The general strengthening of the peso against the US dollar was attributable to a revival of capital inflows into Asia, sustained foreign exchange inflows from OFW remittances, portfolio investments, foreign direct and other investments, and the general weakening of the U.S. dollar against Asian currencies. These trends were offset in part by concerns over the sovereign debt situation in Europe and the Republic’s fiscal position.

Non-Performing Loans

As of July 31, 2011, the non-performing loan (“NPL”) ratio for universal and commercial banks was 2.45%, which was unchanged from the ratio recorded as of June 30, 2011 and 0.85 percentage points lower than the ratio of 3.30% recorded as of July 31, 2010. The (Peso)11.0 billion decrease in NPLs to (Peso)73.1 billion as of July 31, 2011 from (Peso)84.1 billion as of July 31, 2010 coincided with the (Peso)453.6 billion increase in the banking system’s total loan portfolio to (Peso)2,979.5 billion as of July 31, 2011 from (Peso)2,543.9 billion as of July 31, 2010.

The Philippine Securities Markets

As of October 7, 2011, the Philippine Stock Exchange composite index closed at 4,009.3, a 4.6% decrease from the 4,201.1 recorded as of the end of 2010. In 2010, the average Philippine Stock Exchange composite index was 3,550.9, compared to the average composite index of 2,508.7 in 2009, 2,587.4 in 2008 and 3,442.9 in 2007.

Government Revenues and Expenditures

In the first eight months of 2011, the Government recorded a fiscal deficit of (Peso)34.5 billion, an 84.9% decrease from the deficit of (Peso)228.1 billion recorded in the first eight months of 2010 and lower than the programmed deficit of (Peso)300 billion for the full year. The lower deficit level is the result of both a lower level of expenditures and higher aggregate revenue collections, particularly from the BIR, and decreased expenditures for the period. The higher level of revenue collections have nevertheless been lower than the Government’s programmed revenues for the year, mainly as a result of lower revenues from tariffs due to both lower average tariff rates and lower imports in the first eight months of 2011.

Total Government revenues in the first eight months of 2011 were (Peso)912.8 billion, a 13.7% increase over the (Peso)802.8 billion recorded in the first eight months of 2010. During the first eight months of 2011, BIR collections were (Peso)619.7 billion, an increase of 13.4% from the (Peso)546.4 billion recorded in the same period in 2010. The Bureau of Customs (“BOC”) recorded collections of (Peso)172.0 billion in the first eight months of 2011, a 0.7% increase from the (Peso)170.7 billion recorded in the same period in 2010. Revenues from the Bureau of the Treasury were (Peso)62.1 billion in the first eight months of 2011, a 58.9% increase from the (Peso)46.6 billion recorded in the first eight months of 2010.

Total Government expenditures in the first eight months of 2011 were (Peso)947.2 billion, 8.1% lower than the (Peso)1,030.9 billion recorded in the same period in 2010.

In 2010, the Government recorded a fiscal deficit of (Peso)314.5 billion, a 5.3% increase from the deficit of (Peso)298.5 billion in 2009, but (Peso)10.5 billion lower than the Government’s program deficit for the year of (Peso)325.0 billion. The deficit in 2010 was equivalent to 3.5% of the Republic’s GDP in 2010.

Total Government revenues in 2010 were (Peso)1,207.9 billion, a 7.5% increase over the (Peso)1,123.2 billion recorded in 2009. Total revenues for 2010 were (Peso)86.5 billion, or 6.7%, lower than the (Peso)1,294.4 billion included in the program for the year. This shortfall in revenue was the result of shortfalls in actual collections by the BIR, BOC and other Government offices against their program increase targets for the year of 4.4%, 7.6% and 23.1%, respectively. BIR collections in 2010 were (Peso)822.6 billion ((Peso)807.1 billion of which were cash revenues), reflecting a 9.6% increase from BIR collections of (Peso)750.3 billion ((Peso)720.5 billion of which were cash revenues) recorded in 2009. BOC collections were (Peso)259.2 billion ((Peso)227.5 billion of which were cash revenues) in 2010, compared to (Peso)220.3 billion recorded in 2009 ((Peso)198.2 billion of which were cash revenues), reflecting a 17.7% increase. Revenues from other Government offices were (Peso)71.7 billion in 2010, a decrease of 13.2% from revenues from other Government offices of (Peso)82.7 billion recorded in 2009. Income from the Bureau of the Treasury was (Peso)54.3 billion in 2010, compared to income of (Peso)69.9 billion recorded in 2009, representing a 22.3% decrease.

Total Government expenditures in 2010 amounted to (Peso)1,522.4 billion, a 7.1% increase from the (Peso)1,421.7 billion recorded in 2009, but (Peso)97.1 billion, or 6.0%, lower than program total expenditures of (Peso)1,619.4 billion for 2010. Total expenditures were below programmed levels mainly because interest payments of (Peso)294.2 billion in 2010 were (Peso)32.8 billion lower than the expected 2010 interest payments of (Peso)327.0 billion, a shortfall of 10.0%.

External Debt

As of June 30, 2011, the Republic’s outstanding external debt approved by BSP was $61.4 billion, a 2.3% increase from the $60.0 billion recorded as of December 31, 2010 and a 7.3% increase from the $57.3 billion recorded as of June 30, 2010. The increase was mainly due to $3.4 billion in net borrowing by the Republic and domestic private sector prepayments, as well as foreign exchange revaluation adjustments of $2.4 billion, as a result of weakening of the U.S. dollar against most major currencies. These results were partially offset by increased investments by residents in debt issued abroad by the Republic. Approximately 47.4% of the Republic’s BSP-approved external debt was denominated in U.S. dollars, 28.0% was denominated in Japanese yen, and 14.4% was denominated in other currencies. Multi-currency loans from the World Bank and the Asian Development Bank accounted for the remaining 10.2% of total BSP-approved external debt.

National Government Debt

As of June 30, 2011, total outstanding Government debt was (Peso)4.8 trillion, reflecting a 5.0% increase over the (Peso)4.6 trillion recorded as of June 30, 2010. Of the total outstanding Government debt recorded as of June 30, 2011, domestic debt comprised (Peso)2.8 trillion, a 6.3% increase from the (Peso)2.6 trillion recorded as of June 30, 2010, and foreign debt comprised (Peso)2.1 trillion, a 3.3% increase from the (Peso)2.0 trillion recorded as of June 30, 2010. The overall increase in Government debt was attributable to an increase in borrowings made and issuances of securities by the Government during the period from June 30, 2010 to June 30, 2011, which more than offset net repayments made on the Republic’s obligations.

2011 Budget

On December 27, 2010, President Aquino signed into law Republic Act No. 10147 or the General Appropriations Act (“GAA”) for 2011, but specifically vetoed 14 provisions of the GAA for contravening the provisions of the Constitution and applicable laws, rules and regulations.

Listed below are the ten government agencies with the highest allocations under the 2011 budget, as approved, compared to their corresponding allocations under the 2010 budget.

Agency	2011 Allocation		2010 Allocation
	(in billions)
Department of Education(1)	(Peso)	207.3	(Peso)	175.0
Department of Public Works and Highways		110.6		135.6
Department of National Defense(2)		104.7		96.2
Department of the Interior and Local Government(3)		88.1		78.8
Department of Agriculture		35.2		41.2
Department of Social Welfare and Development		34.3		15.4
Department of Health		33.1		29.3
Department of Transportation and Communications(3)		32.3		17.2
Department of Agrarian Reform		16.7		21.1
The Judiciary		14.3		13.3

(1)	includes the Department of Education Educational Facilities Fund

(2)	includes pension and AFP modernization program

(3)	includes pensions

Financial Sector Reforms

On January 10, 2011, the BSP started the phased-in migration of Philippine banks to the Basel III standards. Basel III, which is the most recent update to the Basel Accord establishing a global risk-based capital adequacy framework issued by the Basel Committee on Bank Supervision, states that a majority of a bank’s capital base must be in the form of common equity elements and sets out minimum criteria for instruments to qualify in each of the agreement’s sub-categories of capital. The BSP has issued guidelines on using non-common equity components in a bank’s capital base as a basis for determining capital instruments that could be counted as regulatory capital by Philippine banks. These new guidelines apply to capital instruments issued on or after January 1, 2011.

Privatization

Prepayment of NPC’s debts. In May 2011, PSALM announced that it had paid an aggregate of approximately $18 billion of the debt of the National Power Corporation (“NPC”) pursuant to its mandate under the Electric Power Industry Reform Act of 2001 (“EPIRA”) to manage the assets and liabilities of NPC. NPC’s debt stood at $16.4 billion when the EPIRA was enacted in 2001, but increased considerably between 2001 and 2010 due to NPC’s sustained operating losses. PSALM expects to reduce the liabilities of NPC to an indicative amount of $3.8 billion by the expiry of its statutory mandate in 2026.

Universal Charge. On June 28, 2011, PSALM filed a petition with the Energy Regulatory Commission (“ERC”) to assess a Universal Charge of (Peso)0.39 per kWh. PSALM also proposed that the Universal Charge be assessed over a period of 15 years to reduce the impact on consumers. The petition is currently under consideration by the ERC.

Privatization of NPC’s Assets. On July 12, 2011, PSALM commenced a new round of bidding for the appointment of an independent power plant administrator (“IPPA”) to manage the contracted capacity of the Naga Power Plant Complex. The Naga Power Plant Complex, located in Naga, Cebu, consists of two coal-fired thermal power plants with an aggregate capacity of 105 MW, a 43.9 MW diesel power plant, and two land-based gas turbine plants with an aggregate capacity of 55 MW. The Naga Power Plant Complex is currently being operated under a “maintain and manage” agreement set to expire in March 2012. On October 7, 2011, PSALM announced that bidding for the IPPA appointment would be postponed. No new deadline for bid submissions has been set.

DESCRIPTION OF THE GLOBAL BONDS

General

The global bonds will be issued under a fiscal agency agreement, dated October 4, 1999, as supplemented by supplement no.1 to the fiscal agency agreement dated February 26, 2004 and supplement no. 2 to the fiscal agency agreement dated January 11, 2006 and a supplement to the fiscal agency agreement to be dated the settlement date, between the Republic and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent. The global bonds are a series of debt securities more fully described in the accompanying prospectus, except to the extent indicated below. Except as otherwise described, the global bonds will at all times rank at least equally among themselves and with all other unsecured and unsubordinated External Indebtedness (as defined in the accompanying prospectus) of the Republic. The following statements are subject to the provisions of the fiscal agency agreement, the supplements to the fiscal agency agreement and the global bonds. Since the following is only a summary, we urge you to read the fiscal agency agreement, the supplements to the fiscal agency agreement and the form of global bonds before deciding whether to invest in the global bonds. The Republic has filed forms of these documents as exhibits to the registration statement numbered 333-171038. You should refer to the exhibits for more complete information. Capitalized terms not defined below shall have the respective meanings given in the accompanying prospectus.

The global bonds will:

•

constitute a further issuance of, be fungible with and be consolidated and form a single series with, the $1,000,000,000 6.375% Global Bonds due 2034 issued by the Republic on October 23, 2009, the $850,000,000 6.375% Global Bonds due 2034 issued by the Republic on January 13, 2010 and the $946,807,000 6.375% Global Bonds due 2034 issued by the Republic on October 6, 2010;

•	bear interest at 6.375% from October 23, 2011;

•	mature at par on October 23, 2034;

•

pay interest on April 23 and October 23 of each year. The first interest payment will be made on April 23, 2012 in respect of the period from (and including) October 23, 2011 to (but excluding) April 23, 2012; and

•

pay interest to the persons in whose names the global bonds are registered on the record date, which is the close of business on the preceding March 31 or September 30 (whether or not a business day), as the case may be. Interest will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

The global bonds constitute a further issuance of, and upon issuance, will be fungible with and will be consolidated and form a single series with, the $1,000,000,000 6.375% Global Bonds due 2034 issued by the Republic on October 23, 2009, the $850,000,000 6.375% Global Bonds due 2034 issued by the Republic on January 13, 2010 and the $946,807,000 6.375% Global Bonds due 2034 issued by the Republic on October 6, 2010. Upon issuance, the global bonds will rank pari passu with the previously issued global bonds in all respects. The total principal amount of the previously issued global bonds and the global bonds now being issued is $2,846,807,000. The global bonds will be designated Collective Action Securities, and, as such, will contain provisions regarding default, acceleration, voting on amendments, modifications, changes, waivers and future issues of global bonds that differ from those applicable to most of the Republic’s outstanding External Public Indebtedness. Under these provisions, which are commonly referred to as “collective action clauses,” the Republic may, among other things, amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. Those provisions are described in the section entitled “Collective Action Securities” on page 108 of the accompanying prospectus dated December 15, 2010.

The Republic has applied to the Euro MTF for listing of, and permission to deal in, the global bonds in accordance with the rules of the Luxembourg Stock Exchange. Application has been made to admit the global bonds to listing on the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market. We cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the global bonds is not conditional on obtaining the listing.

The issue and sale of the global bonds were authorized by the Full Powers signed by the President of the Republic on August 24, 2011. The Monetary Board of the Republic issued its approval-in-principle for the offering of the global bonds on July 28, 2011. The offering remains subject to certain additional approvals of the Monetary Board.

Book Entry

The Republic will issue the global bonds in the form of fully registered global securities. The Republic will deposit the global securities with DTC and register the global securities in the name of Cede & Co., as DTC’s nominee. Beneficial interests in the global securities will be represented by, and transfers thereof will be effected only through, book-entry accounts maintained by DTC and its participants.

You may hold your beneficial interests in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with the Clearing System Depositaries. The Clearing System Depositaries in turn will hold such interests in their customers’ securities accounts with DTC.

Certificated Securities

In circumstances detailed in the accompanying prospectus (see “Description of the Securities—Description of the Debt Securities—Global Securities—Registered Ownership of the Global Security”), the Republic could issue certificated securities. The Republic will only issue certificated securities in fully registered form in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The holders of certificated securities shall present directly at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent as the Republic may designate from time to time all requests for the registration of any transfer of such securities, for the exchange of such securities for one or more new certificated securities in a like aggregate principal amount and in authorized denominations and for the replacement of such securities in the cases of mutilation, destruction, loss or theft. Certificated securities issued as a result of any partial or whole transfer, exchange or replacement of the global bonds will be delivered to the holder at the corporate trust office of the fiscal agent, at the office of the Luxembourg paying and transfer agent or at the office of any other transfer agent, or (at the risk of the holder) sent by mail to such address as is specified by the holder in the holder’s request for transfer, exchange or replacement.

Registration and Payments

The Republic will pay the principal amount of a global bond on its maturity date in immediately available funds in the City of New York upon presentation of the global bond at the office of the fiscal agent in the City of New York or, subject to applicable law and regulations, at the office outside the United States of any paying agent, including the Luxembourg paying agent (if the global bonds are listed on the Euro MTF and the rules of the Luxembourg Stock Exchange so require).

The Republic will appoint the fiscal agent as registrar, principal paying agent and transfer agent of the global bonds. In these capacities, the fiscal agent will, among other things:

•	maintain a record of the aggregate holdings of global bonds represented by the global securities and any certificated securities and accept global bonds for exchange and registration of transfer;

•

ensure that payments of principal and interest in respect of the global bonds received by the fiscal agent from the Republic are duly paid to the depositaries for the global securities or their respective nominees and any other holders of any global bonds; and

•	transmit to the Republic any notices from holders of any of the global bonds.

If the global bonds are accepted for listing on the Euro MTF, and the rules of the Luxembourg Stock Exchange so require, the Republic will appoint and maintain a Luxembourg paying and transfer agent, which shall initially be The Bank of New York Mellon (Luxembourg) S.A. Payments and transfers with respect to the global bonds may be effected through the Luxembourg paying and transfer agent, which will be executed through Euroclear and Clearstream, Luxembourg. Holders of certificated global bonds may present such securities for registration of transfer or payment at the office of the Luxembourg paying and transfer agent. Forms of the transfer notice (or other instrument of transfer) are available, and duly completed transfer notices (or other instrument of transfer) may be submitted, at the office of the Luxembourg paying and transfer agent. For so long as the global bonds are listed on the Euro MTF, the Republic will publish any change as to the identity of the Luxembourg paying and transfer agent in a leading newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

Redemption and Sinking Fund

The Republic may not redeem the global bonds prior to maturity. The Republic will not provide a sinking fund for the amortization and retirement of the global bonds.

Regarding the Fiscal Agent

The fiscal agent has its principal corporate trust office at 101 Barclay Street, New York, New York 10286. The Republic will at all times maintain a paying agent and a transfer agent in the City of New York, which will, unless otherwise provided, be the fiscal agent. The Republic may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent will be the agent of the Republic, not a trustee for holders of any global bonds. Accordingly, the fiscal agent will not have the same responsibilities or duties to act for such holders as would a trustee, except that all funds held by the fiscal agent for the payment of principal, and premium, if any, or interest on the global bonds shall be held by the fiscal agent in trust for the holders of the global bonds. Neither the fiscal agent nor the Luxembourg paying and transfer agent will have any responsibility or liability in relation to payments of principal and interest.

The fiscal agency agreement and the supplements to the fiscal agency agreement are not required to be qualified under the US Trust Indenture Act of 1939. Accordingly, the fiscal agency agreement and the supplements to the fiscal agency agreement may not contain all of the provisions which could be beneficial to holders of the global bonds which would be contained in an indenture qualified under the Trust Indenture Act.

Notices

All notices will be mailed to the registered holders of the global bonds. If a depositary is the registered holder of the global bonds, each beneficial holder must rely on the procedures of the depositary and its participants to receive notice, subject to any statutory or regulatory requirements. Notices may also be published on the website of the Luxembourg Stock Exchange at www.bourse.lu.

In connection with the application to list the global bonds on the Euro MTF, the Republic expects to undertake that so long as the global bonds are listed on the Euro MTF, all notices also will be published in Luxembourg in the Luxemburger Wort. If the Republic cannot, for any reason, publish notice in the Luxemburger Wort, it expects to choose an appropriate alternate English language newspaper of general circulation in Luxembourg.

GLOBAL CLEARANCE AND SETTLEMENT

The Depository Trust Company (“DTC”), Euroclear and Clearstream, Luxembourg have established links among themselves to facilitate the initial settlement of the global bonds and cross-market transfers of the global bonds in secondary market trading. DTC will be linked to The Bank of New York Mellon, a New York banking corporation, as depositary of the Euroclear System (“Euroclear”), and Citibank, N.A., as depositary for Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (the “Clearing System Depositaries”).

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below to facilitate transfers of global bonds among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform such procedures. In addition, such procedures may be modified or discontinued at any time. Neither the Republic nor the fiscal agent nor the Luxembourg paying and transfer agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of the respective obligations under the rules and procedures governing their operations.

The Clearing Systems

The Depository Trust Company. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the US Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry settlement in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by users of its regulated subsidiaries.

DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. In addition, unless a global security is exchanged in whole or in part for a definitive security, it may not be physically transferred, except as a whole among DTC, its nominees and their successors. Therefore, your ability to pledge a beneficial interest in the global security to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg. Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry settlement in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream, Luxembourg participant.

Initial Settlement

If you plan to hold your interests in the securities through DTC, you will follow the settlement practices applicable to global security issues. If you plan to hold your interests in the securities through Euroclear or Clearstream, Luxembourg, you will follow the settlement procedures applicable to conventional Eurobonds in registered form. If you are an investor on the settlement date, you will pay for the global bonds by wire transfer and the entity through which you hold your interests in the global bonds will credit your securities custody account.

Secondary Market Trading

The purchaser of securities determines the place of delivery in secondary market trading. Therefore, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date (i.e., the date specified by the purchaser and seller on which the price of the securities is fixed).

Settlement among DTC participants. DTC participants will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of DTC governing global security issues. Participants will pay for these transfers by wire transfer.

Settlement among Euroclear and/or Clearstream, Luxembourg participants. Euroclear and Clearstream, Luxembourg participants will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds. Participants will pay for these transfers by wire transfer.

Settlement between a DTC seller and a Euroclear or Clearstream, Luxembourg purchaser. When the securities are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date for such securities. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the securities and make payment for them. On the settlement date for such securities, the depositary will make payment to the DTC participant’s account and the securities will be credited to the depositary’s account. After settlement has been completed, DTC will credit the securities to Euroclear or Clearstream, Luxembourg, and in turn Euroclear or Clearstream, Luxembourg will credit the securities, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or from existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the securities. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant’s account. However, interest on the securities would accrue from the value date. Therefore, in many cases the interest income on securities which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds to (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the securities can use its usual procedures for transferring global securities to the Clearing System Depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders that use Euroclear or Clearstream, Luxembourg and that purchase global bonds from DTC participants for credit to Euroclear participants or Clearstream, Luxembourg participants should note that these trades will automatically fail on the sale side unless one of the following three steps is taken:

•

borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in their Euroclear account or Clearstream, Luxembourg account, in accordance with the clearing system’s customary procedures;

•

borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement, which would give the global bonds sufficient time to be reflected in the borrower’s Euroclear account or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date of the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear participant or Clearstream, Luxembourg participant.

Settlement between a Euroclear or Clearstream, Luxembourg seller and a DTC purchaser. Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their Clearing System Depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the securities to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the securities until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

TAXATION

General

The Republic urges you to consult your own tax advisors to determine your particular tax consequences in respect of participating in the offering, and of owning and selling the global bonds.

Philippine Taxation

The following is a summary of certain Philippine tax consequences that may be relevant to non-Philippine holders of the global bonds in connection with the holding and disposition of the global bonds. The Republic uses the term “non-Philippine holders” to refer to (i) non-residents of the Philippines who are neither citizens of the Philippines nor are engaged in trade or business within the Philippines or (ii) non-Philippine corporations not engaged in trade or business in the Philippines.

This summary is based on Philippine laws, rules and regulations in effect as of the date hereof, all of which are subject to change. It is not intended to constitute a complete analysis of the tax consequences under Philippine law of the receipt, ownership or disposition of the global bonds, in each case by non-Philippine holders, nor to describe any of the tax consequences that may be applicable to residents of the Republic.

Effect of Holding Global Bonds. Payments by the Republic of principal of and interest on the global bonds to a non-Philippine holder will not subject such non-Philippine holder to taxation in the Philippines by reason solely of the holding of the global bonds or the receipt of principal or interest in respect thereof.

Taxation of Interest on the Global Bonds. When the Republic makes payments of principal and interest to you on the global bonds, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by the Philippines or any political subdivision or taxing authority thereof or therein.

Taxation of Capital Gains. Non-Philippine holders of the global bonds will not be subject to Philippine income or withholding tax in connection with the sale, exchange or retirement of a global bond if such sale, exchange or retirement is made outside the Philippines or an exemption is available under an applicable tax treaty in force between the Philippines and the country of domicile of the non-Philippine holder. Under the Philippine Tax Code, any gain realized from the sale, exchange or retirement of securities with an original maturity of more than five years from the date of issuance will not be subject to income tax. Since the global bonds have a maturity of more than five years from the date of issuance, any gains realized by a holder of the global bonds will not be subject to Philippine income tax.

Documentary Stamp Taxes. No documentary stamp tax is imposed upon the transfer of the global bonds. A documentary stamp tax, at the rate of (Peso)1 for every (Peso)200 of the issue value of the global bonds, is payable upon the issuance of the global bonds and will be for the account of the Republic.

Estate and Donor’s Taxes. The transfer of a global bond by way of succession upon the death of a non-Philippine holder will be subject to Philippine estate tax at progressive rates ranging from 5% to 20% if the value of the net estate of properties located in the Philippines is over (Peso)200,000.

The transfer of a global bond by gift to an individual who is related to the nonresident holder will generally be subject to a Philippine donor’s tax at progressive rates ranging from 2% to 15% if the value of the net gifts of properties located in the Philippines exceed (Peso)100,000 during the relevant calendar year. Gifts to unrelated donees are generally subject to tax at a flat rate of 30%. An unrelated donee is a person who is not a (i) brother, sister (whether by whole or half blood), spouse, ancestor or lineal descendant or (ii) relative by consanguinity in the collateral line within the fourth degree of relationship.

The foregoing apply even if the holder is a nonresident holder. However, the Republic will not collect estate and donor’s taxes on the transfer of the global bonds by gift or succession if the deceased at the time of death, or the donor at the time of donation, was a citizen and resident of a foreign country that provides certain reciprocal rights to citizens of the Philippines (a “Reciprocating Jurisdiction”). For these purposes, a Reciprocating Jurisdiction is a foreign country which at the time of death or donation (i) did not impose a transfer tax of any character in respect of intangible personal property of citizens of the Philippines not residing in that foreign country or (ii) allowed a similar exemption from transfer or death taxes of every character or description in respect of intangible personal property owned by citizens of the Philippines not residing in that foreign country.

United States Taxation

The following summary supplements, and should be read in conjunction with the discussion in the accompanying prospectus, under “Taxation—United States Tax Considerations”.

Qualified Reopening. The global bonds to be issued pursuant to this offering should form part of a “qualified reopening” and therefore, part of the issue by the Republic on October 23, 2009 of 6.375% Global Bonds due 2034 for US federal income tax purposes.

Treatment of Interest Attributable to the Period Prior to the Issuance of the Global Bonds. The initial offering price for the global bonds will include amounts attributable to interest accrued from the last interest payment date, which the Republic calls “pre-issuance accrued interest.” The Republic intends to treat such amounts, not as part of the issue price of the global bonds, but instead effectively as amounts paid to offset the equivalent portion of the first interest payment paid in respect of the global bonds. Under such treatment, when the first interest payment is paid in respect of the global bonds, the portion of that interest payment attributable to pre-issuance accrued interest will be treated effectively as a nontaxable return of those offsetting payments to the holders of the global bonds.

For further descriptions of certain United States tax aspects of the global bonds, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Subject to the terms and conditions contained in an underwriting agreement, which consists of a terms agreement dated October 11, 2011 and the underwriting agreement standard terms filed as an exhibit to the registration statement, the Republic has agreed to sell to the underwriters, namely Citigroup Global Markets Inc., Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Standard Chartered Bank and UBS AG, Hong Kong Branch, and the underwriters have agreed to purchase from the Republic, global bonds in the principal amount of US$50,000,000. Each of the underwriters, severally and not jointly, has agreed to purchase from the Republic, the principal amounts of the global bonds listed opposite its name below.

Underwriters	Principal Amount

Citigroup Global Markets Inc.	US$	8,333,334
388 Greenwich Street New York, New York 10013 United States of America

Goldman Sachs (Asia) L.L.C.	US$	8,333,333
68th Floor, Cheung Kong Centre 2 Queen’s Road Central Hong Kong

The Hongkong and Shanghai Banking Corporation Limited	US$	8,333,333
Level 17, HSBC Main Building 1 Queen’s Road Central Hong Kong

J.P. Morgan Securities LLC	US$	8,333,334
12th Floor, 270 Park Avenue New York, New York 10017 United States of America

Standard Chartered Bank	US$	8,333,333
Marina Bay Financial Centre, Tower 1 8 Marina Boulevard, Level 20 Singapore 018981

UBS AG, Hong Kong Branch	US$	8,333,333
52/F Two International Finance Centre 8 Finance Street Hong Kong

Total	US$	50,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the global bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitment of the non-defaulting underwriters may be increased or the offering of the global bonds may be terminated.

The Republic has agreed to indemnify the underwriters against liabilities under the US Securities Act of 1933 or contribute to payments which the underwriters may be required to make in that respect.

The Republic estimates that its out-of-pocket expenses for this offering will be approximately US$100,000. The underwriters have agreed to reimburse the Republic for certain of its expenses.

Commissions and Discounts

The underwriters have advised the Republic that they propose to offer the global bonds to the public initially at the public offering price that appears on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In connection with this offering of the global bonds, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the global bonds in the open market for the purpose of pegging, fixing or maintaining the price of the global bonds. Syndicate covering transactions involve purchases of the global bonds in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the global bonds to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. The Republic has been advised by the underwriters that they intend to make a market in the global bonds, but the underwriters are not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of or the trading market for the global bonds.

Separate from the purchase of the global bonds made with a view to distribution, the underwriters or certain of their affiliates may also purchase the global bonds and be allocated the global bonds for asset management or proprietary purposes. The underwriters or their respective affiliates may purchase the global bonds for their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to the global bonds or other securities of the Republic; these purchases may be made pursuant to the underwriting agreement or in secondary market transactions. These transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of the global bonds to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of the global bonds).

European Economic Area Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the global bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Republic for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the global bonds shall require the Republic or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of global bonds to the public” in relation to any global bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe the global bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

UK Selling Restrictions

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (“FSMA”)) received by it in connection with the issue or sale of the global bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Republic; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

Hong Kong Selling Restrictions

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell any global bonds in Hong Kong by means of this document or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and any rules made thereunder; or (ii) in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance of Hong Kong (Cap 32, Laws of Hong Kong) (“CO”); or (iii) in other circumstances which do not constitute an offer or invitation to the public within the meaning of the CO or the SFO; and

(b) it has not issued and shall not issue any advertisement, invitation or document relating to the global bonds and has not caused and shall not cause such to be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), any advertisement, invitation or document relating to such global bonds is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Singapore Selling Restrictions

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore statutes (the “SFA”). Accordingly, the global bonds may not be offered or sold or made the subject of an invitation for subscription or purchase, nor may this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of such global bonds be circulated, directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person falling within Section 274 of the SFA, (b) to a relevant person or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (c) otherwise than pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each underwriter has represented, warranted and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale or invitation for subscription of purchase of such global bonds or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased such global bonds from and through such underwriter, namely a person who is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the global bonds under Section 275 of the SFA except (a) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, (b) where no consideration is given for the transfer, or (c) by operation of law.

Japan Selling Restrictions

The global bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and each underwriter has not and will not offer or sell any global bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except in compliance with all the applicable laws and regulations of Japan. Pursuant to the Foreign Exchange and Foreign Trade Law of Japan, the Republic may be required to file a report in connection with the issuance or offering of global bonds in Japan or the issuance or offering outside Japan of global bonds denominated or payable in Yen with the Ministry of Finance of Japan (the “MOF”) within a limited period of time after the issue of the global bonds. Each underwriter is required to provide any necessary information on sales of global bonds in Japan to the Republic (which shall not include the names of the purchasers thereof) so that the Republic may make such reports to the MOF.

Republic of the Philippines Selling Restrictions

The global bonds constitute exempt securities within the meaning of the Philippine Securities Regulation Code and as such are not required to be registered under the provisions thereof before they can be sold or offered for sale or distribution in the Philippines. However, the global bonds may be sold or offered for sale in the Philippines only by underwriters, dealers or brokers duly licensed by the Philippine Securities and Exchange Commission.

Settlement and Delivery

The Republic expects that delivery of the global bonds will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the ninth business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the global bonds initially will settle in T+9 to specify alternative settlement arrangements to prevent a failed settlement.

Relationship of Underwriters with the Republic

The underwriters have in the past and may in the future provide investment and commercial banking and other related services to the Republic in the ordinary course of business for which the underwriters and/or their respective affiliates have received or may receive customary fees and reimbursement of out of pocket expenses.

LEGAL MATTERS

The validity of the global bonds will be passed upon on behalf of the Republic as to Philippine law by the Secretary of the Department of Justice of the Republic, and as to US federal law and New York State law by Allen & Overy. Certain matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, United States counsel for the underwriters, as to matters of US and New York State law, and by Romulo, Mabanta, Buenaventura, Sayoc & de Los Angeles, Philippine counsel for the underwriters, as to matters of Philippine law.

GENERAL INFORMATION

1. The global bonds have been accepted for clearance through The Depository Trust Corporation, Euroclear and Clearstream, Luxembourg. The International Securities Identification Number is US718286BG11, the CUSIP number is 718286 BG1, and the Common Code number is 045948790.

2. Except as disclosed in this prospectus supplement and the accompanying prospectus, there has been no material adverse change in the fiscal condition or affairs of the Republic which is material in the context of the global bond offering since December 15, 2010.

3. Application has been made to list the global bonds on the Euro MTF. Copies of the following documents will, so long as any global bonds are listed on the Euro MTF, be available for inspection during usual business hours at the specified office of The Bank of New York Mellon (Luxembourg) S.A. in Luxembourg:

•	copies of the Registration Statement, which includes the fiscal agency agreement, the supplements to the fiscal agency agreement and the form of the underwriting agreement as exhibits thereto; and

•

the Full Powers signed by the President of the Republic on August 24, 2011, and the resolution of the Monetary Board of Bangko Sentral issued on July 28, 2011, authorizing and approving-in principle the issue and sale of the global bonds.

In addition, so long as the global bonds are outstanding or listed on the Euro MTF, copies of the Philippines’ economic reports for each year in English (as and when available) will be available at the offices of the listing agent in Luxembourg during normal business hours on any weekday. The underwriting agreement, if any, the fiscal agency agreement and the supplements to the fiscal agency agreement shall also be available free of charge at the office of the listing agent and the Luxembourg paying and transfer agent. Application has been made to admit the global bonds to listing on the Official List of the Luxembourg Stock Exchange and to trading on the Euro MTF Market.

4. The Bank of New York Mellon (Luxembourg) S.A. has been appointed as the Luxembourg paying and transfer agent. For so long as the global bonds are listed on the Euro MTF and the rules of the Luxembourg Stock Exchange so require, the Republic will maintain a Luxembourg paying and transfer agent.

PROSPECTUS

Republic of the Philippines

$5,000,000,000

Debt Securities and/or

Warrants

The Republic will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer or sell securities unless accompanied by a supplement. The Republic may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 15, 2010.

CERTAIN DEFINED TERMS AND CONVENTIONS

Statistical information included in this prospectus is the latest official data publicly available at the date of this prospectus. Financial data provided in this prospectus may be subsequently revised in accordance with the Republic’s ongoing maintenance of its economic data, and that revised data will not be distributed by the Republic to any holder of the Republic’s securities. As used in this prospectus, the term “N/A” identifies statistical or financial data that is not available.

All references in this prospectus to (a) the “Republic” or the “Philippines” are to the Republic of the Philippines, (b) the “Government” are to the national government of the Philippines, (c) the “Administration” are to the current administration of President Benigno S. Aquino III and (d) “Bangko Sentral” or “BSP” are to Bangko Sentral ng Pilipinas, the central bank of the Philippines.

“Government-owned corporations” or “Government-owned and controlled corporations” are corporations at least 51% of the capital stock of which is owned by the Government, directly or indirectly, through its instrumentalities.

The fiscal year of the Government commences on January 1 of each year and ends on December 31 of such year.

Unless otherwise indicated, all references in this prospectus to “Philippine Pesos”, “pesos” or “(Peso)” are to the lawful national currency of the Philippines, those to “dollars”, “US dollars” or “$” are to the lawful currency of the United States of America and references to “euro”, and “€” are to the currency introduced on January 1, 1999 at the start of the third stage on European Economic and Monetary Union. References to “SDR” are to Special Drawing Rights of the International Monetary Fund.

This prospectus contains translations of some peso amounts into US dollars for the convenience of the reader. Unless otherwise specified, the translations were made at the exchange rate as stated in the Bangko Sentral Reference Exchange Rate Bulletin published by the Treasury Department of Bangko Sentral on the relevant date. No representation is made that the peso amounts actually represent the US dollar amounts or could have been converted into US dollars at the rates indicated, at any particular rate, or at all.

Economists show Gross Domestic Product (“GDP”) and Gross National Product (“GNP”) in both current and constant market prices. GDP and GNP at current market prices values a country’s output using the actual prices of each year, whereas GDP and GNP at constant market prices (also referred to as “real” GDP and GNP) values output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation. Growth figures for GDP and GNP in this prospectus are period-on-period comparisons of real GDP and GNP, respectively, unless specified otherwise.

Any discrepancies in the tables included herein between the amounts listed and the totals thereof are due to rounding.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus under “Republic of the Philippines” are forward looking. They include statements concerning, among others,

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the peso;

•	changes in interest rates; and

•	governmental, statutory, regulatory or administrative initiatives.

Actual results may differ materially from those suggested by the forward-looking statements due to various factors. These factors include, but are not limited to:

•

Adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic.

•

Instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows.

•

Adverse domestic factors, such as a decline in foreign direct and portfolio investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves.

•	Other adverse factors, such as the recurrence of the outbreak of diseases such as severe acute respiratory syndrome and avian influenza, climatic or seismic events and political uncertainty.

DATA DISSEMINATION

The Republic is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard (“SDDS”), which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar.” For the Philippines, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the Dissemination Standards Bulletin Board. The Internet website for the Philippines’ “Advance Release Calendar” and metadata is located at “http://dsbb.imf.org/Applications/web/sddsctycatarclist/?strcode=PHL.”

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds from sales of securities will be used for the general purposes of the Republic, including for budget support and to repay a portion of the Government’s borrowings.

PROSPECTUS SUMMARY

Republic of the Philippines

General

The Philippine archipelago has over 7,000 islands with a total land area of approximately 300,000 square kilometers. The islands are grouped into three geographic regions: Luzon, the largest island, in the north, covering an area of 141,395 square kilometers; Visayas in the central region, covering an area of 56,606 square kilometers; and Mindanao in the south, covering an area of 101,999 square kilometers. Manila is the Republic’s capital. According to the 2007 census, the Republic’s population is estimated at approximately 88.6 million.

Government and Politics

The Republic’s current constitution was adopted by plebiscite in 1987. The ratification of the new Constitution in 1987 restored a presidential form of government consisting of three branches: executive, legislative and judiciary. Executive power is vested in the President, who is elected by direct popular vote and who may serve one term of six years. Legislative authority is vested in the Congress of the Philippines, which consists of the Senate and the House of Representatives. Judicial power is vested in the Supreme Court and in various lower courts.

President Benigno S. Aquino III was elected in May 2010, and he commenced serving his current six-year term on June 30, 2010. Mr. Aquino was a former member of the House of Representatives and the Senate prior to his election as President.

In his State of the Nation Address on July 26, 2010, President Aquino discussed the new administration’s goal of improving the Republic’s fiscal deficit and outlined the following strategies for achieving this goal: (1) eradicating inefficient projects and wasteful uses of Government funds; (2) minimizing tax evasion to increase tax revenues; (3) funding public projects through partnerships with the private sector; and (4) streamlining governmental procedures to make them more efficient, reliable and business-friendly. To support fiscal discipline, the President discussed certain proposed and recently enacted legislation, such as: (1) passing the Fiscal Responsibility Bill to limit fiscal spending to appropriations that identify a specific source of funding; (2) passing an antitrust law to ensure fair competition for market participants; (3) amending the Procurement Law to ensure that all government contracts undergo proper procedures; and (4) re-evaluating and eliminating certain fiscal incentives.

In addition, President Aquino cited two other areas of focus for his administration. First, he vowed to examine alleged wrongdoings committed by Government officials during the previous administration and hold accountable those who are found guilty. Second, stressing that peace and order are the foundation for growth and prosperity, President Aquino encouraged dialogue between the Government and the militant Communist Party of the Philippines and the Moro Islamic Liberation Front in an effort to resume peace talks with these groups.

Economy

The Philippines has a mixed economy in which the Government is directly engaged in certain economic activities through Government-owned and controlled corporations (“GOCCs”) and Government financial institutions (“GFIs”). The Government actively encourages domestic and foreign private investment. The Philippines has undertaken liberalization of trade and investment in tandem with the deregulation of the financial system, foreign exchange liberalization, tax reforms, acceleration of privatization, enhancement of competition in the provision and operation of public utilities, and deregulation of the oil and power industries. Former President Gloria Macapagal-Arroyo’s policy priorities for her term, as announced in June and July 2004, included creating jobs, improving education, balancing the Government’s budget, reducing corruption, promoting the peace process with rebel groups, and reforming the energy and electric power industries.

The principal sectors of the Philippine economy are services, industry and agriculture (including fishery and forestry). The services sector accounted for 49.8% of gross domestic product (“GDP”) in 2009, including the subsectors of trade (16.7% of GDP), transportation, communications and storage (8.8% of GDP) and private services (9.1% of GDP). The industry sector accounted for 32.1% and the agriculture, fishery and forestry sector accounted for 18.1% of GDP in 2009.

In 2009, gross national product (“GNP”) grew 4.0% and GDP grew 1.1%, compared with GNP growth of 6.4% and GDP growth of 3.7%, respectively, for 2008. GDP growth in 2009 resulted from a growth of 2.8% in the services sector and 28.0% in net factor income from abroad. GDP growth was also attributable to strong growth in private consumption expenditure, which was supported by benign inflation and improved labor market conditions. The continued growth in net factor income from abroad was primarily responsible for GNP growth exceeding GDP growth.

In the first nine months of 2010, preliminary estimates indicate that GDP grew by 7.5% and GNP grew by 7.9% (each at constant 1985 prices), compared to growth of 0.7% and 4.0%, respectively, in the first nine months of 2009. The increases in GDP and GNP growth were primarily attributable to the global economic recovery, increased Government expenditures and the growth in income of OFWs. Consumer spending grew by 4.7%, while Government consumption expenditure grew by 6.3% in the first nine months of 2010, compared to growth of 3.7% and 10.1%, respectively, in the first nine months of 2009. GDP and GNP growth in the first nine months of 2010 were driven mainly by the manufacturing, private services, trade, and the housing and real estate subsectors, which were partially offset by the impact of the El Niño phenomenon on the agriculture and fishery subsector. The higher growth in GNP, as compared with GDP growth, was the result of continued strong growth in net factor income from abroad, which registered growth of 10.3% in the first nine months of 2010, compared to 31.6% growth in the first nine months of 2009.

Foreign trade is important to the Philippine economy. In 2009, exports of goods as reported by the National Statistics Office (“NSO”) were equal to 20.8% of the country’s GNP and imports were equal to 23.3% of GNP. Total exports of goods as reported by the NSO were $38.4 billion in 2009. Manufactured goods accounted for 87.4% of the Republic’s exports in 2009. Electronics, machinery and transport equipment and garments have historically been the Republic’s leading manufactured exports.

For the first six months of 2010, the overall balance of payments position of the Republic recorded a surplus of $3.3 billion, which was considerably higher than the $2.2 billion overall surplus recorded in the first six months of 2009. This overall change in the balance of payments position was mainly attributable to the lower deficit in the capital and financial account of $192 million compared to a deficit of $2.6 billion in the first six months of 2009, and higher surplus in the current account of $4.4 billion compared to a $4.3 billion surplus in the first six months of 2009.

As of June 30, 2010, the Republic’s outstanding external debt approved by Bangko Sentral was $57.0 billion, a 9.6% increase from the $52.0 billion recorded as of June 30, 2009. The increase was mainly due to new borrowings of US$4.5 billion and upward foreign exchange revaluation. Bangko Sentral is required to approve all public sector borrowings, apart from certain exceptions, in order to monitor the Republic’s debt service burden and channel loan proceeds to priority purposes/projects in line with the Government’s development plans.

As of June 30, 2010, Bangko Sentral-approved medium and long-term external debt amounted to approximately $51.5 billion. Approximately 50.2% of total Bangko Sentral-approved external debt (including short-term debt) was denominated in US dollars while approximately 28.8% was denominated in Japanese yen. Multi-currency loans from institutions such as the World Bank and the Asian Development Bank (“ADB”) accounted for 10.8% of total Bangko Sentral-approved external debt as of June 30, 2010.

As of December 7, 2010, the Philippine Stock Exchange composite index closed at 4,197.92, compared to a close of 3,052.68 on December 29, 2009, 1,875.85 on December 24, 2008 and 3,621.60 on December 28, 2007.

In the first eleven months of 2010, the average exchange rate was (Peso)45.215 per US dollar, compared to (Peso)47.637 in 2009, (Peso)44.475 in 2008 and (Peso)46.148 in 2007, respectively.

The average interest rates for 91-day Treasury bills decreased to 3.9% for the first ten months of 2010 from an average of 4.2% in 2009, 5.4% in 2008 and 3.4% in 2007.

Beginning in the second half of 2007, the short-term funding markets in the United States experienced credit issues, leading to liquidity disruption in various markets. In particular, subprime mortgage loans in the United States experienced increased rates of delinquency, foreclosure and loss. These and other related events had a significant adverse impact on the global credit and financial markets as a whole, which included the bankruptcy filings by, and, the acquisition, restructuring and nationalization of, certain financial institutions. Regulators in the United States, Europe and Asia took steps in response to the unprecedented conditions facing financial institutions in their jurisdictions. Against the backdrop of the global financial crisis, the Republic has experienced limited exposure to subprime assets and bankrupt financial institutions. Nonetheless, in 2008, the Republic experienced slower growth rates, a weakening of equity prices, lower values for the peso and increasing inflation. In 2009, the Republic’s economy began to exhibit indications of a recovery, although certain of its economic recovery policies have yet to result in positive effects; however, overseas foreign worker (“OFW”) remittance levels in 2009 exceeded the Republic’s forecasts and supported growth in the economy despite continuing slowdowns in other production sectors, while increased Government spending in an effort to stimulate the economy has resulted in an increasing fiscal deficit.

In 2010, the Republic continued its recovery despite erratic economic recovery globally. In the second quarter of 2010, certain European nations experienced widening yields on their debt securities, triggering widespread restructuring and necessitating a financial bailout from other nations in the region. Along with most Asian and emerging markets, the Republic was largely spared from the substantive effects of these events due to minimal trade and financial linkages with the affected nations, but the situation in Europe further highlighted the need for fiscal consolidation and more effective risk management by the Republic.

On November 18, 2010, the Monetary Board of Bangko Sentral maintained the overnight borrowing or reverse repurchase (“RRP”) and overnight lending or repurchase (“RP”) rates at 4.0% and 6.0%, respectively. Both the RRP and RP rates have remained at these levels since July 2009.

On March 24, 2010, the Chiang Mai Initiative Multilateralization (“CMIM”), a reserve pooling arrangement designed to address short-term liquidity difficulties in the Southeast Asian region and supplement other existing international financing arrangements, came into effect. Under the CMIM, member countries of the Association of Southeast Asian Nations (“ASEAN”), as well as the People’s Republic of China (the “PRC”), Japan, the Republic of Korea and Hong Kong (together with ASEAN, the “ASEAN Plus Three”), will be able to draw on the CMIM’s reserve pool up to a specified percentage of their contribution, with smaller countries able to draw higher proportionate amounts. The CMIM was originally conceptualized alongside the Chiang Mai Initiative, a bilateral currency swap arrangement established in 2000 to assist the ASEAN Plus Three in mitigating the impact of the 1997 Asian financial crisis and averting similar crises in the future. The total initial amount of the CMIM is $120.0 billion, with the PRC, Japan, the Republic of Korea and Hong Kong contributing approximately $96.0 billion and other members of ASEAN collectively contributing approximately $24.0 billion. The Republic made an initial contribution of approximately $4.6 billion to the CMIM. In May 2010, the Republic announced that it would increase its contribution to the CMIM by approximately 24% to $4.6 billion.

On September 26, 2009, Typhoon Ketsana made landfall in the Republic, resulting in severe flooding that submerged approximately 80% of Metro Manila at one point. The storm also affected or displaced approximately 1.8 million people. On October 3, 2009, Typhoon Parma made landfall in the northern provinces of the Republic, aggravating the flooding and damage already brought about by Ketsana and causing severe landslides, which rendered roads impassable and increased the number of displaced residents. According to the Republic’s National Disaster Coordinating Council, these two typhoons resulted in approximately (Peso)38 billion in damages. Local and international relief resources were deployed to the affected areas, and the Government implemented additional measures in 2009 and 2010, such as a supplemental budget allocation and other additional financings and aid options, to mitigate the damage caused by these storms.

In October 2010, Typhoon Megi made landfall on the northern portion of Luzon, resulting in power failures, water shortages, more than 20 deaths, as well as losses in the agriculture sector of approximately (Peso)7.6 billion, according to the National Disaster Risk Reduction & Management Council (formerly the National Disaster Coordinating Council). The majority of the damage was to the Republic’s rice crop, estimated at (Peso)5.4 billion.

Summary Economic Information of the Republic of the Philippines

	2005		2006		2007		2008		2009		2010(1)
	(in billions, except as indicated)(2)
GDP (at current market prices)	(Peso)	5,444	(Peso)	6,031	(Peso)	6,649	(Peso)	7,409	(Peso)	7,679	(Peso)	6,083
GDP (at constant 1985 prices)		1,212		1,276		1,367		1,417		1,432		1,112
GDP per capita (in US dollars at current market prices)		$1,159		$1,352		$1,624		$1,842		$1,748		$1,422
GDP growth rate (at constant 1985 prices)		5.0%		5.3%		7.1%		3.7%		1.1%		7.5%
Consumer Price Inflation rate		7.7%		6.2%		2.8%		9.3%		3.2%		3.8	%(3)
Unemployment rate(4)		7.8%		8.0%		7.3%		7.4%		7.5%		7.4	%(5)
Government surplus/(deficit) as % of GDP		(2.7)%		(1.1)%		(0.2)%		(0.9)%		(3.9)%		4.3%
Public sector borrowing requirement(6)		(190.0)		(80.0)		47.9		(90.2)		(336.4)		N/A
Consolidated public sector financial position(7)		(103.5)		5.3		21.4		30.2		(251.5)		N/A

	2005		2006		2007		2008		2009		2010
	(percentages, except as indicated)
Current account surplus/(deficit) as % of GDP		2.0%		4.5%		4.9%		2.2%		5.5%		5.0	%(8)
Overall balance of payments position as % of GDP(9)		2.4%		3.2%		5.9%		0.1%		4.0%		3.7	%(8)
Gross international reserves (in millions of dollars)(10)		$18,494		$22,967		$33,751		$37,551		$44,243		$61,304	(11)

	2005		2006		2007		2008		2009		2010
	(in billions, end of period; except as indicated)(12)
Direct domestic debt of the Republic(13)	(Peso)	2,164.3	(Peso)	2,154.1	(Peso)	2,201.2	(Peso)	2,414.4	(Peso)	2,470.0	(Peso)	2,730.1	(14)
Direct external debt of the Republic(13)		$32.5		$34.6		$36.3		$38.1		$41.6		$44.8	(14)
Public sector domestic debt(15)	(Peso)	1,745.4	(Peso)	1,913.9	(Peso)	2,201.8	(Peso)	2,332.0	(Peso)	2,695.7		N/A
Public sector external debt(16)		3,288.5		3,029.7		2,571.8		2,935.1		3,000.5		N/A

Sources: National Statistics Office; National Statistical Co-ordination Board; Bureau of the Treasury; Department of Finance, Bangko Sentral.

(1)	Preliminary data as of November 25, 2010 for the first nine months of 2010 unless otherwise indicated.

(2)	Amounts in pesos have been translated to US dollars using the average Bangko Sentral reference exchange rates for the applicable year.

(3)	Preliminary data as of December 7, 2010 for the first ten months of 2010.

(4)	A new methodology of calculating the unemployment rate was applied in April 2005. The old definition of unemployment included all persons at least 15 years old without work who were seeking work, whereas the new definition is restricted to such persons who are immediately available for work. Data for 2005 is computed using the new methodology for the period from April to December of 2005. Under the old methodology, the unemployment rate would have been 11.3% in 2005.

(5)	Average of January, April, and July 2010 Labor Force Survey figures.

(6)	Represents the aggregate deficit of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the 14 GOCCs, the debt of which comprises virtually all the debt incurred by GOCCs (the “14 monitored GOCCs”).

(7)	Comprises the aggregate deficit or surplus of the Government, the CB-BOL’s accounts, the 14 monitored GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the Government financial institutions (“GFIs”) and the local government units.

(8)	Preliminary data as of September 23, 2010 for the first six months of 2010.

(9)	Overall balance of payments has been revised to reflect: late reports, post-audit adjustments and final data from companies. See “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(10)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF at period-end. Figures for 2005 have been revised to reflect the reclassification of released collateral from Brady Bonds from non-international reserves to international reserves eligible assets of Bangko Sentral.

(11)	Preliminary data as of November 30, 2010.

(12)	Amounts in original currencies were translated to US dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.

(13)	Represents debt of the Government only, and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(14)	As of August 31, 2010.

(15) Represents debt of the Government, the 14 monitored GOCCs, the CB-BOL, Bangko Sentral and the GFIs.

(16)	Includes public sector debt, whether or not guaranteed by the Government.

REPUBLIC OF THE PHILIPPINES

History, Land and People

History

Spain governed the Philippines as a colony from 1521 until 1898. On June 12, 1898, during the Spanish-American War, the Filipinos declared their independence. The United States claimed sovereignty over the Philippines under the 1898 Treaty of Paris, which ended the Spanish-American War, and governed the Philippines as a colony until 1935, when the Philippines became a self-governing commonwealth. On July 4, 1946, the Philippines became an independent republic.

Geography and General Information

The Philippine archipelago, located in Southeast Asia, comprises over 7,000 islands and a total land area of approximately 300,000 square kilometers. The Republic groups the islands into three geographic regions: Luzon in the north, covering an area of 141,395 square kilometers, Visayas in the center, covering an area of 56,606 square kilometers, and Mindanao in the south, covering an area of 101,999 square kilometers. The Republic is also divided into 17 administrative regions.

Forests cover approximately 50% of the Philippines, and 47% of the country is under agricultural cultivation. Agriculture, forestry and fishery employed 33.1% of the labor force as of July 2010 and provided approximately 5.6% of the Republic’s export earnings (including exports of agriculture-based products) in 2009. The Republic is a major exporter of certain agricultural products. Manufactured goods comprise the most important category of the Republic’s exports, accounting for 86.0% of the Republic’s exports in 2009. Electronics, machinery and transport equipment and garments have historically been the Republic’s leading manufactured exports.

The Republic’s population was 88.6 million according to the 2007 census, and is projected to reach 94.0 million by the end of 2010, according to the 2000 census. The Republic’s capital, Manila, located in Luzon, had an estimated population of 1.7 million in 2007. The cities of Manila, Pasay, Caloocan, Quezon, Mandaluyong, Las Piñas, Muntinlupa, Marikina, Pasig, Makati, Malabon, Valenzuela, and Parañaque, together with four surrounding municipalities, make up the National Capital Region or Metro Manila. Metro Manila, the most populous of the administrative regions, had an estimated population of 11.6 million people in 2007.

The majority of Filipinos have Malay ethnic origins. Filipino culture also includes strong Spanish, Chinese and American influences. Filipino is the national language, but English is the primary language used in business, government and education. The population speaks over 80 other dialects and languages, including Chinese and Spanish. As of 2000, the Republic’s literacy rate was 92.3%, ranking among the highest in Asia.

Christianity, primarily Roman Catholicism, is the predominant religion in the Philippines. A significant Muslim minority lives in Mindanao.

Government

Governmental Structure

Since 1935, the Republic has had three constitutions. The country adopted the current Constitution by plebiscite in February 1987 after Ferdinand Marcos, who had ruled for 20 years, was ousted a year earlier in favor of Corazon Aquino (who opposed Marcos in the 1986 presidential election) following a people’s uprising. The new Constitution restored a presidential form of government comprised of three branches: executive, legislative and judicial.

The principal features of each branch are as follows:

•	Executive—The President, elected by popular vote for a single, six-year term, exercises executive power. If the President dies, becomes permanently disabled or is removed from office or resigns, the

Vice President acts as President for the remainder of the term. If the Vice President cannot serve, the President of the Senate or, if he cannot serve, the Speaker of the House of Representatives acts as President until the election and qualification of a new President or Vice President. The person acting as President for any remaining term may, if elected, serve a six-year term as President.

•

Legislative—Congress, comprised of the Senate and the House of Representatives, exercises the Republic’s legislative authority. The Constitution mandates a Senate of 24 members and a House of Representatives of not more than 250 members (excluding sectoral representatives), all elected by popular vote. Senators serve for a term of six years and members of the House of Representatives for a term of three years. The country held elections for 12 Senators and all members of the House of Representatives in May 2010.

•

Judicial—The Supreme Court and any lower courts established by law exercise the Republic’s judicial authority. The Republic’s court system is a multi-tiered system of courts of general jurisdiction that includes the Supreme Court and the Court of Appeals. Below these are the Regional Trial Courts, Metropolitan Trial Courts, Municipal Trial Courts and Municipal Circuit Trial Courts, which constitute courts of original jurisdiction.

Special or administrative tribunals and quasi-courts also exercise judicial functions. Included in this category are constitutional commissions, the Sandiganbayan (a special court with jurisdiction over criminal and civil cases involving graft and corruption in the Government), the Court of Tax Appeals, the Shari’ah courts (which handle matters governed by Islamic law) and administrative agencies that handle specialized areas such as labor relations and securities regulation.

A Chief Justice and 14 Associate Justices constitute the Supreme Court, which supervises all lower courts and related personnel. The Supreme Court and the Court of Appeals may review decisions and rulings of lower courts and quasi-judicial tribunals. The President appoints each Supreme Court or Court of Appeals justice and lower court judge from at least three candidates nominated by the Judicial and Bar Council.

National Elections and Recent Political Developments

On May 10, 2004, national elections were held for the positions of President, Vice President, 12 Senators, all members of the House of Representatives and most local government posts. On June 24, 2004, a joint session of Congress declared Gloria Macapagal-Arroyo and Noli de Castro as President-elect and Vice President-elect, respectively. They began their six-year terms on June 30, 2004.

Ms. Arroyo, who was then the Vice President, first became president in January 2001 after former President Joseph Estrada was subject to allegations of corruption, which culminated in impeachment proceedings, mass public protests in Manila, withdrawal of support by the military and his eventual resignation from office. Former President Estrada was arrested and charged with perjury and plunder. On September 12, 2007, he was convicted of plunder by the Sandiganbayan and was sentenced to life imprisonment. On October 25, 2007, President Arroyo unconditionally pardoned former President Estrada.

On August 24, 2006, Sigaw ng Bayan (“Cry of the Nation”) and the Union of Local Authorities of the Philippines, two groups leading an initiative to amend the 1987 Constitution to provide for a parliamentary federal form of government, submitted approximately ten million signatures to the Commission on Elections. On October 25, 2006, the Supreme Court rejected the initiative on the grounds that the initiative failed to comply with the constitutional requirements for conducting such an initiative. However, on November 21, 2006, in a motion for reconsideration brought by representatives of Sigaw ng Bayan, the Supreme Court overturned a case that formed the basis of their earlier decision that the initiative process was unconstitutional and opened the possibility for a future initiative.

In December 2006, Congress convened a constituent assembly comprising members of the Senate and the House of Representatives to discuss constitutional changes, but adjourned the assembly after deciding to pursue constitutional reforms through a constitutional convention. Despite President Arroyo’s intermittent calls for further discussion on the matter, in early 2007, Speaker of the House Jose de Venecia announced that he would postpone initiating talks on proposed constitutional changes until 2008. However, on February 5, 2008, the House of Representatives, approved a motion to remove Representative de Venecia from his position as Speaker, due to alleged corruption and mismanagement.

On June 2, 2009, the House of Representatives approved House Bill No. 1109, which again called for the convening of a constituent assembly to discuss constitutional changes. The bill was opposed by numerous social and civic sectors of the Republic, as well as by certain members of the House of Representatives and the Senate for being passed solely by the House of Representatives without the involvement of the Senate. Under the Constitution, a constituent assembly must be composed of members of both houses of Congress. Further discussions on the bill in Congress have been deferred, and discussions of the bill have yet to resume.

On August 25, 2009, a House of Representatives committee on constitutional amendments approved a resolution calling for a constitutional convention to propose amendments to the Constitution. The delegates to the constitutional convention were proposed to be elected in the barangay (villages, which are the basic political unit of the Republic) elections of the Republic scheduled for October 25, 2010, with each of the 219 congressional districts of the Republic allotted one delegate. The resolution was set to be approved by plenary voting of the House of Representatives, but on October 12, 2009, the House of Representatives committee on appropriations disapproved the corresponding budget proposal for the constitutional convention, citing that such appropriations should be directed towards the Republic’s relief efforts with respect to recent natural calamities and that the funding for the constitutional convention be reallocated from the budget of the Commission on Elections.

On November 23, 2009, the Republic suffered its worst instance of election-related violence when 57 people were killed in the province of Maguindanao in the Mindanao region. Various human rights groups condemned the mass killing, and in response, on December 4, 2009, former President Gloria Macapagal-Arroyo issued Proclamation No. 1959 declaring martial law in the province of Maguindanao. Proclamation No. 1959 was recalled on December 12, 2009, lifting the declaration of martial law.

On May 10, 2010, national elections were held for the positions of President, Vice President, 12 Senators, all members of the House of Representatives and most local government posts. On June 30, 2010, Benigno S. Aquino III, the son of Senator Benigno Aquino Jr. and former President Corazon Aquino, assumed office as President of the Republic. Former Makati City mayor Jejomar Binay assumed office as Vice President of the Republic. President Aquino is a member of the Liberal Party, whose candidates have four of the 24 seats in the Senate, and 119 of the 287 seats in the House of Representatives (including seats allotted for sectoral or partylist representatives), which together constitute the 15th Congress of the Republic. The Lakas-KAMPI party of former President Arroyo has 45 members, including former President Arroyo, currently serving in the House of Representatives.

NAIA-3 Arbitration

On July 22, 2010, an International Chamber of Commerce (“ICC”) arbitration panel in Singapore decided in favor of the Government with respect to the arbitration proceedings brought by the Philippine International Air Terminals Corp. (“PIATCO”) involving the construction of Terminal 3 of the Ninoy Aquino International Airport (“NAIA-3”). After the Supreme Court nullified the contract in 2003 on the grounds that it violated the Constitution, public policy and that there were irregularities regarding the award of the contract, PIATCO sought approximately $1.1 billion in damages for the cancellation of its contract to construct and operate NAIA-3. The ICC decision in favor of the Government followed the dismissal in 2007 by the International Center for Settlement of Investment Disputes in Washington, D.C. of a compensation claim made by Fraport AG, PIATCO’s German partner, against the Government for reparation of its investment losses.

Manila Hostage Crisis

On August 23, 2010, 25 persons, mostly tourists from Hong Kong, were held hostage aboard a tour bus in Rizal Park in Manila by a dismissed officer of the Philippine National Police (“PNP”). The armed hostage-taker held the tourists hostage for approximately 11 hours, claiming to be innocent of charges that resulted in his dismissal and demanding reinstatement with the PNP. During negotiations, a number of hostages were released, but the situation eventually deteriorated, resulting in an exchange of fire between the Manila Police District SWAT team and the hostage-taker. The situation ended with the deaths of eight Hong Kong citizens in addition to the hostage-taker. In response to the hostage situation, the Hong Kong Special Administrative Region (“Hong Kong SAR”) government immediately issued a “black” travel alert for the Philippines, the highest travel warning to be issued by the Hong Kong SAR government, and advised Hong Kong travelers in the Philippines to leave the country.

Truth Commission

On July 30, 2010, President Aquino signed Executive Order No. 1 (“EO No. 1”), creating a truth commission primarily to “seek and find the truth on, and toward this end, investigate reports of graft and corruption committed by public officers and employees, their co-principals, accomplices and accessories from the private sector, if any, during the previous administration; and thereafter recommend the appropriate action or measures to be taken thereon.” On August 12, 2010, various members of the House of Representatives petitioned the Supreme Court to declare EO No. 1 a violation of the constitutional doctrine of separation of powers between the executive and judicial branches. The Supreme Court declared EO No. 1 unconstitutional on December 7, 2010.

Administrative Organization

As of December 31, 2009 the Republic had 17 administrative regions and 43,737 local government units. Local government units included 80 provinces, 137 cities, 1,497 municipalities (subdivisions of provinces) and 42,023 barangays. Highly urbanized cities function independently of any province, while other cities are subject to the administrative supervision of the provinces in which they are located.

The Government is organized primarily around the various departments and department-equivalent agencies of the executive branch, which implement the various programs and projects of the Government. The departments and department-equivalent agencies are grouped into the following five sectors.

Sector	Major Departments
Social services	Health; Education, Culture and Sports; Labor and Employment; Social Welfare and Development

Economic services	Agriculture; Agrarian Reform; Energy; Environment and Natural Resources; Tourism; Trade and Industry; Public Works and Highways; Transportation and Communications; Science and Technology

Defense	National Defense

General public services	Foreign Affairs; Finance; Budget and Management; Interior and Local Government; Justice; National Economic and Development Authority; Office of the Press Secretary; Autonomous Region of Muslim Mindanao; Cordillera Administrative Region

Constitutional offices	General Public Services (Elections, Audit, Civil Service, Public Order and Safety, Office of the Ombudsman), Social Services (Human Rights)

Government Corporations

The Government owns or controls a number of corporations that provide essential goods and services to the public and work with the private sector to encourage economic growth and development. Originally restricted to basic public services and national monopolies, the number of Government corporations grew from 13 in the 1930s to 301 by 1984.

As of August 31, 2010, there were approximately 746 Government-owned and/or Government-controlled corporations, including subsidiaries. An executive department for policy and program coordination oversees the activities of these corporations.

The Government closely monitors 14 major non-financial Government corporations engaged in various major business activities by recording their individual contributions to the public sector deficit or surplus position and other financial indicators. These 14 corporations, referred to as the 14 monitored GOCCs, and their areas of activity are as follows:

Government Corporation	Business Activity
National Power Corporation(1)	power generation and transmission

National Electrification Administration	lending to electric cooperatives

Metropolitan Waterworks and Sewerage System	water utilities (Metro Manila and neighboring provinces); regulation of private concessionaires

Local Water Utilities Administration	lending to water utilities

Philippine Export Zone Authority	area development

National Food Authority	agriculture

National Irrigation Administration	agriculture

Philippine National Railways	transportation

Light Rail Transit Authority	transportation

Philippine Ports Authority	transportation

National Development Company	financing/investment

Philippine National Oil Company	holding company

National Housing Authority	housing

Home Guaranty Corporation	housing insurance

(1)	Includes the Power Sector Assets and Liabilities Management Corporation and National Transmission Corporation, which each assumed liabilities of NPC. See “The Philippine Economy—Privatization—Restructuring of the Electric Power Industry.”

These Government corporations currently account for a significant proportion of the Republic’s domestic and external debt. As of March 31, 2010, the 14 monitored GOCCs listed above had aggregate domestic and external liabilities of approximately (Peso)1.3 trillion, which comprised a majority of the liabilities incurred by Government corporations.

The Government has in recent years implemented a general policy to improve the corporate governance and financial performance of GOCCs by encouraging adequate contribution by these GOCCs to the Government’s fiscal consolidation efforts, integrity, efficient and effective delivery of public services, sustainability, transparency and accountability. Further to its privatization strategies, the Government has also sought decreased intervention in the business affairs of other GOCCs in view of its policy for GOCCs to be self-sustaining; however, in certain instances, the Government supports the transactions of such corporations by acting as guarantor for obligations and providing other assistance as it deems necessary and as may be allowable under law.

The Government currently closely monitors the contribution to the public sector deficit or surplus, and other financial indicators, of three Governmental financial institutions that provide credit to enterprises in support of public policies. These include two specialized Government banks—the Development Bank of the Philippines and the Land Bank of the Philippines. For a description of the Development Bank and the Land Bank, see “—The Philippine Financial System—Structure of the Financial System.” The third Government financial institution, the Trade and Investment Development Corporation of the Philippines (formerly Philippine Export and Foreign Loan Guarantee Corporation), guarantees foreign currency loans to exporters and contractors. As of March 31, 2010, the three monitored Governmental financial institutions had aggregate domestic and external liabilities of (Peso)706.6 billion.

Aquino Administration Policy

In his State of the Nation Address on July 26, 2010, President Aquino announced his agenda for his six-year term in office. The President’s agenda includes the following goals:

•	eliminating corruption in the Government by improving accountability and actively undertaking the prosecution of abuses and wrongdoings;

•

eliminating the wasteful use of Government funds by the enactment of a zero-based approach to the budget, where appropriation amounts for Government agencies are not merely re-enacted with additions from year-to-year;

•	creation of jobs through fostering growth in industries;

•	encouraging public-private partnerships for infrastructure and other projects;

•	expanding the Philippine basic education cycle from seven to twelve years;

•	improving the delivery of basic health services to the poorest Filipinos;

•	completing the peace negotiation process with rebel groups in the Philippines; and

•	promoting reconciliation among opposing political movements.

Internal Conflict with Rebel Groups

Over the past three decades, rebel groups in the Republic have periodically fought against Government forces. Armed conflict has continued between the Government and various rebel groups, mainly communist rebels and Muslim separatists.

Abu Sayyaf and Moro Islamic Liberation Front.    In 2003, the Armed Forces of the Philippines (“AFP”) launched sustained military offensives against the Moro Islamic Liberation Front (“MILF”) and the Abu Sayyaf guerrilla group, which the Government held responsible for a series of bombings and raids in the southern region of Mindanao and elsewhere. Leaders of the MILF, the largest Muslim separatist group in the Philippines, condemned the attacks and denied that they target civilians. The United States and the United Kingdom have issued advisories against travel to Mindanao, where rebel groups are most active.

The United States has sent troops and military advisers to assist the AFP in its conflict with the Abu Sayyaf. In July 2002, the United States and the Republic entered into a sustained military cooperation agreement that provides for annual training exercises involving both Philippine and US soldiers. In July 2005, US and Philippine military forces launched a joint operation in Mindanao to capture the leader of the Abu Sayyaf. Sporadic fighting between the AFP and the Abu Sayyaf continues. The Government has reiterated its policy of not negotiating with terrorist organizations, including the Abu Sayyaf. The MILF continues to condemn attacks against the Abu Sayyaf. On December 6, 2007, 14 members of the Abu Sayyaf were convicted by a local court for the abductions of an American missionary couple and 18 others in a 2001 kidnapping during which an American missionary was killed.

Peace negotiations between the Government and the MILF continue. The Government and the MILF held the twelfth round of exploratory talks, focusing on ancestral domain issues in Mindanao on May 2–4, 2006 in Malaysia. The issue of the territorial definition of a proposed autonomous Bangsamoro (which is the historical name for the traditionally Muslim portions of Mindanao) remains a source of disagreement. In response to armed clashes between the Government and the MILF in late June and early July of 2006, representatives from the AFP, the PNP and the MILF entered into an agreement on July 11, 2006 establishing four demilitarized buffer zones in the Maguindanao province of southern Mindanao, to be jointly guarded by representatives from both the MILF and the Government.

Despite the ongoing peace talks between the Government and the MILF, there have been sporadic clashes in the southern part of the Philippines between Muslim fighters and Government armed forces. For example, on July 12, 2007, Islamic militants in Basilan, a province in Mindanao, killed 14 AFP marines, beheading ten of them.

On January 10, 2008, the Arroyo administration announced its willingness to consider a constitutional amendment to adopt a federal system of government to address some of the MILF’s demands for greater autonomy for a Bangsamoro homeland.

On July 16, 2008, the Government and the MILF drafted a Memorandum of Agreement on Ancestral Domains (“MOA-AD”), whereby a national plebiscite would be held six months after signing the MOA-AD to determine whether the Muslim regions in Mindanao would separate to form an autonomous state. Petitions were filed by various lawmakers in the Supreme Court to invalidate the MOA-AD on grounds of unconstitutionality, and on August 4, 2008, a temporary restraining order was granted prohibiting the signing of the MOA-AD while the Supreme Court deliberated on the merits of the petitions. On October 14, 2008, the Supreme Court rendered the MOA-AD null and void on the basis that it purports to amend the Constitution by persons who do not have the power to make constitutional amendments and usurps legislative powers that are vested in Congress.

In January 2009, former President Arroyo constituted a new Government panel to resume formal talks with the MILF, and also initiated informal discussions on the peace process with political leaders in Mindanao. On July 23, 2009, to expedite the resumption of formal discussions, the Government declared a suspension of all offensive military operations against the MILF, and on July 25, 2009, the MILF declared a similar suspension of military operations.

On September 29, 2009, two American soldiers and one Filipino soldier were killed in an explosion in the southern Philippine province of Sulu on Jolo Island in Mindanao. Sulu province is an area where the Abu Sayyaf has been active. On January 15, 2009, three members of the International Committee of the Red Cross were abducted in the area by an organization affiliated with the Abu Sayyaf. These individuals have since been released.

In September 2009, an International Contact Group (“ICG”), composed of representatives from the United Kingdom, Japan and Turkey, along with representatives of several non-governmental organizations, was formed to aid in brokering the resumption of talks between the parties. On December 8 and 9, 2009, formal peace talks between the parties resumed in Kuala Lumpur, Malaysia, with members of the ICG in attendance.

On April 20, 2010, a Memorandum of Understanding to continue working on the implementation of the 1996 Final Peace Agreement between the Government and the MILF was signed in Tripoli, Libya, under which all the parties concerned agreed to undertake a process to monitor the implementation of the 1996 Peace Agreement and the security, governance, economic activities, including the delivery of social services, in the conflict-affected areas.

On June 2 and 3, 2010, exploratory talks between the parties concluded with the signing of the Declaration of Continuity for Peace Negotiation between the Government and the MILF. The joint declaration contained major points on the continuing engagement of the Government and MILF panels on the peace process with the goal of concluding and reaching a comprehensive compact.

In July 2010, the administration of President Aquino constituted and appointed the Government Peace Negotiating Panel to continue the peace negotiations with the MILF. In addition, the administration has continued to pursue diplomatic channels to pursue negotiations through mediators such as the Government of Malaysia. Sporadic violence in the Mindanao region continues.

Communists and Affiliated Groups.    In 2002, the United States and the European Union placed the Communist Party of the Philippines (“CPP”) and the CPP’s armed affiliate, the New People’s Army (“NPA”), on their lists of “foreign terrorist organizations.” As a result, the United States and European governments have frozen financial accounts linked to these groups and restricted travel of CPP and NPA members in the United States and the European Union. The Government and the National Democratic Front (“NDF”), a political organization closely aligned with the CPP and NPA, have held three rounds of peace talks in Oslo, Norway, since February 2004. However, sporadic fighting between the NPA and AFP has continued.

In early July 2006, members of the NDF requested the Government to resume peace talks and end the security operations against the NPA. NDF chairman, Luis Jalandoni, announced that members of the NDF had been dispatched to Norway for consultation with the Norwegian foreign ministry, which has been working as a mediator between the NDF and the Government for several years. On July 5, 2006, the Government encouraged exiled leaders of the CPP and the NDF to show goodwill by agreeing to an immediate ceasefire and dropping their condition to the resumption of the negotiations that the European Union and the United States delist the CPP and NPA as terrorist organizations. The Government stated that if the exiled leaders agree to its proposals, it will grant them safe passage to return to the Philippines. The peace negotiations between the Government and the NDF have not resumed.

On July 14, 2006, former President Arroyo signed Executive Order 546, which directs the PNP and local officials to actively support the AFP in joint military and police operations against communist rebel groups. The goal of the campaign was to end nearly 40 years of communist insurgency in the Philippines.

In 2007, the AFP outlined a three-year strategy to end the communist insurgency by the end of former President Arroyo’s term in 2010. However, following the implementation of the strategy, the military was criticized for alleged human rights violations and on November 26, 2007, the UN Human Rights Council, following its investigation into the deaths and disappearances of certain leftist leaders in the Philippines, announced its conclusion that the AFP had killed those leftist activists as part of a campaign against communist insurgents. The UN Human Rights Council also concluded that the combat operations impeded the NDF’s and CPP’s willingness to participate in talks with the Government. In light of the criticism, the armed forces are focusing less on combat operations and more on information campaigns and development projects to counter civilian support for the NPA.

Although formal peace talks with communist-affiliated groups have been suspended since August 2004, the peace process has proceeded through “informal engagements” that are designed to allow both parties to speak informally and with no pre-agreed agenda. As a result of the informal talks that occurred on May 13-15, 2008 and November 28-30, 2008, the Government, NDF, and the NPA agreed to work towards the resumption of formal talks. However, this consensus subsequently dissolved over disagreement about the duration of an accompanying ceasefire. Ultimately, informal negotiations continued and the Government lifted the suspension of the Joint Agreement on Safety and Immunity Guarantees on July 17, 2009 to allow members of the NPA to prepare for meetings scheduled in August 2009 in Norway. However, these meetings were cancelled due to disagreements between the parties over additional NDF conditions to the resumption of talks.

Under the administration of President Aquino, the Government is keeping an open door policy to the possibility of resuming the formal negotiations with the NDF and the NPA at the appropriate time. The Government Negotiating Panel for Peace Talks has been reconstituted. The Government, through the Office of the Presidential Adviser on the Peace Process in coordination with concerned Government agencies, is simultaneously pursuing other modes of pursuing the peace negotiations with rebel groups. These include implementing peace and development projects in conflict-affected communities to address the root causes of the insurgency; addressing human rights violations in relation to the conflict; implementing a formal agenda with respect to indigenous peoples; addressing the situation of internally-displaced persons; enhancing the re-integration program for rebels returning to society; and laying an administrative framework for good governance in the Autonomous Region of Muslim Mindanao.

International Relations

The Philippines places a high priority on expanding global trade through a multilateral framework of principles and rules that respect individual countries’ policy objectives and levels of economic development. The Republic’s participation in various international organizations, such as the World Trade Organization, the International Monetary Fund (“IMF”), the International Bank for Reconstruction and Development (the “World Bank”) and the Asian Development Bank (“ADB”), allows it to encourage liberalized trade and investment and to discuss global issues that affect the Republic’s economy.

The following table shows the Republic’s capital participation in, and loans obtained from, major international financial organizations.

MEMBERSHIP IN INTERNATIONAL FINANCIAL ORGANIZATIONS

Name of Organization	Date of Admission	Subscribed	Capital Share	Capital Paid In	Loans Outstanding
	(in millions, except for percentages)
International Monetary Fund(1)	December 1945	SDR879.9	—	SDR879.9	0
International Bank for Reconstruction and Development(2)	December 1945	$684.4	0.4%	$48.9	$2,361.5
Asian Development Bank(3)	December 1966	$1,316.8	2.2%	$92.2	$4,986.4

(1)	As of October 31, 2010; Source: IMF.

(2)	As of July 31, 2010; Source: World Bank.

(3)	As of December 31, 2009; Source: Asian Development Bank.

The Philippines also promotes its economic interests through membership in the following regional organizations:

•	ASEAN;

•	ASEAN Free Trade Area;

•	South East Asia, New Zealand and Australia Central Banks;

•	South East Asian Central Banks;

•	Asia-Pacific Economic Cooperation, or APEC; and

•	Executives Meeting of East Asia and Pacific Central Banks.

Relationship with the IMF

The IMF historically maintained relations with the Republic within the contexts of a regular IMF program monitoring arrangement and a subsequent post-program monitoring arrangement (“PPM”). Under its regular program monitoring arrangement, the IMF was allowed to influence the Republic’s fiscal policies through stabilization and structural adjustment programs. On the other hand, a PPM arrangement involved program assessments based on a regular review of economic developments and policies rather than the attainment of specific quantitative targets. Unlike a regular IMF program, a PPM arrangement does not include a financing component.

On July 31, 2007, after an official visit to the Republic, the IMF issued a statement highlighting improvements in the Philippine economy, particularly the substantial reduction in the fiscal deficit over the past three years. The IMF noted the increased spending in infrastructure development and a strengthening of the financial sector, while explaining the need for continued efforts to increase tax collection and efficiency as the Government continues to move towards the goal of a balanced budget.

On June 23, 2008, after a mission to the Republic, the IMF highlighted the twin challenges of a slowing global economy and escalating food and fuel prices that the Philippines faces, along with its peer countries in Southeast Asia. The IMF noted that past fiscal and other reforms helped to mitigate the impact of these challenges on the economy, but stated that prudent macroeconomic policy management would be needed due to slower growth and the threat of high inflation, including measures to limit the deficit and increase tax revenue collections.

On February 20, 2009, the IMF released its staff report on recent bilateral discussions with the Republic. The discussions focused on the effects of the worsening economic environment and policies designed to manage associated near-term risks. The report noted that the Republic’s banks have approached the crisis in a relatively strong position, but still face significant challenges.

On August 20, 2009, the Republic announced that it will increase its annual contribution to the IMF by $1 billion. A nation’s voting power relates to the amount of money that the nation contributes to the IMF. Other nations have also announced plans to increase their contribution amounts; as a result, the Republic’s increased contribution amount is expected to maintain the Republic’s place within the IMF voting structure.

On November 25, 2009, after a mission to the Republic, the IMF upgraded its growth forecast for the Republic’s GDP growth to 1.5% from a previous forecast of 1.0%. However, the IMF also expressed concern over the Republic’s inability to control spending and increase tax revenues, noting the Republic’s budget deficit in 2009 was likely to breach projected levels.

On January 29, 2010, the Executive Board of the IMF concluded its Article IV consultation with the Philippines, an annual bilateral discussion with IMF member countries on economic developments and policies following a staff visit to collect economic and financial data. In its report with respect to such consultation, the IMF commended the Government for its sound economic policies in the face of the recent financial downturn, in particular citing the Government’s fiscal stimulus program in 2009 to address the economic crisis. The IMF expressed confidence that the Republic would continue economic recovery, mainly due to increasing private demand and expansion in OFW remittances. The IMF encouraged the Republic to further strengthen governance, the business environment and basic infrastructure to ensure continued economic growth.

World Bank Aid Package

On April 30, 2009, the World Bank announced the new Country Assistance Strategy (“CAS”) for the Philippines for the years 2010 to 2012. The World Bank announced that, with the main goal of alleviating poverty, it will provide financial support of $700 million to $1.0 billion per year for the next three years, coupled with analytical and advisory support. The International Finance Corporation (“IFC”), the private sector financing arm of the World Bank, will work with the World Bank on the CAS, focusing on infrastructure, agribusiness and the financial sector.

On October 22, 2010, following the conclusion of the annual World Bank-IMF meetings for 2010 in Washington, D.C., World Bank Country Director for the Philippines Bert Hofman, citing initiatives of the Aquino administration for poverty alleviation, announced that the World Bank was planning to double its planned CAS assistance package for 2011 from $650 million to approximately $1.3 billion to 1.5 billion. The World Bank is also considering providing financial assistance to the Aquino administration’s policy of public-private sector investment partnerships program, and pledged to double its financial support to the Government’s Conditional Cash Transfer program launched in 2008.

Asian Development Bank Aid Package

On July 9, 2009, the ADB announced a three-year economic assistance program for 2010-2012 of $2.0 billion to $3.0 billion. The assistance program is intended to support the recovery of the Philippine economy beginning in 2010, and is primarily focused on support for infrastructure and private sector development, natural resource management and mitigation of the effects of the global economic downturn on the Republic.

In September 2010, the ADB approved a $400 million loan to the Republic, with the proceeds to be used by the Government to provide assistance to the poor. In addition, the ADB made further plans to lend $2.3 billion from 2011 to 2013, including $400 million in 2011 for environmental initiatives.

Philippine Economy

Overview

Like many developing countries after World War II, the Philippines protected local industry from foreign competition through measures such as import tariffs and quotas, and hoped to replace imported finished goods with domestically produced goods over time. Successive administrations also intervened in domestic economic affairs by imposing quantitative trade barriers, price controls and subsidies. Initially, the economy grew rapidly, with GNP growing at an average rate of 5.7% per annum from 1970 to 1980, largely due to increased exports and Government investments. Infrastructure spending increased, and state ownership and nationalization of commercial enterprises became more prevalent. By the early 1980s, however, the Republic began to face increasing budget deficits, growing levels of foreign and domestic borrowing, rising inflation, climbing interest rates, a depreciating peso, declining investment capital, and slowing economic growth or, at times, a contraction in GDP. The Republic’s unstable political situation during that period, highlighted by the assassination of opposition leader Benigno Aquino in 1983, exacerbated its economic problems.

The general optimism brought about by the peaceful removal of the unpopular Marcos administration in 1986 helped economic recovery. GNP grew by 3.4% in 1986, increasing to 6.8% in 1988 before decelerating to a decline of 0.6% in 1991. The deceleration was caused principally by underlying macroeconomic imbalances, compounded by supply bottlenecks, natural disasters, political instability, the global recession and the Persian Gulf crisis of 1990-91.

The government of President Corazon Aquino, who came to power in 1986, embarked on a stabilization program aimed at preventing an upsurge in inflation, controlling the fiscal deficit and improving the external current account position. The economy responded favorably to these measures, posting increases in GNP, investments, private consumption and imports in 1992. The Corazon Aquino administration also recognized that the Republic’s economic difficulties in large part resulted from its protectionist policies. The Corazon Aquino administration, therefore, initiated reforms to open the economy to market forces and reduce the size and role of the government in the Philippine economy. The government of President Fidel Ramos, who assumed office in 1992, accelerated the reform efforts initiated by the Corazon Aquino administration.

Following a review of a number of the policies and programs initiated by previous administrations, the Estrada administration continued many of the financial policies and market-oriented reforms of the Corazon Aquino and Ramos administrations.

After the onset of the Asian economic crisis in mid-1997, the Philippines experienced economic turmoil characterized by currency depreciation, a decline in the performance of the banking sector, interest rate volatility, a significant decline in share prices on the local stock market and a reduction of foreign currency reserves. These factors led to a slowdown in the Philippine economy in 1997 and 1998. In response, the Government adopted a number of policies to address the effects of the Asian economic crisis by strengthening the country’s economic fundamentals.

Beginning in the second half of 2007, the short-term funding markets in the United States experienced credit issues, leading to liquidity disruption in various markets. In particular, subprime mortgage loans in the United States experienced increased rates of delinquency, foreclosure and loss. These and other related events had a significant adverse impact on the global credit and financial markets as a whole, which included the bankruptcy filings by, and, the acquisition, restructuring and nationalization of, certain financial institutions. Regulators in the United States, Europe and Asia took steps in response to the unprecedented conditions facing financial institutions in their jurisdictions. Against the backdrop of the global financial crisis, the Republic has experienced limited exposure to subprime assets and bankrupt financial institutions. Nonetheless, in 2008, the Republic experienced slower growth rates, a weakening of equity prices, lower values for the peso and increasing inflation. In 2009, the Republic’s economy began to exhibit indications of a recovery, although certain of its economic recovery policies have yet to result in positive effects; however, OFW remittance levels in 2009 exceeded the Republic’s forecasts and supported growth in the economy despite continuing slowdowns in other production sectors, while increased Government spending in an effort to stimulate the economy has resulted in an increasing fiscal deficit.

In 2010, the Republic continued its recovery despite the uneven global economic recovery. In the second quarter of 2010, certain European nations experienced widening yields on their debt securities, triggering widespread restructuring and necessitating a financial bailout from other nations in the region. Along with most Asian and emerging markets, the Republic was largely spared from the substantive effects of these events due to minimal trade and financial linkages with the affected nations, but the situation in Europe further highlighted the need for fiscal consolidation and more effective risk management by the Republic.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

	2005	2006	2007	2008	2009	2010
GDP growth (%) (at constant prices)	5.0	5.3	7.1	3.7	1.1	7.5%	(1)
GNP growth (%) (at constant prices)	5.4	5.4	7.5	6.4	4.0	7.9%	(1)
Inflation rate (%)	7.7	6.2	2.8	9.3	3.2	3.8	(2)
Unemployment rate(3)
Old definition (%)	11.3	—	—	—	—	—
New definition (%)	7.9	8.0	7.3	7.4	7.5	7.4	(4)
91-day T-bill rate (%)	6.4	5.4	3.4	5.4	4.2	3.9	(5)
External position(6)
Balance of payments ($ million)	2,410	3,769	8,557	89	6,421	3,284	(7)
Export growth (%)	3.8	15.6	6.4	(2.5)	(22.1)	38.5
Import growth (%)	8.0	10.9	8.7	5.6	(24.0)	29.7
External debt ($ billion)	54.4	53.5	55.1	54.0	54.6	57.0	(8)
International reserves
Gross ($ billion)	18.5	23.0	33.8	37.6	44.2	61.3	(9)
Net ($ billion)	17.7	23.0	33.7	36.0	44.2	61.3	(9)
Months of retained imports	3.8	4.2	5.7	6.0	8.7	10.7	(9)
Domestic credit growth (%)(10)	(1.6)	7.2	5.2	16.8	7.4	4.4	(11)

(1)	Preliminary data as of November 25, 2010 for the first nine months of 2010.

(2)	Preliminary data for inflation is for the first eleven months of 2010.

(3)	In April 2005, a new definition of unemployment was adopted. The old definition of unemployment included all persons at least 15 years old without work who were seeking work, whereas the new definition is restricted to such persons who are immediately available for work. Data for 2005 is computed using the new methodology for the period from April to December of 2005. Under the old methodology, the unemployment rate in 2005 would have been 11.3%.

(4)	Average of January, April, and July 2010 Labor Force Survey figures.

(5)	Preliminary data for 91-day T-bill rate is as of November 18, 2010 for the first ten months of 2010.

(6)	Includes Bangko Sentral obligations, public sector debt, whether or not guaranteed by the Government, and private sector debt registered and approved by Bangko Sentral. Does not include intercompany accounts of Philippine branches of foreign banks, private sector debt not registered with Bangko Sentral or private sector obligations under capital lease arrangements. Figures reflect the change in treatment of offshore banking units from non-resident to resident entities, pursuant to the fifth edition of the IMF Balance of Payments Manual (“BPM5”).

(7)	Preliminary data as of September 23, 2010 for the first six months of 2010.

(8)	Preliminary data as of June 30, 2010.

(9)	Preliminary data as of November 30, 2010.

(10)	Based on the Depository Corporations Survey.

(11)	Preliminary data as of December 8, 2010 for the first ten months of 2010.

2010 Budget

On February 10, 2010, the (Peso)1.54 trillion National Expenditure Program for 2010 was signed into law. The 2010 budget is approximately 8.1%, or (Peso)115 billion higher than the (Peso)1.43 trillion actual budget in 2009. The increase in the 2010 budget from 2009 was due mainly to the expected increase in the Republic’s deficit for 2010; the Government’s policy to continue with fiscal stimulus measures which it began as a result of the economic downturn, and the expected lower collections from traditional revenue sources.

The ten Government agencies with the highest allocations under the 2010 budget compared to their corresponding allocations in 2009 are set out below.

Agency	2010 Allocation		2009 Allocation
	(in billions)
Department of Education	(Peso)	175.0	(Peso)	171.5
Department of Public Works and Highways		135.6		137.5
Department of Interior and Local Government		66.5		63.2
Department of National Defense		62.8		61.6
Department of Agriculture		41.2		42.6
Department of Health		29.3		28.5
Department of Agrarian Reform		21.1		13.5
Department of Transportation and Communications		17.2		24.8
Department of Social Welfare and Development		15.4		10.7
The Judiciary		13.3		13.3

In the 2010 budget, (Peso)327.0 billion is designated for payment of the Republic’s debt service obligations in 2010. The Department of Education (inclusive of allocations for its School Building Program) received the largest departmental allocation with (Peso)175.0 billion. The Department of Public Works and Highways was allotted (Peso)135.6 billion, 1.4% lower than its (Peso)137.5 billion allotment in 2009. The Department of Social Welfare and Development was allotted (Peso)15.4 billion, a 43.9% increase from the (Peso)10.7 billion it was allotted under the 2009 budget. The proposed 2010 budget anticipates a (Peso)325.0 billion budget deficit in 2010, or approximately 3.9% of the Republic’s expected GDP for 2010.

2011 Budget

The Aquino administration submitted its proposed 2011 national budget to the House of Representatives on August 24, 2010. The proposed 2011 budget has been approved by the House of Representatives and the Senate, and is currently awaiting approval of the bicameral conference committee. The proposed 2011 budget of (Peso)1.65 trillion is 6.8%, or (Peso)104.4 billion, higher than the (Peso)1.54 trillion budget in 2010. The larger budget reflects President Aquino’s policy of increasing subsidies to the poor, expanding critical educational inputs, making healthcare accessible for all, improving the quality of governance and creating an environment conducive to growth and private business activities. The priority sectors under the proposed 2011 budget are education, infrastructure, social welfare, health, peace and security, agriculture, and agrarian reform. In line with President Aquino’s thrust to protect the welfare of the people, social services was allocated (Peso)560.8 billion, or 34.1% of the 2011 budget, an increase of 14.1% over its 2010 budget allocation.

In the proposed 2011 budget, (Peso)357.1 billion is designated for payment of the Republic’s debt service obligations in 2011, an increase of 9.2% from the (Peso)327.0 billion allocated in 2010. The proposed debt service allocation for 2011 includes (Peso)236.3 billion for domestic obligations and (Peso)120.8 billion for foreign obligations. The Department of Education (inclusive of funds for its School Building Program, now called the Educational Facilities Fund) received the largest departmental allocation with (Peso)207.3 billion. The Department of Public Works and Highways was allocated (Peso)110.6 billion, 18.4% lower than its (Peso)135.6 billion allocation in 2010. The Department of Social Welfare and Development was allocated (Peso)34.3 billion, more than double its (Peso)15.4 billion allocation under the 2010 budget. The ten Government agencies with the highest allocations under the proposed 2011 budget compared to their corresponding allocations under the 2010 budget are listed below.

Agency	2011 Allocation		2010 Allocation
	(in billions)
Department of Education(1)	(Peso)	207.3	(Peso)	175.0
Department of Public Works and Highways		110.6		135.6
Department of National Defense(2)		104.7		96.2
Department of the Interior and Local Government(3)		88.2		78.8
Department of Agriculture		37.7		41.2
Department of Social Welfare and Development		34.3		15.4
Department of Health		33.3		29.3
Department of Transportation and Communications		32.3		17.2
Department of Agrarian Reform		16.7		21.1
The Judiciary		14.3		13.3

(1)	includes the Department of Education Educational Facilities Fund.

(2)	includes pension and AFP modernization program.

(3)	includes pension.

The proposed 2011 budget anticipates a (Peso)290.0 billion budget deficit in 2011, or approximately 3.2% of the Republic’s expected GDP for 2011. The deficit is expected to be financed by (Peso)257.3 billion in domestic borrowings and (Peso)49.5 billion in foreign borrowings. The proposed budget is now being deliberated upon by the Senate.

Privatization

The Government began privatizing a number of GOCCs during the administration of former President Corazon Aquino, and subsequent administrations have continued this policy. The Republic’s privatization program has broadened the ownership base of Government assets and helped develop the domestic capital markets.

Since January 1, 2001, the Privatization Council has been responsible for the privatization of the remaining Government corporations scheduled to be privatized. The Privatization Council, a policy-making body, is chaired by the Secretary of Finance and includes representatives from various Government agencies. Along with the Privatization Council, there are two additional main disposition entities, (i) the Land Bank of the Philippines, which is responsible for the disposition of the financial assets previously held by the Asset Privatization Trust, an entity created by former President Corazon Aquino whose mandate expired on December 31, 2000, and (ii) the Privatization and Management Office, which is responsible for the disposition of physical assets. In addition, the Privatization Council may designate certain Government corporations to undertake privatization of their respective subsidiaries. Such disposition entities include the Philippine National Oil Company (“PNOC”), National Power Corporation (“NPC”), Bases Conversion and Development Authority and the National Development Company. The Privatization Council may also designate certain Government agencies, such as the Presidential Commission on Good Government, to dispose of certain other assets. All disposition entities must submit their privatization plans to the Privatization Council for its review and approval.

The following table summarizes the Government’s principal privatizations to date:

	Year of Sale	Government Ownership After Sale		Gross Privatization Proceeds(1)
				(in billions)
International Corporate Bank	1987; 1993	0.0%		(Peso)2.2
Union Bank of the Philippines	1988; 1991; 1992	13.0		1.3
Philippine Plaza Holdings	1991	0.0		1.5
Philippine Airlines	1992	1.0		10.7
National Steel Corporation	1994; 1997	12.5		17.1
Paper Industries Corporation of the Philippines	1994	8.0		2.4
Philippine Shipyard and Engineering Corporation	1994	9.0		2.1
Fort Bonifacio Development Corporation	1995	45.0		39.2
Metropolitan Waterworks and Sewerage System	1997	—	(2)	—	(2)
Philippine Associated Smelting and Refining Corp	1999	4.3		3.3
Philippine Phosphate Fertilizer Corporation	2000	0.0		3.1
Philippine National Bank	1989; 1992; 1995 1996; 2000; 2005; 2007	0.0		15.5
Old Iloilo Airport	2007	0.0		1.2
Philippine Telecommunications Investment Corp	2007	0.0		25.2
PNOC Energy Development Corporation	2006; 2007; 2008	0.0		94.8
Petron Corporation	1993; 1994; 2008	0.0		50.7
Manila Electric Company	1991; 1994; 1997; 2008	0.0		25.2

Source: Privatization Council.

(1)	Net remittances to the Government upon the privatization of its assets are, in certain circumstances, less than the gross proceeds from the sale of such assets, based on agreements between the Government and the privatized entities.

(2)	The privatization of Metropolitan Waterworks and Sewerage System involved awarding two 25-year concessions to rehabilitate, expand and operate the system. Over the term of the concessions, the concessionaires are required to make improvements in water services, sewerage services and interconnection facilities and to pay concession fees to the Metropolitan Waterworks and Sewerage System. The estimated cost of the required improvements is $7.0 billion, which is expected to be incurred over the 25-year concession period.

The Government sold a portion of its shares in the Philippine National Bank (“PNB”) in September 2005, which generated (Peso)8.0 billion in gross proceeds in a primary and secondary offer of shares, of which approximately (Peso)6.0 billion was remitted to the Philippine Deposit Insurance Corporation (“PDIC”), the GOCC responsible for insuring private bank deposits in the Republic, and approximately (Peso)2.0 billion was remitted to the Government. On August 1, 2007, the Government sold its remaining shares in PNB through a public offering of approximately (Peso)1.0 billion; PDIC also sold its remaining shares in the same offering and received (Peso)3.2 billion.

On December 13, 2006, the Republic completed the partial privatization of PNOC Energy Development Corporation (“PNOC EDC”) through a (Peso)19.2 billion initial public offering. PNOC, a wholly-owned GOCC, sold approximately 25% of its holdings in PNOC EDC and the remainder of the offering comprised new shares issued by PNOC EDC. As a result of the offering, private shareholders owned approximately 40% of the outstanding shares of PNOC EDC. PNOC’s net proceeds from the offering were approximately (Peso)9.3 billion. PNOC EDC’s proceeds from the offering were (Peso)9.6 billion.

On November 22, 2007, PNOC awarded a 60% controlling stake in PNOC EDC to Red Vulcan Holdings Corp., a Philippine corporation, in a full privatization of this GOCC. Red Vulcan Holdings Corp. submitted the highest bid of (Peso)58.5 billion in an auction on November 21, 2007. The stake sold consisted of approximately six billion common shares, or a 46.7% stake, that was held by the Government, and a 13.3% share held by the PNOC EDC Retirement Fund.

As of September 30, 2010, there were 39 Government corporations and 82 assets handled by the Privatization and Management Office and certain property assets held by the Presidential Commission on Good Government for privatization. Other than the privatization of NPC pursuant to the restructuring of the electric power industry, the Government plans to focus on selling non-power assets such as a parcel of real estate owned by Food Terminal Inc. as well as renting out another property in Fujimi, Japan.

The Government continues to evaluate options for the privatization of Government assets. Initially, the Government targeted approximately (Peso)30.0 billion in revenues from privatization in 2010, but since the Aquino administration assumed office, Government privatization plans for the year have been reassessed. In August 2010, the Secretary of Energy announced that the Government no longer plans to sell its stake in the Malampaya gas field, which is held through the Philippine National Oil Company-Exploration Corp and has deferred other planned privatizations. As a result of these developments, the Government’s revised expectation of proceeds from privatization in 2010, excluding proceeds received from the privatization of assets of NPC by the Power Sector Assets and Liabilities Management Corporation (“PSALM”), is approximately (Peso)2.0 billion.

The Government has established public-private partnerships to provide social services, especially in the health, education, postal and pension sectors. The Government and local government units have also encouraged “build-operate-transfer” arrangements and other initiatives to enable the private sector to meet more of the infrastructure needs, especially in the power, water, transportation and telecommunications sectors.

Restructuring of the Electric Power Industry.    The Electric Power Industry Reform Act of 2001 (the “EPIRA”), which became effective on June 28, 2001, provided the legal framework for the restructuring of the electric power industry, the privatization of NPC and the establishment of various open market devices to promote free and fair competition.

Pursuant to the EPIRA, the power industry was restructured to comprise four sectors—generation, transmission, distribution and supply. To allow the industry to adjust to a market-oriented setting, and to help mitigate adverse economic consequences of the restructuring, the EPIRA also contains transition mechanisms dealing with, among other issues, transition supply contracts, independent power producer (“IPP”) contracts, and “stranded costs and debts” that NPC will not be able to dispose of or settle subsequent to its privatization.

To reorganize NPC’s assets and liabilities, two entities were created pursuant to the EPIRA:

•	PSALM, which has taken ownership of all of NPC’s existing generation assets, liabilities, real estate, and other disposable assets, as well as certain IPP contracts; and

•	the National Transmission Corporation (“Transco”), an entity wholly owned by PSALM, which has assumed NPC’s electricity transmission assets.

Privatization of NPC’s Assets.    NPC’s generation assets are being privatized by PSALM through an open public bidding process, which began in the last quarter of 2003. PSALM has identified 34 generation assets for privatization with a total generation capacity of approximately 4,772.3 MW. As of September 30, 2010, PSALM had sold or contracted to sell 30 of NPC’s generation assets. The generation assets that PSALM has sold or contracted to sell in Luzon and the Visayas have a total operating capacity of 3,440.2 MW, representing approximately 91.7% of the NPC generation assets in Luzon and the Visayas that are included for purposes of determining when open access, which will permit electricity suppliers to compete freely on the open market to supply end-users with power, may be implemented in those regions. The total sales price for the asset sales that have been completed as of September 30, 2010 was approximately $3.5 billion.

The Republic has also begun to transfer the management and control of the total energy output of NPC-owned power plants covered by IPP contracts to private entities which will act as IPP Administrators (“IPPAs”). As of September 30, 2010, the aggregate contracted capacities PSALM had successfully bid out totaled 3,345.8 MW, or approximately 68.2% of the contracted capacity of the IPP contracts for Luzon and the Visayas. PSALM is required to privatize 70% of such capacity as a condition to open access.

On December 12, 2007, the consortium of Monte Oro Grid Corporation, Calaca High Power Corporation and the State Grid Corporation of China was awarded a 25-year concession to operate Transco. Their winning bid was $3.95 billion. The Philippine Securities and Exchange Commission approved the incorporation of the National Grid Corporation of the Philippines, (“Concessionaire”), formed by the consortium on February 21, 2008. The concession agreement, after the execution and delivery to the Concessionaire, became effective on February 28, 2008. On December 1, 2008 President Arroyo signed Republic Act No. 9511, or the Transco Franchise Law, which granted the Concessionaire a 50-year franchise to operate Transco, which became effective on December 20, 2008. Pursuant to the terms of the concession agreement, the Concessionaire remitted separate payments of $445 million and (Peso)25.5 billion to PSALM in early January 2009. The amount represented 25% of the total concession fee. On January 15, 2009, PSALM formally transferred the operations of Transco to the Concessionaire. On July 15, 2009, PSALM received the first interest payment on the balance of the concession fee in the amount of approximately (Peso)6.0 billion. PSALM received a second interest payment on the balance of the concession fee of approximately (Peso)6.0 billion on January 19, 2010, and third interest payment of approximately (Peso)6.0 billion on July 15, 2010.

Issues Relating to Cost Adjustments.    The Purchased Power Adjustment (“PPA”), an automatic cost adjustment mechanism, historically allowed NPC to pass on increased costs associated with its IPP contracts. Former President Arroyo issued a presidential directive ordering NPC to reduce the average PPA charge in 2002. Identifying problems with PPA calculations, the Energy Regulatory Commission (“ERC”) promulgated two price adjustment mechanisms, the Generation Rate Adjustment Mechanism (“GRAM”) and the Incremental Currency Exchange Rate Adjustment (“ICERA”). The GRAM was approved by the ERC in 2003 to allow recovery of incremental fuel and purchased power costs from changes in either fuel prices or the cost of power purchased from IPPs. The ICERA allows for the recovery of incremental costs incurred as a result of foreign currency exchange rate fluctuations. Both mechanisms involve quarterly adjustments to the generation rate.

On August 14, 2008, PSALM submitted its Proposed Rules for the Automatic Recovery of NPC/PSALM’s Generation Assets’ Monthly Fuel, Purchased Power and Foreign Exchange-Related Costs to the ERC. On August 3, 2009, the ERC approved the proposed rules to replace the ERC guidelines for GRAM and ICERA filings. The rules will automatically adjust the generation rates, and eliminate the need for PSALM and NPC to file for recoveries each quarter and await a decision by the ERC. Instead, NPC and PSALM will submit filings to the ERC on a monthly basis after adjusting the generation rates, and the ERC will review and, if it concurs, confirm the adjustments.

On June 25, 2010, NPC and PSALM filed their most recent application for basic rate adjustments under the GRAM and the ICERA, which are known as the 17th GRAM and the 16th ICERA applications, respectively. Under these applications, the Luzon, Visayas, and Mindanao grids’ effective generation rates would increase by (Peso)0.2358 per kWh, (Peso)0.4142 per kWh, and (Peso)0.5099 per kWh, respectively.

Issues Relating to the Universal Charge.    Under the EPIRA, a “Universal Charge” is imposed. The Universal Charge, which is not limited to NPC’s customers, is imposed to pay for NPC’s remaining debt and contract obligations that will not be liquidated by proceeds from NPC’s privatization, some costs associated with long-term purchase contracts of distribution utilities, the cost of electrification projects in remote areas (“missionary electrification”), an environmental charge for rehabilitation and maintenance of watershed areas, and a subsidy for indigenous and renewable sources of energy. After a challenge to the constitutionality of the Universal Charge by various consumer and environmentalist groups for being an undue delegation of legislative power, the Supreme Court upheld the constitutionality of the Universal Charge on July 17, 2007.

On June 30, 2009, PSALM filed a petition with the ERC for recovery of the Universal Charge for stranded debt and stranded contract costs accumulated in 2008. If PSALM’s petition is granted as requested, all electricity end-users would be imposed additional electricity charges of (Peso)0.920 per kWh and (Peso)0.305 per kWh for the recovery of stranded contract costs and stranded debts, respectively. These additional charges would be imposed over a duration of five and 17 years, respectively. The ERC is presently considering the petition, and hearings are ongoing.

On August 17, 2009, the ERC issued a resolution granting provisional authority for Transco and other distribution utilities to collect a Universal Charge for missionary electrification of (Peso)0.0978 per kWh beginning on September 15, 2009. This charge is intended to cover subsidies of approximately (Peso)5.7 billion given to NPC’s small power utilities group for its expenses in 2009.

On June 29, 2010, PSALM filed another petition with the ERC for recovery of the Universal Charge to recover stranded contract costs from losses resulting from operation of IPPs in 2009, as well as projected 2010 stranded debts which are not liquidated by PSALM’s privatization exercises. If the petition is granted, it would amount to the imposition of additional electricity charges of approximately (Peso)0.188 per kWh per end-user.

As of March 31, 2010, total collections from the Universal Charge amounted to (Peso)13.3 billion, out of which PSALM disbursed (Peso)12.8 billion to NPC for the environmental charge and missionary electrification in accordance with the provisions of the EPIRA.

Government Financing of NPC.    To cover its cash flow deficits for the years 2003, 2004 and 2005, NPC obtained a total of approximately $3.8 billion ($1.5 billion in 2003, $1.7 billion in 2004 and $590 million in 2005) including bond issuances, in financing from multilateral organizations and export credit agreements, all of which were guaranteed by the Government. In addition, to finance its debt service requirements, from 2001 to 2008, the Government provided NPC a total of (Peso)136.0 billion in cash advances. A significant portion of this amount has been repaid by NPC, leaving only (Peso)8.0 million of Government cash advances unpaid as of September 30, 2010. NPC’s capital expenditures were historically financed through borrowings from multilateral organizations, export credit agreements and internal cash generation. Under the EPIRA, the Government was obligated to assume (Peso)200 billion of NPC’s debt, and the Government assumed $3.4 billion and €500 million (amounting to approximately (Peso)200 billion) of NPC’s debt in March 2005. In addition, under the EPIRA, PSALM was tasked with the management and liquidation of NPC’s assets and liabilities. Through its privatization of NPC’s assets, PSALM has generated revenue which it has utilized for the management and servicing of NPC’s liabilities.

Prepayment of NPC Debts.    On December 5, 2007, PSALM announced plans to maximize the use of proceeds from its privatization efforts in 2007 by pre-paying a portion of NPC’s outstanding debts. In the first nine months of 2008, PSALM’s prepayments of NPC debt aggregated approximately $1.3 billion, which helped lower NPC’s outstanding debt to approximately $18.1 billion as of October 1, 2008. PSALM had identified an additional $1.1 billion of NPC debt it had intended to prepay in the last quarter of 2008 and 2009. However, in the last quarter of 2008, PSALM suspended its prepayments program as a result of the international credit crisis. On December 2, 2009, PSALM completed an exchange offer through which $600 million of bonds originally issued by NPC and due in 2010 and 2011 were exchanged for longer-termed PSALM bonds due in 2019 and 2024.

PSALM Investigations.    On July 27, 2010, Energy Secretary Rene Almendras commenced an investigation into alleged anomalies concerning the recovery of approximately (Peso)471 billion in debt of PSALM and NPC through the Universal Charge component of electricity charges to consumers. A number of senators have also called for investigations into the matter, alleging that various PSALM costs and expenses relating to consultancy fees, employee bonuses and other remuneration were included in PSALM’s Universal Charge application with the ERC. PSALM has denied these allegations, and the Commission on Audit has also stated that no such components were included in PSALM’s Universal Charge applications.

GDP and Major Financial Indicators

Gross Domestic Product

Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country during a given period and is indicative of whether the country’s productive output rises or falls over time. By comparison, gross national product, or GNP, measures the market value of all final goods and services produced by a country’s citizens during a given period, whether or not the production occurred within the country.

Economists show GDP and GNP in both current and constant market prices. GDP and GNP at current market prices values a country’s output using the actual prices of each year, whereas GDP and GNP at constant market prices (also referred to as “real” GDP and GNP) values output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation. Growth figures for GDP and GNP in this prospectus are period-on-period comparisons of real GDP and GNP, respectively.

In 2007, GDP grew by 7.1% and GNP grew by 7.5%, compared to growth rates of 5.3% and 5.4%, respectively, in 2006. The GDP rate exceeded the Government’s forecast of 6.1% to 6.7% for 2007. GDP growth was primarily attributable to strong growth in private consumption expenditure, which was supported by benign inflation and improved labor market conditions. Overall investment spending also expanded, with positive business sentiment as indicated by Government surveys. GNP growth was also driven by continued growth in net factor income from abroad, which registered 12.4% growth, an increase from 6.1% growth recorded in 2006.

In 2008, GDP grew by 3.7% compared to 7.1% growth in 2007. GDP growth in 2008 was below the Government’s forecasted growth range of 4.1% to 4.8%, which had been revised downward in October 2008 from original estimates as a result of the global economic downturn. The decrease in GDP growth was due mainly to a slowdown in domestic production, consumer demand and external trade as inflation increased. GDP growth in 2008 was attributable mainly to growth in the manufacturing, trade, agriculture and private services subsectors. Increase in production of agricultural products such as sugarcane and banana products also contributed to GDP growth. In 2008, GNP grew by 6.4% compared to growth of 7.5% in 2007. The decrease in the rate of growth was due mainly to the slowdown in GDP growth. The primary factor that caused GNP growth to exceed GDP growth was the continued growth in net factor income from abroad, which registered 34.5% growth in 2008, compared to 12.4% growth in 2007.

In 2009, GDP grew by 1.1% compared to growth of 3.7% in 2008. The decrease in the GDP growth rate was due mainly to the global economic crisis, which affected the Republic’s exports, as well as typhoons that affected the Republic in the second half of 2009. GDP growth in 2009 was attributable mainly to growth in private services, construction and mining and quarrying subsectors, which grew 6.4%, 9.8% and 21.5%, respectively. In 2009, GNP grew by 4.0% compared to growth of 6.4% in 2008. The slower GNP growth was due mainly to the slowdown in GDP growth. The primary factor that caused GNP growth to exceed GDP growth was the continued strong growth in net factor income from abroad, which registered 28.0% growth in 2009, compared to 34.5% growth in 2008.

In the first nine months of 2010, preliminary estimates indicate that GDP grew by 7.5% and GNP grew by 7.9%, compared to growth of 0.7% and 4.0%, respectively, in the first nine months of 2009. The increases in

GDP and GNP growth were primarily attributable to the global economic recovery, increased government expenditures and the growth in income of OFWs. Consumer spending grew by 4.7%, while government expenditures grew by 6.3% in the first nine months of 2010, compared to growth of 3.7% and 10.1%, respectively, in the first nine months of 2009. GDP and GNP growth in the first nine months of 2010 were driven mainly by the manufacturing, private services, trade, and the housing and real estate subsectors, which were partially offset by the impact of the El Niño phenomenon on the agriculture and fishery subsector. The higher growth in GNP, as compared with GDP growth, was the result of continued strong growth in net factor income from abroad, which registered growth of 10.3% in the first nine months of 2010, compared to 31.6% growth in the first nine months of 2009.

GROSS DOMESTIC PRODUCT BY MAJOR SECTORS

(AT CURRENT MARKET PRICES)

													Percentage of GDP
	2005		2006		2007		2008		2009		2010(1)		2005	2009
	(in billions, except as indicated)
Agriculture, fishery and forestry	(Peso)	778.4	(Peso)	853.7	(Peso)	943.8	(Peso)	1,102.4	(Peso)	1,138.3	(Peso)	798.7	14.3%	14.8%

Industry sector
Mining and quarrying		63.6		75.6		108.3		111.0		119.2		122.9	1.2	1.6
Manufacturing		1,264.7		1,377.6		1,459.1		1,654.6		1,566.7		1,199.3	23.2	20.4
Construction		210.2		240.2		300.4		346.6		390.4		356.0	3.9	5.1
Electricity, gas and water		196.7		216.1		230.9		235.6		242.5		219.5	3.6	3.2

Total		1,735.1		1,909.4		2,098.7		2,347.8		2,318.9		1,897.7	31.9%	30.2%

Services sector
Transportation, communications and storage		413.9		446.2		478.4		508.8		514.3		393.7	7.6	6.7
Trade		776.9		877.9		981.5		1,088.2		1,115.4		886.6	14.3	14.5
Finance		263.4		311.4		362.0		404.9		443.5		367.8	4.8	5.8
Ownership of dwellings and real estate		320.4		350.7		374.0		413.0		426.2		347.3	5.9	5.5
Private services		742.0		830.2		936.9		1,036.9		1,147.9		924.4	13.6	14.9
Government services		413.9		451.6		473.3		507.2		574.4		467.3	7.6	7.5

Total		2,930.5		3,268.0		3,606.1		3,959.1		4,221.7		3,387.1	53.5%	55.0%

Total GDP	(Peso)	5,444.0	(Peso)	6,031.2	(Peso)	6,648.6	(Peso)	7,409.4	(Peso)	7,678.9	(Peso)	6,083.4	100.0%	100.0%

Total GNP	(Peso)	5,891.2	(Peso)	6,532.1	(Peso)	7,230.1	(Peso)	8,261.5	(Peso)	8,810.0	(Peso)	7,022.6
Total GDP (in millions of US dollars)(2)		$98,829		$117,534		$144,072		$166,596		$161,213		$133,383
GDP per capita (in US dollars)		$1,159.1		$1,351.8		$1,624.1		$1,841.7		$1,748.0		$1,422.0

Source: National Statistical Coordination Board.

(1)	Preliminary data as of November 25, 2010 for the first nine months of 2010.

(2)	Calculated using the average exchange rate for the period indicated. See “—Monetary System—Foreign Exchange System.”

GROSS DOMESTIC PRODUCT BY MAJOR SECTORS

(AT CONSTANT MARKET PRICES(1))

													Percentage of GDP
	2005		2006		2007		2008		2009		2010(2)		2005	2009
	(in billions, except as indicated)
Agriculture, fishery and forestry	(Peso)	231.0	(Peso)	239.8	(Peso)	251.5	(Peso)	259.4	(Peso)	259.4	(Peso)	178.6	19.1%	18.1%

Industry sector
Mining and quarrying		20.0		18.8		23.7		24.2		29.4		26.95	1.7%	2.0%
Manufacturing		293.3		305.7		315.7		329.0		314.4		250.0	24.2%	22.0%
Construction		45.9		50.3		60.8		65.5		71.9		62.5	3.8%	5.0%
Electricity, gas and water		37.7		40.1		42.7		45.9		44.5		36.9	3.1%	3.1%

Total	(Peso)	396.9	(Peso)	414.8	(Peso)	443.1	(Peso)	465.0	(Peso)	460.2	(Peso)	376.3	32.8%	32.1%
Services sector
Transportation, communications and storage		104.8		111.4		120.7		125.8		126.5		94.3	8.6%	8.8%
Trade		203.6		216.1		233.9		236.7		239.1		186.0	16.8%	16.7%
Finance		64.6		71.9		81.3		83.4		88.3		70.7	5.3%	6.2%
Ownership of dwellings and real estate		56.5		59.7		63.2		66.9		66.8		53.8	4.7%	4.7%
Private services		100.4		107.3		116.4		122.0		129.9		102.5	8.3%	9.1%
Government services		53.8		55.2		56.6		58.3		61.9		49.5	4.4%	4.3%

Total	(Peso)	583.6	(Peso)	621.6	(Peso)	672.1	(Peso)	693.1	(Peso)	712.5	(Peso)	556.9	48.2%	49.8%

Total GDP	(Peso)	1,211.5	(Peso)	1,276.2	(Peso)	1,366.6	(Peso)	1,417.1	(Peso)	1,432.1	(Peso)	1,111.8	100.0%	100.0%

Total GNP	(Peso)	1,320.0	(Peso)	1,391.3	(Peso)	1,496.0	(Peso)	1,591.1	(Peso)	1,654.9	(Peso)	1,290.7
Yearly growth in GDP		5.0%		5.3%		7.1%		3.7%		1.1%		7.5%
Yearly growth in GNP		5.4%		5.4%		7.5%		6.4%		4.0%		7.9%

Source: National Statistical Coordination Board.

(1)	Based on constant 1985 prices.

(2)	Preliminary data as of November 25, 2010 for the first nine months of 2010.

The following table shows the percentage distribution of the Republic’s GDP at constant 1985 prices.

DISTRIBUTION OF GROSS DOMESTIC PRODUCT BY EXPENDITURE (AT CONSTANT MARKET PRICES(1))

	2005	2006	2007	2008	2009	2010(2)
Personal consumption	78.2%	78.3%	77.4%	78.2%	80.5%	77.7%
Government consumption	6.4	6.7	6.6	6.4	7.1	7.5
Capital formation
Fixed capital	17.3	17.0	17.7	17.5	17.3	19.6
Changes in stocks	0.3	0.5	0.8	0.6	0.6	(1.0)

Total capital formation	17.6	17.6	18.4	18.2	17.0	18.6
Exports of goods and services	46.7	50.3	49.5	46.8	40.1	51.9
Imports of goods and services	53.2	51.4	46.0	44.7	43.4	47.9
Statistical discrepancy	4.2	(1.5)	(6.0)	(4.8)	(1.22)	(7.2)

Total	100%	100%	100%	100%	100%	100%

Source:	National Statistical Coordination Board.

(1)	Based on constant 1985 prices.

(2)	Preliminary data as of November 25, 2010 for the first nine months of 2010.

Periodic Revisions to Philippine National Accounts.    The National Statistical Coordination Board (“NSCB”) releases quarterly data on the Republic’s national accounts, which includes GDP and GNP data. Under NSCB policy, GDP and GNP data for a particular quarter are revised the following quarter, while annual data are released together with first quarter data and are revised thereafter in May of each year. GDP and GNP estimates are considered “final” after three years. However, NSCB may still revise the “final” estimates whenever it undertakes an overall revision of the national accounts.

Revisions in the Republic’s national accounts are normally due to the availability of new or more complete data, receipt of revised data from original sources, and inclusion or exclusion of emerging or closed industries. The NSCB has traditionally followed the 1968 United Nations System of National Accounts (“UNSNA”). The current overall revision of the Republic’s national accounts incorporates to a large extent the recommendations of the most recent 1993 UNSNA.

The overall revision of the national accounts is ongoing, therefore, GDP and GNP estimates that are currently considered “final” may be subject to further material changes.

Principal Sectors of the Economy

Agriculture, Fishery and Forestry Sector

The Agriculture, Fishery and Forestry sector comprises the agriculture and fishery subsector and the forestry subsector. This sector contributed approximately 18.1% to GDP in 2009 compared to 19.1% to GDP in 2005, at constant market prices.

Agriculture and Fishery Subsector.    The Republic’s principal agricultural products include cereals, such as rice and corn, both of which are cultivated primarily for domestic use, and other crops, such as coconuts, sugar cane and bananas, produced for both the domestic market and export. The Philippines’ diverse agricultural system contains many coconut plantations farmed by agricultural tenants and workers, sugar haciendas farmed either under labor administration or by tenants, and large “agro-business” plantations devoted mainly to crops for export such as bananas and pineapples. Rice, corn and coconuts each account for approximately a quarter of the country’s cultivated area. Fishing production is divided into commercial, municipal and aquaculture fishing.

Forestry Subsector.    The country’s forests, one of the Philippines’ main natural resources, contain a large quantity of hardwood trees. Over the years, population growth, shifting cultivation, illegal logging and inadequate reforestation have depleted the forests, leading to a Government-imposed ban in 1991 on nearly all logging activity in virgin forests and the subsequent continuing decline of the forestry subsector.

In 2007, the agriculture, fishery and forestry sector grew by 4.9%, compared to growth of 3.8% in 2006. The agriculture and fishery subsector grew by 5.0% in 2007, compared to 3.7% growth in 2006, benefiting from Government programs that were put in place as a rapid response measure to mitigate the negative effects of extreme dry weather conditions in the first half of 2007. Leading contributors to growth in the sector in 2007 were fishery, corn and banana production. Rice production grew in 2007 at a rate of 6.0%, while corn production grew by 10.8% and fishery grew by 6.9%.

In 2008, the agriculture, fishery and forestry sector grew by 3.1%, compared to growth of 4.9% in 2007. The decrease in the rate of growth was due to a slowdown in production of rice and corn as a result of unfavorable weather conditions and increases in fertilizer costs. Decreases in the production of livestock and other crops also contributed to slower growth. Fishery growth decreased to 5.5% in 2008 from 6.9% in 2007 as commercial, municipal and aquaculture fishing registered slower growth. On the other hand, the forestry subsector contracted by 7.5% in 2008, from a 13.8% contraction in the subsector in 2007. Other contributors to growth in the sector were from increased production of rice, sugarcane, banana, coconut and poultry products.

In 2009, the agriculture, fishery and forestry sector recorded growth of 3.1%, equal to that in the previous year. Increases in fishery, poultry, livestock, banana, corn and coconut were offset by decreases in the production of rice, other crops, sugarcane and forestry. The decreases in the production of agricultural crops, particularly rice, were due mainly to unfavorable weather conditions as a result of a tropical storm and typhoons.

Preliminary data indicates that the agriculture, fishery and forestry sector, which comprised approximately 16.1% of total GDP during this period, contracted by 2.8% in the first nine months of 2010, compared with growth of 1.2% in the first nine months of 2009. The contraction was due mainly to contractions in the production of rice and corn, which offset growth in other crops, poultry and livestock, and a smaller contraction in sugarcane production. Rice production contracted by 14.9% in the first nine months of 2010, compared to growth of 2.9% in the first nine months of 2009, due to the effects of the El Niño phenomenon resulting in unfavorable weather conditions in some major rice producing regions. Likewise as a result of El Niño, corn production contracted by 15.4% in the first nine months of 2010, compared to growth of 0.8% in the first nine months of 2009. These contractions were partially offset by growth in other crops, which grew by 2.8% in the first nine months of 2010, compared to a contraction of 1.7% in the first nine months of 2009. Poultry and livestock, which grew by 3.0% and 1.1%, respectively, in the first nine months of 2010, also contributed to growth in the agricultural subsector. The fishery subsector grew by 0.8% in the first nine months of 2010 mainly due to higher production in aquaculture and municipal fisheries. However, this growth was slower compared to the 3.0% growth in the first nine months of 2009. The forestry subsector contracted by 13.4% in the first nine months of 2010, compared to a contraction of 10.7% in the first nine months of 2009. Sugarcane production contracted by 19.2% in the first nine months of 2010, compared to a contraction of 19.9% in the first nine months of 2009.

Industry Sector

The industry sector comprises, in order of importance: the manufacturing subsector; the construction subsector; the electricity, gas and water subsector; and the mining and quarrying subsector. The industry sector contributed approximately 32.1% to GDP in 2009, compared to 32.8% to GDP in 2005, at constant market prices.

In 2007, the industry sector grew by 6.8%, compared to growth of 4.5% in 2006, due primarily to growth in the mining and quarrying subsector, and the construction subsector. The mining and quarrying subsector grew by

26.0% in 2007, as a result of higher metal prices in the international market. The construction subsector grew by 21.1% in 2007, compared to 9.6% growth in 2006, due primarily to the increase of Government spending and private construction projects. The electricity, gas and water subsector grew 6.7% in 2007, compared to the 6.4% growth in 2006. The manufacturing subsector recorded lower growth of 3.3% in 2007, compared to growth of 4.2% in 2006.

In 2008, the industry sector grew by 4.9%, compared to growth of 6.8% in 2007. The decrease in the growth rate was due to slower growth in the mining and quarrying subsector and the construction subsector. The construction subsector grew by 7.6% in 2008, compared to 21.0% growth in 2007, due mainly to a contraction in both public and private construction. The mining and quarrying subsector grew by 1.9% in 2008, compared to 26.0% growth in 2007, the slowdown was due to production decreases in crude oil, stone quarrying, clay and sandpits, and all metallic mining except copper. Growth in the industry sector in 2008 was attributable to growth in the manufacturing and electricity, gas and water subsectors. Manufacturing, the largest subsector in the industry sector, grew by 4.2% in 2008, compared to growth of 3.3% in 2007, due primarily to the growth in the food and beverage industry. The electricity, gas and water subsector grew by 7.3% in 2008, compared to 6.7% growth in 2007, due primarily to growth in the electricity and gas industry.

In 2009, the industry sector contracted by 0.9%, compared to growth of 4.9% in 2008, due mainly to contractions in the manufacturing and the electricity, gas and water subsectors. The manufacturing subsector contracted by 4.4% in 2009, compared to growth of 4.2% in 2008, due mainly to a contraction in the manufacture of petroleum products. The electricity, gas and water subsector contracted by 2.9% in 2009, primarily due to a contraction in power consumption of the industrial sector reflecting the continued impact of the global financial crisis on the operations of companies in the manufacturing subsector. Contractions in these subsectors of the industry sector in 2009 were partially offset by growth in the construction and mining and quarrying subsectors. The construction subsector grew by 9.8% in 2009, compared to 7.6% growth in 2008, primarily due to the implementation of the fiscal stimulus program by the Government, which resulted in increased public construction spending. The mining and quarrying subsector grew by 21.5% in 2009, compared to growth of 1.9% in 2008, primarily due to favorable metal and mineral prices in the international market and the completion of six new mining projects in the second half of 2009.

Preliminary data indicates that the industry sector, which comprised approximately 33.8% of total GDP in the first nine months of 2010, grew by 13.7%, a reversal from the 2.7% contraction in the sector during the same period in 2009, due mainly to strong growth in the manufacturing subsector. The manufacturing subsector grew by 13.9% in the first nine months of 2010, compared to a contraction of 7.7% in the first nine months of 2009, due mainly to stronger external trade, particularly in semiconductors, and the improvement in the domestic economy. The major contributors to manufacturing growth were electrical machinery, petroleum and coal products, and food manufactures. The mining and quarrying subsector grew by 18.6% in the first nine months of 2010, compared to growth of 22.9% in the first nine months of 2009. Growth in the mining and quarrying subsector, although at a slower pace than the previous year, was due mainly to increases in the production of nickel, stone quarrying, clay and sandpits and other non-metallic minerals as a result of higher metal prices in the international market. The construction subsector grew by 14.2% in the first nine months of 2010, compared to growth of 12.9% in the first nine months of 2009, as a result of increased private and public construction. The electricity, gas and water subsector grew by 8.3% in the first nine months of 2010, compared to a contraction of 3.8% in the first nine months of 2009, as a result of stable consumption and strong demand from commercial users.

Manufacturing Subsector.    The Republic’s manufacturing subsector comprises three major industry groups:

•	consumer goods, including the food, footwear and garment industries;

•	intermediate goods, including the petroleum, chemical and chemical product industries; and

•	capital goods, including the electrical machinery and electronics industries.

The following table presents, at constant 1985 market prices, the gross value added, which equals the value of sales minus the cost of raw material and service inputs, for the manufacturing sector by industry or industry group.

GROSS VALUE ADDED IN MANUFACTURING BY INDUSTRY GROUP

(AT CONSTANT MARKET PRICES(1))

	2005		2006		2007		2008		2009		2010(2)
	(in millions)
Food manufactures	(Peso)	119,174	(Peso)	125,733	(Peso)	131,878	(Peso)	142,879	(Peso)	142,687	(Peso)	100,706
Beverage industries		9,465		9,727		11,266		12,744		11,887		9,157
Tobacco manufactures		2,549		2,404		2,090		2,581		2,663		1,045
Textile manufactures		5,727		5,397		5,430		4,624		3,921		3,220
Footwear/wearing apparel		11,784		11,554		11,935		12,783		10,143		6,039
Wood and cork products		1,644		1,461		1,779		1,512		1,501		859
Furniture and fixtures		4,548		4,794		5,549		5,131		4,588		3,362
Paper and paper products		2,149		2,213		2,343		2,357		2,257		2,098
Publishing and printing		3,363		3,291		3,357		3,122		3,020		2,201
Leather and leather products		124		145		158		185		105		48
Rubber products		1,993		2,038		1,958		1,906		1,803		1,627
Chemical and chemical products		17,630		18,067		17,578		18,326		17,951		14,204
Petroleum and coal products		40,762		42,310		42,893		44,289		37,361		35,824
Non-metallic mineral products		5,867		6,169		6,947		7,580		8,142		6,120
Basic metal industries		7,493		9,456		9,876		9,881		8,539		7,819
Metal industries		6,186		6,555		7,116		7,632		6,663		5,387
Machinery (except electrical)		4,161		3,373		3,358		3,592		3,136		2,444
Electrical machinery		37,967		39,309		37,365		34,482		34,283		35,119
Transport equipment		2,737		2,560		2,895		2,987		3,262		3,091
Miscellaneous manufactures		8,011		9,108		9,940		10,419		10,486		9,634

Gross value added in manufacturing	(Peso)	293,334	(Peso)	305,663	(Peso)	315,709	(Peso)	329,013	(Peso)	314,399	(Peso)	250,004

Source:	Economic and Social Statistics Office; National Statistical Coordination Board.

(1)	Based on constant 1985 prices.

(2)	Preliminary data as of November 25, 2010 for the first nine months of 2010.

In 2007, the manufacturing subsector recorded lower growth of 3.3% in 2007, compared to growth of 4.2% in 2006, as a result of increased competition from China and other countries in the region and lower exports resulting from slower economic growth in export markets.

In 2008, the manufacturing subsector recorded growth of 4.2%, compared to growth of 3.3% in 2007 due to accelerated growth in food manufacturing, fueled by an increase in sugar production. In addition to food manufacturing, manufacturing of beverages, footwear and wearing apparel, chemical and chemical products, and products of petroleum and coal all grew in 2008.

In 2009, the manufacturing subsector contracted by 4.4%, compared to growth of 4.2% in 2008. The reversal was mainly attributable to sluggish demand for manufactured exports, as a result of the slowdown in the economic activities of the Republic’s trading partners.

In the first nine months of 2010, the manufacturing subsector grew by 13.9%, compared to a contraction of 7.7% in the first nine months of 2009. The reversal was mainly attributable to stronger external trade, particularly in semiconductors, and improvement in the domestic economy.

Construction Subsector.    The construction subsector’s contribution to GDP, at constant market prices, increased from 3.8% in 2005 to 5.0% in 2009.

In 2007, the construction subsector grew by 21.0%, compared to the 9.6% growth in 2006, as both public and private construction increased. The increase in public construction was driven by the increase in Government infrastructure projects, while real estate development projects and business process outsourcing (“BPO”) offices contributed to the increase in private construction projects.

In 2008, the construction subsector grew by 7.6%, compared to growth of 21.0% in 2007. The decline in the rate of growth is mainly attributable to lesser demand from the private sector.

In 2009, the construction subsector grew by 9.9%, compared to growth of 7.6% in 2008. The increase in the rate of growth is mainly attributable to growth in public construction during the first two quarters, which resulted from the release of Government stimulus funds.

In the first nine months of 2010, the construction subsector grew by 14.2%, compared to growth of 12.9% in the first nine months of 2009. The increase in the rate of growth was mainly attributable to the increase in private construction due to the improved business outlook, which encouraged businesses to resume expansion plans and projects that were put on hold during the financial crisis.

Electricity, Gas and Water Subsector.    The electricity, gas and water subsector, also known as the utilities subsector, accounted for 3.1% of GDP in 2009 and 3.1% of GDP in 2005.

In 2007, the utilities subsector grew by 6.7%, compared to the growth of 6.4% in 2006, driven by stable consumption and increasing growth in the commercial sectors.

In 2008, the utilities subsector grew by 7.3%, compared to the growth of 6.7% in 2007, driven by higher electricity consumption in the industrial sector.

In 2009, the utilities subsector contracted by 2.9%, compared to growth of 7.3% in 2008. The contraction was mainly attributable to decreased consumption due to a slowdown in economic activities brought on by the financial crisis.

In the first nine months of 2010, the utilities subsector grew by 8.3%, compared to a contraction of 3.8% in the first nine months of 2009, mainly driven by increased power demand due to the higher level of economic activities.

Mining and Quarrying Subsector.    The mining and quarrying subsector’s contribution to GDP, at constant market prices, increased from 1.7% in 2005 to 2.0% in 2009.

In 2007, the mining and quarrying subsector grew by 26.0%, compared to a decline of 6.1% in 2006, as a result of higher metal prices in the world market. The growth in the mining and quarrying subsector is also related to the Government’s 2005 policy efforts to revive the mining industry. Mining of copper, gold, nickel and other metals, stone quarrying and crude petroleum production all contributed to the mining and quarrying subsector’s growth.

In 2008, the mining and quarrying subsector grew by 1.9%, compared to growth of 26.0% in 2007. The growth was affected by the contraction of gold, chromium and other metallic mining.

In 2009, the mining and quarrying subsector grew by 21.5%, compared to growth of 1.9% in 2008. The increase in the rate of growth was mainly attributable to a surge in demand for metals and minerals as well as increasing prices for metal in the international market. There was strong external demand from China, India, and Hong Kong, as well as by new buyers from Thailand, Japan, and Taiwan on account of the infrastructure development focus of the fiscal stimulus programs of their respective governments.

In the first nine months of 2010, the mining and quarrying subsector grew by 18.6%, compared to growth of 22.9% in the first nine months of 2009. Growth in the subsector was mainly attributable to the increased demand for copper, chromium and nickel.

Services Sector

The services sector includes: the trade subsector; the transportation, communication and storage subsector; the private services subsector; the finance subsector; the housing and real estate subsector; and the government services subsector. The services sector remains the largest contributor to GDP, having contributed 49.8% to GDP at constant market prices in 2009, an increase from 48.2% in 2005.

In 2007, the services sector was the fastest growing sector of the economy, with growth of 8.1%, compared to growth of 6.5% in 2006, due principally to growth in the property market supported by favorable interest rates. The stock market also exhibited increased trading volume in 2007, which was attributable to higher corporate earnings and improved fiscal performance, with the result being a positive contribution to the services sector growth. Leading the growth in the services sector were the finance, trade, private services, and transportation, communications and storage subsectors.

In 2008, the services sector grew by 3.1%, compared to growth of 8.1% in 2007. The decrease in the growth rate was due to a slowdown in the trade, finance, transportation, communications and storage, and private services subsectors. The trade subsector grew by 1.2% in 2008, compared to 8.2% growth in 2007. The slower growth was attributable to higher inflation, which affected consumption patterns, while increased wholesale trade was the main driver for growth. Private services grew by 4.9% in 2008, compared to growth of 8.4% in 2007. The decrease in the growth rate was due to slower growth of educational services, as well as slower growth of hotel and restaurant, medical and health, and personal services. Growth in 2008 was attributable principally to the trade, private services, housing and real estate and government services subsectors. Growth in private services was attributable due mainly to the growth of personal, recreational, medical and other services. The housing and real estate subsector grew by 5.8% in 2008, compared to 5.9% growth in 2007, driven mainly by strong demand from retail markets as well as outsourcing firms. The government services subsector grew by 3.0 % in 2008, compared to 2.7% growth in 2007.

In 2009, the service sector grew by 2.8% compared to 3.1% growth in 2008. The slower growth was primarily the result of a contraction in the housing and real estate subsector and a slowdown in the transportation, communications and storage subsector. The housing and real estate subsector contracted by 0.3% in 2009, compared to growth of 5.8% in 2008, primarily due to the 8.1% decline in the real gross value added of real estate. The transportation, communications and storage subsector grew by 0.6% in 2009, compared to 4.2% growth in 2008. The slower growth in this subsector was attributable to a slowdown in the water transport subsector, which also affected storage and other services. Growth in the services sector in 2009 was attributable principally to growth in the private services, finance and government services subsectors. The private services subsector grew by 6.4% in 2009, compared to growth of 4.9% in 2008, and this higher level of growth was due mainly to growth in business and recreational services. The finance subsector grew by 5.9% in 2009, compared to 2.5% growth in 2008, driven mainly by increased bank lending supported by lower interest rates in the Republic. The government services subsector grew by 6.1% in 2009, compared to 3.0% growth in 2008, primarily due to the stimulus program implemented by the Government in response to the global financial crisis.

Preliminary data indicates that the services sector, which comprised approximately 50.1% of total GDP in the first nine months of 2010, grew by 7.1% in the first nine months of 2010, compared with growth of 2.7% in the first nine months of 2009, due mainly to growth in the trade, private services, and housing and real estate subsectors. The trade subsector grew by 11.1% in the first nine months of 2010, compared to a growth of 0.4% in the first nine months of 2009, due mainly to growth in retail trade. Wholesale trade also contributed to growth in the trade subsector as a result of an increase in petrochemical sales. The private services subsector grew by 7.6% in the first nine months of 2010, compared to growth of 5.6% in the first nine months of 2009, due mainly to growth in recreational services, which include the broadcast media. Business services, including the BPO industry, hotel and restaurants, other services and medical and health, also contributed to growth in the private services subsector. The housing and real estate subsector grew by 7.7% in the first nine months of 2010, compared to a contraction of 1.4% in the first nine months of 2009, primarily due to growth in real estate. The financial services subsector grew by 5.5% in the first nine months of 2010, compared to growth of 5.9% in the first nine months.

Trade Subsector.    The trade subsector, which consists of wholesale and retail activities, accounted for 16.8% of GDP at constant market prices in 2005 and 16.7% of GDP in 2009. Total trade comprised approximately 78.0% retail trade and 22.0% wholesale trade.

In 2007, the trade subsector recorded growth of 8.2%, compared to growth of 6.1% in 2006. The increase was driven by sales from newly opened retail malls.

In 2008, the trade subsector grew by 1.2% even as consumer demand decreased. Wholesale trade drove the growth, as retail trade slowed down due to the rise in inflation. Wholesale trade grew because businesses increased inventories in anticipation of higher prices.

In 2009, the trade subsector grew by 1.0%, compared to growth of 1.2% in 2008. The decrease in the rate of growth was mainly attributable to contraction in wholesale trade because of declining private demand for consumer goods.

In the first nine months of 2010, the trade subsector grew by 11.1%, compared to a contraction of 0.4% in the first nine months of 2009. The reversal was mainly attributable to a stronger economy, better consumer confidence and moderate inflation.

Finance Subsector.    The finance subsector’s contribution to GDP at constant market prices increased significantly from 5.3% in 2005 to 6.2% in 2009.

In 2007, the finance subsector grew by 13.1%, compared to growth of 11.3% in 2006. The increase was attributable to higher remittances from OFWs and an increase in tourism.

In 2008, the finance subsector grew by 2.5%, compared to growth of 13.1% in 2007. The slower growth was due to the slowing global economy and rising inflation.

In 2009, the finance subsector grew by 5.9%, compared to growth of 2.5% in 2008. The increase in the rate of growth was mainly attributable to increased lending activities by financial institutions.

In the first nine months of 2010, the finance subsector grew by 5.5%, compared to growth of 5.9% in the first nine months of 2009. The slower pace of growth was mainly attributable to a slower growth by banks, as well as a contraction in the insurance industry during the second quarter of 2010.

For a discussion of the country’s financial system, see “—The Philippine Financial System.”

Private Services Subsector.    The private services subsector includes educational, medical and health, recreational, and hotel and restaurant services. The subsector contributed 8.3% to GDP in 2005 and 9.1% to GDP in 2009.

In 2007, the private services subsector grew by 8.4%, compared to growth of 6.9% in 2006, primarily as a result of increases in business process outsourcing services and increased spending for health and educational services, both of which were attributable in part to higher OFW remittances.

In 2008, the private services subsector grew by 4.9%, compared to growth of 8.4% in 2007. The slowdown in growth was due to lower growth in hotel and restaurant services, recreational services and personal services.

In 2009, the private services subsector grew by 6.4%, compared to growth of 4.9% in 2008. The increase in the rate of growth was mainly attributable to the growth in recreational services, including broadcasting media.

In the first nine months of 2010, the private services subsector grew by 7.6%, compared to growth of 5.6% in the first nine months of 2009. The increase in the rate of growth was mainly attributable to the increase in tourism activities as well as recreational and medical and health services.

Transportation, Communications and Storage Subsector.    The geographically diverse nature of the Philippines makes it important to have well developed road, air and sea transportation systems. The Government has encouraged the private sector to provide basic transportation services and strengthen inter-regional and urban links. During the term of former President Arroyo, significant transportation projects include the Metro Rail Transit (“MRT”) Project, the Metro Manila Skyway Project, the Manila-Cavite Expressway Project, the South Luzon Expressway Extension, the opening of the Iloilo International Airport and the opening of the Subic Bay Port.

The Philippine road network is the most important transportation system, carrying approximately 65% of freight and 90% of passenger traffic. The road network covers more than 200,000 kilometers. Over 6.2 million vehicles use the road network, including over 900,000 vehicles for public use, principally in Metro Manila. Traffic remains congested in the National Capital Region, despite traffic management and various engineering measures. To ease traffic congestion the Government has built and continues to promote alternative road networks and mass rapid urban-transit-rail.

Use of Philippine rail facilities has declined largely because of the outdated facilities of the Philippine National Railways. To promote the use of rail facilities, the Government has constructed a three-line light-rail transit system in Metro Manila, financed by a build, lease and transfer arrangement, and has plans to construct additional lines and extensions of existing lines.

Ten international airports and over 70 other facilities throughout the Republic help meet the Republic’s air transport needs. The Government plans to upgrade several major airports to international standards and generally to modernize air navigation and communications operations in the Republic.

The Republic also requires an effective water transport system to ferry cargo and passengers among islands. Currently, the water transport system handles approximately 40% of total freight traffic and 10% of total passenger traffic in the Philippines. The regulatory policy during the past decade has been to open the industry to competition, ensuring lower cargo passage rates and improving the quality of service. Among the significant transportation projects pursuant to President Aquino’s Public-Private Partnership program, ten transportation projects have been identified as priority projects which are expected to be implemented beginning in 2011. These include, among others, the NAIA Expressway (Phase II), which will link the Metro Manila Skyway and the Manila-Cavite Coastal Expressway; the Light Rail Transit (“LRT”) Line 2 East Extension; the MRT/LRT Expansion Program; the Bohol Airport project and the upgrade to international standards of the existing Puerto Prinsesa Airport.

Faced with historical shortages of telephone lines and long waits for basic telephone service, especially outside Metro Manila, the Government opened the telecommunications industry in 1993 to intensify competition and to increase substantially the number of telephone lines and interconnections. The Government has continued to implement programs designed to provide telephone lines, exchanges and transmission facilities to underserved regions of the country.

The transportation, communications and storage subsector’s contribution to GDP, at constant market prices, expanded from 8.6% in 2005 to 8.8% in 2009.

In 2007, the transportation, communications and storage subsector grew by 8.3%, compared to growth of 6.3% in 2006. The increase was primarily led by communications, as new services encouraged the use of mobile phones.

In 2008, the transportation, communications and storage subsector grew by 4.2%, compared to growth of 8.3% in 2007. The slowdown in growth was attributable mainly to the higher cost of fuel and a decrease in consumer demand for telecommunications services. Growth in the transportation, communications and storage subsector was attributed mainly to the expansion of the water and air transportation industries as the number of tourists using ferry and airplane services increased.

In 2009, the transportation, communications and storage subsector grew by 0.6%, compared to growth of 4.2% in 2008. The decrease in the rate of growth was mainly attributable to slower growth in water transportation and storage and services incidental to transportation, along with lower demand for communication services during the fourth quarter of 2009.

In the first nine months of 2010, the transportation, communications and storage subsector grew by 1.9%, compared to growth of 1.8% in the first nine months of 2009. The increase in the rate of growth was mainly due to stronger growth in transportation and storage services, despite lower demand for communications services.

Income from Abroad

Net factor income from abroad, which is a component of GNP but is not included in GDP, is a significant factor in the Philippine economy, largely driven by OFW remittances. Net factor income from abroad includes estimates of the amount of compensation of OFWs, as well as investment income of OFWs from their properties. In 2007, 2008, 2009 and the first nine months of 2010, respectively, net factor income from abroad accounted for 8.7%, 10.9%, 13.5% and 13.9% of the Republic’s GNP, respectively.

In 2007, net factor income from abroad recorded growth of 12.4%, compared to growth of 6.1% in 2006. The increase was primarily attributable to the increase in OFW remittances from the Americas, as the number of OFW contracts from the United States increased 20.0% compared to 2006.

In 2008, net factor income from abroad grew by 34.5%, compared to growth of 12.4% in 2007. OFW remittances increased as demand for OFWs continued to grow in the education and health care sectors in North America and the construction sector in the Middle East. Higher remittance levels were partially offset by lower income from property investments in 2008 compared to 2007.

In 2009, net factor income from abroad grew by 28.0%, compared to growth of 34.5% in 2008. The contraction in the growth of net factor income from abroad was due mainly to a decline in property income, which partially offset increased OFW remittances.

In the first nine months of 2010, net factor income from abroad, which comprised approximately 13.9% of total GNP, increased by 10.3% to (Peso)178.9 billion, compared to (Peso)162.1 billion in the first nine months of 2009. The increase was primarily due to increased inflows of OFW compensation as a result of the sustained strong overseas demand for their services. In 2009, total OFW remittances were $17.3 billion, a 5.6% increase from the

$16.4 billion recorded in 2008. Preliminary data indicates that in the first nine months of 2010, total OFW remittances were $13.8 billion, 7.8% higher than the $12.8 billion recorded in the first nine months of 2009. Growth in OFW remittances was primarily attributable to continued deployment of both land-based and sea-based workers overseas.

Prices, Employment and Wages

Inflation

The Philippines reports inflation as the annual percentage change in the consumer price index (“CPI”), which measures the average price of a standard “basket” of goods and services used by a typical consumer. The National Statistics Office (“NSO”) conducts a nationwide Family Income and Expenditure Survey every three years. Although the Government previously reported inflation figures based on both the 1994 CPI basket and the 2000 CPI basket, the 2000 CPI basket has been the only official measure for inflation since January 2005.

The following table sets out the principal components of the 2000 CPI basket.

PRINCIPAL COMPONENTS OF THE 2000 CPI BASKET

Category	2000 CPI Basket
Food items (including beverages and tobacco), total	50.0
Rice	9.4
Non-food items, total	50.0
Housing and repairs	16.8
Services	15.9
Fuel, light and water	6.9
Clothing	3.0
Miscellaneous	7.3

The following table sets out the consumer price index (based on the 2000 CPI basket) and the manufacturing sector’s equivalent, the producer price index (“PPI”) (based on the 1994 Producer Price Index benchmark for 2005, while the 2000 PPI was the base for 2006 onwards), as well as the annual percentage changes in each index.

CHANGES IN CONSUMER AND PRODUCER PRICE INDEX

	2005	2006	2007	2008	2009	2010
Consumer Price Index	129.8	137.9	141.8	155.0	160.0	165.8	(1)
Increase over previous period	7.6%	6.2%	2.8%	9.3%	3.2%	3.8%
Producer Price Index for manufacturing	219.5	169.6	170.8	175.3	172.9	164.6	(2)
Increase over previous period	10.8%	11.2%	0.7%	4.1%	-1.4%	-4.7%

Source: National Statistics Office.

(1)	Average of the CPI from January to November 2010.

(2)	Average of the PPI from January to October 2010.

The average inflation rate for 2007 was 2.8%, which was lower than the 6.2% inflation rate recorded in 2006, due to lower annual average growth rates registered in all commodity groups. The biggest drop in inflation rate was in fuel, light and water due to a lower annual increase in the price of kerosene.

The average inflation rate for 2008 was 9.3%, higher than the average inflation rate of 2.8% in 2007. The primary inflationary pressures in 2008 were increases in food and energy prices. In particular, domestic rice prices rose during the first six months of 2008 due to an increase in the price of fertilizers and fuel, as a result of a rise in international oil prices, and a significant rise in the price of imported rice.

The average inflation rate for 2009 was 3.2%, lower than the average inflation rate of 9.3% in 2008. The primary inflationary pressures in 2009 were increases in food, beverage, and tobacco prices (5.8%), and housing and repairs (2.9%).

Average inflation in the first eleven months of 2010 was 3.8%, higher than the average inflation rate of 3.1% in the first eleven months of 2009. The primary inflationary pressures in the first eleven months of 2010 were increases in prices of fuel, light and water, as well as increases in prices of food, particularly meat, fish and miscellaneous food items, and in prices of services. These increases offset slower price increases in beverages, housing and repairs and miscellaneous items.

The Producer Price Index, or PPI, decreased by 7.0% from 173.2 in December 2009 to 161.1 in October 2010, due to decreases in the prices of textiles, plastic products, glass and glass products, metals, iron and steel, electrical machinery, non-electrical machinery, and furniture and fixtures. These price decreases offset general price increases in food manufacturing, footwear and apparel, leather products, petroleum products and rubber products. The PPI for October 2010 was approximately 6.5% lower than the level recorded in October 2009. This was primarily attributable to decreases in the price of furniture and fixtures, non-electrical machinery and electrical machinery over the period.

Employment and Wages

The following table presents selected employment information for various sectors of the economy.

SELECTED EMPLOYMENT INFORMATION

	2005	2006	2007	2008	2009	2010(1)
Labor force (in thousands)(2)(3)	34,938	35,464	36,213	36,805	37,891	38,774
Unemployment rate (old methodology)	11.3%
Unemployment rate (new methodology)	7.8%	8.0%	7.3%	7.4%	7.5%	7.4%
Employment share by sector:
Agriculture, fishery and forestry	35.9%	35.8%	35.1%	35.3%	34.3%	33.1%
Industry sector
Mining and quarrying	0.4	0.4	0.4	0.5	0.5	0.6
Manufacturing	9.6	9.4	9.1	8.6	8.3	8.4
Construction	5.3	5.1	5.3	5.4	5.4	5.7
Electricity, gas and water	0.4	0.4	0.4	0.4	0.4	0.4

Total industry sector	15.7%	15.3%	15.3%	14.8%	14.5%	15.1%
Services sector
Transportation, communications and storage	7.6	7.6	7.7	7.6	7.6	7.6
Trade	19.0	19.0	18.9	18.9	19.2	19.5
Finance and housing	3.3	3.5	3.7	3.9	4.1	4.2
Services	18.5	18.8	19.2	19.5	20.2	20.6

Total services sector	48.4%	48.9%	49.6%	49.9%	51.1%	51.9%

Total employed	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Bureau of Labor and Employment Statistics—Current Labor Statistics; National Statistics Office—Labor Force Survey.

(1)	Average of January, April, and July 2010 Labor Force Survey figures.

(2)	Does not include OFWs.

(3)	Figures generated using 2000 census-based population projections.

As of July 2010, the labor force in the Republic, not including OFWs, totaled 38.7 million people. Workers in the Republic are employed primarily in service industries, such as wholesale and retail trade and repair of motor vehicles, motorcycles and personal and household goods. Filipino workers in the agriculture sector comprised 33.1% of the total employed followed by the industry sector, which employed 15.1% of the total labor force as of July 2010. Most Filipinos employed in the industry sector, constituting approximately 8.4% of the total labor force, worked in the manufacturing subsector.

Regional tripartite bodies consisting of representatives of Government, businesses and workers establish minimum wage adjustments, which vary based on region and industry. Under Philippine law, minimum wage adjustments may only be increased once in any twelve month period. The minimum wages for workers in Metro Manila and the surrounding areas are the highest in the country. As of August 31, 2010, the minimum wage for non-agricultural workers in the Republic’s National Capital Region, which includes Metro Manila, was (Peso)404 per day, while for agricultural workers, the minimum wage was (Peso)367 per day. In other regions of the Republic, the minimum wage for non-agricultural workers ranges from (Peso)196 to (Peso)320 per day, while for agricultural workers the minimum wage ranges from (Peso)178 to (Peso)295 per day.

In April 2005, the Government adopted a new definition of unemployment. The old definition of unemployment included all persons at least 15 years old without work who were seeking work. The new definition is restricted to such persons who are also immediately available for work (excluding, for example, students seeking work who would not be able to immediately take on new employment). The new definition of employment is intended to make the Republic’s reporting of labor statistics consistent with prevailing international standards. Using the new definition of unemployment, the national average unemployment for the period of April to December 2005 was 7.9% in 2005. Under the old methodology, the unemployment rate would have been 11.3% in 2005.

The average unemployment rate of 8.0% in 2006 was slightly higher than the 7.9% average for the period of April to December 2005. The employment rate in the agricultural and services sectors increased by 1.7% and 3.2%, respectively, but this was offset in part by the unemployment rate for the industry sector, which decreased by 0.3%.

The average rate of unemployment in 2007 was 7.3%, a decrease from 8.0% in 2006. Leading contributors to the decrease in unemployment in 2007 were increases in the number of workers employed in the services and industry sectors. The services sector continued to employ the highest number of persons in 2007, and contributed 697,000 new jobs to the economy in 2007.

The average rate of unemployment in 2008 was 7.4%, compared to 7.3% in 2007. The increase in the unemployment rate from the previous year was attributed mainly to decreased employment in the industry sector, particularly in manufacturing. Unemployment remained high in urbanized areas, with the unemployment rate in the National Capital Region reaching 12.2% and the unemployment rate in Region IV-A reaching 9.2%.

The average rate of unemployment in 2009 was 7.5%, an increase from the 7.4% average unemployment rate in 2008. The services sector continued to employ the highest number of persons in 2009, accounting for 51.1% of the total workforce of approximately 37.9 million, followed by the 34.3% employed in the agriculture sector and 14.5% in the industrial sector. In the National Capital Region, which includes Metro Manila, the unemployment rate of 12.9% in 2009 was significantly higher than the national average.

The average rate of unemployment for the period January to July 2010 was 7.4%, lower than the 7.6% average unemployment rate in the same period in 2009. For the first seven months of 2010, the services sector continued to employ the highest number of persons and contributed 283,000 new jobs to the economy.

Social Security System and Government Service Insurance System

The Philippines does not pay any unemployment compensation or make any general welfare payments other than through the Social Security System and the Government Service Insurance System. The Social Security System provides private sector employees, including self-employed persons and their families, with protection against decreases in income due to disability, sickness, old age and death. Monthly contributions by covered employees and their employers, and investment income of the Social Security System, fund the system. The Social Security System invests its funds in Government securities and in domestic equity securities.

The Government Service Insurance System administers social security benefits for Government employees, including retirement benefits, life insurance, medical care and sickness and disability benefits. It also administers the self-insurance program for Government properties, such as buildings and equipment. The Government Service Insurance System also oversees loan programs, including housing loans for Government employees. Monthly contributions by covered employees and their employers fund the system. Government agencies must include in their annual appropriations the amounts needed to cover their share of the contributions and any additional premium required based on the hazardous nature of the work. The Government Service Insurance System invests its funds in a manner similar to the Social Security System.

Savings

The following table sets out gross national savings, total investment and the savings-investment gap as a percentage of GDP.

NATIONAL SAVINGS AND INVESTMENTS

Item	2005	2006	2007	2008	2009
Gross national savings	30.1%	29.1%	30.2%	31.1%	30.5%
Gross domestic savings	21.9	20.0	20.7	19.3	15.6
Foreign savings	4.9	8.3	9.7	10.3	15.8
Investment	14.6	14.5	15.4	15.3	14.7
Savings-investment gap	15.5%	14.8%	15.8%	15.7%	15.8%

Source: National Accounts, NSCB.

Balance of Payments

Overview

Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current account and the capital and financial accounts. The current account tracks a country’s trade-in-goods, services, income and current transfer transactions. The capital and financial account includes the capital account, which covers all transactions involving capital transfers and acquisition or disposition of non-produced, non-financial assets, and the financial account, which covers all transactions associated with changes of ownership in the foreign financial assets and liabilities of an economy. A balance of payments surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. A balance of payments deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency.

Revisions

In the case of import data, revisions to data for 2009 were made in accordance with the recommendations of the Inter-agency Committee on Trade Statistics (comprised of representatives from the Bangko Sentral, NSO, the National Economic Development Authority (“NEDA”), Bureau of Customs and the National Statistical Coordination Board), and included valuation adjustments of imports under consignment arrangements, particularly for electronics and garments, and other imports not covered in the foreign trade statistics of the NSO, such as remittances in kind. These adjustments resulted in a wider trade deficit that consequently reduced the current account balance. In the case of remittances, OFW remittance statistics for 2003 were revised to categorize OFWs into residents and non-residents in accordance with the one-year residency rule recommended in the IMF’s BPM5. Under the BPM5 methodology, the residency of seasonal workers, such as OFWs, is classified according to the length of their intended stay in the host country. Generally, OFWs who are expected to be working abroad for less than one year are classified as Philippine residents and their gross earnings are reflected under the income account. On the other hand, OFWs who are expected to be working abroad for one year or more are classified as non-residents and their remittances are reflected under the current transfers account. Moreover, the new estimation methodology takes into account cash remittances made by OFWs through informal channels, as well as remittances-in-kind. Calculation of these cash remittances and remittances-in-kind are based on data from the NSO’s Survey of Overseas Filipinos. Trade credits are based on surveys and external debt reports, rather than the previous method of deriving trade receivables and payables from data on goods shipments and payments. Other changes involve the use of new databases, such as administrative records of government regulatory agencies, as well as records of international agencies.

With respect to imports and exports of goods, the balance of payments statistics released by Bangko Sentral are based on the trade-in-goods statistics compiled by the NSO. However, for purposes of inclusion in the overall balance of payments, the trade-in-goods statistics reported by the NSO are adjusted by Bangko Sentral to exclude temporary exports and imports and returned goods. This adjustment is intended to bring the balance of payments results in line with the IMF’s BPM5.

In March 2006, along with the release of the full year balance of payments data for 2005, Bangko Sentral also released revised balance of payments data for the years 1999 to 2004. The revisions for the years 2003 and 2004 mainly reflected data updates and reclassification, specifically in the financial account.

In September 2006, along with the balance of payments data for the first half of 2006, the Bangko Sentral released revisions to the balance of payments data for 2004 and 2005. The revisions mainly consisted of: (i) reclassification of transactions previously recorded under merchant services imports to miscellaneous business, professional and technical services; (ii) correction of reinvested earnings under the income account; and (iii) revision of the 2004 and 2005 portfolio investment assets to reflect the revised results of the Coordinated Portfolio Investment Survey. As a result of the revisions, reinvested earnings and undistributed branch earnings reversed to a deficit of $140 million from the $25 million surplus originally reported. The income account deficit consequently increased to $294 million from the $107.0 billion originally reported. The portfolio investments account increased to a surplus of $3.5 billion from the $2.8 billion originally reported. This brought the financial account balance to $2.2 billion, an increase from the $820 million originally reported.

In September 2008, along with the balance of payments data for the second half of 2008, Bangko Sentral released revisions to the balance of payments data for 2007. The revisions mainly consisted of: (i) revision of the goods import and export figures to reflect adjustments made by the NSO; (ii) revision of investment income under the income account; and (iii) revision of portfolio investment and other investment assets to reflect the revised results of the Coordinated Portfolio Investment Survey. As a result of the revisions, goods exports increased to $49.5 billion from the $49.3 billion originally reported. Goods imports increased to $57.9 billion from the $57.6 billion originally reported. Investment income increased to a deficit of $3.9 billion from the $3.5 billion deficit originally reported. Assets under the portfolio investments account reversed to a deficit of $834 million from the $481 million surplus originally reported; while assets under the other investment account increased from $2.5 billion to $4.8 billion.

In September 2009, along with the balance of payments data for the first half of 2009, Bangko Sentral released revisions to the balance of payments data for 2008. The revisions mainly consist of (i) revision of the goods import and export figures to reflect adjustments made by the NSO; (ii) revision of investment income under the income account; and (iii) revision of portfolio investment and other investment assets to reflect the revised results of the Coordinated Portfolio Investment Survey. As a result of the revisions, goods exports increased to $48.3 billion from the $48.2 billion originally reported. Goods imports increased to $61.1 billion from the $60.8 billion originally reported. Investment income increased to a deficit of $4.0 billion from the $3.9 billion deficit originally reported. The asset deficit under the portfolio investments decreased to a deficit of $619 million from a deficit of $1.0 billion originally reported; while the asset deficit under the other investment account increased from a deficit of $3.8 billion to $4.4 billion.

In September 2010, along with the balance of payments data for the first half of 2010, Bangko Sentral released revisions to the balance of payments data for 2009. The revisions consisted mainly of (i) revision of goods import and export figures to reflect adjustments made by the NSO; (ii) revision of disbursements under the income account; (iii) revision of receipts and payments under the current transfers account; and (iv) revision of portfolio investment and other investment assets and liabilities to reflect the revised results of the Coordinated Portfolio Investment Survey. As a result of the revisions, goods exports increased to $37.6 billion from the $37.5 billion originally reported, while goods imports increased to $46.5 billion from the $46.3 billion originally reported. Disbursements under the income account decreased to $5.7 billion from the $5.8 billion originally reported. Receipts under the current transfers account increased to $16.7 billion from the $16.6 billion originally reported, while disbursements under the current transfers account decreased to $0.6 billion from the $0.7 billion originally reported. Assets under the portfolio investments account increased to $1.9 billion from the $0.9 billion originally reported, while liabilities under the portfolio investments account decreased to $2.2 billion from the $2.3 billion originally reported. Assets under the other investments account decreased to $2.2 billion from the $3.1 billion originally reported, while liabilities under the other investments account decreased to a deficit of $0.9 billion from the deficit of $2.1 billion originally reported.

The following table sets out the consolidated financial position of the Republic for the years 2005 to 2009, as well as preliminary data for the first six months of 2010. Please note that on September 23, 2010, the Bangko Sentral has revised the BOP statistics from 2009 onwards to reflect the revised treatment of SDR allocation. Prior to the adoption of the revised treatment, the allocation of SDRs was considered a non-transaction item, and therefore was not recorded in the BOP. With the implementation of the revised treatment, the SDR allocation is now treated as a transaction, particularly as a long-term liability of the monetary authority. As a result, the data included in this table may be different from previously reported data.

BALANCE OF PAYMENTS

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Overall BOP position:(3)	$2,410	$3,769	$8,557	$89	$6,421	$3,284

Current account(1)	$1,980	$5,341	$7,112	$3,627	$8,788	$4,406

Goods and services:	(9,113)	(6,595)	(6,142)	(11,725)	(7,313)	(3,705)
Exports	44,788	52,970	59,278	57,970	47,858	29,580
Imports	53,901	59,565	65,420	69,695	55,171	33,285
Goods	(7,773)	(6,732)	(8,391)	(12,885)	(8,863)	(4,754)
Credit: Exports	40,263	46,526	49,512	48,253	37,610	23,309
Debit: Imports	48,036	53,258	57,903	61,138	46,473	28,063
Services	(1,340)	137	2,249	1,160	1,550	1,049
Credit: Exports	4,525	6,444	9,766	9,717	10,248	6.271
Debit: Imports	5,865	6,307	7,517	8,557	8,698	5,222
Income:	(298)	(1,261)	(899)	105	28	(177)
Credit: Receipts	3,937	4,388	5,351	5,973	5,712	2,903
Debit: Disbursements	4,235	5,649	6,250	5,868	5,684	3,080
Current transfers:	11,391	13,197	14,153	15,247	16,073	8,288
Credit: Receipts	11,711	13,511	14,573	15,780	16,696	8,483
Debit: Disbursements	320	314	420	533	623	195
Capital and financial account:	2,229	20	3,527	(1,649)	(1,102)	(192)

Capital account:	40	138	24	53	104	48
Credit: Receipts	58	181	108	114	166	85
Debit: Disbursements	18	43	84	61	62	37
Financial account:	2,189	(118)	3,503	(1,702)	(1,206)	(240)
Direct investment	1,665	2,818	(620)	1,285	1,589	445
Debit: Assets, residents’ investments abroad	189	103	3,536	259	359	287
Credit: Liabilities, non-residents’ investments in the Philippines	1,854	2,921	2,916	1,544	1,948	732
Portfolio investments	3,475	3,043	4,623	(3,627)	290	(1,205)
Debit: Assets, residents’ investments abroad	146	1,567	(834)	(789)	1,865	1,578
Credit: Liabilities, non-residents’ investments in the Philippines	3,621	4,610	3,789	(4,416)	2,155	373
Financial derivatives:	(43)	(138)	(288)	(113)	32	(75)
Debit: Assets, residents’ investments abroad	(98)	(159)	(170)	(541)	(403)	(167)
Credit: Liabilities, non-residents’ investments in the Philippines	(141)	(297)	(458)	(654)	(371)	(242)
Other investment:	(2,908)	(5,841)	(212)	753	(3,117)	595
Debit	4,791	3,512	4,840	(4,305)	2,192	1,436
Credit	1,883	(2,329)	4,628	(3,552)	(925)	2,031
Net unclassified items:	(1,799)	(1,592)	(2,082)	(1,889)	(1,265)	(930)

Source: Bangko Sentral.

(1)	Revised to reflect: late reports, post audit adjustments and final data from companies. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of September 23, 2010 for the first six months of 2010.

(3)	The overall BOP position is determined by deducting change in reserve liabilities from change in reserve assets.

Overall Balance of Payments Performance

In 2007, the Republic’s overall balance of payments position recorded a surplus of $8.6 billion, more than twice the surplus of $3.8 billion in 2006. The higher balance of payments position was supported by sustained inflows from OFWs. In addition, the higher balance of payments surplus was recorded although the Republic prepaid certain public and private sector obligations during this period, due to ample foreign exchange liquidity in the system which allowed for such prepayments before maturity, with total prepayments reaching $2.2 billion during the year. The overall balance of payments position was also supported by increased foreign exchange inflows, as recorded in the current account, which grew by 34.0% to $7.1 billion from $5.3 billion in 2006, where an increase in the trade-in-goods deficit was offset by a surplus in the services account of $2.2 billion from $137 million in 2006. Growth in the capital and financial account resulted in a $3.5 billion surplus, compared to $20.0 million in 2006, was primarily attributable to the financial account, which had a surplus of $3.5 billion from a deficit of $118 million in 2006. In this account, the net inflow in portfolio investments grew by 53.3% to $4.6 billion from the $3.0 billion recorded in the previous year.

In 2008, the overall balance of payments position of the Republic recorded a surplus of $89 million, which was considerably lower than the $8.6 billion overall surplus recorded in 2007. This overall change in the balance of payments position was mainly attributable to the deficit in the capital and financial account of $1.6 billion for the year, which was a reversal from the surplus of $3.5 billion in 2007. In addition, the current account surplus of $3.6 billion in 2008 was 49.0% lower than the $7.1 billion surplus recorded in 2007. The sustained surplus in the current account was primarily attributable to the increase in net current transfers, which was attributable primarily to higher remittances and the surplus of net income flows. These developments were offset in part, however, by lower net services inflows and the higher trade-in-goods deficit.

In 2009, the overall balance of payments position of the Republic recorded a surplus of $6.4 billion, which was considerably higher than the $89 million overall surplus recorded in 2008. This higher balance of payments surplus was mainly attributable to the higher surplus in the current account of $8.8 billion for 2009, which was 142.3% higher than the $3.6 billion surplus recorded in 2008. The capital and financial account recorded a deficit of $1.1 billion in 2009, compared to a $1.6 billion deficit recorded in 2008.

In the first six months of 2010, preliminary data indicates that the overall balance of payments position of the Republic recorded a surplus of $3.3 billion, which was 48.2% higher than the $2.2 billion surplus recorded for the first six months of 2009, primarily as a result of a lower deficit in the capital and financial account and a higher surplus in the current account. The capital and financial account recorded a deficit of $192 million in the first six months of 2010, compared to the $2.6 billion deficit recorded in the first six months of 2009. The current account recorded a surplus of $4.4 billion, which was 2.3% higher than the surplus of $4.3 billion recorded in the first six months of 2009. The lower deficit in the capital and financial account and higher surplus in the current account were partially offset by an outflow of $930 million in net unclassified items in the first six months of 2010, compared to a net inflow of $541 million in the first six months of 2009.

Current Account

The current account recorded a surplus of $7.1 billion in 2007, 34.0% higher than the previous year’s surplus of $5.3 billion. The higher surplus was mainly the result of strong inflows in the current transfers and services account, which grew by 7.2% to $14.2 billion, as a result of higher remittances by OFWs. The income account also recorded a lower deficit during the year of $892 million, from a deficit of $1.3 billion in 2006. These improvements more than offset the higher trade-in-goods deficit, which widened by 25.4% to $8.4 billion from a deficit of $6.7 billion in 2006.

In 2008, the current account recorded a surplus of $3.6 billion, a decrease of approximately 49.0% from a surplus of $7.1 billion recorded in the previous year. The lower surplus was mainly the result of the trade-in-goods deficit in 2008, which increased to $12.9 billion from an $8.4 billion deficit in 2007 due to higher levels of imports of all major commodities and a contraction in the exports of goods. A lower net inflow of services, which declined by 48.4% to $1.2 billion in 2008 from $2.2 billion in 2007, also contributed to the decrease in the current account surplus. These developments offset improvements in net current transfer receipts of $15.2 billion, which was a 7.0% increase from the $14.2 billion recorded in 2007.

In 2009, the current account recorded a surplus of $8.8 billion, an approximately 125.5% increase from the $3.9 billion surplus recorded in 2008. The higher surplus was mainly the result of higher net receipts from current transfers, which increased 5.6% to $16.1 billion in 2009 from $15.8 billion in 2008 as a result of higher OFW remittances, a lower trade-in-goods deficit, which decreased 31.2% to $8.9 billion in 2009 from $12.9 billion in 2008, and a higher trade-in-services surplus, which increased 9.5% to $1.6 billion in 2009 from $1.4 billion in 2008. These developments were partially offset by the $28 million surplus recorded in the income account in 2009, a decrease from the surplus of $140 million recorded in 2008.

Preliminary data indicates that in the first six months of 2010, the current account recorded a surplus of $4.4 billion, a 3.2% increase from the $4.3 billion surplus recorded in the first six months of 2009. The higher surplus was mainly the result of higher net receipts of current transfers and a lower trade-in-goods deficit, which was partially offset by lower net inflows in trade-in-services and higher net income payments. Net receipts from current transfers increased by 3.0% to $8.3 billion in the first six months of 2010 from the $8.0 billion recorded in the first six months of 2009. Increased current transfer receipts were attributable to higher levels of remittances from non-resident OFWs in the period, which increased to $7.9 billion, 6.3% higher than the $7.4 billion recorded in the first six months of 2009. In the first six months of 2010, the trade-in-goods deficit was $4.8 billion, approximately equal to the deficit recorded in the first six months of 2009. The trade-in-services surplus contracted by 9.3% to $1.0 billion in the first six months of 2010 from a surplus of $1.2 billion recorded in the first six months of 2009. In the first six months of 2010, the net income account recorded a deficit of $177 million, 45.1% higher than the $122 million deficit recorded in the first six months of 2009.

Goods Trade.    Trading in goods significantly affects the Philippine economy. From 2005 to 2009, exports (as reported by the NSO) were equal to an average of 34.1% of the country’s GDP, and imports were equal to an average of 38.3% of GDP, respectively.

A significant proportion of exports depends on imported raw materials or other inputs, rendering the country’s exports vulnerable to any import decline resulting from a peso depreciation. See “Monetary System—Foreign Exchange System.”

The trade-in-goods account deficit widened by 25.4% to $8.4 billion in 2007, compared to a deficit of $6.7 billion in 2006, as the growth of imports outpaced that of exports. Imports of goods in 2007 expanded by 8.7%, supported by higher purchases across all major commodity groups, led by raw materials and intermediate goods, while notable increases were recorded in mineral fuels and lubricants. Exports of goods in 2007 rose by 6.4%, driven by higher shipments of manufactures (mainly electronics, machinery and transport, chemicals, wood, and processed food and beverages), mineral and petroleum products, coconut products, fruits and vegetables and other agro-based products.

In 2008, the trade-in-goods deficit widened to $12.9 billion, a 53.6% increase from the deficit of $8.4 billion recorded in 2007. The higher deficit was mainly due to the combined effects of growth in imports and contraction in exports of goods in 2008. Import growth was 5.6% in the year, compared to 8.7% growth in 2007, as a result of higher raw material costs globally. The higher deficit was also attributable to exports of goods contracting by 2.5% in 2008, a reversal from 6.4% growth for the same period in 2007 as a result of the slowdown of developed economies due to the global economic downturn. Though the rate of import growth slowed, there was nevertheless an increase in the imports of all major import commodities in 2008, with purchases of consumer goods and mineral fuels and lubricants posting growth rates of 41.7% and 29.2%, respectively.

In 2009, the trade-in-goods deficit decreased to $8.9 billion, a 31.2% decrease from the $12.9 billion deficit recorded in 2008. The lower deficit was due mainly to the decrease in imports exceeding the decrease in exports in 2009 as a result of the weak global trade. Exports of goods contracted by 22.1% in 2009 compared to 2008 levels, as all major export commodities, except sugar and related products, declined. Imports of goods contracted by 24.0% in 2009 compared to 2008 levels, as all major import commodities contracted as a result of weak global prices for most commodities.

According to preliminary data, in the first six months of 2010, the trade-in-goods deficit was $4.8 billion, approximately equal to the deficit recorded in the first six months of 2009. Exports increased to $23.3 billion in the first six months of 2010 from the $16.8 billion recorded in the first six months of 2009. During the same period, imports increased to $28.1 billion, compared to $21.6 billion recorded in the first six months of 2009. These developments reflected the increased domestic economic activity and the stronger external demand resulting from the global economic recovery.

Exports of Goods.    The following tables set out the Republic’s exports of goods by major commodity group and destination, as reported by the NSO and adjusted by the BSP.

EXPORTS OF GOODS BY COMMODITY GROUP

								Percentage of Total Exports
	2005	2006	2007	2008	2009(1)	2010(2)		2005	2009
	(in millions, except percentages)
Manufactures
Electronics, electrical equipment, parts and Telecom(3)
Electronic products(4)	$27,287	$29,673	$31,085	$28,502	$22,182		$23,503	66.1%	57.7%
Other electronics	1,200	941	1,158	1,426	1,417		1,094	2.9	3.7
Garments	2,309	2,655	2,309	1,952	1,541		1,280	5.6	4.0
Textile yarns/fabrics	247	220	209	194	147		124	0.6	0.4
Footwear	26	25	31	31	22		6	0.1	0.1
Travel goods and handbags	20	30	104	95	66		53	0.0	0.2
Wood manufactures	138	651	770	918	821		700	0.3	2.1
Furniture & fixtures	304	276	241	221	138		116	0.7	0.4
Chemicals	546	758	1,032	1,130	978		1,085	1.3	2.5
Non-metallic mineral manufactures	171	182	223	211	156		118	0.4	0.4
Machinery and transport equipment(4)	1,836	1,713	1,857	2,116	1,950		1,934	4.5	5.1
Processed food and beverages	519	536	728	943	987		685	1.3	2.6
Iron and steel	94	244	265	263	124		117	0.2	0.3
Baby carriages, toys, games and sporting goods	131	152	152	143	128		127	0.3	0.3
Basketwork, wickerwork and other articles of plaiting materials	58	53	56	42	38		33	0.1	0.1
Miscellaneous	283	358	342	332	291		246	0.7	0.8
Others	1,776	2,392	2,394	2,480	2,618		2,254	4.3	6.8

Total manufactures	36,945	40,859	42,956	40,999	33,605		33,476	89.6	87.4
Agro-based products
Coconut products	821	757	946	1,348	801		1,115	2.0	2.1
Sugar and sugar products	81	98	88	80	112		50	0.2	3.0
Fruits and vegetables	660	724	750	735	701		463	1.6	1.8
Other agro-based products	442	457	521	612	529		485	1.1	1.4

Total agro-based products	2,004	2,036	2,305	2,775	2,143		2,113	4.9	5.6
Mineral products	819	2,103	2,605	2,498	1,470		1,310	2.0	3.8
Petroleum products	586	918	1,109	1,240	293		208	1.4	0.8
Forest products	33	28	34	34	33		22	0.1	0.1
Others	868	1,466	1,456	1,531	890		1,169	2.1	2.3

Total (per NSO)	$41,255	$47,410	$50,465	$49,077	$38,436		$38,298	100.0%	100.0%

Less adjustments (conceptual and undercoverage)(5)	(992)	(884)	(953)	(824)	(826)		N/A

Total (BPM5)	$40,263	$46,526	$49,512	$48,253	$37,610	$	N/A

Source: National Statistics Office.

(1)	Total export figures for 2009 were revised in September 2010. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of November 10, 2010 for the first nine months of 2010.

(3)	Data reflects the old definition of electronic parts and equipment, which includes only microcircuit semiconductors and other electronic equipment.

(4)	Includes semiconductors, electronic data processing, office equipment, consumer electronics, telecommunication, radar, medical and industrial instrumentation and automotive electronics.

(5)	Conceptual adjustments reflect the exclusion of returned goods and temporary exports, in accordance with the IMF’s BPM5, while coverage adjustments reflect the inclusion of exports of goods that are not captured in the data sourced from the NSO’s foreign trade statistics.

EXPORTS OF GOODS BY DESTINATION

							Percentage of Total Exports
Country	2005	2006	2007	2008	2009(1)	2010(2)	2005	2009
	(in millions, except percentages)
United States	$7,418	$8,690	$8,594	$8,207	$6,789	$4,606	18.0%	17.7%
Japan	7,205	7,916	7,303	7,707	6,208	4,354	17.5	16.2
Southeast Asia(3)	4,435	4,679	4,885	4,476	3,358	2,416	10.8	8.7
United Kingdom	437	484	479	483	297	208	1.1	0.8
Hong Kong	3,341	3,706	5,804	4,987	3,213	2,386	8.1	8.4
Netherlands	4,033	4,769	4,150	3,708	3,744	1,657	9.8	9.7
Federal Republic of Germany	1,349	1,781	2,149	2,440	2,506	1,891	3.3	6.5
China, Republic of (Taiwan)	1,888	2,010	1,973	1,862	1,325	845	4.6	3.4
Korea, Republic of	1,391	1,423	1,784	2,523	1,828	1,355	3.4	4.8
China, People’s Republic of	4,077	4,628	5,750	5,469	2,934	2,628	9.9	7.6
Others	5,681	7,324	7,594	7,215	6,235	5,879	13.8	16.2

Total(4)	$41,255	$47,410	$50,465	$49,077	$38,436	$28,225	100%	100%

Source: National Statistics Office.

(1)	Total export figures for 2009 were revised in September 2010. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of September 9, 2010 for the first seven months of 2010.

(3)	Includes only Malaysia, Indonesia, Thailand, Brunei, Vietnam, Myanmar and Laos.

(4)	Based on NSO foreign trade statistics.

Exports of goods, as reported by the NSO, grew by 4.0% in 2005, 14.9% in 2006, and 6.4% in 2007, but decreased by 2.8% in 2008 and 21.7% in 2009. As a percentage of total exports, manufactured goods decreased from 89.6% in 2005 to 87.4% in 2009. During the same period, exports of garments as a proportion of total exports decreased from 5.6% in 2005 to 4.0% in 2009 primarily due to increased international competition and a general decline in global demand. Exports of agriculture products, including coconut products, sugar products and fruits and vegetables, increased as a proportion of total exports from 4.9% in 2005 to 5.6% in 2008. As a percentage of total exports, machinery and transport equipment increased from 4.5% in 2005 to 5.1% in 2009.

The United States accounted for, on average, 17.5% of total exports from 2005 to 2009. Japan accounted for, on average, 16.0% of Philippine exports from 2005 to 2009. In 2009, the United States was the destination for 17.7% of the Republic’s exports, while Japan accounted for 16.2% of total exports. The Republic aims to diversify its export markets and increase its exports to other countries, particularly ASEAN countries. The Republic is a party to the ASEAN Free Trade Agreement, which provides for reduced tariffs among ASEAN nations as well as plans for intra-regional investments, industrial linkages and banking and financial integration.

The Republic’s overall average trade-weighted tariff rates increased from 4.1% in 2005 to 5.7% in 2009. By sector, average trade-weighted tariff rates increased from 13.1% in 2005 to 17.2% in 2009 for agricultural products, decreased from 2.9% in 2005 to 2.7% in 2009 for mining products and increased from 3.2% in 2005 to 3.9% in 2009 for manufactures.

In 2007, according to NSO data, total exports of goods increased by 6.4% to $50.5 billion from $47.4 billion in 2006. The increase was supported mainly by higher shipments of manufactured products such as electronics, machinery and transport, chemicals, wood and processed food and beverages. Electronics shipments in 2007 were $32.2 billion, an increase of 5.3% from $30.6 billion recorded in 2006. Chemical shipments increased by 36.1% in 2007 to $1.0 billion from $758 million in 2006. Other drivers of growth in 2007 were mineral and petroleum products, coconut products, fruits and vegetables and agro-based products.

In 2008, according to NSO data, total exports of goods decreased by 2.8% to $49.1 billion from $50.5 billion in 2007. The decrease was mainly attributable to a 4.5% decline of total exports of manufactured products to $41.0 billion in 2008 from $42.9 billion in 2007. Manufactured goods comprised 83.5% of total exports in 2008. Total electronics shipments, which comprise the majority of manufactured products exports, were $29.9 billion in 2008, a decrease of 7.2% from the $32.2 billion in 2007, due mainly to decreases in exports of semiconductors and consumer electronics. The decrease in manufacturing exports was partially offset by higher shipments of petroleum products and agriculture products, which grew by 11.9% and 20.5% in 2008, respectively. The overall decline in export growth of 2.8% in 2008 was a reversal from 4.1% growth in the first nine months of the year and 4.2% in the first six months, and is attributable to the sharp downturn in the global economy in the fourth quarter.

In 2009, according to NSO data, total exports of goods decreased by 21.7% to $38.4 billion from the $49.1 billion recorded in 2008, as exports of all major export commodities declined except sugar and related products. The decrease was mainly attributable to an 18.0% decline in total exports of manufactured products to $33.6 billion in 2009 from the $41.0 billion recorded in 2008. Manufactured goods comprised 89.3% of total exports in 2009. Total electronics exports, which comprised the majority of manufactured products exports, were $23.6 billion in 2009, a decrease of 21.2% from the $29.9 billion recorded in 2008, due mainly to the weaker demand for electronic products as result of the global economic crisis. The declines in exports of petroleum products, mineral products, other agricultural products, coconut products and fruits and vegetables, due mainly to the global economic crisis, also contributed to the decrease of total exports of goods in 2009.

In the first nine months of 2010, according to preliminary NSO data, total exports of goods increased 38.5% to $38.3 billion from $27.6 billion recorded in the first nine months of 2009. The increase was mainly attributable to increased revenues for the export of manufactured goods, mineral products, coconut products, and other agricultural-based products. In particular, exports of manufactured goods, which comprised approximately 90.0% of total exports, grew by 40.7% to $33.5 billion in the first nine months of 2010 from the $23.8 billion recorded in the first nine months of 2009, primarily due to an increase in electronics exports from $16.0 billion to $23.5 billion, an increase in machinery and transport equipment exports from $1.3 billion to $1.9 billion, and increases in chemical exports and other manufactured products exports. Exports of coconut products grew by 103.6% to $1.1 billion in the first nine months of 2010 from $548 million recorded in the first nine months of 2009. Exports of mineral products increased 26.0% to $1.3 billion in the first nine months of 2010 from $1.0 billion in the first nine months of 2009, due mainly to an increase in copper prices. Exports of other agricultural-based products grew by 26.4% to $485 million in the first nine months of 2010 from $384 million in the first nine months of 2009, due mainly to increased shipments of fish products and others. These increases were partially offset by contractions in exports of fruits and vegetables, and sugar and related products, which decreased by 15.3% and 31.0%, respectively in the first nine months of 2010, compared to the same period in 2009.

Imports of Goods. The import data for 2008 have been revised by the NSO. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data for 2008.

The following tables set out the sources of the Philippines’ imports of goods by commodity group and by country, reflecting import data revisions for 2008.

IMPORTS OF GOODS BY COMMODITY GROUP

	2005	2006	2007	2008	2009(1)	2010(2)		Percentage of Total Imports
								2005	2009
	(in millions, except percentages)
Raw materials and intermediate goods
Unprocessed raw materials(3)	$1,482	$1,636	$1,652	$1,910	$2,366		$1,892	3.1%	5.1%
Semi-processed raw materials(4)	27,350	30,101	31,278	29,608	22,887		13,000	56.4	49.4

Total raw materials and intermediate goods	28,832	31,737	32,930	31,518	25,253		14,892	59.4	54.5
Capital goods	8,928	9,245	9,711	9,309	7,675		11,896	18.4	16.6
Consumer goods
Durable	1,410	1,640	2,032	2,393	2,332		2,096	2.9	5.0
Non-durable	2,017	2,097	2,636	4,223	3,092		3,599	4.2	6.7

Total consumer goods	3,427	3,737	4,668	6,616	5,424		5,696	7.1	11.7
Mineral fuels and lubricants	6,281	8,001	9,593	12,395	7,361		6,814	12.9	15.9
Other	1,060	853	738	718	587		640	2.2	1.3

Total(5)	$48,528	$53,573	$57,640	$60,556	$46,300		$39,938	100%	100%

Conceptual and Coverage Adjustments(6)	(492)	(315)	263	582	173		N/A

Total (BPM5)	$48,036	$53,258	$57,903	$61,138	$46,473	$	N/A

Source: National Statistics Office, Bangko Sentral.

(1)	Total import figures for 2009 were revised in September 2010. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of November 26, 2010 for the first nine months of 2010.

(3)	Includes wheat, corn, unmilled cereals excluding rice and corn, inedible crude materials and unmanufactured tobacco.

(4)	Includes chemicals and chemical compounds, manufactured goods that are not capital or consumer goods, materials for the manufacture of electrical and electronic equipment and parts, and embroideries.

(5)	Includes valuation adjustments to NSO data.

(6)	Conceptual adjustments reflect the exclusion of returned goods and temporary imports, in accordance with the IMF’s BPM5, while coverage adjustments reflect the inclusion of imports of goods that are not captured in the data sourced from the NSO’s foreign trade statistics.

IMPORTS OF GOODS BY SOURCE

							Percentage of Total Imports
Country	2005	2006	2007	2008	2009(1)	2010(2)	2005	2009
	(in millions, except percentages)
Japan	$8,071	$7,270	$6,842	$6,604	$5,351	$3,805	17.0%	12.4%
United States	9,096	8,437	7,835	7,221	5,113	3,310	19.2	11.9
Southeast Asia(3)	5,145	5,839	6,656	8,432	7,235	6,170	10.9	16.7
Hong Kong	1,929	2,095	2,219	1,958	1,457	874	4.1	3.4
Saudi Arabia	2,182	2,935	3,526	5,032	1,531	1,259	4.6	3.6
Taiwan	3,549	4,145	4,062	3,835	3,014	2,040	7.5	7.0
Republic of Korea	2,294	3,200	3,278	2,962	3,005	2,106	4.8	7.0
Australia	531	618	717	902	732	428	1.1	1.7
Federal Republic of Germany	1,131	1,368	1,244	1,064	954	636	2.4	2.2
China, People’s Republic of	2,973	3,647	4,001	4,246	3,807	2,457	6.3	8.8
Others	10,517	12,220	15,134	14,490	10,893	7,829	22.2	25.4

Total	$47,418	$51,774	$55,514	$56,746	$43,092	$30,911	100.0%	100.0%

Source: Foreign Trade Statistics, National Statistics Office, Economic Indices and Indicators Division, Industry and Trade Statistics Department, Republic of the Philippines.

(1)	Total import figures for 2009 were revised in September 2010. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of September 28, 2010 for the first seven months of 2010.

(3)	Includes only Malaysia, Indonesia, Thailand, Brunei, Vietnam, Myanmar and Laos.

In 2007, according to NSO data, imports of goods expanded by 7.2% to $55.5 billion from $51.8 billion in 2006. The increase in imports was attributable to higher purchases across almost all major commodity groups, particularly raw materials and intermediate goods, which increased by 3.8% to $32.9 billion in 2007 from $31.7 billion in 2006. Notable increases were also recorded in imports of (i) mineral fuels and lubricants, which grew by 19.9% to $9.6 billion in 2007 from $8.0 billion in 2006; as well as (ii) consumer goods, which grew by 25.2% to $4.7 billion in 2007 from $3.7 billion in 2006.

In 2008, according to NSO data, imports of goods expanded by 2.2% to $56.7 billion from $55.5 billion in 2007. The increase in imports was attributable primarily to higher purchases of mineral fuels and lubricants, which grew by 29.2% to $12.4 billion in 2008 from $9.6 billion in 2007, due primarily to an increase in global oil prices from late 2007 until mid 2008, and a corresponding increase in petroleum imports. Imports of consumer goods increased by 41.7% to $6.6 billion in 2008 from $4.7 billion in 2007, primarily due to significant increases in rice imports and the increasing price of rice. Rice imports increased following the Government’s and private sector’s attempts to buffer an anticipated deficiency in domestic rice stocks. Imports of raw materials and intermediate goods decreased by 4.3% to $31.5 billion in 2008 from $32.9 billion in 2007. The decrease was primarily due to a decrease in demand for imports of semi-processed raw materials, particularly materials used for the manufacture of electrical equipment. Capital goods imports also decreased by 4.7% from $9.7 billion in 2007 to $9.3 billion in 2008.

In 2009, according to NSO data, imports of goods decreased by 24.1% to $43.1 billion from the $56.7 billion recorded in 2008, as imports of all major import commodities contracted as a result of weak international prices for most commodities. In particular, mineral fuels and lubricants decreased by 40.6% to $7.4 billion in 2009 from the $12.4 billion recorded in 2008, due mainly to the decline in the volume and price of petroleum crude imports. Imports of raw materials needed for the manufacture of electronics goods, which comprised 30.4% of total import payments, decreased 24.8% to $14.1 billion in 2009 from the $18.7 billion recorded in 2008, primarily due to the weaker demand for electronic products in 2009.

In the first nine months of 2010, according to preliminary NSO data, total imports of goods increased by 26.0% to $39.9 billion from the $31.7 billion recorded in the first nine months of 2009. The increase in imports was attributable to increases in all major import commodity groups, reflecting the increased domestic economic activity. Imports of raw materials and intermediate goods increased by 17.3% to $14.9 billion in the first nine months of 2010 from the $12.7 billion recorded in the first nine months of 2009, driven primarily by the increase in imports of raw materials needed for the manufacture of electronic goods, which comprised 37.2% of raw materials and intermediate goods imports, as electronics exports increased. Capital goods imports increased by 28.8% to $11.9 billion in the first nine months of 2010 from the $9.2 billion recorded in the first nine months of 2009, driven mainly by the expansion of economic activity. Imports of mineral fuels and lubricants in the first nine months of 2010 increased by 30.4% to $6.8 billion from the $5.2 billion recorded in the first nine months of 2009, due mainly to higher volume and price of petroleum crude imports. Imports of consumer goods in the first nine months of 2010 increased by 37.4% to $5.7 billion from the $4.1 billion recorded in the first nine months of 2009, primarily due to higher purchases of both durable and non-durable goods at 22.7% and 47.7%, respectively. In particular, imports of passenger cars and motorcycles rose by 36.7% in the first nine months of 2010 compared to the same period in 2009, while imports of rice grew by 63.6% in the first nine months of 2010 compared to the same period in 2009.

Services Trade.    The following table sets out the Republic’s services trade by sector compiled in accordance with the BPM5 framework for the periods indicated. Please note that, as indicated above, Bangko Sentral has recently revised the service trade statistics for the year 2008 and that the data included in this table differs from previously reported data.

SERVICES TRADE

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Total services trade	$(1,340)	$137	$2,249	$1,160	$1,550	$1,049

Exports	4,525	6,444	9,766	9,717	10,248	6,271
Imports	5,865	6,307	7,517	8,557	8,698	5,222
Transportation	(2,163)	(2,301)	(2,521)	(2,914)	(2,528)	(1,557)

Exports	962	1,151	1,323	1,295	1,133	694
Imports	3,125	3,452	3,844	4,209	3,661	2,251
of which: Passenger	222	192	195	29	(30)	(27)
Exports	490	518	587	525	523	319
Imports	268	326	392	496	553	346
of which: Freight	(2,338)	(2,492)	(2,712)	(2,939)	(2,258)	(1,312)
Exports	353	474	503	482	374	233
Imports	2,691	2,966	3,215	3,421	2,632	1,545
of which: Other	(47)	(1)	(4)	(4)	(240)	(218)
Exports	119	159	233	288	236	142
Imports	166	160	237	292	476	360
Travel	986	2,269	3,270	442	(177)	(99)

Exports	2,265	3,501	4,933	2,499	2,536	1,552
Imports	1,279	1,232	1,663	2,057	2,713	1,651
Communication services	407	477	418	257	231	94

Exports	522	575	517	404	354	176
Imports	115	98	99	147	123	82
Construction services	59	54	92	57	58	66

Exports	66	69	113	90	78	72
Imports	7	15	21	33	20	6

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Insurance services	(186)	(209)	(229)	(243)	(126)	(88)

Exports	17	21	22	19	72	30
Imports	203	230	251	262	198	118
Financial services	(40)	(24)	(123)	(23)	(55)	(33)

Exports	53	101	87	59	70	23
Imports	93	125	210	82	125	56
Computer and information services	27	28	243	1,068	1,188	588

Exports	89	95	305	1,148	1,279	658
Imports	62	67	62	80	91	70
Royalties and license fees	(259)	(343)	(380)	(382)	(419)	(223)

Exports	6	6	5	0	2	2
Imports	265	349	385	382	421	225
Other business services	(114)	263	1,605	3,112	3,607	2,429

Exports	525	898	2,439	4,182	4,690	3,048
Imports	639	635	834	1,070	1,083	619
Merchanting and other trade-related services	14	24	18	29	20	7
Exports	14	24	18	29	20	7
Imports	0	0	0	0	0	0
Operational leasing services	(48)	(61)	(86)	(121)	(138)	(74)
Exports	5	9	10	13	9	3
Imports	53	70	96	134	147	77
Misc. business, professional and technical services	(80)	300	1,673	3,204	3,725	2,496
Exports	506	865	2,411	4,140	4,661	3,038
Imports	586	565	738	936	936	542
Personal, cultural and recreational services	11	19	0	(5)	(8)	(11)
Exports	20	27	22	21	34	16
Imports	9	8	22	26	42	27
Audio-visual and related services	14	19	2	(9)	0	(5)
Exports	19	24	15	8	25	12
Imports	5	5	13	17	25	17
Other personal, cultural and recreational services	(3)	0	(2)	4	(8)	(6)
Exports	1	3	7	13	9	4
Imports	4	3	9	9	17	10
Government services	(68)	(96)	(126)	(209)	(221)	(117)

Exports	0	0	0	0	0	0
Imports	68	96	126	209	221	117

Source: Bangko Sentral.

(1)	Revised to reflect: late reports, post audit adjustments and final data from companies. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of September 23, 2010 for the first six months of 2010.

The trade-in-services account recorded a surplus of $2.2 billion in 2007, which was higher than the surplus of $137 million in 2006. The higher surplus was mainly attributable to increases in inflow recorded in travel, construction and other business services, particularly miscellaneous business, professional and technical services. Net receipts from travel increased by 44.1% to $3.3 billion in 2007 from $2.3 billion in 2006, and net receipts from other business services expanded considerably to $1.6 billion in 2007 from $263 million in 2006.

In 2008, the Republic recorded a surplus of $1.2 billion in the trade-in-services account, a 45.5% decrease from the $2.2 billion surplus in 2007. This lower surplus was mainly attributable to higher outflows in transportation, insurance, travel and communication services, which offset growth in computer and information services and other business services.

In 2009, the trade-in-services account recorded a surplus of $1.6 billion, a 33.6% increase from the $1.2 billion surplus recorded in 2008. This higher surplus was mainly attributable to growth in miscellaneous business, professional and technical services and computer and information services, which grew by 16.3% and 11.2%, respectively, in 2009. Lower net receipts for transportation and insurance services also contributed to growth in the trade-in-services account, due mainly to the lower receipts for freight as a result of reduced imports of goods.

In the first six months of 2010, according to preliminary data, the trade-in-services account recorded a surplus of $1.0 billion, a 9.3% decrease from the $1.2 billion surplus recorded in the first six months of 2009. The lower surplus was mainly attributable to higher net outflows in transportation, travel, insurance, royalties and license fees, and personal, cultural and recreational services, as well as a lower net inflow in communication services. Trade-in-services increased during the period due mainly to higher net inflows in computer and information services, construction services and other business services, including continued growth in the export of BPO-related services, as outsourcing operations continued to expand, particularly in the animation industry, which expanded BPO operations in the Philippines in 2010.

Income.    The following table sets out the Republic’s income compiled in accordance with the IMF’s BPM5 framework for the periods indicated. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry. Under the BPM5, the residency of seasonal workers, such as OFWs, is classified according to the length of their intended stay in the host country. Generally, OFWs who are expected to be working abroad for less than one year are classified as Philippine residents and their gross earnings are reflected under the income account. On the other hand, OFWs who are expected to be working abroad for one year or more are classified as non-residents and their remittances are reflected under the current transfers account. Please note that, as indicated above, Bangko Sentral has recently revised the Republic’s income numbers for 2008 and therefore the data included in this table is different from previously reported data.

INCOME

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Total income	$(298)	$(1,261)	$(899)	$105	$28	$(177)

Receipts	3,937	4,388	5,351	5,973	5,712	2,903
Disbursements	4,235	5,649	6,250	5,868	5,684	3,080
Compensation of employees	2,893	2,758	3,030	4,092	4,585	2,423

Investment income	(3,191)	(4,019)	(3,929)	(3,987)	(4,585)	(2,600)

Receipts	1,044	1,630	2,321	1,881	1,127	480
Disbursements	4,235	5,649	6,250	5,868	5,684	3,080
Direct investment income	(1,372)	(1,962)	(2,085)	(1,643)	(1,970)	(1,122)
Receipts	19	53	48	32	72	53
Disbursements	1,391	2,015	2,133	1,675	2,042	1,175

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Income on equity	(1,281)	(1,875)	(1,914)	(1,543)	(1,917)	(1,084)
Receipts	17	53	44	28	70	53
Disbursements	1,298	1,928	1,958	1,571	1,987	1,137
Dividends and distributed branch profits	(1,141)	(1,390)	(1,294)	(1,490)	(1,833)	(862)
Receipts	17	53	44	28	70	53
Disbursements	1,158	1,443	1,338	1,518	1,903	915
Reinvested earnings and undistributed branch profits	(140)	485	(620)	(53)	(84)	(222)
Receipts	0	0	0	0	0	0
Disbursements	140	(485)	620	53	84	222
Income on debt (interest)	(91)	(87)	(171)	(100)	(53)	(38)
Receipts	2	0	4	4	2	0
Disbursements	93	87	175	104	55	38
Portfolio investment income	(924)	(1,053)	(966)	(1,321)	(1,693)	(1,170)
Receipts	625	802	1,359	1,259	887	342
Disbursements	1,549	1,855	2,325	2,580	2,580	1,512
Income on equity (dividends)	(163)	(391)	(665)	(952)	(1,049)	(613)
Receipts	1	2	7	9	0	0
Disbursements	164	393	672	961	1,049	613
Monetary authorities	0	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	0	0	0	0	0	0
General government	0	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	0	0	0	0	0	0
Banks	(5)	(14)	(30)	(109)	(92)	(13)
Receipts	0	0	0	0	0	0
Disbursements	5	14	30	109	92	13
Other sectors	(158)	(377)	(635)	(843)	(957)	(600)
Receipts	1	2	7	9	0	0
Disbursements	159	379	642	852	957	600
Income on debt (interest)	(761)	(662)	(301)	(369)	(644)	(557)
Receipts	624	800	1,352	1,250	887	432
Disbursements	1,385	1,462	1,653	1,619	1,531	899
Bonds and notes	(810)	(722)	(314)	(370)	(645)	(557)
Receipts	575	740	1,338	1,249	886	432
Disbursements	1,385	1,462	1,652	1,619	1,531	899
Monetary authorities	363	562	681	923	742	264
Receipts	477	576	701	954	767	287
Disbursements	114	14	20	31	25	23
General government	(870)	(1,071)	(1,128)	(1,140)	(1,108)	(644)
Receipts	0	0	0	0	0	0
Disbursements	870	1,071	1,128	1,140	1,108	644
Banks	0	0	(75)	(68)	(20)	(9)
Receipts	0	0	0	0	0	0
Disbursements	0	0	75	68	20	9
Other sectors	(303)	(213)	208	(85)	(259)	(168)
Receipts	98	164	637	295	119	55
Disbursements	401	377	429	380	378	223

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Money market instruments	49	60	13	1	1	0
Receipts	49	60	14	1	1	0
Disbursements	0	0	1	0	0	0
Monetary authorities	0	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	0	0	0	0	0	0
General government	0	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	0	0	0	0	0	0
Banks	0	0	0	0	0	0
Receipts	0	0	0	0	0	0
Disbursements	0	0	0	0	0	0
Other sectors	49	60	13	1	1	0
Receipts	49	60	14	1	1	0
Disbursements	0	0	1	0	0	0
Other investment income	(895)	(1,004)	(878)	(1,023)	(894)	(165)
Receipts	400	775	914	590	168	36
Disbursements	1,295	1,779	1,792	1,613	1,062	201
Monetary authorities	89	269	395	194	18	10
Receipts	167	348	411	206	56	10
Disbursements	78	79	16	12	38	0
General government	(465)	(424)	(468)	(463)	(433)	(100)
Receipts	0	0	0	0	0	0
Disbursements	465	424	468	463	433	100
Banks	(152)	(425)	(252)	(125)	(50)	6
Receipts	145	310	409	339	70	14
Disbursements	297	735	661	464	120	8
Other sectors	(367)	(424)	(553)	(629)	(429)	(81)
Receipts	88	117	94	45	42	12
Disbursements	455	541	647	674	471	93

Source: Bangko Sentral.

(1)	Revised to reflect: late reports, post audit adjustment and final data from companies. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of September 23, 2010 for the first six months of 2010.

The income account deficit narrowed to $899 million in 2007, a 28.7% reduction from the $1.3 billion deficit recorded in 2006. The decrease in the deficit was mainly attributable to higher gross earnings of resident OFWs, as well as a lower deficit in investment income, due mainly to higher income receipts by the monetary authorities on holdings of foreign debt securities, deposit placements abroad and corporations’ holdings of debt securities.

In 2008, the income account recorded a surplus of $105 million, a reversal from the deficit of $899 million in 2007. The main contributor to the surplus was gross earnings of resident OFWs of $4.1 billion, which was an increase of approximately 35.0% over the prior year. The surplus was offset, however, by decreased income from debt securities held by corporations.

In 2009, the income account recorded a surplus of $28 million, a decrease from the $105 million surplus recorded in 2008. The main contributors to the decrease were higher net income payments by residents to affiliated enterprises and to portfolio investors, as well as lower net interest income receipts by monetary authorities and corporations due to the decline in global interest rates.

In the first six months of 2010, according to preliminary data, the income account recorded a deficit of $177 million, a 45.1% increase from the $122 million deficit recorded in the first six months of 2009. The larger deficit was primarily the result of increased net payments in the investment income account, which were partially offset by a 9.2% increase in gross earnings of OFWs. The higher net payments in the investment income account was mainly a result of declining global interest rates.

Current Transfers.    The following table sets out the Republic’s income compiled in accordance with the IMF’s BPM5 framework for the periods indicated. Current transfers primarily include OFW remittances, as well as private and institutional gifts, donations and grants. As described above under “—Income,” under the BPM5, the residency of seasonal workers such as OFWs is classified according to the intended length of their stay in the host country.

CURRENT TRANSFERS

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Total current transfers	$11,391	$13,197	$14,153	$15,247	$16,073	$8,288
Receipts	11,711	13,511	14,573	15,780	16,696	8,483
Payments	320	314	420	533	623	195
General government	437	313	506	302	240	147
Receipts	530	424	625	451	426	216
Payments	93	111	119	149	186	69
Other sectors	10,954	12,884	13,647	14,945	15,833	8,141
Receipts	11,181	13,087	13,948	15,329	16,270	8,267
Payments	227	203	301	384	437	126
Workers’ remittances	10,668	12,481	13,255	14,536	15,141	7,885
Receipts	10,668	12,481	13,255	14,536	15,141	7,885
Payments	0	0	0	0	0	0
Other transfers	286	403	392	409	692	256
Receipts	513	606	693	793	1129	382
Payments	227	203	301	384	437	126

Source: Bangko Sentral.

(1)	Revised to reflect late reports, post audit adjustments and final data from companies. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of September 23, 2010 for the first six months of 2010.

The current transfers account recorded a net surplus of $14.2 billion in 2007, which was a 7.2% increase over the surplus of $13.2 billion in 2006. Remittances from non-resident OFWs were a leading contributor to inflows in the current transfers account.

The current transfers account recorded a surplus of $15.2 billion in 2008, 7.7% higher than the surplus of $14.2 billion in 2007. The higher surplus was due mainly to remittances from non-resident OFWs of $14.5 billion in 2008, representing a 9.7% increase from remittances of $13.3 billion in 2007.

In 2009, the current transfers account recorded a surplus of $16.1 billion, 5.4% higher than the $15.2 billion surplus recorded in 2008, due mainly to remittances from non-resident OFWs of $15.1 billion in 2009, representing a 4.2% increase from remittances of $14.5 billion recorded in 2008.

Preliminary data indicates that the current transfers account recorded a surplus of $8.3 billion in the first six months of 2010, 3.0% higher than the $8.0 billion surplus recorded in the first six months of 2009, due mainly to a 6.3% increase in non-resident OFW remittances from $7.4 billion in the first six months of 2009 to $7.9 billion for the same period in 2010.

Capital and Financial Account

The capital and financial account is divided into four categories: direct investments, portfolio investments, financial derivatives, and other investments.

The following table sets out the Republic’s direct investments for the periods indicated. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry. Please note that, as indicated above, Bangko Sentral has revised the Republic’s direct investment numbers for 2009 and therefore the data included in this table is different from previously reported data.

DIRECT INVESTMENTS

	2005	2006	2007	2008	2009	2010(1)
	(in millions)
Total direct investments	$1,665	$2,818	$(620)	$1,285	$1,589	$445

Assets: Residents’ investments abroad	189	103	3,536	259	359	287

Equity capital	189	103	3,536	259	359	287
Claims on affiliated enterprises	189	103	3,536	259	359	287
Liabilities to affiliated enterprises	0	0	0	0	0	0
Reinvested earnings	0	0	0	0	0	0
Other capital	0	0	0	0	0	0
Liabilities: Non-residents’ investments in the Philippines	1,854	2,921	2,916	1,544	1,948	732

Equity capital	1,181	1,324	1,949	1,235	1,806	106
Liabilities to direct investors	1,181	1,324	1,949	1,235	1,806	106
Reinvested earnings	140	485	620	53	84	222
Other capital	533	1,112	347	256	58	404
Claims on direct investors	(190)	(214)	329	(108)	749	100
Liabilities to direct investors	343	898	676	148	807	504

Source: Bangko Sentral.

(1)	Preliminary data as of September 23, 2010 for the first six months of 2010.

The following table sets out the Republic’s portfolio investments for the periods indicated. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry. Please note that, as indicated above, Bangko Sentral has revised the Republic’s portfolio investment numbers for 2009 and therefore the data included in this table is different from previously reported data.

PORTFOLIO INVESTMENTS

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Total direct investments	$3,475	$3,043	$4,623	$(3,627)	$290	$(1,205)

Assets: Residents’ investments abroad	146	1,567	(834)	(789)	1,865	1,578

Equity securities	5	(1)	79	(75)	44	7
Debt securities	141	1,568	(913)	(714)	1,821	1,571
Bonds and notes	428	1,272	(87)	(160)	1,439	1,761
Banks	(353)	1,224	430	(625)	465	1,218
Other sectors	781	48	(517)	465	974	543
Liabilities: Non-residents’ investments in the Philippines	3,621	4,610	3,789	(4,416)	2,155	373

Equity securities	1,465	2,525	3,178	(1,289)	1,096	(678)
Debt securities	2,156	2,085	611	(3,128)	3,251	1,051
Monetary authorities	(723)	(41)	91	(34)	(102)	79
General Government	2,712	1,272	385	(1,068)	2,846	1,790
Banks	225	122	(89)	(182)	49	95
Other sectors	(69)	702	242	(1,842)	411	(912)

Source: Bangko Sentral.

(1)	Revised to reflect: late reports, post audit adjustments and final data from companies. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of September 23, 2010 for the first six months of 2010.

The following table sets out the Republic’s financial derivative investments for the periods indicated. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry.

FINANCIAL DERIVATIVES

	2005	2006	2007	2008	2009	2010(1)
	(in millions)
Total financial derivatives	$(43)	$(138)	$(288)	$(113)	$32	$(75)

Assets	(98)	(159)	(170)	(541)	(403)	0

Monetary authorities	0	0	0	0	0	0
General Government	0	0	0	0	0	0
Banks	(98)	(159)	(170)	(439)	(234)	(65)
Other sectors	0	0	0	(102)	(169)	(10)
Liabilities	(141)	(297)	(458)	(654)	(371)	(242)

Monetary authorities	0	0	0	0	0	0
General Government	0	0	0	0	0	0
Banks	(141)	(297)	(458)	(353)	(204)	(207)
Other sectors	0	0	0	(301)	(167)	(35)

Source: Bangko Sentral.

(1)	Preliminary data as of September 23, 2010 for the first six months of 2010.

The following table sets out the Republic’s other investments compiled in accordance with the BPM5 framework for the periods indicated. Entries with “zero” balances indicate either that there were no relevant transactions during the period or that the Republic had not yet begun to track and record the relevant entry. Please note that, as indicated above, Bangko Sentral has recently revised the Republic’s other investment numbers for the year 2009 and therefore the data included in this table is different from previously reported data.

OTHER INVESTMENTS

	2005	2006	2007	2008	2009(1)	2010(2)
	(in millions)
Total other investments	$(2,908)	$(5,841)	$(212)	$753	$(3,117)	$595
Assets: Residents’ investments abroad	4.791	3,512	4,840	(4,305)	2,192	1,436
Trade credits(3)	17	3	29	8	6	(2)
Loans	1,857	3,129	1,259	(3,197)	1,600	(412)
Banks	1,407	1,937	501	(1,378)	2,183	(441)
Other sectors	450	1,192	758	(1,819)	(583)	29
Currency and deposits	3,321	2,257	3,768	3,600	(4,388)	1,831
Banks	2,750	1,329	1,958	3,688	5,795	275
Other sectors	571	928	1,810	(88)	1,407	1,556
Other assets	(404)	(1,877)	(216)	(4,716)	4,974	19
Banks	(416)	(1,875)	(215)	(4,712)	4,981	18
Other sectors	12	(2)	(1)	(4)	(7)	1
Liabilities: Non-residents’ investments in the Philippines	1,883	(2,329)	4,628	(3,552)	(925)	2,031

Trade credits	(59)	239	632	(668)	6	1,521
Loans	1,581	(2,304)	3,293	(3,326)	(910)	174
Monetary authorities	60	(563)	(194)	0	0	0
Drawings(4)	106	0	0	0	0	0
Repayments(4)	46	563	194	0	0	0
General Government	(500)	176	438	58	839	56
Drawings(4)	900	1,526	1,610	1,253	2,097	752
Repayments(4)	1,400	1,350	1,172	1,195	1,258	696
Banks	1,099	(1,182)	415	(883)	(1,009)	(219)
Long-term	0	228	25	(1,396)	(579)	(193)
Drawings	0	228	150	818	302	26
Repayments	0	0	125	2,214	881	219
Short-term	1,099	(1,410)	390	513	(430)	(26)
Other sectors	922	(735)	2,634	(2,501)	(740)	337
Long-term	(102)	(1,628)	2,851	(829	(626)	412
Drawings	2,023	1,200	5,514	1,941	1,377	1,109
Repayments	2,125	2,828	2,663	2,770	2,003	697
Short-term	1,024	893	(217)	(1,672)	(114)	(75)
Currency and deposits	147	(339)	552	(140)	(530)	252
Banks	(192)	(126)	537	(358)	(126)	300
Other sectors	339	(213)	15	218	(404)	(48)
Other liabilities(5)	214	75	151	582	509	84
Banks	198	79	124	594	(596)	87
Other sectors	16	(4)	27	(12)	(21)	(3)

Source: Bangko Sentral.

(1)	Revised to reflect: late reports, post audit adjustments and final data from companies. Please see “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(2)	Preliminary data as of September 23, 2010 for the first six months of 2010.

(3)	All trade credits are short-term credits in non-governmental sectors.

(4)	Long-term loans.

(5)	All short-term liabilities.

The capital and financial account recorded a net inflow of $3.5 billion in 2007, from a net inflow of $20 million recorded in 2006. The increase was mainly due to strong macroeconomic fundamentals, which encouraged investments. The overall capital and financial account surplus was partially offset by a net outflow of direct investments of $620 million, mainly due to the repayment of intercompany loans. This net outflow was a reversal from the surplus of $2.8 billion recorded in 2006. The other investment account also supported the net surplus in the capital and financial account, recording a decreased deficit of $212 million in 2007 from a deficit of $5.8 billion in 2006, due to (i) disbursement of program loans to the Government from official creditors such as the World Bank, ADB and the Japan Bank for International Cooperation; (ii) corporate loans; (iii) short-term loan availments by banks; (iv) higher net currency and deposit placements of non-residents; and (v) lower lending by residents abroad.

In 2008, the capital and financial account recorded a net outflow of $1.6 billion, a reversal from a net inflow of $3.5 billion recorded in 2007. The reversal was due mainly to a net outflow of $3.6 billion in the portfolio investments account, a reversal from a net inflow of $4.6 billion in 2007. The net outflow in the portfolio investments account was attributable to approximately $2.7 billion in aggregate net bond repayments by the Government, local banks and corporations in 2008. Net withdrawals by non-residents also contributed to the outflow, as investors withdrew funds from the equity securities market due to the global economic downturn. The net outflow in the portfolio investments account offset the inflow of $753 million in the other investments account in 2008, a reversal from a net outflow of $212 million recorded in 2007. The net outflow in the portfolio investments account also offset the net inflows in the direct investments account of $1.3 billion in 2008, a reversal from a net outflow of $620 million in 2007.

In 2009, the capital and financial account recorded a net outflow of $1.1 billion, a decrease from the net outflow of $1.6 billion recorded in 2008. The decrease in the net outflow was due mainly to the robust gains recorded in the direct and portfolio investments accounts, even as the other investments account reversed to a net outflow of $3.1 billion from a net inflow of $0.8 billion in 2008. The direct investments account recorded a net inflow of $1.6 billion in 2009, a 23.7% increase from the net inflow of $1.3 billion recorded in 2008. The portfolio investments account recorded a net inflow of $290 million, a reversal from a net outflow of $3.6 billion recorded in 2008.

According to preliminary data, the capital and financial account recorded a net outflow of $192 million in the first six months of 2010, a 92.6% decrease from the $2.6 billion net outflow recorded in the first six months of 2009. This decrease was mainly attributable to a reversal in the other investments account from a net outflow to a net inflow, which was partially offset by the lower net inflows in the direct investments account and the higher net outflows in the portfolio investments account. The other investments account recorded net inflow of $595 million in the first six months of 2010, a reversal from the net outflow of $2.7 billion recorded in the first six months of 2009. The portfolio investments account recorded a net outflow of $1.2 billion in the first six months of 2010, a 2.5% increase from the net outflow recorded in the first six months of 2009. The direct investments account posted a lower net inflow of $445 million in the first six months of 2010, compared with a net inflow of $1.1 billion in the first six months of 2009.

Domestic macroeconomic policies and structural reforms have significantly affected the flow of foreign investment into the Philippines. The Foreign Investment Act of 1991, as amended, introduced a more favorable investment environment to the Philippines. The act permits foreigners to own 100% of Philippine enterprises, except in certain specified areas included in a “negative list” with respect to which the Constitution or applicable statute limits foreign ownership, generally to a maximum of 40% of the enterprise’s equity capital. The Constitution also prohibits foreign ownership in certain sectors, such as the media.

In March 2000, the Retail Trade Liberalization Act was enacted. The law aims to promote efficiency and competition among domestic industries and foreign competitors and better service and lower prices for consumers. Prior to its enactment, only citizens of the Philippines and corporations wholly owned by Filipino citizens could own a retail business in the Philippines. Under the law, a foreigner is allowed to own 100% of a retail business in the Philippines provided it makes an investment of at least $7.5 million in the Philippines. If a foreigner makes an investment of between $2.5 million to $7.5 million, the foreigner is allowed to own up to 60% of the retail business in the Philippines for the first two years.

The Republic’s Board of Investments coordinates with national agencies and local governments on investment policies and procedures and establishes and administers annual investment priority plans to promote certain sectors of the economy by providing special investment incentives to specific industries. The Government’s 2010 Investment Priorities Plan seeks to generate more investments and jobs in the agriculture, industry and services sectors to optimize opportunities presented by the global economic recovery and the implementation of the Republic’s international engagements. In addition, the 2010 Investment Priorities Plan promotes green business initiatives to address the global environmental concerns.

The following tables set out foreign investment in the Philippines registered with Bangko Sentral by sector. The data is presented using the 1994 Philippine Standard Industrial Classification (“PSIC”).

NET FOREIGN DIRECT INVESTMENTS BY SECTOR(1)

Sector	2005	2006	2007	2008	2009(2)	2010(3)
	(in millions)
Total equity	$1,181.0	$1,324.0	$1,949.0	$1,235.0	$1,806.0	$207.0
Agriculture, hunting and forestry	0.2	0.1	3.7	0.7	0.2	0.8
Fishing	0.0	0.0	0.0	0	0.0	0.7
Mining and quarrying	0.4	32.4	154.6	154.9	6.2	24.6
Manufacturing	531.6	408.7	548.6	311.9	887.8	34.0
Electricity, gas and water	(6.3)	200.4	699.2	224.7	389.6	(19.7)
Construction	(2.9)	8.7	50.4	171.9	79.2	4.2
Trade/Commerce	3.6	8.3	4.6	22.2	4.2	3.7
Hotels and restaurants	0.0	0.0	2.6	5.7	14.9	4.8
Transport, storage and communications	(32.4)	(8.5)	12.8	(27)	7.3	9.5
Financial intermediation (including insurance)	199.5	(20.1)	(22.6)	215.7	312.5	(8.7)
Real estate	111.9	120.5	137.7	158.3	89.1	145.9
Services	17.1	(119.5)	42.3	(11.5)	18.0	8.9
Others, not elsewhere classified	358.3	692.9	315.2	7.7	(2.8)	(1.7)
Reinvested earnings	140.0	485.0	620.0	53	84.0	221.0
Inter-company loans	533.0	1,112.0	347.0	256	58.0	599.0

TOTAL	$1,854.0	$2,921.0	$2,916.0	$1,544.0	$1,948.0	$1,027.0

Source: Department of Economic Statistics, Bangko Sentral.

(1)	Balance of payments net foreign direct investment flows refer to non-resident placements less non-resident withdrawals, reinvested earnings and net inter-company loans.

(2)	Revised to reflect (a) late reports; (b) post-audit adjustments; and (c) final data from companies.

(3)	Preliminary data as of November 10, 2010 for the first eight months of 2010.

In 2007, net inflows of foreign direct investments were $2.9 billion, a decrease of $5 million from the level recorded in 2006 due to the repayment of intercompany loans during the year. Gross equity capital placements recorded an inflow of $2.0 billion in 2007, an increase of 53.8% from the level recorded in 2006. These investments were primarily channeled into the manufacturing, services, construction and real estate sectors. The reinvested earnings account also increased to $620 million in 2007, an increase of 16.9% from the $485 million recorded in 2006, as foreign direct investors continued to reinvest their earnings into local enterprises and corporations.

In 2008, net inflows of foreign direct investments totaled $1.5 billion, 47.1% lower than the $2.9 billion recorded in 2007. The lower inflows were mainly due to global financial uncertainties and decreasing investor confidence. In particular, direct investments in the manufacturing sector as well as the electricity, gas and water sector declined by more than 43.1% and 67.9%, respectively, in 2008 compared to their respective levels in 2007. The Republic had a net inflow of $1.2 billion in equity capital investments in 2008. These investments were distributed mainly among the manufacturing, services, mining and construction sectors. The reinvested earnings account recorded an inflow of $53 million in 2008, compared to an inflow of $620 million in 2007.

In 2009, net inflows of foreign direct investments totaled $1.9 billion, 26.2% higher than the $1.5 billion recorded in 2008. The higher inflows were mainly due to higher investment inflows in manufacturing, which increased from $312 million in 2008 to $888 million in 2009.

In the first eight months of 2010, net inflows of foreign direct investments totaled $1.0 billion, 38.0% lower than the $1.7 billion recorded in the same period in 2009, due mainly to decreases in investments in the manufacturing and financial intermediation sectors.

International Reserves

The following table sets out the gross international reserves of Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the monetary survey published in the IMF’s International Financial Statistics.

GROSS INTERNATIONAL RESERVES OF BANGKO SENTRAL

	As of December 31,
	2005	2006	2007	2008	2009	2010(1)
	(in millions, except months and percentages)
Gold(2)	$2,568	$2,941	$3,541	$4,358	$5,460	$6,913
SDRs	1	2.3	0.7	11	1,141	1,148
Foreign investments	15,397	19,612	29,715	32,066	36,655	52,701
Foreign exchange(3)	403	280	356	981	849	293
Reserve position in the IMF(4)	125	132	138	135	138	248

Total	$18,494	$22,967	$33,751	$37,551	$44,243	$61,304

Total as number of months of imports of goods and services	3.8	4.2	5.7	6.0	8.7	10.7
Total as a % of short-term debt(5)
Original maturity	289.2	458.5	476.4	536.4	1,105.5	1,115.0
Residual maturity	131.6	250.1	256.3	324.2	492.5	601.7

Source:	International Department and Treasury Department, Bangko Sentral.

(1)	Preliminary data as of November 30, 2010.

(2)	Beginning in January 2000, a new system was adopted, revising the treatment of monetary gold under swap arrangements, including it as part of gross international reserves. Under the new accounting system, a gold swap transaction is treated as a loan transaction collateralized by gold that remains a part of the international reserves. In addition, the accrued interest payable on Bangko Sentral’s short-term liabilities is netted out of the gross international reserves when calculating net international reserves, reducing the level of net international reserves.

(3)	Consists of time deposits, investments in securities issued or guaranteed by government or international organizations and repurchase agreements.

(4)	The reserve position in the IMF is an off-balance sheet item and is recorded by Bangko Sentral’s Treasury Department as a contingent asset with a matching contingent liability.

(5)	Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium—and long–term loans of the public and private sectors due within the next 12 months.

The gross international reserves controlled by Bangko Sentral constitute substantially all of the Philippines’ official international reserves. Bangko Sentral occasionally enters into options with respect to gold, foreign exchange and foreign securities for purposes of managing yield or market risk. It also enters into financial swap contracts to optimize yield on its gold reserves.

As of December 31, 2007, gross international reserves were $33.8 billion, an increase from the $23.0 billion at the end of 2006. Gross international reserves at the end of 2007 were sufficient to cover 5.7 months worth of imports of goods and payment of services and income. In terms of short-term debt coverage, the reserve level was 4.8 times the amount of the Republic’s short-term external liabilities based on original maturity and 2.7 times based on residual maturity. Net international reserves at the end of 2007 were $33.7 billion, an increase from the $23.0 billion at the end of 2006. Approximately 88.0% of reserves were held in the form of foreign investments, with the balance held in gold, foreign exchange and reserves to cover outstanding short-term and long-term debt due in the next 12 months.

As of December 31, 2008, gross international reserves were $37.6 billion, an increase from the $33.8 billion at the end of 2007. Gross international reserves at the end of 2008 were sufficient to cover 6.0 months worth of imports of goods and payment of services and income. In terms of short-term debt coverage, the reserve level was 5.4 times the amount of the Republic’s short-term external liabilities based on original maturity and 3.2 times based on residual maturity. Net international reserves at the end of 2008 were $36.0 billion, an increase from the $33.7 billion at the end of 2007.

As of December 31, 2009, gross international reserves were $44.2 billion, an increase from the $37.6 billion at the end of 2008. Gross international reserves at the end of 2009 were sufficient to cover 8.7 months worth of imports of goods and payment of services and income. In terms of short-term debt coverage, the reserve level was 11.1 times the amount of the Republic’s short-term external liabilities based on original maturity and 4.9 times based on residual maturity. Net international reserves at the end of 2009 were $44.2 billion.

According to preliminary data, gross international reserves of the Republic were $61.3 billion as of November 30, 2010, $17.1 billion higher than the $44.2 billion recorded as of November 30, 2009, and $17.1 billion higher than the $44.2 billion recorded as of December 31, 2009. The increase from December 31, 2009 was due mainly to inflows from foreign currency deposits by the Government, as well as valuation gains with respect to Bangko Sentral’s gold reserves. These gains were partially offset by decreased net foreign exchange operations by Bangko Sentral. The level of gross international reserves as of November 30, 2010 was sufficient to cover approximately 10.7 months of imports of goods and payments of services and income, and was equivalent to 11.2 times the Republic’s short-term debt based on original maturity and 6.0 times based on residual maturity. Based on preliminary data, net international reserves as of November 30, 2010 were $61.3 billion, an increase from the $57.1 billion recorded as of October 31, 2010 and $44.2 billion recorded as of December 31, 2009.

Monetary System

Monetary Policy

In 1993, the Government established Bangko Sentral, the Republic’s central bank, pursuant to the New Central Bank Act. Bangko Sentral replaced the old Central Bank of the Philippines. Bangko Sentral functions as an independent central monetary authority responsible for policies in the areas of money, banking and credit, as authorized under the New Central Bank Act. The New Central Bank Act prohibits Bangko Sentral from engaging in quasi-fiscal activities, commercial banking or development banking or financing, all of which had contributed to substantial deficits at the old Central Bank of the Philippines.

Bangko Sentral’s primary objectives are to maintain price stability, monetary stability and the convertibility of the peso. To achieve its price stability objective, Bangko Sentral undertakes monetary management mainly through adjustments to policy rates and the conduct of open market operations, including the purchase and sale of Government securities, rediscounting transactions and adjustments in reserve requirements.

Bangko Sentral’s functions include:

•	conducting monetary policy;

•	issuing the national currency;

•	managing foreign currency reserves;

•	acting as depository for the Government, its political subdivisions and instrumentalities and Government-owned corporations; and

•	regulating banks and quasi-banks in the Philippines.

The Government owns all of the capital stock of Bangko Sentral. A seven member Monetary Board, comprised of Bangko Sentral’s Governor, a member of the Cabinet designated by the President and five full-time private sector representatives, governs Bangko Sentral. The President appoints each of the seven Monetary Board members, except the Cabinet representative, to six-year terms.

Philippine law requires Bangko Sentral to maintain a net positive foreign asset position. As of March 31, 2010, Bangko Sentral had total assets of (Peso)2,580.7 billion, of which international reserves accounted for (Peso)2,059.2 billion. Bangko Sentral’s remaining assets consist mainly of loans and advances and Government securities, and its liabilities consist mainly of deposits of financial institutions, the Government and Government-owned corporations and foreign liabilities in the form of loans and bonds payable.

Money Supply

The following table presents certain information regarding the Philippines’ money supply.

MONEY SUPPLY(1)

	As of December 31,
	2005		2006		2007		2008		2009			2010(2)
	(in billions, except percentages)
MI(3)
Currency in circulation	(Peso)	267.8	(Peso)	305.3	(Peso)	347.7	(Peso)	429.5	(Peso)	458.1		(Peso)	422.9
Current account deposits		348.9		463.6		538.4		641.3		759.4			808.3

Total		616.7		768.9		886.0		1,070.8		1,217.5			1,231.2
percentage increase		9.2%		24.7%		15.2%		20.8%		13.7%			10.6	%(4)
M2(5)		2,315.4		2,826.7		3,129.1		3,611.9		3,887.1			3,941.7
percentage increase		9.8%		22.1%		10.7%		15.4%		7.6	%(4)		7.6	%(4)
M3(6)		2,339.0		2,869.6		3,174.4		3,668.4		3,971.5			4,026.6
percentage increase		10.3%		22.7%		10.6%		15.6%		8.3	%(4)		7.7	%(4)

Source: Bangko Sentral, Department of Economic Statistics.

(1)	The survey used to determine domestic liquidity was expanded in 2005 to include Bangko Sentral, commercial banks, thrift banks, rural banks, non-stock savings and loan associations and non-banks with quasi-banking functions. The previously used survey took into account only data from the Bangko Sentral, commercial banks and certain rural banks.

(2)	Preliminary data as of November 8, 2010 for the first ten months of 2010.

(3)	Consists of currency in circulation and demand deposits.

(4)	Comparison between October 2010 and October 2009.

(5)	Consists of M1, savings deposits and time deposits.

(6)	Consists of M2 and deposit substitutes.

As December 31, 2007, the Republic’s money supply was (Peso)3.2 trillion, an increase of 10.6% from the (Peso)2.9 trillion level recorded as of December 31, 2006. This increase was mainly due to the steady rise in net foreign assets of depositary corporations.

As of December 31, 2008, the Republic’s money supply was (Peso)3.7 trillion, a 15.6% increase from the level recorded as of December 31, 2007. The increase was attributable to growth in both net domestic and net foreign assets, which grew by 13.1% and 16.4% for the year, respectively. Net domestic asset growth was driven largely by a 16.7% increase in credit extended to the private sector for the year, which was mainly a result of increased lending to the Government. Growth in net foreign assets was due to an expansion in foreign assets held by Bangko Sentral.

As of December 31, 2009, the Republic’s money supply was (Peso)4.0 trillion, an 8.3% increase from the level recorded as of December 31, 2008. The increase was attributable to growth in net foreign assets, which grew 25.3% for the year. Growth in net foreign assets was due to an expansion in foreign assets held by Bangko Sentral. Net domestic assets contracted by 3.7% in 2009 due mainly to the expansion of the net other items account, which includes revaluation and capital reserve accounts, as well as special deposit account placements of trust entities.

Preliminary data indicates that as of October 31, 2010, the Republic’s money supply was (Peso)4.0 trillion, a 7.7% increase from the level recorded as of October 31, 2009, and a 1.4% increase from the level recorded as of December 31, 2009. The increase in liquidity as of October 31, 2010 was primarily attributable to growth in net foreign assets, which grew by 10.2% compared to the level as of October 31, 2009. The increase in net foreign assets was due mainly to the continued expansion of Bangko Sentral’s foreign assets, which grew by 19.9% from the level recorded as of October 31, 2009. As of October 31, 2010, net domestic assets grew by 1.8% from the level recorded as of October 31, 2009. Growth in credit extended to the private sector was 10.1% as of October 31, 2010, compared to the level recorded as of October 31, 2009, and credit extended to the public sector increased by 6.7% as of October 31, 2010, compared to the level recorded as of October 31, 2009.

The following table presents information regarding domestic interest and deposit rates.

DOMESTIC INTEREST AND DEPOSIT RATES

	2005	2006	2007	2008	2009	2010(1)
	(weighted averages per period)
91-day Treasury bill rates	6.4%	5.4%	3.4%	5.4%	4.2%	3.9%
90-day Manila reference rate(2)	8.9	8.1	8.3	7.5	7.3	6.9
Bank average lending rates	10.2	9.7	8.7	8.8	8.5	7.8

Source: Bangko Sentral.

(1)	January to October 2010.

(2)	Based on promissory notes and time deposit transactions of sample commercial banks.

Monetary Regulation

On April 8, 2005, the Monetary Board increased its overnight borrowing rate from 6.75% to 7.0% and increased its overnight lending rate from 9.0% to 9.25%. The 0.25% increase in Bangko Sentral’s policy rates was the first change to the policy rates since July 2003. The Monetary Board noted that the increase in the policy rates was a response to rising inflation expectations caused by higher oil prices, declining real wages and delays in the enactment of revenue measures. With effect from July 15, 2005, Bangko Sentral increased the liquidity reserve requirement for universal and commercial banks from 10.0% to 11.0% and the regular reserve requirement from 9.0% to 10.0%. In September and October 2005, the Monetary Board took two further steps to check inflation. Bangko Sentral revised its two key policy interest rates in two 0.25% steps from 7.0% to 7.25% and then from 7.25% to 7.5%, for the overnight borrowing or RRP rate, and from 9.25% to 9.50% and then from 9.50% to 9.75%, for the overnight lending or RP rate. These rate hikes were made on September 22, 2005 and October 20, 2005, respectively. The 91-day Treasury bill rate had decreased to 5.0% in March 2006 from 5.4% in November 2005 and 7.8% in December 2004.

In 2007, the weighted average 91-day Treasury bill rate was 3.4%, compared to 5.4% in 2006. The average RRP rate was 6.8% in 2007 compared to 7.5% in 2006. The average RP rate in 2007 was 8.0%, an increase from the average of 9.8% in 2006.

In 2008, the weighted average 91-day Treasury bill rate was 5.4%, compared to 3.4% in 2007. The average RRP rate was 5.4% in 2008, compared to 6.8% in 2007. The average RP rate in 2008 was 7.8%, compared to 8.0% in 2007.

On July 9, 2009, in response to the continued global economic downturn, the Monetary Board set policy interest rates at 4.0% for the RRP rate and 6.0% for the RP rate. The lowering of these policy interest rates in July 2009 was the sixth time the Monetary Board lowered rates since December 2008 as part of Bangko Sentral’s efforts to support the financial markets and real economy of the Republic. The Monetary Board based its decisions mainly on expected lower inflation in 2009 and 2010, which would support lower policy interest rates. From an RRP rate of 6.0% and an RP rate of 8.0% in early December 2008, the Monetary Board lowered the RRP and RP rates by 0.5% on December 18, 2008 and again on January 29, 2009. Subsequently, the Monetary Board lowered the RRP and RP rates by 0.25% on each of March 5, 2009, April 16, 2009 and May 28, 2009.

On November 18, 2010, based on the assessment that current monetary policy is appropriate and given the favorable inflation outlook, the Monetary Board decided to maintain its policy interest rates at 4.0% for the RRP rate, and at 6.0% for the RP rate. The interest rates on term RRP and RP facilities, as well as special deposit accounts also remained unchanged. The policy interest rates have not been changed since July 2009, when the RRP rate and RP rate were lowered to their current levels from 4.25% and 6.25%, respectively.

Commercial bank lending rates have also eased steadily over the past five years, from an average range of 9.1% to 11.1% in 2005, 8.3% to 10.2% in 2006, 6.9% to 8.6% in 2007, 7.5% to 9.5% in 2008, and 7.3% to 9.3% in 2009. In the first ten months of 2010, the average range of lending was 6.7% to 8.9%. This compares to the first ten months of 2009, where the average range of lending was 7.4% to 9.3%.

Foreign Exchange System

The Republic maintains a floating exchange rate system under which market forces determine the exchange rate for the peso. Bangko Sentral may, however, intervene in the market to maintain orderly market conditions and limit sharp fluctuations in the exchange rate.

The following table sets out exchange rate information between the peso and the US dollar.

EXCHANGE RATES OF PESO PER US DOLLAR

Year	Period End	Period Average(1)
2005	53.067	55.086
2006	49.132	51.314
2007	41.401	46.148
2008	47.485	44.475
2009	46.356	47.637
2010(2)	44.255	45.215

Source: Reference Exchange Rate Bulletin, Treasury Department, Bangko Sentral.

(1)	The average of the monthly average exchange rates for each month of the applicable period.

(2)	Data for the first eleven months of 2010.

Foreign exchange may be freely sold and purchased outside the banking system and deposited in foreign currency accounts. Both residents and non-residents may maintain foreign currency deposit accounts with authorized banks in the Philippines, and residents may maintain deposits overseas without restriction. However, foreign exchange may not be purchased from the domestic banking system for deposit in these overseas accounts.

Payments related to foreign loans registered with Bangko Sentral and foreign investments approved by or registered with Bangko Sentral may be serviced with foreign exchange purchased from authorized agent banks in the Philippines. Bangko Sentral must approve and register all outgoing investments by residents exceeding $6 million per investor per year if the funds will be sourced from the Philippine banking system. For a discussion of Bangko Sentral’s loan approval regime, see “The Philippine Financial System—Foreign Currency Loans.”

While the Government imposes no currency requirements for outgoing payments, all exchange proceeds from exports, services and investments must be obtained in any of 22 prescribed currencies. Authorized agent banks may convert the acceptable currencies to pesos.

Individual or corporate non-residents may open peso bank accounts without Bangko Sentral’s approval. The export or electronic transfer out of the Philippines of peso amounts exceeding (Peso)10,000 requires prior authorization from Bangko Sentral.

In 2007, the average exchange rate was (Peso)46.148 per US dollar, compared to (Peso)51.314 and (Peso)55.086 per US dollar in 2006 and 2005, respectively. The strengthening of the peso was attributable to sustained foreign exchange inflows from OFW remittances, foreign direct and portfolio investments, higher earnings from exports of goods and services, the subprime mortgage market-related credit crisis in the United States and the weakened dollar resulting from the downturn in the US economy.

In 2008, the average exchange rate was (Peso)44.475 per US dollar, compared to (Peso)46.148 per US dollar in 2007 and (Peso)51.314 in 2006. The general strengthening of the peso was attributable to sustained foreign exchange inflows from OFW remittances, foreign direct and other investments, and earnings from exports of goods and services. These trends have been offset by concerns over the global economic downturn following the US credit crisis in 2008.

In 2009, the average exchange rate was (Peso)47.637 per US dollar, compared to (Peso)44.475 per US dollar in 2008, and (Peso)46.148 in 2007. The general weakening of the peso was attributable to concerns over the sovereign debt problem in Europe and the Republic’s deteriorating fiscal position. These trends were offset by a revival of capital inflows in Asia, sustained foreign exchange inflows from OFW remittances, foreign direct and other investments, and the general weakening of the US dollar against Asian currencies.

On December 7, 2010, the peso-to-US dollar exchange rate was (Peso)43.845 per US dollar, compared to (Peso)46.356 per US dollar at the end of 2009, and (Peso)47.485 per US dollar at the end of 2008. In the first eleven months of 2010, the average exchange rate was (Peso)45.215 per US dollar, compared to (Peso)47.748 per US dollar in the first eleven months of 2009.

Stabilization of the Peso

Since it allowed the peso to float on July 11, 1997, Bangko Sentral has intervened minimally in the foreign exchange market. It has, however, adopted measures related to foreign exchange trading aimed to reduce currency speculation and combat money laundering. Since 2005, these measures have included the following:

•

With effect from July 15, 2005, Bangko Sentral increased the liquidity reserve requirement for universal and commercial banks from 10.0% to 11.0% and the regular reserve requirement from 9.0% to 10.0%.

•

In July 2005, the Bangko Sentral implemented an improved Currency Risk Protection Program (“CRPP”) through a more competitive pricing mechanism. The CRPP allows eligible corporations and other foreign exchange users to purchase foreign exchange from banks at a predetermined rate in the future. In 2005, total availments under the CRPP amounted to $708 million.

•

On February 22, 2007, the Monetary Board (“MB”) approved the first phase of reforms in the foreign exchange regulatory framework to make the regulatory environment more responsive to the needs of an expanding, more dynamic economy that has become increasingly integrated with global markets. The reforms, which became effective on April 2, 2007, involved changes in rules governing external current account and capital account transactions as well as prudential regulations.

•

On December 20, 2007, the MB approved the second phase of reforms in the foreign exchange regulatory framework. The second phase focused largely on two objectives: (i) to promote greater integration with international capital markets and risk diversification; and (ii) to streamline the documentation and reporting requirements on the sale and foreign exchange by banks. The policy reforms included increases in (a) the foreign exchange purchases from banks by residents for non-trade current account transactions without supporting documents to up to $30,000; and (b) the limit on outward investments without the need for prior BSP approval to $30 million per investor per year or in the case of qualified investors (“QIs”), per fund. QIs may also apply for a higher limit with the BSP.

•

On January 15, 2009, the MB approved the third phase of reforms in the foreign exchange regulatory framework and the release of the new Manual of Regulations on Foreign Exchange Transactions. The third phase of reforms, which also consolidates all the provisions in the first and second phases of reforms, include: the liberalization/streamlining of rules on foreign borrowings of private banks for relending purposes and registration of inward foreign portfolio investments; and provisions intended to improve monitoring of foreign exchange flows and to formalize/clarify existing practices.

•

On April 23, 2009, the MB approved the streamlining of the documentation requirements and other reforms on the sale of foreign exchange by foreign exchange dealers/money changers (“FXDs/MCs”), making it possible for residents with foreign loans/foreign currency loans as well as foreign investors that chose not to seek BSP approval and/or registration of the loans/investments to source their foreign exchange requirements from FXDs/MCs without necessarily compromising compliance with anti-money laundering regulations.

•

On October 28, 2010, the MB approved certain amendments to the Manual of Regulations on Foreign Exchange Transactions. The measures increased the limit on non-trade current account transactions without supporting documents from $30,000 to $60,000; increased the limit on the sale of foreign currency for advance payment of imports without prior BSP approval from $100,000 to $1 million; and increased the amount of foreign currency that may be purchased by residents from authorized agent banks (“AABs”) and AAB-forex corporations without prior BSP approval for outward investments from $30 million to $60 million per investor per year or, in the case of QIs, per fund.

The Philippine Financial System

Composition

The following table sets out the total assets of the Philippine financial system by category of financial institution.

TOTAL ASSETS OF THE FINANCIAL SYSTEM(1)

	As of December 31,
	2005		2006		2007		2008		2009		2010(2)
	(in billions)
Banks
Universal/Commercial banks	(Peso)	3,986.0	(Peso)	4,392.6	(Peso)	4,578.3	(Peso)	5,282.6	(Peso)	5,779.1	(Peso)	5,651.9
Thrift banks		357.8		453.8		501.8		590.8		556.1		574.2
Rural and cooperative banks		120.3		139.3		164.6		163.9		178.2		178.2

Total banks		4,464.1		4,985.6		5,244.7		6,037.3		6,513.4		6,404.3

Non-bank financial institutions		1,155.4		1,271.5		1,369.1		1,438.0		1,541.6		1,541.6

Total assets	(Peso)	5,619.5	(Peso)	6,257.1	(Peso)	6,613.8	(Peso)	7,475.3	(Peso)	8,055.0	(Peso)	7,946.0

Source: Bangko Sentral.

(1)	Excludes assets of Bangko Sentral.

(2)	Preliminary data as of July 31, 2010.

The Philippine financial system consists of banks and non-bank financial institutions. Banks include all financial institutions that lend funds obtained from the public primarily through the receipt of deposits. Non-banks include financial institutions other than banks which lend, invest or place funds, or at which evidences of indebtedness or equity are deposited with or acquired by them, either for their own account or for the account of others. Non-bank financial institutions may have quasi-banking functions. Quasi-banking functions include borrowing money to relend or purchase receivables and other obligations by issuing, endorsing or accepting debt or other instruments or by entering into repurchase agreements with 20 or more lenders at any one time.

The Supervision and Examination Sector of Bangko Sentral supervises all banks and non-banks with quasi-banking functions, including their subsidiaries and affiliates engaged in related activities, with Bangko Sentral’s Monetary Board having ultimate supervisory authority.

Structure of the Financial System

The Philippine financial system is comprised of commercial banks, thrift banks, rural and cooperative banks and non-bank financial institutions. Each type of bank participates in distinct business activities and geographic markets.

Commercial banks:

•	accept drafts;

•	issue letters of credit, promissory notes, drafts, bills of exchange and other evidences of indebtedness;

•	receive deposits;

•	buy and sell foreign exchange and gold and silver bullion; and

•	lend money on a secured or unsecured basis.

Expanded commercial banks, otherwise known as universal banks, in addition to regular commercial banking activities, may also engage in investment banking activities, invest in non-bank businesses and own allied financial undertakings other than commercial banks. As of June 30, 2010, the Republic had 38 universal and commercial banks, with a total of 4,596 offices.

The following table sets out the outstanding loans of commercial banks classified by sector.

COMMERCIAL BANKS’ OUTSTANDING LOANS BY SECTOR

	As of December 31,
	2005			2006			2007			2008			2009			2010(1)
	(in millions, except percentages)
Total	(Peso)	1,338,137	100.0	(Peso)	1,380,571	100.0	(Peso)	1,478,294	100.0	(Peso)	1,748,206	100.0	(Peso)	1,921,667	100.0	(Peso)	1,958,824	100.0
Agriculture, hunting and forestry		132,818	9.9%		150,748	10.9%		202,087	13.7%		309,279	17.7%		333,787	17.4%		345,634	17.6%
Fishing		5,965	0.4		5,774	0.4		6,889	0.5		3,934	0.2		3,460	0.2		3,221	0.2
Mining and quarrying		11,387	0.9		9,683	0.7		10,342	0.7		6,890	0.4		5,237	0.3		9,292	0.5
Manufacturing		412,539	30.8		376,824	27.3		373,154	25.2		392,794	22.5		327,010	17.0		351,330	17.9
Electricity, gas and water		70,055	5.2		75,483	5.5		122,534	8.3		112,599	6.4		144,244	7.5		165,628	8.5
Construction		26,084	1.9		25,875	1.9		25,204	1.7		34,485	2.0		25,046	1.3		26,747	1.4
Wholesale and retail trade		165,373	12.4		183,362	13.3		178,879	12.1		228,716	13.1		239,290	12.5		231,477	11.8
Transportation, storage and communication		48,334	3.6		50,455	3.7		55,542	3.8		81,017	4.6		150,046	7.8		139,219	7.1
Financial intermediation		111,407	8.3		116,471	8.4		153,366	10.4		130,560	7.5		189,946	9.9		168,365	8.6
Real estate, renting and bus services		199,887	14.9		221,188	16.0		217,208	14.7		282,880	16.2		317,592	16.5		335,078	17.1
Public administration and defense		32,333	2.4		41,586	3.0		37,810	2.6		52,704	3.0		66,314	3.5		67,264	3.4
Education		9,269	0.7		9,526	0.7		9,359	0.6		10,341	0.6		9,825	0.5		9,789	0.5
Health and social work		6,398	0.5		6,718	0.5		7,084	0.5		8,364	0.5		10,527	0.5		10,702	0.5
Community, social and personal services		93,563	7.0		94,226	6.8		64,255	4.3		72,592	4.2		71,131	3.7		63,622	3.2
Undifferentiated production activities of private households		0	0.0		0	0.0		0	0.0		0	0.0		0	0.0		0	0.0
Hotels & restaurants		12,726	1.0		12,653	0.9		14,580	1.0		21,051	1.2		28,222	1.5		31,456	1.6

Source: Bangko Sentral.

(1)	Preliminary data as of October 31, 2010.

Thrift banks invest their capital and the savings of depositors in:

•	financings for homebuilding and home development;

•	marketable debt securities;

•	commercial papers and accounts receivables, drafts, bills of exchange, acceptances or notes arising out of commercial transactions; or

•

short-term working capital and medium and long-term loans to small and medium-sized businesses and individuals engaged in agriculture, services, industry, housing and other financial and allied services in its market.

As of June 30, 2010 the Republic had 74 thrift banks (including microfinance-oriented banks), with a total of 1,329 offices.

Rural and cooperative banks extend credit in the rural areas on reasonable terms to meet the normal credit needs of farmers, fishermen, cooperatives and merchants and, in general, the people in the rural communities. As of June 30, 2010, the Republic had 661 rural and cooperative banks, with a total of 2,760 offices.

Some thrift and rural banks are considered microfinance oriented banks, with more than 50% of their operations dedicated to lending amounts as low as (Peso)5,000.

The specialized Government banks are the Development Bank of the Philippines, the Land Bank of the Philippines and the Al-Amanah Islamic Investment Bank of the Philippines. The Development Bank generally provides banking services to meet the medium and long-term needs of small and medium-sized agricultural and industrial enterprises, particularly in rural areas. The Land Bank primarily provides financial support for agriculture and all phases of the Republic’s agrarian reform program. The Development Bank and the Land Bank may also operate as universal banks. The Al-Amanah Islamic Investment Bank promotes the development of the Autonomous Region of Muslim Mindanao by offering banking, financing and investment services based on Islamic banking principles and rulings.

Non-bank financial institutions are primarily long-term financing institutions, though they also facilitate short-term placements in other financial institutions. As of June 30, 2010, Bangko Sentral regulated or supervised 37 non-bank financial institutions with quasi-banking functions, among them 16 investment houses, 20 financing companies and one non-bank financial institution. Bangko Sentral also supervised or regulated 15,345 non-bank financial institutions without quasi-banking functions, including 18 investment houses, 28 financing companies, four investment companies, 15 security dealers/brokers, 15,105 pawnshops, two lending companies, 166 non-stock savings and loan associations, one venture capital corporation, two Government non-bank financial institutions and four credit card companies.

Non-Performing Loans

The following table provides information regarding non-performing loans (“NPL”) for the banking system for the periods indicated.

TOTAL LOANS (GROSS) AND NON-PERFORMING LOANS BY TYPE OF COMMERCIAL BANKS

	As of December 31,
	2005		2006		2007		2008		2009		2010(1)
	(in billions, except percentages)
Expanded commercial/Universal banks(2)
Total loans	(Peso)	1,194.2	(Peso)	1,313.0	(Peso)	1,413.8	(Peso)	1,619.7	(Peso)	1,817.8	(Peso)	1,723.2
Total non-performing loans		113.2		87.8		71.7		63.5		56.3		58.3
Ratio of non-performing loans to total loans		9.5%		6.7%		5.1%		3.9%		3.1%		3.4%
Non-expanded/Commercial banks(2)
Total loans		168.6		165.1		162.5		180.9		187.0		169.4
Total non-performing loans		18.1		14.5		12.1		11.4		12.3		13.7
Ratio of non-performing loans to total loans		10.7%		8.8%		7.5%		6.3%		6.6%		8.1%
Government banks(3)
Total loans		269.3		297.1		305.3		361.9		351.6		323.4
Total non-performing loans		18.6		12.6		10.9		8.2		8.3		10.2
Ratio of non-performing loans to total loans		6.9%		4.2%		3.6%		2.3%		2.3%		3.2%
Foreign banks(4)
Total loans		240.6		298.1		313.2		339.8		368.4		329.6
Total non-performing loans		3.8		2.5		2.8		5.1		4.1		3.6
Ratio of non-performing loans to total loans		1.6%		0.8%		0.9%		1.5%		1.1%		1.1%
Total loans		1,872.7		2.073.3		2,194.8		2,502.3		2,724.9		2,545.6
Total non-performing loans		153.7		117.4		97.6		88.2		80.9		85.7
Ratio of non-performing loans to total loans		8.2%		5.7%		4.4%		3.5%		3.0%		3.4%

Source: Bangko Sentral.

(1)	Preliminary data as of July 31, 2010.

(2)	Includes ING Bank and excludes Land Bank of the Philippines and Development Bank of the Philippines.

(3)	Consists of Land Bank, Development Bank and Al-Amanah Islamic Investment Bank.

(4)	Consists of 14 foreign banks; excludes four foreign bank subsidiaries.

As of December 31, 2007, the NPL ratio for universal and commercial banks was at 4.4%, which was an improvement from the 5.7% recorded as of December 31, 2006. The (Peso)19.8 billion reduction in non-performing loans, from (Peso)117.4 billion in 2006 to (Peso)97.6 billion in 2007, was attributable to a reduction of (Peso)16.1 billion in non-performing loans of universal banks.

As of December 31, 2008, the NPL ratio for universal and commercial banks was 3.5%, which was 0.9% lower than the 4.4% recorded as of December 31, 2007. The (Peso)9.4 billion reduction in non-performing loans from (Peso)97.6 billion in 2007 to (Peso)88.2 billion in 2008, was largely due to the decline in non-performing loans of universal banks.

As of December 31, 2009, the NPL ratio for universal and commercial banks was 3.0%, which was 0.5% lower than the 3.5% recorded as of December 31, 2008. This improvement in the NPL ratio was due mainly to a 8.3% decline in non-performing loans from (Peso)88.2 billion in 2008 to (Peso)80.9 billion in 2009, combined with an 8.9% expansion in the total loan portfolio from its 2008 levels.

As of July 31, 2010, the NPL ratio for universal and commercial banks was 3.4%, which was 0.1% lower than the 3.5% recorded as of July 31, 2009. This resulted from a 7.5% expansion in the total loan portfolio from the levels recorded as of July 31, 2009, which offset a 3.4% increase in non-performing loans from (Peso)82.9 billion as of July 31, 2009 to (Peso)85.7 billion as of July 31, 2010.

Financial Sector Reforms

The Government has undertaken a number of reforms in the financial sector intended to reduce bank holdings of nonperforming assets and improve the health of the banking industry in general.

The General Banking Law of 2000, which amended the General Banking Act, enhanced Bangko Sentral’s supervisory and enforcement powers and liberalized foreign ownership of banks (foreign banks are now generally permitted to acquire up to 100% of the voting stock of a Philippine bank). In particular, the General Banking Law reforms included the formal adoption of Basel risk-based capital requirements, a legal basis for consolidated supervision, stronger safeguards against insider loans, enhanced disclosure requirements and increases in monetary penalties.

In September 2001, the Anti-Money Laundering Act of 2001 (the “AMLA”) was passed. The AMLA made money laundering a criminal offense, requires reporting of unusual or suspicious transactions and allows the Government to request any foreign country to assist in locating and freezing proceeds of unlawful activities. Amendments were made to the law in 2003 to comply with the demands of the Financial Action Task Force established by the Organization for Economic Cooperation and Development to combat money laundering. The amendments lowered the threshold amount for bank transactions automatically subject to reporting requirements from (Peso)4 million to (Peso)500,000. However, a court order will be required to examine suspicious transactions or freeze bank accounts other than those suspected to be related to terrorism, kidnapping, hijacking and drug trafficking.

The Special Purpose Vehicle Act (“SPV Act”) was enacted in January 2003. The SPV Act provides the legal framework for the creation of private asset management companies that are expected to relieve a major portion of the banking system’s non-performing assets and thereby promote bank lending to support economic growth. The SPV Act’s implementing rules and regulations took effect on April 9, 2003. On June 26, 2003, the Monetary Board approved accounting guidelines allowing the staggered booking of losses from the discounted sales of non-performing assets to SPVs to spread their losses over a maximum period of seven years, provided that the banks fully disclose any deviations from generally accepted accounting practices in connections with such sales. Under the SPV Act, 40 private asset management companies were registered with the Philippine Securities and Exchange Commission (“Philippine SEC”) and were deemed eligible to acquire non-performing assets until the expiration of the SPV Act.

On April 24, 2006, the SPV Act was amended to extend the deadline for the establishment and registration of qualifying SPVs. The extension enabled financial institutions to continue to transfer non-performing assets to private asset-management companies, which allowed for increased lending from the banking system. More specifically, as of June 30, 2008, the extended deadline of the SPV Act resulted in the additional disposal of approximately (Peso)146.3 billion in non-performing assets and brought asset quality ratios in the banking sector closer to pre-Asian crisis levels. This amount represents approximately 28% of the (Peso)520.0 billion in non-performing assets held by the Bangko Sentral prior to the passage of the SPV Act in 2003. Apart from the SPV related disposals, Bangko Sentral has issued regulations allowing banks to enter into joint venture agreements with real estate developers to dispose of foreclosed properties.

On December 19, 2005, the Monetary Board partially lifted a moratorium on the establishment of bank branches and other banking offices that had been in place since 1999. This action was aimed primarily at increasing competition among banks and improving banking services and accessibility in underserved areas. Under the Monetary Board’s new guidelines, banks that meet certain qualification requirements may establish branches anywhere in the Philippines, except in selected areas of Metro Manila that Bangko Sentral has determined are adequately served by existing banking offices.

The Medium Term Philippine Development Plan for 2004–2010 of former President Arroyo’s administration calls for a more developed and stable financial infrastructure to promote a deeper domestic capital market and a stronger banking sector. The major bank and non-bank sector reforms for the medium-term pursuant to the plan includes:

•	amendments to the New Central Bank Act of 1993 to strengthen the supervisory capability and the effectiveness of the Bangko Sentral;

•	promotion of compliance with International Accounting Standards, International Standards for Auditing and International Valuation Standards;

•	adoption of the Basel II risk-based capital adequacy framework on July 1, 2007;

•	establishment of a strong central credit information bureau;

•	promotion of microfinance in support of development and poverty alleviation;

•	encouraging new listings in the Philippine Stock Exchange and improving transparency and clearance settlements; and

•	support for the establishment of alternative trading systems and the full operation of the Fixed Income Exchange.

The Government is currently preparing the Medium Term Philippine Development Plan for 2011-2016.

Also, Bangko Sentral has supported amendments to the Bangko Sentral charter to strengthen regulation of the banking sector. The proposed amendments, which are currently pending before Congress, would relax bank secrecy rules, give Bangko Sentral more flexibility to order consolidations in the banking industry, clarify the grounds for closing problem banks or declaring them insolvent and strengthen legal protections for Bangko Sentral officers acting in their official capacity.

On August 22, 2008, the Personal Equity and Retirement Account Law (“PERA Law”) was signed into law. The PERA Law aims to improve the Republic’s savings rate and support the development of the domestic capital markets by setting up a personal savings plan for employees similar to the 401(k) pension scheme adopted in the United States.

On October 31, 2008, the Credit Information System Act (“CISA”) was signed into law. The CISA aims to establish a comprehensive credit information system in the Republic, and also seeks to improve access to credit, lower the cost of credit to borrowers and reduce reliance on collateral-based lending.

On June 30, 2009, Republic Act No. 9648, or The Documentary Stamp Tax Law, was signed into law. The law exempts the sale, barter or exchange of shares of stock listed and traded through the Philippine Stock Exchange from documentary stamp taxes. The law is intended to stimulate trading in the local capital markets.

On December 17, 2009, Republic Act No. 9856, or An Act Providing the Legal Framework for Real Estate Investment Trusts and Other Purposes (the “REIT Law”) became law as former President Arroyo neither signed nor vetoed the enrolled bill approved by Congress. The REIT Law, which aims to further develop the capital markets in the Republic, governs the operation of real investment trusts (“REITs”) that employ the pooled capital of investors to acquire and manage income from mortgage loans. Under the REIT Law, REITs are listed stock corporations that will provide small and large investors with options to participate directly in the ownership, financing and management of large-scale real-estate projects at affordable rates of investment. REITs will be in the form of a corporation that is mandated to distribute at least 90% of its net income as dividends to shareholders while the corporate tax of 30% will be imposed on the remainder of the net income. The REIT Law also grants various tax incentives to eligible REITs. As of October 31, 2010, the REIT Law has not been fully implemented pending final issuance of implementing rules by the Bureau of Internal Revenue with respect to specific tax rules and incentives applicable to REITs. The Government and public sector have disagreed heavily on the rules and incentives which should be made applicable to the REIT vehicle, with Government officials citing considerations of depletion of revenues to the Government as justification for strictly limiting fiscal incentives. On the other hand, business and other public interest groups cite the development of the domestic capital markets and increased investments as bases for a liberalized regulatory framework for REITs.

Foreign Currency Loans

Bangko Sentral imposes a combination of prior approval, registration and reporting requirements on all non-peso denominated loans. The regime is as follows:

Type of Loan	Requirements

Private sector loans:

•    guaranteed by a public sector entity or a local commercial bank;

•    granted by foreign currency deposit units that are specifically or directly funded from, or collateralized by, offshore loans or deposits;

•    obtained by banks and financial institutions with a term exceeding one year which will be relent to public and private enterprises; or

•    serviced using foreign exchange purchased from the banking system, unless specifically exempted from the prior approval requirement.

Prior approval, subsequent registration and reporting requirements.

Private sector loans which are specifically exempted from the prior approval requirement and which will be serviced with foreign exchange purchased from the banking system.	Subsequent registration and reporting requirements.

All private sector loans to be serviced with foreign exchange not purchased from the banking system.	Reporting requirements.

Public sector offshore loans except: • short-term foreign currency deposit loans for trade financing; and • short-term interbank borrowings.	Prior approval and reporting requirements.

The Philippine Securities Markets

History and Development

The securities industry in the Philippines began with the opening of the Manila Stock Exchange in 1927. In 1936, the Government established the Philippine SEC to oversee the industry and protect investors. Subsequently, the Makati Stock Exchange opened in 1963 and merged with the Manila Stock Exchange to form the Philippine Stock Exchange in 1994.

On June 29, 1998, the Philippine SEC granted the Philippine Stock Exchange self-regulatory organization status, empowering it to supervise and discipline its members, including by examining a member’s books of account and conducting audits.

To broaden the range of securities eligible for listing, the Philippine Stock Exchange established a board for small- and medium-sized enterprises with an authorized capital of (Peso)20 million to (Peso)99.9 million of which at least 25% must be subscribed and fully paid.

In August 2001, the Philippine Stock Exchange completed its conversion to a publicly held stock corporation. As its first shareholders, each of the 184 member-brokers subscribed and fully paid for 50,000 shares. The listing of its shares on the Philippine Stock Exchange took effect in December 2003 and 40% of the unissued shares were sold through a private placement in February 2004.

As of November 19, 2010, the Philippine Stock Exchange had 251 listed companies and 133 active trading participants.

As of December 7, 2010 the Philippine Stock Exchange composite index closed at 4,197.92 compared to a close of 3,052.68 on December 29, 2009, 1,875.85 on December 24, 2008 and 3,621.60 on December 28, 2007.

In addition to the Philippine Stock Exchange, the Philippine Dealing and Exchange Corporation (“PDEX”), which deals mainly with foreign exchange and Government securities, was granted self-regulatory organization status by the Philippine SEC in 2006. The PDEX registered a trading volume of (Peso)778.4 billion for Government securities among its participant banks for the month of October 2010, which was more than six times the volume of (Peso)126.1 billion in December 2009.

Government Securities Market

The Government securities market is dominated by short-term treasury bills with maturities not exceeding one year. Responding to investor preferences and to create a yield curve for long-term domestic securities, the Government issued securities with longer maturities, including five-year fixed rate treasury bonds in June 1995, seven- and ten-year fixed rate treasury bonds in 1996 and 20-year treasury bonds in 1997. The Bureau of the Treasury currently conducts weekly public offerings of treasury bills with maturities of 91 days, 182 days and 364 days, as well as treasury bonds with maturities ranging from two years to 25 years. Net financing of the Government decreased by 21.5% in 2005 compared to 2004. Net foreign borrowings amounted to (Peso)92.7 billion in 2005, including the issuance of $1.5 billion, $750 million and $1.0 billion in global bonds in February, May and September, respectively; domestic borrowings amounted to (Peso)54.1 billion, with sales of short-term treasury bills used to finance maturing obligations during the period. As of December 31, 2005, the Government had (Peso)637.6 billion in outstanding treasury bills (a 49.9% increase from the (Peso)425.4 billion outstanding as of December 31, 2001) and (Peso)1,496.5 billion in outstanding treasury bonds (a 88.7% increase from the (Peso)793.1 billion outstanding as of December 31, 2001). The Government’s outstanding direct domestic debt totaled (Peso)2.2 trillion as of December 31, 2005. The Government also issued $1.5 billion and €500 million in global bonds in January 2006.

As of December 31, 2007, outstanding Government securities remained at (Peso)2.2 trillion; 60.5% of these were regular issuances of treasury bills and fixed rate treasury bonds (“FXTBs”). The remaining issuances of Government securities were comprised of retail treasury bonds (“RTBs”), progress bonds, foreign exchange promissory notes, and Government guaranteed debt, among others. On August 1, 2007, the Government raised (Peso)77.7 billion from the sale of three- and five-year RTBs. Investors continued to access the Government securities market as total subscriptions or market tenders were more than twice the offered amount for both short-term treasury bills and longer-term treasury bonds.

As of December 31, 2008, outstanding Government securities amounted to (Peso)2.5 trillion, 59.1% of which were regular issuances of treasury bills and FXTBs. The remaining 40.9% of Government issued debt securities were benchmark bonds, special bond issuances, other notes and bonds and Government guaranteed corporate debt. The increase in the Bangko Sentral’s borrowing and lending rates by 0.25% on August 28, 2008, following a combined increase of 0.75% in June and July 2008, translated into an increase in the cost of borrowing of banks from the Bangko Sentral.

As of December 31, 2009, outstanding Government securities amounted to (Peso)2.5 trillion, 50.5% of which were issuances of treasury bills and FXTBs. The remaining issuances of Government securities were comprised of RTBs, progress bonds, foreign exchange promissory notes and Government guaranteed debt, among others. On January 27, 2009, the Republic completed a domestic bond exchange whereby approximately (Peso)144.5 billion in aggregate principal amount of five- and seven-year treasury bonds were issued in exchange for approximately (Peso)136.6 billion in aggregate principal amount of bonds maturing between 2009 and 2016.

As of October 31, 2010, outstanding Government securities amounted to (Peso)2.8 trillion, 53.4% of which were issuances of treasury bills and FXTBs. The remaining issuances of Government securities were comprised of

RTBs, progress bonds, foreign exchange promissory notes, zero coupon treasury bonds, multicurrency RTBs and Government guaranteed debt, among others. On August 19, 2010, the Government raised (Peso)97.5 billion from the sale of five-, seven- and ten-year RTBs.

International Bond Market

In February 1997, Bangko Sentral approved guidelines governing the issuance of peso-denominated bonds in the international capital markets. Bangko Sentral requires the receipt of foreign currency by the Philippines and its exchange into pesos in the local banking system.

In 2005, the Monetary Board began to allow certain non-resident institutions, such as the ADB and the IFC, to issue peso-denominated bonds in the local market.

Public Finance

The Consolidated Financial Position

The consolidated public sector financial position measures the overall financial standing of the Republic’s public sector. It is comprised of the public sector borrowing requirement and the aggregate deficit or surplus of the Social Security System and the Government Service Insurance System, Bangko Sentral, the Government financial institutions and the local Government units. The public sector borrowing requirement reflects the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation’s accounts, the Oil Price Stabilization Fund and the 14 monitored GOCCs.

The following table sets out the consolidated financial position on a cash basis for the periods indicated.

CONSOLIDATED PUBLIC SECTOR FINANCIAL POSITION OF THE REPUBLIC

	As of December 31,
	2005		2006		2007		2008		2009
	(in billions, except percentages)
Public sector borrowing requirement:
National government	(Peso)	(146.8)	(Peso)	(64.8)	(Peso)	(12.4)	(Peso)	(68.1)	(Peso)	(298.5)
CB Restructuring		(16.3)		(13.2)		(8.2)		(8.8)		(8.8)
Oil Price Stabilization Fund(1)		0.0		—		—		—		—
Monitored Government-owned corporations		(25.4)		(2.0)		57.9		(27.2)		(25.9)
Adjustment of net lending & equity to GOCCs		1.5		(0.3)		10.6		13.8		(3.0)
Other adjustments		0.0		0.0		0.0		0.1		0.0

Total public sector borrowing requirement		(187.0)		(79.1)		47.9		(90.2)		(336.4)

As a percentage of GDP		(3.4)%		(1.3)%		(0.7)%		(1.2)%		(4.4)%
Other public sector:
Social Security System and Government Service Insurance System		48.9		57.2		34.2		66.7		39.0
Bangko Sentral(2)		3.6		0.6		(89.2)		9.4		4.7
Government financial institutions		6.6		8.0		7.9		7.5		10.0 (3)
Local government units		24.0		24.2		24.7		34.6		31.3
Timing adjustment of interest payments to Bangko Sentral		3.4		(0.7)		0.1		2.2		(0.3)
Other adjustments		(0.1)		(3.9)		0.6		0.0		0.2

Total other public sector		86.4		85.3		21.8		120.4		84.9

Consolidated public sector financial position		(100.7)		11.0		21.4		30.2		(251.5)

As a percentage of GDP		(1.8)%		0.2%		0.3%		0.4%		(3.3)%

(1)	The Oil Price Stabilization Fund was created by the Government to stabilize the domestic price of oil products. Prior to deregulation in 1997, if exchange rates and international crude oil prices exceeded certain levels, oil companies received money from the fund, but if exchange rates and crude oil prices fell below those levels, oil companies contributed to the fund. The fund was technically abolished with the full deregulation of the oil industry in February 1998.

(2)	Amounts are net of interest rebates, dividends and other amounts remitted to the Government and the Central Bank-Board of Liquidation.

(3)	January to November 2009 only.

The consolidated financial position of the Republic recorded a surplus of (Peso)11.0 billion in 2006, a reversal from the (Peso)100.7 billion deficit in 2005. The reversal was mainly due to governance reform resulting in improved receipts and lower costs, including costs of debt servicing.

The consolidated financial position of the Republic recorded a surplus of (Peso)21.4 billion in 2007, nearly twice the amount of the (Peso)11.0 billion surplus in 2006. The reversal was mainly due to improved spending policies and financial discipline by the Republic’s agencies.

In 2008, the consolidated financial position of the Republic recorded a surplus of (Peso)30.2 billion, which was approximately 41.4% higher than the surplus of (Peso)21.4 billion recorded in 2007. The increase in the public sector surplus was primarily due to the improved financial positions of GOCCs, the BSP and local government units during the year.

In 2009, the consolidated financial position of the Republic recorded a deficit of (Peso)251.5 billion, a reversal from the surplus of (Peso)30.2 billion recorded in 2008. The decrease in the public sector surplus was primarily due to increased borrowing by the Government and the weaker financial position of GOCCs.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

GOVERNMENT REVENUES AND EXPENDITURES

	Actual													Budget
	2005		2006		2007		2008		2009		2010(1)			2009			2010
	(in billions, except percentages)
Cash Revenues
Tax revenues
Bureau of Internal Revenue	(Peso)	542.7	(Peso)	652.7	(Peso)	713.6	(Peso)	778.6	(Peso)	750.3	(Peso)	670.9		(Peso)	798.5		(Peso)	860.4
Bureau of Customs		154.6		198.2		209.4		260.2		220.3		213.5			273.3			280.7
Others(2)		8.4		9.0		9.9		10.4		11.0		10.7			10.9			12.1

Total tax revenues		705.6		859.9		932.9		1,049.2		981.6		895.1			1,082.6			1,153.2
As a percentage of GNP		12.0		13.2		12.9		12.7		11.1					11.0			11.7
Non-tax revenues
Bureau of the Treasury income(3)	(Peso)	70.6	(Peso)	74.4	(Peso)	67.9	(Peso)	63.7	(Peso)	69.9	(Peso)	49.6		(Peso)	60.1		(Peso)	60.1
Fees and other charges(4)		19.2		16.8		21.6		6.8		19.3		19.6			66.4			—	(6)
Privatizations(5)		2.4		5.8		90.6		31.3		1.4		0.6			30.0			2.0
Foreign grants		0.1		0.2		0.2		0.1		0.2		0.4			—	(6)		—	(6)
Others		18.2		22.6		23.3		51.8		50.8		27.9			—	(6)		—	(6)
Total non-tax revenues		110.5		119.8		203.6		153.7		141.6		97.7			156.5			141.2

Total cash revenues		795.6		959.0		1,106.4		1,144.2		1,071.3		956.8			1,183.8			1,256.8
As a percentage of GNP		13.5%		14.7%		15.3%		13.9%		12.2%		—	%(6)		13.4%			—	%(6)
Non-Cash Revenues		20.5		20.7		30.1		58.7		51.9		36.4			55.3			37.6

Total Revenues		816.2		979.6		1,136.6		1,202.9		1,123.2		993.2			1,239.2			1,294.4

Cash Expenditures
Personnel	(Peso)	296.4	(Peso)	324.7	(Peso)	350.3	(Peso)	374.7	(Peso)	414.0	(Peso)	372.7		(Peso)	432.0		(Peso)	494.7
Maintenance and operating expense		84.8		100.0		128.3		138.7		176.5		146.5			187.5			194.3
Interest payments
Foreign		109.5		112.8		110.6		101.7		114.2		111.6			122.7			116.1
Domestic		190.4		197.3		157.2		170.5		164.7		146.9			188.6			210.9

Total interest payments		299.8		310.1		267.8		272.2		278.9		258.5			311.2			327.0
Subsidies to Government corporation		8.1		11.9		21.7		17.0		17.4		16.0			11.3			15.2
Allotment to local government units		157.0		172.3		188.0		217.3		261.0		229.9			261.0			279.7
Comprehensive Agrarian Reform Program (land acquisition and credit)		4.1		1.9		4.0		4.1		0.0		0.0			0.7			4.0
Infrastructure and other capital outlays		90.4		99.2		145.3		172.2		216.5		195.1			203.5			247.8
Equity and net lending		1.9		3.7		13.5		16.1		6.4		8.4			26.6			17.8

Total cash expenditures		942.3		1,023.8		1,118.9		1,212.3		1,369.8		1,227.1			1,433.9			1,580.4

As a percentage of GNP		16.0%		15.7%		15.5%		14.7%		15.5%		—	%(6)		16.3%			—	%(6)
Non-Cash Expenditures		20.5		20.6		30.1		58.7		51.9		36.4			55.3			39.0

Total Expenditures		962.9		1,044.4		1,149.0		1,271.0		1,421.7		1,263.5			1,489.2			1,619.4

Surplus / (Deficit)	(Peso)	(146.8)	(Peso)	(64.8)	(Peso)	(12.4)	(Peso)	(68.1)	(Peso)	(298.5)	(Peso)	(270.3)		(Peso)	(250.0)		(Peso)	(325.0)
Financing
Domestic financing	(Peso)	54.1	(Peso)	(56.0)	(Peso)	(43.8)	(Peso)	77.3	(Peso)	146.1	(Peso)	—	(6)	(Peso)	—	(6)	(Peso)	200.2
Net domestic borrowings		143.3		(10.6)		42.9		169.3		77.4		196.2			—	(6)		216.2
Non-budgetary accounts		(66.9)		(39.3)		20.3		(45.0)		2.7		—	(6)		—	(6)		(13.6)
Use of cash balances		(22.3)		(6.1)		(107.0)		(47.5)		66.0		—	(6)		—	(6)		(2.4)
Foreign financing		92.7		120.8		56.2		(9.2)		152.5		130.6			—	(6)		124.9

Total financing	(Peso)	146.8	(Peso)	64.8	(Peso)	12.4	(Peso)	68.1	(Peso)	298.5	(Peso)	326.8		(Peso)	—	(6)	(Peso)	325.0

Source: Department of Finance; Department of Budget and Management.

(1)	Preliminary data as of November 24, 2010 for the first ten months of 2010.

(2)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.

(3)	Represents interest on deposits, interest on advances to Government-owned corporations, interest on securities, dividends from Government-owned corporations, earnings received from the Philippine Amusement and Gaming Corporation, earnings and terminal fees received from Ninoy Aquino International Airport, guarantee fees and others.

(4)	Represents receipts from the Land Transportation Office, Department of Foreign Affairs and other Government agencies.

(5)	Represents remittances to the Government from the sale of interests in Government-owned corporations, Government financial institutions and other Government owned assets and from the sale of assets by the Presidential Commission on Good Government and the Asset Privatization Trust.

(6)	Data unavailable as of December 8, 2010.

Revenues

Sources.    The Government derives its revenues from both tax and non-tax sources. The main sources of revenue include income taxes, value-added taxes (“VAT”), excise taxes and customs duties. The main sources of non-tax revenue consist of interest on deposits, amounts earned from Government-owned corporations and privatization receipts.

On May 24, 2005, former President Arroyo signed into law the Reformed Value-Added Tax Act of 2005. The new law required the President to raise the VAT from 10% to 12%, effective February 1, 2006, upon the recommendation of the Philippine Secretary of Finance, if either of two conditions was satisfied: (i) the VAT to GDP ratio in 2005 was more than 2.8%; or (ii) the Government deficit to GDP ratio in 2005 was more than 1.5%. In 2005, the VAT to GDP ratio was 2.9%, while the deficit to GDP ratio was 2.7%. Several opposition lawmakers and an association of petroleum dealers filed petitions opposing the implementation of the new law on grounds that the provision in the new law allowing the President to increase the tax rate to 12% from 10% was unconstitutional for being an invalid delegation of legislative power. On September 1, 2005, the Supreme Court upheld the constitutionality of the Reformed Value-Added Tax Act of 2005. The Reformed Value-Added Tax Act of 2005 was implemented on November 1, 2005 and the VAT was raised to 12% effective February 1, 2006. In addition to sales of goods, the VAT is also imposed on all income derived by banks and non-bank financial intermediaries and finance companies, including from financial intermediation services, financial leasing, net foreign exchange gains, net trading gains, certain real estate sales and sales of other properties acquired through foreclosure and sales of goods and properties.

Since 2006, the Bureau of Internal Revenue (“BIR”) has implemented the following tax administration improvements:

•	settlement of delinquent accounts or disputed assessments which are either being litigated in the courts or being challenged by taxpayers;

•	a lateral attrition law, which provides incentives for revenue agencies which exceed their revenue targets for given periods and penalties if they fall short of their targets;

•

specialized programs aimed at identification and prosecution of tax evaders, such as the Run After Tax Evaders (“RATES”) program of the BIR and the Run After The Smugglers (“RATS”) program of the Bureau of Customs (“BOC”);

•	use of electronic documentary stamp metering machines to accurately assess and monitor documentary stamp taxes;

•	broadening the tax base to increase the number of registered taxpayers, specifically by matching BIR taxpayer records with those of other Government agencies such as the Philippine SEC;

•	issuance of revenue regulations regarding automobiles which are subject to excise tax; and

•	implementing a ceiling on deductible representation expenses as mandated by the Tax Code of 1997.

The BIR’s RATES program’s general goal is to effectively raise tax revenues; it is also intended to enhance voluntary taxpayer compliance with the law, provide a deterrent to tax evaders and promote public confidence in the tax collection system. The RATES program seeks to achieve these goals by providing the infrastructure, policy framework and information systems necessary to investigate possible cases of tax evasion and determine instances where prosecution is necessary.

The BOC RATS program focuses on detecting and prosecuting smugglers and other violators of customs and tariff laws that are not detected and acted upon during initial and secondary reviews and screenings by existing BOC programs. The RATS program seeks to achieve its policy objectives by improving external infrastructure and information systems that are used to monitor customs collections, while at the same time internally reviewing the BOC’s organizational integrity to improve its performance as well as public confidence in the customs tax collection system.

Total Government revenues in 2007 were (Peso)1,136.6 billion, compared to (Peso)979.6 billion in 2006, reflecting a 16.0% increase. BIR collections in 2007 were (Peso)713.6 billion (of which (Peso)699.7 billion were cash revenues), reflecting a 9.3% increase from BIR collections of (Peso)652.7 billion (of which (Peso)641.7 billion were cash revenues) in 2006. BOC collections in 2007 were (Peso)209.4 billion (of which (Peso)193.2 billion were cash revenues), compared to (Peso)198.2 billion in 2006 (of which (Peso)188.5 billion were cash revenues), reflecting a 5.7% increase. Revenues from other offices in 2007 were (Peso)145.7 billion, compared to revenues from other offices of (Peso)54.3 billion in 2006, representing a 168.3% increase. This increase was primarily attributable to the sale of Government assets. Income from the Bureau of the Treasury was (Peso)67.9 billion in 2007, compared to income of (Peso)74.4 billion in 2006, representing an 8.7% decrease.

Total Government revenues in 2008 were (Peso)1,202.9 billion, compared to (Peso)1,136.6 billion in 2007, reflecting a 5.8% increase. Total revenues in 2008 were below the target of (Peso)1,225.2 billion. BIR collections in 2008 were (Peso)778.6 billion (of which (Peso)761.9 billion were cash revenues), reflecting a 9.1% increase from BIR collections of (Peso)713.6 billion (of which (Peso)699.7 billion were cash revenues) in 2007. The Government’s target for BIR collections in 2008 was (Peso)810.0 billion (of which (Peso)794.3 billion was targeted to be in cash). BOC collections were (Peso)260.2 billion (of which (Peso)218.2 billion were cash revenues) in 2008, compared to (Peso)209.4 billion in 2007 (of which (Peso)193.2 billion were cash revenues), reflecting a 24.3% increase. 2008 target for BOC collection was (Peso)274.1 billion, of which (Peso)234.1 billion was targeted in cash. Other revenues were (Peso)100.4 billion in 2008, compared to other revenues of (Peso)145.6 billion in 2007, reflecting a 31.0% decrease. The revenue derived from other offices was also well above the 2008 target of (Peso)9.4 billion set by the Government. Income from the Bureau of the Treasury was (Peso)63.7 billion in 2008, compared to income of (Peso)67.9 billion in 2007, representing a 6.3% decrease. The figure was also above the (Peso)57.3 billion target set by the Government for 2008.

Total Government revenues in 2009 were (Peso)1,123.2 billion, compared to the (Peso)1,202.9 billion recorded in 2008, reflecting a 6.6% decrease. Total revenues in 2009 were below the program target of (Peso)1,239.2 billion, primarily due to collection shortfalls across all Government offices compared to their target collections for 2009. BIR collections in 2009 were (Peso)750.3 billion (of which (Peso)720.5 billion were cash revenues) compared to (Peso)778.6 billion (of which (Peso)761.9 billion were cash revenues) recorded in 2008, reflecting a 3.6% decrease. The Government’s program target for BIR collections in 2009 was (Peso)798.5 billion (of which (Peso)778.5 billion was targeted to be in cash). BOC collections were (Peso)220.3 billion in 2009 (of which (Peso)198.2 billion were cash revenues) compared to (Peso)260.2 billion (of which (Peso)218.2 billion were cash revenues) recorded in 2008, reflecting a 15.3% decrease. 2009 program target collections for the BOC was (Peso)273.3 billion, of which (Peso)238.0 billion was targeted in cash. Revenues from other Government offices were (Peso)82.7 billion in 2009, compared to other revenues of (Peso)100.4 billion recorded in 2008, reflecting a 17.6% decrease. The revenues derived from other offices were also below the 2009 program target of (Peso)107.3 billion set by the Government. These shortfalls offset income from the Bureau of the Treasury, which was (Peso)69.9 billion in 2009, compared to income of (Peso)63.7 billion recorded in 2008, representing a 9.8% increase. The figure is also above the (Peso)60.1 billion program target for 2009.

Total Government revenues for the first ten months of 2010 were (Peso)993.2 billion, compared to (Peso)925.4 billion recorded in the first ten months of 2009, reflecting a 7.3% increase. BIR collections for the first ten months of 2010 were (Peso)670.9 billion (of which (Peso)659.8 billion were cash revenues), reflecting an increase of 9.6% from BIR collections of (Peso)612 billion (of which (Peso)589.2 billion were cash revenues) recorded in the first ten months of 2009, as a result of the continued implementation of the Government’s RATS program. BOC collections were (Peso)213.5 billion (of which (Peso)188.2 billion were cash revenues) in the first ten months of 2010, compared to (Peso)183.9 billion recorded for the first ten months of 2009 (of which (Peso)162.7 billion were cash revenues), reflecting a 16.1% increase. Revenues from other offices were (Peso)59.2 billion in the first ten months of 2010, a decrease of 19.1% from revenues from other offices of (Peso)73.2 billion recorded in the first ten months of 2009. Income from the Bureau of the Treasury was (Peso)49.6 billion in the first ten months of 2010, compared to income of (Peso)46.3 billion recorded in the first ten months of 2009, representing a 7.1% increase.

Expenditures

The Government disbursed a total of (Peso)1,149.0 billion in 2007, an increase of (Peso)104.6 billion or 10.0% over the (Peso)1,044.4 billion spending level in 2006. Given a more stable spending environment and higher actual revenue collections, substantial increases of 26.7% and 37.5% over the 2006 levels were recorded under maintenance expenditures and infrastructure/other capital outlays, respectively. Interest payments amounted to (Peso)267.8 billion, reflecting a decrease of (Peso)42.3 billion or 13.6% from interest payments of $310.1 billion in 2006, due mainly to a more favorable peso to US dollar exchange rate.

In 2008, total Government expenditures were (Peso)1,271.0 billion, reflecting an increase of (Peso)122.0 billion or 10.6% over the (Peso)1,149.0 billion disbursed in 2007. Infrastructure/other capital outlays, and maintenance and other operating expenditures increased significantly, as the Government continued to invest in the country’s physical and social infrastructure, and provide safety nets needed to cope with the unprecedented rise in the international prices of key commodities such as rice and petroleum. In addition, tax subsidies in the amount of (Peso)58.7 billion almost doubled the level in 2007, over two-thirds of which was issued to the National Food Authority (“NFA”) in order to reduce the cost of rice importations, which reached 2.1 million metric tons and were undertaken to augment local rice production and ensure significant rice supply and affordable consumer prices. Interest payments also increased to (Peso)272.2 billion, due to higher financing requirements on account of a larger deficit of (Peso)68.1 billion, compared to the (Peso)12.4 billion deficit in 2007.

Total Government spending in 2009 was (Peso)1,421.7 billion, growing by (Peso)150.7 billion or 11.9% from the 2008 level of (Peso)1,271.0 billion. The increase in disbursements was intended to counter the effects of the global economic crisis and to provide for Government support in terms of relief and rehabilitation to the areas affected by typhoons “Ondoy” and “Pepeng.” Maintenance expenditures (27.2% or (Peso)37.8 billion) and capital outlays (25.7% or (Peso)44.3 billion) increased, largely resulting from the stimulus spending undertaken early in the year and the provision for the 2010 national automated elections, pro-poor programs such as conditional cash transfers (“CCT”) and scholarship programs, and faster settlement of prior years’ payables. Personal services also increased substantially by (Peso)39.4 billion or 10.5% from 2008 levels, mainly because of the implementation of the Salary Standardization Law III (“SSL 3”). Interest payments went up by (Peso)6.6 billion or 2.4% from 2008 levels to (Peso)278.9 billion, due to the depreciation of the peso, which was partially tempered by a decline in interest rates.

For the first ten months of 2010, total Government spending amounted to (Peso)1,263.5 billion, (Peso)72.0 billion or 6.0% more than the disbursements of (Peso)1,191.5 billion for the same period in 2009. The increase in disbursements was primarily attributable to the increase in personal services brought about by the annualized requirements of the first tranche of the SSL 3, as well as the second tranche of its implementation, which became effective on June 24, 2010. Maintenance and other operating expenditures grew significantly compared to the same period in 2009, due to the increased provision for poverty alleviation programs such as the CCT, the allocation for the conduct of the national elections, and the funding for activities in response to the El Nino phenomenon. By the same amount, infrastructure outlays also increased on account of completion of projects of the Arroyo administration and the carry-over rehabilitation and reconstruction expenses from 2009. Interest payments were also up by (Peso)9.1 billion or 3.9% over the (Peso)235.3 billion in the same period in 2009, due to additional borrowings made to finance the higher budget deficits in 2009 and 2010.

The Government Budget

The Budget Process

The Administrative Code of 1987 requires the Government to formulate and implement a national budget. The President submits the budget to Congress within 30 days of the opening of each regular session of Congress, which occurs on the fourth Monday of each July. The House of Representatives reviews the budget and transforms it into a general appropriations bill. The Senate then reviews the budget. A conference committee composed of members of both houses of Congress then formulates a common version of the bill. Once both houses approve the budget, the bill goes to the President for signing as a general appropriations act.

2010 Budget

On February 10, 2010, the (Peso)1.54 trillion National Expenditure Program for 2010 was signed into law. The 2010 budget is approximately 8.1%, or (Peso)115 billion higher than the (Peso)1.43 trillion actual budget in 2009.

The ten Government agencies with the highest allocations under the 2010 budget compared to their corresponding allocations in 2009 are set out below.

Agency	2010 Allocation		2009 Allocation
	(in billions)
Department of Education	(Peso)	175.0	(Peso)	171.5
Department of Public Works and Highways		135.6		137.5
Department of Interior and Local Government		66.5		63.2
Department of National Defense		62.8		61.6
Department of Agriculture		41.2		42.6
Department of Health		29.3		28.5
Department of Agrarian Reform		21.1		13.5
Department of Transportation and Communications		17.2		24.8
Department of Social Welfare and Development		15.4		10.7
The Judiciary		13.3		13.3

In the 2010 budget, (Peso)327.0 billion was designated for payment of the Republic’s debt service obligations in 2010. The Department of Education (inclusive of allocations for its School Building Program) received the largest departmental allocation with (Peso)175.0 billion. The Department of Public Works and Highways was allotted (Peso)135.6 billion, 1.4% lower than its (Peso)137.5 billion allotment in 2009. The Department of Social Welfare and Development was allotted (Peso)15.4 billion, a 43.9% increase from the (Peso)10.7 billion it was allotted under the 2009 budget. The proposed 2010 budget anticipates a (Peso)325.0 billion budget deficit in 2010, or approximately 3.9% of the Republic’s expected GDP for 2010.

2011 Budget

The Aquino administration submitted its proposed 2011 national budget to the House of Representatives on August 24, 2010. The proposed 2011 budget has been approved by the House of Representatives and the Senate, and is currently awaiting approval of the bicameral conference committee. The proposed 2011 budget of (Peso)1.65 trillion is 6.8%, or (Peso)104.4 billion, higher than the (Peso)1.54 trillion budget in 2010. The larger budget reflects President Aquino’s policy of increasing subsidies to the poor, expanding critical educational inputs, making healthcare accessible for all, improving the quality of governance and creating an environment conducive to growth and private business activities. The priority sectors under the proposed 2011 budget are education, infrastructure, social welfare, health, peace and security, agriculture, and agrarian reform. In line with President Aquino’s thrust to protect the welfare of the people, social services was allocated (Peso)560.8 billion, or 34.1% of the 2011 budget, an increase of 14.1% over its 2010 budget allocation.

In the proposed 2011 budget, (Peso)357.1 billion is designated for payment of the Republic’s debt service obligations in 2011, an increase of 9.2% from the (Peso)327.0 billion allocated in 2010. The proposed debt service allocation for 2011 includes (Peso)236.3 billion for domestic obligations and (Peso)120.8 billion for foreign obligations. The Department of Education (inclusive of funds for its School Building Program, now called the Educational Facilities Fund) received the largest departmental allocation with (Peso)207.3 billion. The Department of Public Works and Highways was allocated (Peso)110.6 billion, 18.4% lower than its (Peso)135.6 billion allocation in 2010. The Department of Social Welfare and Development was allocated (Peso)34.3 billion, more than double its (Peso)15.4 billion allocation under the 2010 budget. The ten Government agencies with the highest allocations under the proposed 2011 budget compared to their corresponding allocations under the 2010 budget are listed below.

Agency	2011 Allocation		2010 Allocation
	(in billions)
Department of Education(1)	(Peso)	207.3	(Peso)	175.0
Department of Public Works and Highways		110.6		135.6
Department of National Defense(2)		104.7		96.2
Department of the Interior and Local Government(3)		88.2		78.8
Department of Agriculture		37.7		41.2
Department of Social Welfare and Development		34.3		15.4
Department of Health		33.3		29.3
Department of Transportation and Communications		32.3		17.2
Department of Agrarian Reform		16.7		21.1
The Judiciary		14.3		13.3

(1)	includes the Department of Education Educational Facilities Fund.

(2)	includes pension and AFP modernization program.

(3)	includes pension.

The proposed 2011 budget anticipates a (Peso)290.0 billion budget deficit in 2011, or approximately 3.2% of the Republic’s expected GDP for 2011. The deficit is expected to be financed by (Peso)257.3 billion in domestic borrowings and (Peso)49.5 billion in foreign borrowings. The proposed budget is now being deliberated upon by the Senate.

Debt

External Debt

For foreign borrowings by the private sector, Bangko Sentral approval is required if the loans (i) are guaranteed by the public sector; (ii) will be serviced with foreign exchange from the Philippine banking system or (iii) the loans will be obtained by banks for the purpose of re-lending and have maturities of more than one year.

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

BANGKO SENTRAL APPROVED EXTERNAL DEBT

	As of December 31,
	2005	2006	2007	2008	2009	2010(5)
	(in billions, except percentages)
By Maturity:
Short-term(1)	$6,395	$5,009	$7,084	$7,001	$4,002	$5,498
Medium and long-term	47,958	48,533	48,037	47,035	50,566	51,494

Total	$54,353	$53,542	$55,121	$54,036	$54,569	$56,992

By Debtor:(2)
Banking system	$11,252	$10,049	$10,526	$8,310	$6,359	$6,429
Public sector(3)	31,588	33,630	34,683	35,466	38,647	39,698
Private sector	11,513	9,863	9,911	10,260	9,562	10,865

Total	$54,353	$53,542	$55,121	$54,036	$54,569	$56,992

By Creditor Type:
Multilateral	$7,516	$7,299	$7,891	$9,082	$10,939	$10,628
Bilateral	14,282	13,400	13,709	15,418	14,717	15,152
Banks and financial institutions	12,899	10,699	10,488	9,040	6,511	6,444
Bondholders / noteholders	17,184	18,709	18,562	17,319	19,482	20,318
Others	2,472	3,436	4,471	3,177	2,921	4,450

Total	$54,353	$53,542	$55,121	$54,036	$54,569	$56,992

Ratios:
Debt service burden to exports of goods and services(4)	13.5%	12.0%	10.1%	9.7%	10.3%	10.6%
Debt service burden to GNP	7.1%	6.4%	4.9%	4.0%	3.7%	4.0%
External debt to GNP	50.8%	42.0%	35.2%	29.1%	29.5%	28.5	%(6)

Source: Bangko Sentral.

(1)	Debt with original maturity of one year or less.

(2)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.

(3)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.

(4)	This ratio is based on the debt service burden for the relevant period relative to the total exports of goods and receipts from services and income during such period based on the BPM5 framework.

(5)	Preliminary data as of September 30, 2010 for the first six months of 2010.

(6)	Based on annualized GNP.

Under the EPIRA, the Government was obligated to assume (Peso)200 billion of NPC’s debt. The Government completed the assumption of $3.4 billion and €500 million (amounting to approximately (Peso)200 billion) of NPC’s debt in March 2005.

As of December 31, 2007, outstanding external debt of the Republic approved by or registered with Bangko Sentral was $55.1 billion, an increase of $1.6 billion from the $53.5 billion as of December 31, 2006. The increase in debt was mainly attributable to an increase in holdings of Philippine debt by non-residents, as well as upward foreign exchange revaluation adjustments and net loans during the year.

As of December 31, 2008, outstanding external debt of the Republic approved by or registered with Bangko Sentral was $54.0 billion. Transactions during the year resulted in net repayments of $4.3 billion, but the impact of this was substantially offset by upward foreign exchange revaluation adjustments of $3.2 billion, representing the increase in the US dollar value of yen-denominated obligations due to the yen’s appreciation against the US dollar. As a result, the debt stock showed a decline of only $1.1 billion from the previous year’s $55.1 billion figure. Without the upward revaluation adjustments, external debt would have dropped by $4.3 billion during the year.

As of December 31, 2009, outstanding external debt of the Republic approved by or registered with Bangko Sentral was $54.6 billion. The increase in external debt was mainly due to increases in net borrowings of the banking system and both the private and public sectors.

As of June 30, 2010, the Republic’s outstanding external debt recorded by Bangko Sentral was $57.0 billion, a 4.4% increase from the $54.6 billion recorded as of December 31, 2009, and 9.6% higher than the $52.0 billion recorded as of June 30, 2009. The increase in external debt in the first six months of 2010 was due mainly to increases in net borrowings of both the private and public sectors. As of June 30, 2010, Bangko Sentral-approved medium- and long-term external debt amounted to $51.5 billion, while Bangko Sentral-approved short-term external debt amounted to $5.5 billion. Approximately 50.2% of total Bangko Sentral-approved external debt (including short-term debt) was denominated in US dollars, 28.8% was denominated in Japanese yen, and 10.2% was denominated in other currencies. Multicurrency loans from the World Bank and the ADB accounted for the remaining 10.8% of total Bangko Sentral-approved external debt.

Government Financing Initiatives

The following are the major program loans approved by creditor agencies or availed of by the Government from January 2006 to February 2010.

Program Loan	Creditor	Amount	Date Availed/ Approved
Power Sector Development Program	ADB	$450 million	December 2006
Financial Market Regulation and Intermediation Program	ADB	$200 million	December 2006
Development Policy Loan	WB	$250 million	March 2007
Power Sector Development Program	JBIC	$300 million	March 2007
Development Policy Support Program	ADB	$250 million	March 2007
Local Government Financing and Budget Reform Program	ADB	$300 million	December 2007	(1)
Development Policy Support Program	ADB	$250 million	September 2008	(1)
Philippines National Roads Improvement and Management Program	WB	$232 million	May 2008	(1)
Governance in Justice Sector Reform Program	ADB	$300 million	December 2008	(1)
Global Food Crisis Response Program Development Policy Operation Project	WB	$200 million	December 2008	(1)
Development Policy Support Program	ADB	$250 million	September 2009	(1)
Local Government Financing and Budget Reform Program	ADB	$225 million	November 2009	(1)
Social Welfare and Development Reform Project	WB	$400 million	February 2010	(1)
Development Policy Support Program	JBIC	$250 million	February 2010	(1)

(1)	Indicates loan approval date.

Public Sector Debt

In January 2005, the Government revised its methodology for reporting public sector debt. Previously, the Department of Finance had reported total public sector debt, comprising the debt of the Government, the Central Bank Board of Liquidators (“CB-BOL”), the Social Security Institutions (“SSIs”), the 14 monitored GOCCs, the GFIs and the Bangko Sentral.

The Government’s new methodology for determining public sector debt reflects international standards recommended by the IMF’s Government Finance Statistics Manual 2001. Also, the Government now excludes the financial sector from its reported public sector debt to distinguish between financial public sector debt and non-financial public sector debt and to bring its reporting more in line with international practice. The Government has made the following revisions to its public sector debt figures in conformity with the IMF standards:

•	Debts of GFIs and Bangko Sentral, which were included in the previously reported public sector debt, are now excluded from public sector debt.

•

Intra-sectoral debt holdings, such as Government debt held by the Bond Sinking Fund and GOCC debt held by the Government, are now excluded from public sector debt under the new methodology to avoid double-counting.

•	The scope of public sector debt has been expanded to include the debt of local government units.

•	Levels of outstanding debts of SSIs and GOCCs have been revised to reflect recent updated data from the respective institutions.

OUTSTANDING PUBLIC SECTOR DEBT(1)

	As of December 31,
	2005		2006		2007		2008		2009
	(in billions, except percentages)
Consolidated nonfinancial public sector debt
Domestic	(Peso)	1,826.1	(Peso)	1,730.4	(Peso)	1,739.0	(Peso)	1,867.0	(Peso)	1,922.2
Foreign		2,849.3		2,729.2		2,320.0		2,628.5		2,739.3

Total		4,675.4		4,459.6		4,058.9		4,495.5		4,661.5

Financial public corporations
Bangko Sentral
Domestic		604.1		1,014.5		1,548.9		1,640.4		1,906.0
Foreign		288.7		160.0		118.6		162.7		122.6

Total		892.8		1,174.5		1,667.5		1,803.1		2,028.6

GFIs
Domestic(2)		6.8		11.4		42.0		11.1		7.8
Foreign		151.5		140.5		133.2		166.6		168.0

Total		158.3		151.9		175.1		177.7		175.8

Domestic		610.9		1,025.9		1,590.9		1,651.5		1,913.8
Foreign		440.3		300.5		251.8		329.3		290.6

Total		1,051.1		1,326.4		1,842.6		1,980.8		2,204.4

Less: Intrasector-debt holdings
Domestic
Government securities held by GFIs and BSP		280.4		344.9		475.9		447.4		398.6
Government deposits at BSP		85.3		108.5		167.4		141.9		143.8
Government/GOCCs deposits at GFIs		155.5		180.5		206.8		262.6		291.8
SSI’s deposits held by BSP		0.0		0.0		0.0		0.0		0.0
GFIs deposits at BSP		16.1		19.7		79.5		168.3		126.7
GOCC deposits at BSP		1.5		1.4		22.4		2.0		27.0
GOCC loans/other debt held by GSP		0.0		0.0		0.0		0.0		0.0
GOCC loans/other debt held by GFIs		37.1		56.0		47.4		50.8		33.4
GFIs loans/other debt held by BSP		73.4		82.3		69.8		72.6		72.0
Local governments debt held by GFIs		42.4		49.1		58.9		40.9		47.1

Total		691.6		842.4		1,128.0		1,186.5		1,140.2

Foreign
Governments securities held by BSP		1.1		0.0		0.0		22.7		29.4

Total		692.7		842.4		1,128.0		1,209.2		1,169.6

Total public sector
Domestic		1,745.4		1,913.9		2,201.8		2,332.0		2,695.7
Foreign		3,288.5		3,029.7		2,571.8		2,935.1		3,000.5

Total	(Peso)	5,033.9	(Peso)	4,943.6	(Peso)	4,773.6	(Peso)	5,267.1	(Peso)	5,696.2

Source: Fiscal Policy and Planning Office, Department of Finance.

(1)	The consolidated public sector comprises the general government sector, nonfinancial public corporations, and financial public corporations, after elimination of intra-debt holdings among these sectors.

(2)	Comprises all liabilities of Bangko Sentral (including currency issues) except for allocation of SDRs and revaluation of international reserves.

The following table presents the Republic’s consolidated nonfinancial public sector debt.

OUTSTANDING CONSOLIDATED NONFINANCIAL PUBLIC SECTOR DEBT(1)

	As of December 31,
	2005		2006		2007		2008		2009
	(in billions, except percentages)
Total(2)	(Peso)	4,675.4	(Peso)	4,459.6	(Peso)	4,058.9	(Peso)	4,495.5	(Peso)	4,661.5
Domestic		1,826.1		1,730.4		1,739.0		1,867.0		1,922.2
Foreign		2,849.3		2,729.2		2,320.0		2,628.5		2,739.3
National government		3,888.2		3,851.5		3,712.5		4,220.9		4,396.6
Domestic		2,164.3		2,154.1		2,201.2		2,414.4		2,470.0
Foreign		1,723.9		1,697.4		1,511.3		1,806.5		1,926.6
Nonfinancial public corporations (14 GOCC’s)		1,573.5		1,450.7		1,212.6		1,308.2		1,314.2
Domestic		460.1		417.9		398.2		480.6		494.4
Foreign		1,113.4		1,032.8		814.4		827.7		819.8
CB-BOL		39.0		7.6		1.6		1.7		1.2
Domestic		0.0		0.0		0.0		0.0		0.0
Foreign		39.0		7.6		1.6		1.7		1.2
Social Security Institutions (SSIs)(3)		0.0		0.0		0.0		0.0		0.0
Domestic		0.0		0.0		0.0		0.0		0.0
Foreign		0.0		0.0		0.0		0.0		0.0
Local government units (LGUs)		55.0		63.7		73.5		51.9		58.2
Domestic		55.0		63.7		73.5		51.9		58.2
Foreign		0.0		0.0		0.0		0.0		0.0
Less: Government debt held by Bond Sinking Fund(4)		467.5		511.3		534.4		615.8		619.8
Domestic		463.6		507.5		530.9		613.0		615.9
Foreign		3.9		3.8		3.4		2.8		3.9
Intra-sector-debt holdings (domestic)		389.6		397.8		403.0		466.9		484.5
Government debt held by SSIs		153.9		176.0		176.0		248.6		277.2
Government debt held by LGUs		1.4		0.8		0.4		0.0		0.0
Government debt held by GOCCs		118.4		118.5		138.2		145.7		140.2
Onlending from national government to GOCCs		101.6		89.9		77.6		72.6		67.1
Onlending from GOCC to GOCC		14.3		12.6		10.8		0.0		0.0
Intra-sector-debt holdings (external)		23.2		4.8		4.0		4.6		4.5
GOCCs debt held by national Government		23.2		4.8		4.0		4.6		4.5
Total (as % of GDP)		85.9%		73.9%		61.1%		60.7%		60.7%
Domestic (as % of GDP)		33.5%		28.7%		26.2%		25.2%		25.0%
Foreign (as % of GDP)		52.3%		45.3%		34.9%		35.5%		35.7%

Source: Fiscal Policy and Planning Office, Department of Finance.

(1)	The consolidated nonfinancial public sector comprises the general government sector and nonfinancial public corporations. The consolidated nonfinancial public sector does not include financial public corporations.

(2)	Government debt under the revised methodology excludes contingent obligations.

(3)	Excluding “reserve liabilities” (insurance technical reserves). Debt of the Employees Compensation Commission is not included.

(4)	Including Securities Stabilization Fund.

As of December 31, 2007, the outstanding public sector debt was (Peso)4.8 trillion, equivalent to 71.8% of the Republic’s GDP compared with a public sector debt-to-GDP ratio of 73.9% as of December 31, 2006. The level of outstanding public sector debt as of December 31, 2007 was a 3.4% decrease from debt of (Peso)4.9 trillion as of December 31, 2006. Total domestic debt increased by 15.0% from (Peso)1.9 trillion as of December 31, 2006 to (Peso)2.2 trillion as of December 31, 2007. Total foreign debt decreased by 15.1% from (Peso)3.0 trillion as of December 31, 2006 to (Peso)2.6 trillion as of December 31, 2007.

As of December 31, 2008, the total outstanding Government debt was (Peso)5.3 trillion, an increase of 10.4% from the (Peso)4.8 trillion as of December 31, 2007. Total domestic debt increased by 6.1% from (Peso)2.2 trillion as of December 31, 2007 to (Peso)2.3 trillion as of December 31, 2008. Total foreign debt increased by 14.1% from (Peso)2.6 trillion as of December 31, 2007 to (Peso)2.9 trillion as of December 31, 2008.

As of December 31, 2009, the total outstanding Government debt was (Peso)5.7 trillion, an increase of 8.1% from the (Peso)5.3 trillion as of December 31, 2008. Total domestic debt increased by 15.6% from (Peso)2.3 trillion as of December 31, 2008 to (Peso)2.7 trillion as of December 31, 2009. Total foreign debt increased by 2.2% from (Peso)2.9 trillion as of December 31, 2008 to (Peso)3.0 trillion as of December 31, 2009.

As of June 30, 2010, total outstanding Government debt was (Peso)4.6 trillion, decrease of 19.3% from the (Peso)5.7 trillion recorded as of December 31, 2009. Of the total outstanding Government debt recorded as of June 30, 2010, domestic debt comprised (Peso)2,595.8 billion, a 3.7% decrease from the (Peso)2,695.7 billion recorded as of December 31, 2009, and foreign debt comprised (Peso)1,986.6 billion, which increased by 3.1% from the (Peso)1,926.6 billion recorded as of December 31, 2009. The overall increase in Government debt is attributable to net borrowings made by the Government in the first six months of 2010, as well as issuances of Government securities during the same period.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

OUTSTANDING DIRECT DEBT OF THE REPUBLIC(1)(2)

	As of December 31,
	2005		2006		2007		2008		2009		2010(3)
	(in millions)
Medium/long-term debt(4)
Domestic	(Peso)	1,526,688	(Peso)	1,492,031	(Peso)	1,587,042	(Peso)	1,644,094	(Peso)	1,847,782	(Peso)	2,120,211
External		$32,466		$34,571		$36,330		$38,111		$41,566		$44,777
Short-term debt(5)
Domestic	(Peso)	637,605	(Peso)	662,047	(Peso)	614,125	(Peso)	770,335	(Peso)	662,258	(Peso)	578,277

Total debt	(Peso)	3,888,231	(Peso)	3,851,506	(Peso)	3,712,487	(Peso)	4,220,903	(Peso)	4,396,640	(Peso)	4,664,190

Source: Bureau of the Treasury, Department of Finance.

(1)	Includes Government debt that is on-lent to Government-owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated to US dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.

(3)	Preliminary data as of September 30, 2010.

(4)	Debt with original maturities of one year or longer.

(5)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

OUTSTANDING DIRECT DOMESTIC DEBT OF THE REPUBLIC(1)(2)

	As of December 31,
	2005		2006		2007		2008		2009		2010(3)
	(in millions)
Loans
Direct	(Peso)	27,852	(Peso)	20,085	(Peso)	20,079	(Peso)	13,586	(Peso)	6,955	(Peso)	6,806
Assumed		2,294		2,294		2,294		2,294		2,294		2,294

Total loans		30,147		22,379		22,373		15,880		9,249		9,101
Securities
Treasury bills		637,605		662,047		614,125		770,334		662,258		578,277
Treasury notes/bonds		1,496,541		1,469,652		1,564,669		1,628,214		1,838,533		2,111,110

Total securities		2,134,147		2,131,699		2,178,794		2,398,548		2,460,791		2,689,387

Total debt	(Peso)	2,164,293	(Peso)	2,154,078	(Peso)	2,201,167	(Peso)	2,414,428	(Peso)	2,470,040	(Peso)	2,698,488

Source: Bureau of the Treasury, Department of Finance.

(1)	Includes Government debt that is on-lent to Government-owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated to US dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.

(3)	Preliminary data as of September 30, 2010.

The following table sets out the direct domestic debt service requirements of the Republic for the years indicated.

DIRECT DOMESTIC DEBT SERVICE REQUIREMENTS OF THE REPUBLIC(1)

Year	Principal Repayments		Interest Payments		Total(2)
	(in millions)
2005	(Peso)	253,492	(Peso)	190,352	(Peso)	443,844	$8,359
2006		262,598		212,194		474,792	8,478
2007		284,004		157,220		441,224	9,561
2008		264,666		183,690		448,356	9,963
2009(3)		290,031		188,557		478,588	9,767
2010(3)		271,486		221,230		492,716	10,055
2011(3)		270,377		255,994		526,371	10,742
2012(3)		291,123		297,270		588,393	12,008

Source: Bureau of the Treasury, Department of Finance.

(1)	Excludes debt service in respect of Government debt that is on-lent to Government-owned corporations and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	For 2001 to 2008, amounts in pesos were translated to US dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For 2009 through 2012, amounts in pesos were translated to US dollars using an exchange rate of (Peso)49.00 per US dollar.

(3)	Projected, based on debt outstanding as of December 31, 2009.

Direct External Debt of the Republic

The following table summarizes the outstanding external direct debt of the Republic as of the dates indicated.

OUTSTANDING DIRECT EXTERNAL DEBT OF THE REPUBLIC(1)(2)

	As of December 31,
	2005	2006	2007	2008	2009	2010(3)
	(in billions)
Loans
Multilateral	$4,482	$5,017	$5,439	$5,855	$7,246	$7,347
Bilateral	8,248	8,036	8,510	10,069	9,645	10,685
Commercial	582	705	802	818	945	796

Total loans	13,312	13,758	14,751	16,741	17,836	18,828
Securities
Eurobonds	1,392	1,512	1,682	1,604	935	0
Brady Bonds	774	126	0	0	0	0
Yen Bonds	424	420	440	550	546	1,793
Notes	0	0	0	0	0	0
Global Bonds	16,314	18,754	19,456	19,216	22,250	24,155
T-Bills	250	0	0	0	0	0

Total securities	19,154	20,813	21,578	21,370	23,730	25,948

Total	$32,466	$34,571	$36,329	$38,111	$41,566	$44,777

Source: Bureau of the Treasury, Department of Finance

(1)	Includes Government debt that is on-lent to Government-owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated to US dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.

(3)	Preliminary data as of September 30, 2010.

The following table sets out, by designated currency and the equivalent amount in US dollars, the outstanding direct external debt of the Republic as of September 30, 2010.

SUMMARY OF OUTSTANDING DIRECT EXTERNAL

DEBT BY THE REPUBLIC BY CURRENCY(1)

(as of September 30, 2010)

	Amount in Original Currency	Equivalent Amount in US dollars(2)	% of Total
	(in millions, unless otherwise indicated, except percentages)
US Dollar	28,972	28,972	64.70%
Japanese Yen	1,006,568	12,032	26.87
European Currency Unit	1,060	1,446	3.23
Special Drawing Rights	679	1,054	2.35
Pound Sterling	4	6	0.01
Swiss Franc	39	40	0.09
Kuwait Dinar	3	10	0.02
Saudi Riyal	4	1	0.00
Korean Won	36,281	32	0.07
Peso	44,109	1,004	2.24
China Yuan	1,199	179	0.40
Canadian Dollar	1	1	0.00

Total		44,776	100.00%

Source: Bureau of the Treasury, Department of Finance.

(1)	Includes Government debt that is on-lent to Government-owned corporations and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated to US dollars using the applicable Bangko Sentral reference exchange rates as of September 30, 2010.

The following table sets out the direct external debt service requirements of the Republic for the years indicated.

DIRECT EXTERNAL DEBT SERVICE REQUIREMENTS OF THE REPUBLIC(1)(2)

Year	Principal Repayments	Interest Payments	Total
	(in millions)
2005	$2,242	$2,061	$4,304
2006	2,126	2,282	4,409
2007	1,349	2,396	3,745
2008	1,807	2,365	4,171
2009(3)	2,068	2,504	4,572
2010(3)	2,732	2,440	5,173
2011(3)	3,431	2,345	5,776
2012(3)	1,510	2,377	3,888

Source: Bureau of the Treasury, Department of Finance.

(1)	Excludes debt service in respect of Government debt that is on-lent to Government-owned corporations and other public sector entities or guaranteed by the Government, other than debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	For 2003 through 2008, amounts in original currencies were translated to US dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of payment. For 2009 through 2012, amounts in original currencies were translated to US dollars using an exchange rates of US$1.00=(Peso)49.00.

(3)	Projected, based on debt outstanding as of December 31, 2009.

Government Guaranteed Debt

The following table sets out all Republic guarantees of indebtedness, including guarantees assumed by the Government, as of the dates indicated.

SUMMARY OF OUTSTANDING GUARANTEES OF THE REPUBLIC(1)(2)

	As of December 31,
	2005		2006		2007		2008		2009		2010(3)
	(in millions, unless otherwise indicated)
Domestic	(Peso)	48,183	(Peso)	72,113	(Peso)	64,968	(Peso)	72,904	(Peso)	79,519	(Peso)	112,453
External		$10,135		$10,139		$10,077		$9,972		$11,534		$10,210

Total										$91,053		$122,663

Source: Bureau of the Treasury, Department of Finance.

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)	Amounts in original currencies were translated to US dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.

(3)	Preliminary data as of September 30, 2010.

Payment History of Foreign Debt

In early 1985 and in 1987, the Government rescheduled principal maturities of most medium- and long-term liabilities owed to commercial bank creditors due between October 1983 and December 1992. The Philippines normalized its relationship with foreign bank creditors in 1992 after issuing Brady Bonds in exchange for its commercial bank debt.

The Philippines rescheduled portions of its obligations to official creditors, such as foreign Governments and their export credit agencies, five times between 1984 and 1994 as follows.

Date of Rescheduling Agreement	Rescheduled Amount	New Maturity (From Date of Rescheduling Agreement)	Grace Period
December 1984	$896 million	10 years	5 years
January 1987	$1.1 billion	10 years	5.5 years
May 1989	$1.8 billion	8.5 years	5 years
June 1991	$1.5 billion	15-20 years	6.5 years
July 1994(1)	$498 million	15-20 years	8-10 years

(1)	Not implemented. See discussion in following paragraph.

In December 1994, the Government decided not to avail itself of the July 1994 rescheduling agreement to accelerate the country’s graduation from rescheduling country status. As of June 30, 1999, the Republic’s rescheduled obligations with its bilateral creditors amounted to $2.2 billion, with Japan at $1.2 billion and the United States at $506 million having the largest exposures.

In addition to debt restructuring, the Republic has engaged in debt buyback, debt-to-equity, debt-for-debt, debt-for-nature and other debt reduction arrangements to reduce its debt by at least $6.0 billion. The Republic intends to maintain various efforts to manage its debt portfolio to improve yield and maturity profiles. The Republic may utilize proceeds from debt issues for the purpose of repurchasing outstanding debt through a variety of methods, including public auctions and repurchases of debt securities in the open markets.

While there have been a number of reschedulings of the Republic’s debt to its bilateral creditors in the past few years, the Republic has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

In 1992, the Philippines issued approximately $3.3 billion of Brady Bonds, maturing between 2007 and 2018, in exchange for commercial bank debt, and secured, as to repayment of principal at stated maturity, $1.9 billion of the bonds with zero coupon bonds purchased by the Republic in the open market. Cash and short-term investment grade securities deposited with the Federal Reserve Bank of New York, as collateral agent, secured the payment of approximately 12 to 14 months of interest on $1.6 billion of the Brady Bonds. From 1996 to 2004, through a series of transactions, the Republic exchanged the outstanding Brady Bonds for newly-issued or reopened bonds. Completion of the exchange offerings generated significant savings in debt service and the partial release of US Treasury securities held as collateral. In 2006, the Republic redeemed the outstanding balance of the Brady Bonds and all of the remaining collateral was released.

On September 4, 2006, the Republic completed a domestic exchange offer, offering new 10-year bonds in exchange for various series of outstanding peso-denominated debt. In this offer, a 9.125% September 2016 Bond was issued in an aggregate principal amount of approximately (Peso)58.0 billion. A total of approximately (Peso)54.0 billion in eligible bonds were accepted and cancelled as part of the offer.

On September 16, 2006, the Republic completed an exchange offer of: (i) its 7.50% Bonds due 2007, 8.875% Bonds due 2008, 8.375% Global Bonds due 2009, 9.875% Global Bonds due 2010, 9.00% Global Bonds due 2013, 8.25% Global Bonds due 2014, 8.875% Global Bonds due 2015, 8.75% Fixed Rate Bonds due October 2016, 9.375% Global Bonds due 2017 and 9.875% Bonds due 2019 for newly issued US Dollar Amortizing Global Bonds due 2024 (the “Amortizing Bonds”), and (ii) its 9.50% US Dollar-Denominated Global Bonds due 2024 and 10.625% Global Bonds due 2025 for reopened 7.75% Global Bonds due 2031 (the “Reopened Bonds”). The Republic issued approximately $1.2 billion in aggregate principal amount of new bonds, including approximately $764 million in aggregate principal amount of Amortizing Bonds and approximately $435 million in aggregate principal amount of Reopened Bonds pursuant to the invitation, and approximately $10 million in aggregate principal amount of Amortizing Bonds for cash.

On October 6, 2010, the Republic completed an exchange offer of: (i) its 8.375% Bonds due 2011, 9.0% Bonds due 2013, 8.25% Bonds due 2014, 8.875% Bonds due 2015, 8.0% Bonds due January 2016, 8.75% Bonds due October 2016 and 9.375% Bonds due 2017 for newly issued US dollar-denominated Global Bonds due 2021 (“New 2021 Bonds”) or reopened 6.375% Global Bonds due 2034 (“Reopened 2034 Bonds”), and (ii) its 9.875% Bonds due January 2019, 8.375% Bonds due June 2019, 7.5% Bonds due September 2024, 9.5% Bonds due October 2024, 10.625% Bonds due 2025, 9.5% Bonds due 2030 and 7.75% Bonds due 2031 for Reopened 2034 Bonds. In addition, the Republic also offered $200 million of New 2021 Bonds for cash. The Republic issued approximately $1.9 billion in aggregate principal amount of New 2021 Bonds and approximately $947 million in aggregate principal amount of Reopened 2034 Bonds.

The following table sets out the foreign currency bonds issued by the Republic.

FOREIGN CURRENCY BONDS ISSUED BY THE REPUBLIC

	Outstanding Balance as of Issue Date	Outstanding Balance as of September 30, 2010(1)
	(in millions)
Brady Bonds	$3,348	$0
Global bonds	26,181	24,155
Notes	1,010	0
T-Bills/bonds/notes	950	0
Euro bonds(2)	2,461	0
Japanese Yen bonds(2)	1,367	1,793

Total foreign bonds	$35,317	$25,948

Source: Bureau of the Treasury, Department of Finance.

(1)	Preliminary data.

(2)	Yen- and Euro-denominated bonds were translated to US dollars using Bangko Sentral’s reference exchange rate as of September 30, 2010 of US$1.00 = (Peso)43.896.

DESCRIPTION OF THE SECURITIES

Description of the Debt Securities

The Philippines may issue debt securities in separate series at various times. Each series of the debt securities will be issued pursuant to a fiscal agency agreement (each, as applicable to a series of debt securities, the “Fiscal Agency Agreement”). The description below summarizes the material provisions of the debt securities that are common to all series and the Fiscal Agency Agreement. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the debt securities. Therefore, the Philippines urges you to read the form of the Fiscal Agency Agreement and the form of global bond before deciding whether to invest in the debt securities. The Philippines has filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

The financial terms and other specific terms of your debt securities are described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

You can find the definitions of certain capitalized terms in the subsection titled “Glossary of Certain Defined Terms” located at the end of this section.

General Terms of the Bonds

The prospectus supplement that relates to your debt securities will specify the following terms:

•	The aggregate principal amount and the designation;

•	The currency or currencies or composite currencies of denomination and payment;

•	Any limitation on principal amount and authorized denominations;

•	The percentage of their principal amount at which the debt securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, for the debt securities and, if variable, the method by which the interest rate or rates will be calculated;

•	Whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

•	The dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

•	Where and how the Philippines will pay principal and interest;

•	Whether and in what circumstances the debt securities may be redeemed before maturity;

•	Any sinking fund or similar provision;

•	Whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

•

If issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

•	Whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”).

If the Philippines issues debt securities at an original issue discount, in bearer form or payable in a currency other than the US dollar, the prospectus supplement relating to the debt securities will also describe applicable US federal income tax and other considerations additional to the disclosure in this prospectus.

Payments of Principal, Premium and Interest

On every payment date specified in the relevant prospectus supplement, the Philippines will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. The record date will be specified in the applicable prospectus supplement. The Philippines will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, the Philippines will make payments in US dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement, the Philippines will pay interest by check, payable to the registered holder.

If the relevant debt security has joint holders, the check will be payable to all of them or to the person designated by the joint holders at least three business days before payment. The Philippines will mail the check to the address of the registered holder in the bond register and, in the case of joint holders, to the address of the joint holder named first in the bond register.

The Philippines will make any payment on debt securities in bearer form at the designated offices or agencies of the fiscal agent, or any other paying agent, outside of the United States. At the option of the holder of debt securities, the Philippines will pay by check or by transfer to an account maintained by the payee with a bank located outside of the United States. The Philippines will not make payments on bearer securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, the Philippines will not make any payment by mail to an address in the United States or by transfer to an account with a bank in the United States, Nevertheless, the Philippines will make payments on a bearer security denominated and payable in US dollars at an office or agency in the United States if:

•	payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

•	the payment is then permitted under United States law, without material adverse consequences to the Philippines.

If the Philippines issues bearer securities, it will designate the offices of at least one paying agent outside the United States as the location for payment.

Repayment of Funds; Prescription

If no one claims money paid by the Philippines to the fiscal agent for the payment of principal or interest for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to the Philippines. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid. However, the Philippines’ obligations to pay the principal of, and interest on, the debt securities as they become due will not be affected by such repayment.

You will not be permitted to submit a claim to the Philippines for payment of principal or interest on any series of debt securities unless made within ten years, in the case of principal, and five years, in the case of interest, from the date on which payment was due.

Global Securities

The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, the Philippines anticipates that the following provisions will apply to depositary arrangements.

Registered Ownership of the Global Security.    The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the Fiscal Agency Agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

•	will not be entitled to have any of the debt securities represented by the global security registered in their names;

•	will not receive physical delivery of any debt securities in definitive form;

•	will not be considered the owners or holders of the debt securities;

•

must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder of the debt securities; and

•	will receive payments of principal and interest from the depositary or its participants rather than directly from the Philippines.

The Philippines understands that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

The Philippines will issue certificated securities and register debt securities in the name of a person other than the depositary or its nominee only if:

•

the depositary for a series of debt securities is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, as amended and the Philippines does not appoint a successor depositary within 90 days;

•	the Philippines determines, in its sole discretion, not to have a series of debt securities represented by a global security; or

•	a default occurs that entitles the holders of the debt securities to accelerate the maturity date and such default has not been cured.

In these circumstances, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form. Definitive debt securities in bearer form will not be issued in respect of a global security in registered form.

Beneficial Interests in and Payments on a Global Security.    Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, the Philippines expects the depositary to credit its participants’ accounts with amounts that correspond to their respective beneficial interests in the global security.

The Philippines also expects that, after the participants’ accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. The Philippines has no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. The Philippines also has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Bearer Securities.    The Philippines may issue debt securities of a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear System and Clearstream Banking, société anonyme, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a bearer global security will be described in the applicable prospectus supplement.

Additional Amounts

The Philippines will make all payments on the debt securities without withholding or deducting any present or future taxes imposed by the Philippines or any of its political subdivisions, unless required by law. If Philippine law requires the Philippines to deduct or withhold taxes, it will pay the holders of the debt securities such additional amounts as are necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

The Philippines will not pay, however, any additional amounts if the holder of the debt securities is liable for Philippine tax because:

•	the holder of the debt securities is connected with the Philippines other than by merely owning the debt security or receiving income or payments on the bond; or

•

the holder of the debt securities failed to comply with any reasonable certification, identification or other reporting requirement concerning the holder’s nationality, residence, identity or connection with the Philippines, if compliance with such requirement is required by any statute or regulation of the Philippines as a precondition to exemption from withholding or deduction of taxes; or

•

the holder of the debt securities failed to present its debt security for payment within 30 days of when the payment is due or when the Philippines makes available to the holder of the debt securities or the relevant fiscal or paying agent a payment of principal or interest, whichever is later. Nevertheless, the Philippines will pay additional amounts to the extent the holder would have been entitled to such amounts had it presented its debt security for payment on the last day of the 30 day period.

Status of Bonds

While outstanding, the debt securities will:

•	constitute direct, unconditional and unsecured obligations of the Philippines;

•	rank at least equally in right of payment with all of the Philippines’ other unsecured and unsubordinated External Indebtedness, except as described below; and

•	continue to be backed by the full faith and credit of the Philippines.

Under Philippine law, unsecured debt (including guarantees of debt) of a borrower in insolvency or liquidation that is documented by a public instrument, as provided in Article 2244(14) of the Civil Code of the Philippines, ranks ahead of unsecured debt that is not so documented. Debt is treated as documented by a public instrument if it is acknowledged before a notary or any person authorized to administer oaths in the Philippines. The Government maintains that debt of the Philippines is not subject to the preferences granted under Article 2244(14) or cannot be documented by a public instrument without acknowledgment of the Philippines as debtor. The Philippine courts have never addressed this matter, however, and it is uncertain whether a document evidencing the Philippines’ Peso or non-Peso denominated debt (including External Indebtedness), notarized without the Philippines’ participation, would be considered documented by a public instrument. If such debt were considered documented by a public instrument, it would rank ahead of the debt securities if the Philippines could not meet its debt obligations.

The Philippines has represented that it has not prepared, executed or filed any public instrument, as provided in Article 2244(14) of the Civil Code of the Philippines, relating to any External Indebtedness. It also has not consented or assisted in the preparation or filing of any such public instrument. The Philippines also agreed that it will not create any preference or priority in respect of any External Public Indebtedness pursuant to Article 2244(14) of the Civil Code of the Philippines unless its grants equal and ratable preference or priority to amounts payable under the debt securities.

Negative Pledge Covenant

If any debt securities are outstanding, the Philippines will not create or permit any Liens on its assets or revenues as security for any of its External Public Indebtedness, unless the Lien also secures the Philippines’ obligations under the debt securities. In addition, the Philippines will not create any preference or priority for any of its External Public Indebtedness pursuant to Article 2244(14) of the Civil Code of the Philippines, or any successor law, unless it grants equal and ratable preference or priority to amounts due under the debt securities.

The Philippines may create or permit a Lien:

•

on any property or asset (or any interest in such property or asset) incurred when the property or asset was purchased, improved, constructed, developed or redeveloped to secure payment of the cost of the activity;

•	securing Refinanced External Public Indebtedness;

•

arising out of the extension, renewal or replacement of any External Public Indebtedness that is permitted to be subject to a Lien pursuant to either of the previous two bullet points, as long as the principal amount of the External Public Indebtedness so secured is not increased;

•	arising in the ordinary course of banking transactions to secure External Public Indebtedness with a maturity not exceeding one year;

•

existing on any property or asset at the time it was purchased, or arising after the acquisition under a contract entered into before and not in contemplation of the acquisition, and any extension and renewal of that Lien which is limited to the original property or asset and secures any extension or renewal of the original secured financing;

•	that:

(A) arises pursuant to any legal process in connection with court proceedings so long as the enforcement of the Lien is stayed and the Philippines is contesting the claims secured in good faith; or

(B) secures the reimbursement obligation under any surety given in connection with the release of any Lien referred to in (A) above;

if it is released or discharged within one year of imposition; or

•	arising by operation of law, provided that any such Lien is not created or permitted to be created by the Philippines for the purpose of securing any External Public Indebtedness.

The international reserves of Bangko Sentral represent substantially all of the official gross international reserves of the Philippines. Because Bangko Sentral is an independent entity, the Philippines and Bangko Sentral believe that the debt securities’ negative pledge covenant does not apply to Bangko Sentral’s international reserves. Bangko Sentral could therefore incur External Indebtedness secured by international reserves without securing amounts payable under the debt securities.

Events of Default

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Events of Default” below for a description of the corresponding terms of Collective Action Securities.

Each of the following constitutes an event of default with respect to any series of debt securities:

1. Non-Payment:    the Philippines does not pay principal or interest on any debt securities of such series when due and such failure continues for 30 days;

2. Breach of Other Obligations:    the Philippines fails to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered by any holder of debt securities to the Philippines at the corporate trust office of the fiscal agent in New York City;

3. Cross Default and Cross Acceleration:

(a)	the Philippines fails to make a payment of principal, premium, prepayment charge or interest when due on any External Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or

(b)	any External Public Indebtedness of the Philippines or the central monetary authority in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption;

For purposes of this event of default, the US dollar equivalent for non-US dollar debt will be computed using the middle spot rate for the relevant currency against the US dollar as quoted by JP Morgan Chase Bank N.A. on the date of determination.

4. Moratorium:    the Philippines declares a general moratorium on the payment of its or the central monetary authority’s External Indebtedness;

5. Validity:

(a)	the Philippines, or any governmental body with the legal power and authority to declare such series of debt securities and the related Fiscal Agency Agreement invalid or unenforceable, challenges the validity of such series of debt securities or the related Fiscal Agency Agreement;

(b)	the Philippines denies any of its obligations under such series of debt securities or the related Fiscal Agency Agreement; or

(c)	any legislative executive, or constitutional measure or final judicial decision renders any material provision of such series of debt securities or the related Fiscal Agency Agreement invalid or unenforceable or prevents or delays the performance of the Philippines’ obligations under such series of debt securities or the related Fiscal Agency Agreement;

6. Failure of Authorizations:    any legislative, executive or constitutional authorization necessary for the Philippines to perform its material obligations under the series of debt securities or the related Fiscal Agency Agreement ceases to be in full force and effect or is modified in a manner materially prejudicial to the holders of the debt securities;

7. Control of Assets:    The Philippines or the central monetary authority does not at all times exercise full control over the Philippines’ International Monetary Assets; or

8. IMF Membership:    The Philippines ceases to be a member of the IMF or losses its eligibility to use the general resources of the IMF.

The events described in paragraphs 2, 4, 5 and 6 will be events of default only if they materially prejudice the interests of holders of the debt securities.

If any of the above events of default occurs and is continuing, holders of the debt securities representing at least 25% in principal amount of the debt securities of that series then outstanding may declare all of the debt securities of the series to be due and payable immediately by written notice to the Philippines and the fiscal agent. In the case of an event of default described in paragraphs 1 or 4 above, any holder of the debt securities may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to the Philippines and the fiscal agent.

Investors should note that:

•

despite the procedure described above, no debt securities may be declared due and payable if the Philippines cures the applicable event of default before it receives the written notice from the holder of the debt securities;

•	the Philippines is not required to provide periodic evidence of the absence of defaults; and

•

the Fiscal Agency Agreement does not require the Philippines to notify holders of the debt securities of an event of default or grant any holder of the debt securities a right to examine the bond register.

Modifications and Amendments; Bondholders’ Meetings

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Modifications and Amendments; Bondholders’ Meetings” for a description of the corresponding terms of Collective Action Securities.

Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the Fiscal Agency Agreement that would:

•	change the stated maturity of the principal of the debt securities or any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt securities’ interest rate;

•	change the currency of payment of principal or interest;

•	change the obligation of the Philippines to pay additional amounts on account of withholding taxes or deductions; or

•	reduce the percentage of the outstanding principal amount needed to modify or amend the related Fiscal Agency Agreement or the terms of such series of debt securities.

With respect to other types of amendment or modification, the Philippines may, with the consent of the holders of at least a majority in principal amount of the debt securities of a series that are outstanding, modify and amend that series of debt securities or, to the extent the modification or amendment affects that series of debt securities, the Fiscal Agency Agreement.

The Philippines may at any time call a meeting of the holders of a series of debt securities to seek the holders’ approval of the modification, or amendment, or obtain a waiver, of any provision of that series of debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the Philippines. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

While an event of default with respect to a series of debt securities is continuing, holders of at least 10% of the aggregate principal amount of that series of debt securities may compel the fiscal agent to call a meeting of all holders of debt securities of that series.

The persons entitled to vote a majority in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum at a meeting of the holders of the debt securities. To vote at a meeting, a person must either hold outstanding debt securities of the relevant series or be duly appointed as a proxy for a holder of the debt securities. The fiscal agent will make all rules governing the conduct of any meeting.

The Fiscal Agency Agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants of the Philippines that benefit holders of the debt securities;

•	surrender any right or power given to the Philippines;

•	secure the debt securities; or

•

cure any ambiguity or correct or supplement any defective provision in the Fiscal Agency Agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

Replacement of Debt Securities

If a debt security becomes mutilated, defaced, destroyed, lost or stolen, the Philippines may issue, and the fiscal agent will authenticate and deliver, a substitute debt security. The Philippines and the fiscal agent will require proof of any claim that a debt security was destroyed, lost or stolen.

The applicant for a substitute debt security must indemnify the Philippines, the fiscal agent and any other agent for any losses they may suffer relating to the debt security that was destroyed, lost or stolen. The applicant will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen debt security.

Fiscal Agent

The Philippines will appoint a fiscal agent or agents in connection each series of the debt securities whose duties would be governed by the related Fiscal Agency Agreement. Different fiscal agents may be appointed for different series of debt securities. The Philippines may maintain bank accounts and a banking relationship with each fiscal agent. Each fiscal agent is the agent of the Philippines and does not act as a trustee for the holders of the debt securities.

Notices

All notices will be mailed to the registered holders of a series of debt securities. If a depositary is the registered holder of global securities, each beneficial holder must rely on the procedures of the depositary and its participants to receive notices, subject to any statutory or regulatory requirements.

If the Philippines lists a series of debt securities on the Luxembourg Stock Exchange, and the rules of that exchange so require, all notices to holders of that series of debt securities will be published in a daily newspaper of general circulation in Luxembourg. The Philippines expects that the Luxemburger Wort will be the newspaper. If notice cannot be published in an appropriate newspaper, notice will be considered validly given if made pursuant to the rules of the Luxembourg Stock Exchange.

Governing Law

The Fiscal Agency Agreement and the debt securities will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing the authorization, execution and delivery of the debt securities and the Fiscal Agency Agreement by the Philippines will be governed by the laws of the Philippines.

Further Issues of Debt Securities

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities—Further Issues of Debt Securities” for a description of the corresponding terms of Collective Action Securities.

The Philippines may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). The Philippines may consolidate such additional debt securities with the outstanding debt securities to form a single series. Any further debt securities forming a single series with the outstanding debt securities of any series constituted by a Fiscal Agency Agreement shall be constituted by an agreement supplemental to such relevant Fiscal Agency Agreement.

Jurisdiction and Enforceability

The Philippines is a foreign sovereign government and your ability to collect on judgments of US courts against the Philippines may be limited.

The Philippines will irrevocably appoint the Philippine Consul General in New York, New York as its authorized agent to receive service of process in any suit based on any series of debt securities which any holder of the debt securities may bring in any state or federal court in New York City. The Philippines submits to the jurisdiction of any state or federal court in New York City or any competent court in the Philippines in such action. The Philippines waives, to the extent permitted by law, any objection to proceedings in such courts. The Philippines also waives irrevocably any immunity from jurisdiction to which it might otherwise be entitled in any suit based on any series of debt securities.

Because of its waiver of immunity, the Philippines would be subject to suit in competent courts in the Philippines. Judgments against the Philippines in state or federal court in New York City would be recognized and enforced by the courts of the Philippines in any enforcement action without re-examining the issues if:

•	such judgment were not obtained by collusion or fraud;

•	the foreign court rendering such judgment had jurisdiction over the case;

•	the Philippines had proper notice of the proceedings before the foreign court; and

•	such judgment were not based upon a clear mistake of law or fact.

Notwithstanding any of the above, the Philippine Consul General is not the agent for receipt of service for suits under the US federal or state securities laws, and the Philippines’ waiver of immunity does not extend to those actions. In addition, the Philippines does not waive immunity relating to its:

•	properties and assets used by a diplomatic or consular mission;

•	properties and assets under the control of its military authority or defense agency; and

•	properties and assets located in the Philippines and dedicated to a public or Governmental use.

If you bring a suit against the Philippines under US federal or state securities laws, unless the Philippines waives immunity, you would be able to obtain a United States judgment against the Philippines only if a court determined that the Philippines is not entitled to sovereign immunity under the United States Foreign Sovereign Immunities Act. Even if you obtained a United States judgment in any such suit, you may not be able to enforce the judgment in the Philippines. Moreover, you may not be able to enforce a judgment obtained under the Foreign Sovereign Immunities Act against the Philippines’ property located in the United States except under the limited circumstances specified in the act.

Glossary of Certain Defined Terms

Certain definitions used in the Fiscal Agency Agreement are set forth below. For a full explanation of all of these terms or any capitalized terms used in this section you should refer to the Fiscal Agency Agreement.

“External Indebtedness” means Indebtedness denominated or payable by its terms, or at the option of the holder, in a currency or currencies other than that of the Philippines.

“External Public Indebtedness” means any External Indebtedness in the form of bonds, debentures, notes or other similar instruments or other securities which is, or is eligible to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

“Indebtedness” means any indebtedness for money borrowed or any guarantee of indebtedness for money borrowed.

“International Monetary Assets” means all (i) gold, (ii) Special Drawing Rights, (iii) Reserve Positions in the Fund and (iv) Foreign Exchange.

“Lien” means any mortgage, deed of trust, charge, pledge, lien or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest.

“Refinanced External Public Indebtedness” means the US$130,760,000 Series A Interest Reduction Bonds due 2007 issued by the Republic on December 1, 1992, the US$626,616,000 Series B Interest Reduction Bonds due 2008 issued by the Republic on December 1, 1992, the US$153,490,000 Series A Principal Collateralized Interest Reduction Bonds due 2018 issued by the Republic on December 1, 1992 and the US$1,740,600,000 Series B Collateralized Interest Reduction Bonds due 2017 issued by the Republic on December 1, 1992.

“Special Drawing Rights,” “Reserve Positions in the Fund” and “Foreign Exchange”, have, as to the type of assets included, the meanings given to them in the IMF’s publication entitled “International Financial Statistics” or any other meaning formally adopted by the IMF from time to time.

Description of the Warrants

Each series of warrants will be issued under a warrant agreement (each, as applicable to a series of warrants, the “Warrant Agreement”) to be entered into between the Republic and a bank or trust company as warrant agent. The description below summarizes some of the provisions of warrants for the purchase of bonds that the

Republic may issue from time to time and of the Warrant Agreement. Copies of the forms of warrants and the Warrant Agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

General Terms of the Warrants

The prospectus supplement relating to the series of warrants will set forth:

•	The terms of the bonds purchasable upon exercise of the warrants, as described above under “Description of the Debt Securities—General Terms of the Bonds”;

•	The principal amount of bonds purchasable upon exercise of one warrant and the exercise price;

•	The procedures and conditions for the exercise of the warrants;

•	The dates on which the right to exercise the warrants begins and expires;

•	Whether and under what conditions the warrants and any bonds issued with the warrants will be separately transferable;

•	Whether the warrants will be issued in certificated or global form and, if in global form, information with respect to applicable depositary arrangements;

•

If issued in certificated form, whether the warrants will be issued in registered or bearer form, whether they will be exchangeable between such forms, and, if issued in registered form, where they may be transferred and registered; and

•	Other specific provisions.

The warrants will be subject to the provisions set forth under “Description of the Securities—Description of the Debt Securities,” “—Governing Law” and “—Jurisdiction and Enforceability.”

Limitations on Issuance of Bearer Debt Securities

Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person, except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities (without interest coupons) deposited with a common depositary in London for the Euroclear System for credit to designated accounts. Unless otherwise indicated in the applicable prospectus supplement:

•

each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

•

any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided in United States tax regulations.

Bearer securities (other than temporary global debt securities) and any related coupons will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the

Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security, or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain (which might otherwise be characterized as capital gain) recognized on the disposition will be treated as ordinary income.

For purposes of this section, “United States person” means:

•	an individual citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions.

For purposes of this section, “United States” means United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

COLLECTIVE ACTION SECURITIES

The Philippines may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such series of debt securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Description of the Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration, voting on amendments, modifications, changes or waivers and further issues of debt securities as follows:

Events of Default

Each of the following constitutes an event of default with respect to any series of debt securities:

(1) Non-Payment:    the Philippines does not pay principal or interest on any debt securities of such series when due and such failure continues for 30 days;

(2) Breach of Other Obligations:    the Philippines fails to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered by any holder of debt securities to the Philippines at the corporate trust office of the fiscal agent in New York City;

(3) Cross Default and Cross Acceleration:

(a)	the Philippines fails to make a payment of principal, premium, prepayment charge or interest when due on any External Public Indebtedness with a principal amount equal to or greater than $25,000,000 or its equivalent, and this failure continues beyond the applicable grace period; or

(b)	any External Public Indebtedness of the Philippines or the central bank of the Philippines in principal amount equal to or greater than $25,000,000 is accelerated, other than by optional or mandatory prepayment or redemption;

For purposes of this event of default, the US dollar equivalent for non-US dollar debt will be computed using the middle spot rate for the relevant currency against the US dollar as quoted by JP Morgan Chase Bank on the date of determination.

(4) Moratorium:    the Philippines declares a general moratorium on the payment of its or the central monetary authority’s External Indebtedness;

(5) Validity:

(a)	the Philippines, or any governmental body with the legal power and authority to declare such series of debt securities and the related Fiscal Agency Agreement invalid or unenforceable, challenges the validity of such series of debt securities or the related Fiscal Agency Agreement;

(b)	the Philippines denies any of its obligations under such series of debt securities or the related Fiscal Agency Agreement; or

(c)	any legislative executive, or constitutional measure or final judicial decision renders any material provision of such series of debt securities or the related Fiscal Agency Agreement invalid or unenforceable or prevents or delays the performance of the Philippines’ obligations under such series of debt securities or the related Fiscal Agency Agreement;

(6) Failure of Authorizations:    any legislative, executive or constitutional authorization necessary for the Philippines to perform its material obligations under the series of debt securities or the related Fiscal Agency Agreement ceases to be in full force and effect or is modified in a manner materially prejudicial to the holders of the debt securities;

(7) Control of Assets:    The Philippines or the central bank of the Republic does not at all times exercise full control over the Republic’s International Monetary Assets; or

(8) IMF Membership:    The Philippines ceases to be a member of the IMF or loses its eligibility to use the general resources of the IMF.

The events described in paragraphs 2, 4, 5 and 6 will be events of default only if they materially prejudice the interests of holders of the debt securities.

If any of the above events of default occurs and is continuing, holders of the debt securities representing at least 25% in principal amount of the debt securities of that series then outstanding may declare all of the debt securities of the series to be due and payable immediately by written notice to the Philippines and the fiscal agent. The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of the affected series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Investors should note that:

•

despite the procedure described above, no debt securities may be declared due and payable if the Philippines cures the applicable event of default before it receives the written notice from the holders of the debt securities;

•	the Philippines is not required to provide periodic evidence of the absence of defaults; and

•

the Fiscal Agency Agreement does not require the Philippines to notify holders of the debt securities of an event of default or grant any holder of the debt securities a right to examine the bond register.

Modifications and Amendments; Bondholders’ Meetings

The Philippines and the fiscal agent may, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding debt securities, voting at a meeting or by written consent, make any amendment, modification, change or waiver with respect to the debt securities or the Fiscal Agency Agreement that would:

•	change the stated maturity of the principal of the debt securities or the due date of any installment of interest;

•	reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

•	change the debt securities’ interest rate;

•	change the currency of payment of principal or interest;

•	change the obligation of the Philippines to pay any additional amounts on account of withholding taxes or deductions;

•

reduce the percentage of the outstanding principal amount needed to modify or amend the related Fiscal Agency Agreement, any amendment or supplement thereto, or the terms of such series of debt securities;

•	change the definition of “outstanding” with respect to the debt securities of such series;

•

permit early redemption of the debt securities of the series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	change the governing law provision of the debt securities of that series;

•

change the courts to the jurisdiction of which the Philippines has submitted, the Philippines’ obligation to appoint and maintain an agent for service of process in the Borough of Manhattan, The City of New York, or the Philippines’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the debt securities of that series;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the pari passu ranking of the debt securities.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities, can be made without the holder’s consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities) agree to the change.

With respect to other types of amendment or modification, the Philippines may, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities that are outstanding, modify and amend the debt securities or, to the extent the modification or amendment affects the debt securities, the Fiscal Agency Agreement or any amendment or supplement thereto.

The Philippines may at any time call a meeting of the holders of debt securities to seek the holders’ approval of the modification, or amendment, or obtain a waiver, of any provision of the debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the Philippines. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

The holders of at least 10% of the aggregate principal amount of the debt securities that are outstanding may compel the fiscal agent to call a meeting of all holders of the debt securities.

For purposes of a meeting of the holders of the debt securities that does not propose to discuss reserved matters, the persons entitled to vote a majority in principal amount of the debt securities that are outstanding at the time will constitute a quorum. However, if such a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the outstanding principal amount will constitute a quorum when the meeting is rescheduled. For purposes of any meeting of holders that proposes to discuss reserved matters, as specified above, holders or proxies representing 75% of the aggregate principal amount of the outstanding notes will constitute a quorum. To vote at a meeting, a person must either hold outstanding debt securities or be duly appointed as a proxy for a holder of the debt securities. The fiscal agent will make all rules governing the conduct of any meeting.

The Fiscal Agency Agreement and the debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

•	add covenants of the Philippines that benefit holders of the debt securities;

•	surrender any right or power given to the Philippines;

•	secure the debt securities; or

•

cure any ambiguity or correct or supplement any defective provision in the Fiscal Agency Agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities owned, directly or indirectly, by the Philippines or any public sector instrumentality of the Philippines will be disregarded and deemed not to be outstanding (except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded). As used in this paragraph, “public sector instrumentality” means Bangko Sentral, any department, ministry or agency of the Philippines or any corporation, trust, financial institution or other entity owned or controlled by the Philippines or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues of Debt Securities

The Philippines may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of bonds (or that are the same in all respects except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities) provided, however, that such additional notes do not have a greater amount of original issue discount for US federal tax purpose than the outstanding notes have as of the date of the issue of such additional notes. The Philippines may consolidate such additional debt securities with the outstanding debt securities to form a single series. Any further debt securities forming a single series with the outstanding debt securities of any series constituted by a Fiscal Agency Agreement shall be constituted by a supplement to such relevant Fiscal Agency Agreement.

TAXATION

The following discussion summarizes certain Philippine and US federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Philippine Taxation

The following is a summary of certain Philippine tax consequences that may be relevant to non-Philippine holders of the global bonds in connection with the holding and disposition of the global bonds. The Republic uses the term “non-Philippine holders” to refer to (i) non-residents of the Philippines who are neither citizens of the Philippines nor are engaged in trade or business within the Philippines or (ii) non-Philippine corporations not engaged in trade or business in the Philippines.

This summary is based on Philippine laws, rules, and regulations now in effect, all of which are subject to change. It is not intended to constitute a complete analysis of the tax consequences under Philippine law of the receipt, ownership, or disposition of the global bonds, in each case by non-Philippine holders, nor to describe any of the tax consequences that may be applicable to residents of the Republic.

Effect of Holding Global Bonds

Payments by the Republic of principal of and interest on the global bonds to a non-Philippine holder will not subject such non-Philippine holder to taxation in the Philippines by reason solely of the holding of the global bonds or the receipt of principal or interest in respect thereof.

Taxation of Interest on the Global Bonds

When the Republic makes payments of principal and interest to you on the global bonds, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by the Philippines or any political subdivision or taxing authority thereof or therein.

Taxation of Capital Gains

Non-Philippine holders of the global bonds will not be subject to Philippine income or withholding tax in connection with the sale, exchange, or retirement of a global bond if such sale, exchange or retirement is made outside the Philippines or an exemption is available under an applicable tax treaty in force between the Philippines and the country of domicile of the non-Philippine holder.

Documentary Stamp Taxes

No documentary stamp tax is imposed upon the transfer of the global bonds. A documentary stamp tax is payable upon the issuance of the global bonds and will be for the account of the Republic.

Estate and Donor’s Taxes

The transfer of a global bond by way of succession upon the death of a non-Philippine holder will be subject to Philippine estate tax at progressive rates ranging from 5% to 20% if the value of the net estate of properties located in the Philippines is over (Peso)200,000.

The transfer of a global bond by gift to an individual who is related to the non-Philippine holder will generally be subject to a Philippine donor’s tax at progressive rates ranging from 2% to 15% if the value of the net gifts of properties located in the Philippines exceed (Peso)100,000 during the relevant calendar year. Gifts to unrelated donees are generally subject to tax at a flat rate of 30%. An unrelated donee is a person who is not a (i) brother, sister (whether by whole or half blood), spouse, ancestor, or lineal descendant or (ii) relative by consanguinity in the collateral line within the fourth degree of relationship.

The foregoing apply even if the holder is a non-Philippine holder. However, the Republic will not collect estate and donor’s taxes on the transfer of the global bonds by gift or succession if the deceased at the time of death, or the donor at the time of donation, was a citizen and resident of a foreign country that provides certain reciprocal rights to citizens of the Philippines (a “Reciprocating Jurisdiction”). For these purposes, a Reciprocating Jurisdiction is a foreign country which at the time of death or donation (i) did not impose a transfer tax of any character in respect of intangible personal property of citizens of the Philippines not residing in that foreign country or (ii) allowed a similar exemption from transfer or death taxes of every character or description in respect of intangible personal property owned by citizens of the Philippines not residing in that foreign country.

United States Tax Considerations

The following discussion summarizes certain US federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable US Treasury Regulations, published rulings, administrative pronouncements, and court decisions in effect on the date of this prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could affect the tax consequences described below. This summary deals only with US holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax exempt organization or a person whose “functional currency” is not the US dollar.

You will be a US holder if you are (i) an individual who is a citizen or resident of the United States, (ii) a corporation for US federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to US federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to execute primary supervision over its administration and one or more US persons have authority to control the substantial decisions of such trust. Notwithstanding the preceding sentence, to the extent provided in US Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elected to be treated as a United States person shall also be considered US holders. If you are a partner in a partnership that holds debt securities, the tax consequences of an investment in debt securities will generally depend on the status of the partners and the activities of the partnership. If you are not a US holder, consult the discussions below under the captions “Non-US Holders” and “Information Reporting and Backup Withholding.”

You should consult your own tax advisor concerning the particular US federal income tax consequences to you of ownership and disposition of debt securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Holders

Payments or Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than US dollars (a “foreign currency”), the amount of interest income you will realize will be the US dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into US dollars. If you are an accrual basis US holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual basis US holder, you may elect to translate all interest income on foreign currency denominated debt securities at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service (the “IRS”). If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Payments of interest on the debt securities will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit under your particular situation.

The Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the US dollar value of the foreign currency purchase price on the date of purchase calculated at (i) the exchange rate in effect on that date or (ii) if the foreign currency debt security is traded on an established securities market and you are a cash basis taxpayer, or if you are an accrual basis taxpayer that makes a special election, the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert US dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued but unpaid interest not previously included in income, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for US tax purposes generally will be the US dollar value of the foreign currency that you receive calculated at (i) the exchange rate in effect on the date the foreign currency debt security is disposed of or retired or (ii) if you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash basis US holder, or if you are an accrual basis holder that makes a special election, the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual non-corporate investors. Capital gain or loss, if any, recognized by a US holder generally will be treated as US source income or loss for US foreign tax credit purposes. The ability of US holders to offset capital losses against income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If the Republic issues debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will be “OID debt securities.” The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount” or “OID.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the Republic) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in OID debt securities you generally will be subject to the special tax accounting rules for OID obligations provided by the Code and certain US Treasury Regulations. You should be aware that, as described in greater detail below, if you invest in an OID debt security you generally will be required to include OID in ordinary gross income for US federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an OID debt security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of OID on that debt security for all days during the taxable year that you own the debt security. The daily portions of OID on an OID debt security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that period. Accrual periods may be any length and may vary in length over the term of an OID debt security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of OID on an OID debt security allocable to each accrual period is determined by:

(i) multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

(ii) subtracting from that product the amount (if any) of qualified stated interest payments allocable to that accrual period.

An OID debt security that is a floating rate debt security will be subject to special rules. Generally, if a floating rate debt security qualifies as a “variable rate debt instrument” (as defined in applicable US Treasury Regulations), then (i) all stated interest with respect to such floating rate debt security will be qualified stated interest and hence included in a US holder’s income in accordance with such US holder’s normal method of accounting for US federal income tax purposes, and (ii) the amount of OID, if any, will be determined under the general OID rules (as described above) by assuming that the variable rate is a fixed rate equal, in general, to the value, as of the issue date, of the floating rate.

If a floating rate debt security does not qualify as a “variable rate debt instrument”, such floating rate debt security will be classified as a contingent payment debt instrument and will be subject to special rules for calculating the accrual of stated interest and original issue discount.

Any special considerations with respect to the tax consequences of holding a floating rate debt security will be provided in the applicable prospectus supplement.

The “adjusted issue price” of an OID debt security at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of OID previously includable in the gross income of the holder, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an OID debt security, other than qualified stated interest, generally will be viewed first as payments of previously accrued OID (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including OID income, you will generally be required to include in your gross income increasingly greater amounts of OID over the life of OID debt security.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under the caption “Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant yield basis.

In the case of an OID debt security that is also a foreign currency debt security, you should determine the US dollar amount includable as OID for each accrual period by (i) calculating the amount of OID allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption “Payment or Accruals of Interest” above. Because exchange rates may fluctuate, if you are the holder of an OID debt security that is also a foreign currency debt security you may recognize a different amount of OID income in each accrual period than would be the case if you were the holder of an otherwise similar OID debt security denominated in US dollars. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the OID debt security), you will recognize ordinary income or loss measured by the difference between the amount received, translated into US dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the OID debt security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

If you purchase an OID debt security outside of the initial offering at a cost less than its “remaining redemption amount”, or if you purchase an OID debt security in the initial offering at a price other than the debt security’s issue price, you will also generally be required to include in gross income the daily portions of OID, calculated as described above. However, if you acquire an OID debt security at a price (i) less than or equal to the remaining redemption amount but (ii) greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions to reflect the premium paid over the adjusted issue price. (As discussed under “Premium and Market Discount” below, if you purchase an OID debt security at a price greater than its remaining redemption amount, the OID rules described in this section will not apply.) The “remaining redemption amount” for an OID debt security is the total of all future payments to be made on the debt security other than qualified stated interest.

Certain of the OID debt securities may be redeemed prior to maturity, either at the option of the Republic or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. OID debt securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase OID debt securities with these features, you should carefully examine the pricing supplement and consult your tax advisor about their treatment since the tax consequences of OID will depend, in part, on the particular terms and features of the debt securities.

OID accrued with respect to an OID debt security will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the US foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. You should consult your own tax advisors regarding the availability of a foreign tax credit under your particular situation.

Short-Term Debt Securities

Special rules may apply to a debt security with a maturity of one year or less (“a short-term debt security”). If you are an accrual basis holder, you will be required to accrue OID on the short-term debt security on either a straight line basis or, at the election of the holder, under a constant yield method (based on daily compounding). No interest payments on a short-term debt security will be qualified stated interest. Consequently, such interest payments are included in the short-term debt security’s stated redemption price at maturity. Since the amount of OID is calculated in the same manner as described above under “Original Issue Discount,” such interest payments may give rise to OID (or acquisition discount, as defined below) even if the short-term debt securities are not actually issued at a discount. If you are a cash basis holder and do not elect to include OID in income as it accrues, you will not be required to include OID in income until you actually receive payments on the debt security. However, you will be required to treat any gain upon the sale, exchange or retirement of the debt security as ordinary income to the extent of the accrued OID on the debt security that you have not yet taken into income at the time of the sale. Also, if you borrow money (or do not repay outstanding debt) to acquire or hold the debt security, you may not be allowed to deduct interest on the borrowing that corresponds to accrued OID on the debt security until you include the OID in your income.

Alternatively, regardless of whether you are a cash basis or accrual basis holder, you can elect to accrue any “acquisition discount” with respect to the short-term debt security on a current basis. Acquisition discount is the excess of the stated redemption price at maturity of the debt security over the purchase price. Acquisition discount will be treated as accruing rateably or, at the election of the holder, under a constant yield method (based on daily compounding). If you elect to accrue acquisition discount, the OID rules will not apply. US holders should consult their own tax advisors as to the application of these rules.

As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase a debt security, you should carefully examine the pricing supplement and consult your tax advisor about these features.

Premium and Market Discount

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into US dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date when the holder acquired the debt security. For a US holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

A debt security, other than a short-term debt security, will be treated as purchased at a market discount (a “market discount debt security”) if the debt security’s stated redemption price at maturity or, in the case of OID debt security, the debt security’s “revised issue price”, exceeds the amount for which the US holder purchased the debt security by at least one-fourth of one per cent (0.25%) of such debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. For these purposes, the “revised issue price” of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.

Any gain recognized on the maturity or disposition of a market discount debt security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such debt security. Alternatively, a US holder of a market discount debt security may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing US holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Market discount on a market discount debt security will accrue on a straight line basis unless the US holder elects to accrue such market discount on a constant yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A US holder of a market discount debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security. Any accrued market discount on a foreign currency debt security that is currently includable in income will generally be translated into US dollars at the average rate for the accrual periods (or portion thereof within the holder’s taxable year).

Warrants

A description of the tax consequences of an investment in warrants will be provided in the applicable prospectus supplement.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payment

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating rate debt securities if the interest payable on the debt securities is based on more than one interest rate index. We will provide a detailed description of the tax considerations relevant to US holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant prospectus supplement.

Non-US Holders

The following summary applies to you if you are not a US holder, as defined above.

Subject to the discussion below under the caption “Information Reporting and Backup Withholding”, the interest income that you derive in respect of the debt securities generally will be exempt from US federal income taxes, including US withholding tax on payments of interest (including OID) unless such income is effectively connected with the conduct of a trade or business within the United States. Further, any gain you realize on a sale or exchange of debt securities generally will be exempt from US federal income tax, including US withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business within the United States; or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to certain payments made within the United States of interest on a debt security, including payments made by the US office of a paying agent, broker or other intermediary, and to proceeds of a sale, exchange, or retirement of debt security effected at the US office of a US or foreign broker. A “backup withholding” tax may apply to such payments or proceeds if the beneficial owner fails to provide a correct taxpayer identification number or to otherwise comply with the applicable backup withholding rules. Certain persons (including, among others, corporations) and non-US holders which provide an appropriate certification or otherwise qualify for exemption are not subject to the backup withholding and information reporting requirements.

The proceeds of the sale, exchange, retirement or other disposition of debt securities effected through a foreign office of a broker that is a US controlled person will be subject to information reporting, but are not generally subject to backup withholding. A “US controlled person” is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person for which 50% or more of its gross income from all sources, over as specified three year period, is effectively connected with a United States trade or business or (iv) a foreign partnership that, at any time in its taxable year, is 50% or more (by income or capital interest) owned by a United States person or is engaged in the conduct of a United States trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a US holder generally may be claimed as a credit against such holder’s US federal income tax liability provided the appropriate information is furnished to the IRS.

PLAN OF DISTRIBUTION

The Republic may sell the debt securities or warrants in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

The prospectus supplement relating to a particular series of debt securities or warrants will set out:

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the proceeds to the Republic from the sale;

•	any underwriting discounts and other compensation;

•	the initial public offering price;

•	any discounts or concessions allowed, reallowed or paid to dealers; and

•	any securities exchanges on which the securities will be listed.

Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, the underwriters will benefit from certain conditions that must be satisfied before they are obligated to purchase such securities and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If the Republic sells debt securities or warrants through agents, the prospectus supplement will identify the agent and indicate any commissions payable by the Republic. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis.

The Republic may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from the Republic at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

The Republic may offer securities as full, partial or alternative consideration for the purchase of other securities of the Republic, either in connection with a publicly announced tender, exchange or other offer for such securities or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of securities directly or through underwriters or agents.

Agents and underwriters may be entitled to indemnification by the Republic against certain liabilities, including liabilities under the US Securities Act of 1933, as amended, or to contribution from the Republic with respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, the Republic in the ordinary course of business.

In compliance with Financial Industry Regulatory Authority guidelines the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to the prospectus and applicable prospectus supplements will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Unless otherwise specified in the applicable prospectus supplement, if the Republic offers and sells securities outside the United States, each underwriter or dealer will acknowledge that:

•	the securities offered have not been and will not be registered under the US Securities Act of 1933, as amended; and

•

may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act of 1933, as amended. Each participating underwriter or dealer will agree that it has not offered or sold, and will not offer or sell, any debt securities constituting part of its allotment in the United States except in accordance with Rule 903 of Regulation S under the US Securities Act of 1933, as amended. Accordingly, each underwriter or dealer will agree that neither the underwriter nor dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the securities.

VALIDITY OF THE SECURITIES

The Secretary of the Department of Justice of the Republic will provide an opinion on behalf of the Republic as to the validity of the securities under Philippine law. Allen & Overy, United States counsel for the Republic, will provide an opinion on behalf of the Republic as to the validity of the securities under US and New York State law. US and Philippine counsel named in the applicable prospectus supplement will provide an opinion as to certain legal matters on behalf of the underwriters named in the applicable prospectus supplement.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The authorized agent of the Republic in the United States is Hon. Cecilia B. Rebong, Consul General, the Philippine Consulate General, 556 Fifth Avenue, New York, New York 10036-5095.

EXPERTS; OFFICIAL STATEMENTS AND DOCUMENTS

Hon. Roberto B. Tan, in his official capacity as National Treasurer of the Republic, reviewed the information set forth in the prospectus relating to the Republic, which information is included in the prospectus on his authority.

FURTHER INFORMATION

The Republic filed a registration statement with respect to the securities with the Securities and Exchange Commission (the “Commission”) under the US Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning the Republic and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains information regarding issuers that file electronically with the Commission.

DEBT TABLES OF THE REPUBLIC OF THE PHILIPPINES

Guaranteed External Debt of the Republic of the Philippines	T-2
External Debt of the Republic of the Philippines	T-7
Domestic Government Securities	T-24
Domestic Debt of the Republic of the Philippines (Other than Securities)	T-35
Guaranteed Domestic Debt of the Republic of the Philippines (Other than Securities)	T-36

GUARANTEED EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES

As of September 30, 2010

(In millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)			Original Amount Contracted		Outstanding Balance As of September 30, 2010
			Year Contracted	Year of Maturity	(in Original Currency)	(in US Dollars)(1)	(in Original Currency)	(in US Dollars)(1)
GRAND TOTAL						22,329.58		10,209.80

I. NATIONAL GOVERNMENT DIRECT GUARANTEE ON GOCC LOANS						22,329.58		10,123.93

A. LOANS						15,926.08		5,349.38

DEUTSCHE MARKS					195.00	268.67	122.93	167.58

	FIXED RATE	2.0000%	1990	2020	15.17	20.68	7.97	10.86
	FIXED RATE	2.0000%	1988	2018	23.52	32.06	9.41	12.82
	FIXED RATE	9.0000%	1992	2036	37.22	50.74	27.72	37.78
	FIXED RATE	9.0000%	1993	2033	15.54	21.19	26.13	35.62
	FIXED RATE	9.0000%	1993	2023	30.68	41.82	11.89	16.20
	FIXED RATE	2.0000%	1981	2016	6.85	9.34	0.85	1.16
	FIXED RATE	2.0000%	1981	2011	0.31	0.42	0.02	0.03
	FIXED RATE	7.5000%	1995	2035	7.54	10.28	6.41	8.74
	FIXED RATE	7.5000%	1995	2035	22.85	34.00	22.41	30.55
	FIXED RATE	2.0000%	1981	2011	2.39	3.26	0.17	0.23
	FIXED RATE	2.0000%	1979	2015	18.30	24.95	1.48	2.02
	FIXED RATE	9.0000%	1993	2033	4.70	6.41	4.16	5.67
	FIXED RATE	9.0000%	1995	2036	3.51	4.78	3.33	4.54
	GERMAN CAPITAL MARKET RATE	0.0000%	1991	2031	1.40	1.91	0.99	1.35

EURO					168.90	215.28	121.52	165.66

	FIXED RATE	0.7500%	1999	2039	25.56	34.85	12.57	17.13
	FIXED RATE	7.0000%	1995	2035	30.70	41.85	12.01	16.37
	FIXED RATE	0.7500%	2004	2044	5.11	6.97	5.11	6.97
	FIXED RATE	0.7500%	2004	2045	5.28	7.20	5.29	7.21
	FIXED RATE	0.7500%	2001	2040	14.77	20.13	14.37	19.59
	FIXED RATE	0.7500%	2001	2040	9.35	12.75	9.36	12.75
	FIXED RATE	5.7500%	2004	2044	5.28	7.20	5.55	7.56
	FIXED RATE	0.7500%	2004	2044	5.28	7.20	7.50	10.22
	FIXED RATE	0.7500%	2005	2045	11.70	15.95	6.27	8.55
	FIXED RATE	0.7500%	2005	2045	15.00	20.45	15.00	20.45
	FIXED RATE	0.7500%	2007	2047	4.74	6.46	3.50	4.77
	FIXED RATE	3.0000%	2007	2025	2.54	3.46	2.54	3.46
	FIXED RATE	4.0000%	2006	2021	10.50	4.99	10.50	14.31
	FIXED RATE	5.7150%	2006	2018	7.80	4.99	7.80	10.64
	INTEREST FREE	0.0000%	2000	2013	7.81	10.65	4.16	5.68

SPANISH PESETAS					3.79	5.17	1.10	1.50

	FIXED RATE	2.5000%	1993	2013	3.79	5.17	1.10	1.50

FRENCH FRANCS					54.00	73.61	22.66	30.89

	FIXED RATE	3.0000%	1988	2021	5.74	7.82	2.44	3.33
	FIXED RATE	3.0000%	1988	2021	1.88	2.57	0.86	1.18
	FIXED RATE	3.0000%	1990	2021	0.72	0.98	0.36	0.49
	FIXED RATE	3.0000%	1990	2021	0.26	0.35	0.13	0.18
	FIXED RATE	3.0000%	1990	2021	0.22	0.29	0.11	0.15
	FIXED RATE	3.0000%	1990	2021	0.95	1.30	0.50	0.68
	FIXED RATE	3.0000%	1990	2021	0.22	0.30	0.12	0.17
	FIXED RATE	3.0000%	1990	2021	0.74	1.01	0.41	0.56
	FIXED RATE	3.0000%	1990	2021	0.26	0.35	0.15	0.20
	FIXED RATE	3.0000%	1990	2021	0.06	0.08	0.03	0.05
	FIXED RATE	3.0000%	1990	2022	0.34	0.47	0.18	0.25
	FIXED RATE	3.0000%	1990	2022	0.07	0.10	0.04	0.06
	FIXED RATE	3.0000%	1990	2022	0.06	0.07	0.03	0.04
	FIXED RATE	3.0000%	1990	2022	0.93	1.27	0.54	0.73
	FIXED RATE	3.0000%	1990	2022	0.19	0.25	0.11	0.15
	FIXED RATE	3.0000%	1990	2022	0.11	0.14	0.07	0.09
	FIXED RATE	3.0000%	1990	2022	0.12	0.16	0.08	0.10
	FIXED RATE	2.5000%	1991	2022	1.23	1.68	0.71	0.96

GUARANTEED EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES

As of September 30, 2010

(In millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)			Original Amount Contracted		Outstanding Balance As of September 30, 2010
			Year Contracted	Year of Maturity	(in Original Currency)	(in US Dollars)(1)	(in Original Currency)	(in US Dollars)(1)
	FIXED RATE	2.5000%	1991	2022	0.98	1.34	0.61	0.84
	FIXED RATE	3.3000%	1994	2014	0.17	0.24	0.06	0.08
	FIXED RATE	3.3000%	1994	2014	0.75	1.03	0.27	0.37
	FIXED RATE	3.1000%	1994	2014	0.27	0.37	0.57	0.78
	FIXED RATE	3.1000%	1994	2014	0.28	0.38	0.55	0.75
	FIXED RATE	3.1000%	1994	2014	5.68	7.75	2.45	3.34
	FIXED RATE	1.5000%	1996	2022	1.28	1.75	0.78	1.06
	FIXED RATE	1.5000%	1996	2022	0.68	0.93	0.43	0.59
	FIXED RATE	1.5000%	1996	2022	1.14	1.56	0.75	1.02
	FIXED RATE	1.5000%	1996	2022	1.59	2.17	1.09	1.49
	FIXED RATE	1.5000%	1996	2026	0.46	0.62	0.32	0.44
	FIXED RATE	5.4500%	1990	2016	18.29	24.94	5.95	8.10
	FIXED RATE	5.4500%	1991	2018	4.57	6.23	1.97	2.68

KOREAN WON					60,355.58	52.93	38,631.15	33.88

	FIXED RATE	3.5000%	1995	2015	8,645.00	7.58	3,635.06	3.19
	FIXED RATE	3.5000%	1995	2015	11,322.00	9.93	3,490.40	3.06
	FIXED RATE	4.0000%	2004	2024	32,139.58	28.19	31,505.69	27.63

JAPANESE YEN					794,757.12	9,499.73	344,175.95	4,113.94

	ADB FLOATING RATE	0.0000%	1998	2013	3,057.00	36.54	282.18	3.37
	ADB FLOATING RATE	0.5000%	1996	2015	2,166.70	25.90	588.73	7.04
	ADB FLOATING RATE	0.0000%	1992	2016	947.00	11.32	619.15	7.40
	LIBOR BASE RATE	0.0000%	2000	2014	3,676.05	43.94	20.49	0.24
	LIBOR BASE RATE	0.0000%	2002	2021	2,166.00	25.89	2,138.89	25.57
	LIBOR BASE RATE	0.6000%	2003	2018	3,318.00	39.66	1,830.02	21.87
	LIBOR BASE RATE	0.0000%	2005	2026	2,746.63	32.83	2,682.17	32.06
	LIBOR BASE RATE	0.0000%	2009	2040	4,520.00	54.03	83.27	1.00
	ADB FLOATING RATE	0.0000%	1989	2012	26.40	0.32	796.16	9.52
	ADB FLOATING RATE	0.0000%	1989	2014	130.00	1.55	5,064.46	60.54
	ADB FLOATING RATE	0.0000%	1988	2012	43.50	0.52	1,181.65	14.12
	FIXED RATE	6.5000%	1991	2011	12,215.94	146.02	420.30	5.02
	FIXED RATE	3.6900%	2004	2016	6,768.00	80.90	3,339.79	39.92
	FIXED RATE	0.0000%	2002	2011	12,500.00	149.41	2,656.93	31.76
	FIXED RATE	0.0000%	2003	2011	10,000.00	119.53	2,125.54	25.41
	FIXED RATE	0.0000%	2004	2011	3,000.00	35.86	637.65	7.62
	FIXED RATE	0.0000%	2004	2011	7,000.00	83.67	1,487.88	17.78
	FIXED RATE	0.3600%	2009	2028	10,000.00	119.53	6,000.00	71.72
	FIXED RATE	2.5000%	1991	2021	30,084.00	359.59	16,142.63	192.95
	FIXED RATE	2.5000%	1992	2022	6,686.00	79.92	3,750.68	44.83
	FIXED RATE	3.0000%	1994	2024	22,500.00	268.94	15,914.59	190.23
	FIXED RATE	3.0000%	1994	2024	15,000.00	179.30	8,982.75	107.37
	FIXED RATE	2.5000%	1995	2025	5,283.00	63.15	1,007.22	12.04
	FIXED RATE	2.1000%	1995	2025	848.00	10.14	395.67	4.73
	FIXED RATE	2.5000%	1995	2025	1,104.00	13.20	747.57	8.94
	FIXED RATE	2.1000%	1995	2025	248.00	2.96	240.54	2.88
	FIXED RATE	2.7000%	1995	2025	11,394.00	136.19	7,962.18	95.17
	FIXED RATE	2.3000%	1995	2025	921.00	11.01	1,031.82	12.33
	FIXED RATE	2.7000%	1996	2026	22,837.00	272.97	11,063.71	132.24
	FIXED RATE	2.3000%	1996	2026	1,875.00	22.41	4,501.54	53.81
	FIXED RATE	2.7000%	1996	2026	10,184.00	121.73	7,742.44	92.55
	FIXED RATE	2.3000%	1996	2026	310.00	3.71	189.04	2.26
	FIXED RATE	2.5000%	1996	2026	5,000.00	59.77	3,705.21	44.29
	FIXED RATE	2.1000%	1996	2026	158.00	1.89	119.41	1.43
	FIXED RATE	2.3000%	1997	2027	8,760.00	104.71	404.71	4.84
	FIXED RATE	2.7000%	1997	2027	14,011.00	167.47	8,086.98	96.66
	FIXED RATE	2.3000%	1997	2027	449.00	5.37	304.56	3.64
	FIXED RATE	2.5000%	1997	2027	5,903.00	70.56	2,249.28	26.89
	FIXED RATE	2.1000%	1997	2027	1,325.00	15.84	1,149.36	13.74
	FIXED RATE	2.5000%	1997	2027	386.00	4.61	234.93	2.81
	FIXED RATE	2.1000%	1997	2027	648.00	7.75	407.19	4.87
	FIXED RATE	2.5000%	1997	2027	1,927.00	23.03	285.02	3.41
	FIXED RATE	2.1000%	1997	2027	819.00	9.79	145.33	1.74
	FIXED RATE	2.2000%	1998	2028	13,788.00	164.81	11,659.79	139.37

GUARANTEED EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES

As of September 30, 2010

(In millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)			Original Amount Contracted		Outstanding Balance As of September 30, 2010
			Year Contracted	Year of Maturity	(in Original Currency)	(in US Dollars)(1)	(in Original Currency)	(in US Dollars)(1)
	FIXED RATE	0.7500%	1998	2038	767.00	9.17	937.05	11.20
	FIXED RATE	2.2000%	1998	2028	19,532.00	233.47	16,659.50	199.13
	FIXED RATE	0.7500%	1998	2038	458.00	5.47	376.43	4.50
	FIXED RATE	2.2000%	1998	2028	3,064.00	36.62	435.10	5.20
	FIXED RATE	1.7000%	1998	2028	2,193.00	26.21	3,083.58	36.86
	FIXED RATE	0.7500%	1998	2038	815.00	9.74	1,891.79	22.61
	FIXED RATE	2.2000%	1999	2028	3,064.00	36.62	34,104.12	407.65
	FIXED RATE	1.7000%	1999	2028	2,193.00	26.21	19,855.80	237.34
	FIXED RATE	0.9500%	1999	2040	15,091.00	180.38	13,974.32	167.04
	FIXED RATE	0.7500%	1999	2040	1,359.00	16.24	1,439.10	17.20
	FIXED RATE	0.9500%	2001	2041	39,455.00	471.61	54,164.88	647.43
	FIXED RATE	0.7500%	2001	2041	2,476.00	29.60	3,267.84	39.06
	FIXED RATE	1.4000%	2009	2038	1,500.00	17.93	30.00	0.36
	FIXED RATE	0.6500%	2009	2048	23,100.00	276.11	3,614.31	43.20
	FIXED RATE	0.0100%	2009	2048	246.00	2.94	24.60	0.29
	FIXED RATE	1.4000%	2009	2039	2,508.00	29.98	741.16	8.86
	FIXED RATE	0.6500%	2009	2049	11,673.00	139.53	2,562.58	30.63
	FIXED RATE	1.4000%	2009	2039	30,080.00	359.55	11,692.46	139.76
	JAPAN LONG TERM PRIME	0.0000%	1992	2014	6,100.00	72.91	1,526.11	18.24
	JAPAN LONG TERM PRIME	0.2000%	1999	2014	26,000.00	310.78	7,810.30	93.36
	JAPAN LONG TERM PRIME	1.2500%	2005	2022	3,750.00	44.82	2,879.55	34.42
	CQB	0.1000%	2001	2011	3,717.00	44.43	776.81	9.29
	JAPAN LONG TERM PRIME	0.0000%	2003	2023	1,188.00	14.20	1,188.20	14.20
	LIBOR BASE RATE	0.5000%	1996	2016	9,090.40	108.66	1,426.36	17.05
	LIBOR BASE RATE	0.2500%	2005	2022	6,592.00	78.79	3,261.34	38.98
	LIBOR BASE RATE	0.2500%	2006	2026	11,710.00	139.97	4,879.61	58.33
	FIXED RATE	1.9900%	2009	2033	3,572.00	42.70	622.17	7.44
	US LIBOR	0.0000%	2001	2020	2,400.00	28.69	1,600.00	19.12
	LIBOR	0.0000%	2004	2025	25.00	0.30	3,377.96	40.38
	JAPAN LONG TERM PRIME	0.1000%	2007	2022	5,593.00	66.85	5,593.50	66.86

SPECIAL DRAWING RIGHTS					18.50	28.72	5.73	8.89

	INTEREST FREE	0.7500%	1998	2037	5.00	7.76	0.55	0.85
	LIBOR 6MOS. DEPOSIT	0.8000%	1995	2034	3.50	5.43	3.10	4.80
	LIBOR 6MOS. DEPOSIT	0.8000%	1995	2014	7.00	10.87	2.09	3.24

UNITED STATES DOLLARS					5,781.97	5,781.97	827.04	827.04

	ADB FLOATING RATE	0.0000%	1992	2012	75.00	75.00	21.12	21.12
	ADB FLOATING RATE	0.0000%	1993	2018	43.20	43.20	12.83	12.83
	ADB FLOATING RATE	0.0000%	1993	2013	164.00	164.00	37.27	37.27
	ADB FLOATING RATE	0.0000%	1995	2020	92.00	92.00	62.61	62.61
	ADB FLOATING RATE	0.0000%	1998	2021	50.00	50.00	5.98	5.98
	LIBOR 6MOS. DEPOSIT	0.0000%	2002	2021	16.29	16.29	13.02	13.02
	ADB FLOATING RATE	0.0000%	1996	2011	5.35	5.35	0.66	0.66
	ADB FLOATING RATE	0.0000%	1998	2017	20.22	20.22	27.22	27.22
	LIBOR 6MOS. DEPOSIT	0.0000%	2003	2022	40.00	40.00	33.73	33.73
	LIBOR 6MOS. DEPOSIT	0.0000%	2003	2013	1,188.00	1,188.00	0.63	0.63
	FIXED RATE	2.0000%	1993	2013	19.30	19.30	5.51	5.51
	FIXED RATE	1.2500%	1993	2025	24.50	24.50	15.54	15.54
	FIXED RATE	3.5750%	1995	2012	37.90	37.90	7.58	7.58
	FIXED RATE	2.2500%	1996	2011	18.80	18.80	0.06	0.06
	FIXED RATE	7.6500%	1996	2009	25.00	25.00	0.22	0.22
	FIXED RATE	1.5000%	1990	2010	11.21	11.21	3.72	3.72
	FIXED RATE	5.6300%	2004	2034	35.00	35.00	11.61	11.61
	LIBOR 6MOS. DEPOSIT	1.0000%	2008	2018	90.00	90.00	75.02	75.02
	FIXED RATE	4.0000%	1995	2018	15.00	15.00	5.94	5.94
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1991	2011	175.00	175.00	9.58	9.58
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1992	2012	91.30	91.30	11.18	11.18
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1991	2011	150.00	150.00	16.13	16.13
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1991	2011	15.00	15.00	0.16	0.16

GUARANTEED EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES

As of September 30, 2010

(In millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)			Original Amount Contracted		Outstanding Balance As of September 30, 2010
			Year Contracted	Year of Maturity	(in Original Currency)	(in US Dollars)(1)	(in Original Currency)	(in US Dollars)(1)
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1993	2013	110.00	110.00	14.92	14.92
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	127.35	127.35	42.90	42.90
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	19.65	19.65	4.22	4.22
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	40.00	40.00	14.37	14.37
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1994	2014	113.00	113.00	33.58	33.58
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1995	2014	88.00	88.00	3.83	3.83
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1995	2015	50.00	50.00	10.92	10.92
	IBRD COST OF QUALIFIED BORROWINGS	5.0000%	1996	2015	24.07	24.07	11.77	11.77
	IBRD COST OF QUALIFIED BORROWINGS	0.5000%	1995	2011	50.00	50.00	0.64	0.64
	LIBOR 6MOS. DEPOSIT	0.0000%	2000	2013	7.50	7.50	4.00	4.00
	LIBOR BASE RATE	0.5000%	1995	2015	50.00	50.00	16.70	16.70
	LIBOR BASE RATE	0.5000%	1996	2016	100.00	100.00	16.58	16.58
	LIBOR BASE RATE	0.5000%	1996	2016	150.00	150.00	52.68	52.68
	LIBOR BASE RATE	0.5000%	1996	2016	57.00	57.00	17.60	17.60
	LIBOR BASE RATE	0.5000%	1996	2017	60.00	60.00	13.29	13.29
	LIBOR BASE RATE	0.5000%	1997	2017	54.50	54.50	7.65	7.65
	LIBOR BASE RATE	0.5000%	1998	2018	150.00	150.00	98.49	98.49
	LIBOR BASE RATE	0.5000%	2008	2025	12.94	12.94	11.71	11.71
	US FLOATING RATE	0.9000%	1999	2014	200.00	200.00	73.87	73.87

B. BONDS						6,403.50		4,774.54

UNITED STATES DOLLARS					5,259.00	5,259.00	3,893.01	3,893.01

	FIXED RATE	8.4000%	1996	2016	160.00	160.00	160.00	160.00
	FIXED RATE	9.6250%	1998	2028	300.00	300.00	300.00	300.00
	FIXED RATE	5.4500%	2003	2018	250.00	250.00	190.48	190.48
	FIXED RATE	9.2500%	2003	2011	150.00	150.00	150.00	150.00
	FIXED RATE	6.8750%	2006	2016	500.00	500.00	500.00	500.00
	LIBOR RATE -3 MOS	0.0000%	2005	2011	300.00	300.00	292.53	292.53
	LIBOR RATE -3 MOS	0.0000%	2005	2011	100.00	100.00	100.00	100.00
	FIXED RATE	7.2500%	2009	2019	1,000.00	1,000.00	1,000.00	1,000.00
	FIXED RATE	7.3900%	2009	2024	600.00	600.00	600.00	600.00
	FIXED RATE	7.2500%	2009	2019	20.00	20.00	20.99	20.99
	FIXED RATE	7.3900%	2009	2024	579.00	579.00	579.01	579.01

JAPANESE YEN					95,750.00	1,144.50	73,750.00	881.53

	FIXED RATE	4.6500%	1995	2015	12,000.00	143.44	12,000.00	143.44
	FIXED RATE	3.2000%	2002	2020	24,750.00	295.84	24,750.00	295.84
	FIXED RATE	3.5000%	2002	2022	37,000.00	442.26	37,000.00	442.26
II. GFI GUARANTEE ASSUMED BY NATIONAL GOVERNMENT					108.46	85.87		85.87

SAUDI RIAL					27.34	7.29	27.34	7.29

	INTEREST FREE	0.0000%	1986	Upon Demand	2.96	0.79	2.96	0.79
	INTEREST FREE	0.0000%	1986	Upon Demand	5.92	1.58	5.92	1.58
		0.0000%	1986	Upon Demand	18.46	4.92	18.46	4.92

UNITED STATES DOLLARS					77.64	77.64	77.64	77.64

	INTEREST FREE	0.0000%	1988	Upon Demand	7.51	7.51	7.51	7.51
	INTEREST FREE	0.0000%	1986	Upon Demand	0.72	0.72	0.72	0.72
	INTEREST FREE	0.0000%	1986	Upon Demand	2.18	2.18	2.18	2.18
	INTEREST FREE	0.0000%	1986	Upon Demand	33.09	33.09	33.09	33.09
	INTEREST FREE	0.0000%	1986	Upon Demand	18.60	18.60	18.60	18.60
	INTEREST FREE	0.0000%	1986	Upon Demand	0.51	0.51	0.51	0.51
	INTEREST FREE	0.0000%	1986	Upon Demand	5.22	5.22	5.22	5.22
	INTEREST FREE	0.0000%	1986	Upon Demand	8.33	8.33	8.33	8.33

GUARANTEED EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES

As of September 30, 2010

(In millions)

Currency	Interest Rate Basis	Interest Rate/ Spread/ Service Charge (Per Annum)			Original Amount Contracted		Outstanding Balance As of September 30, 2010
			Year Contracted	Year of Maturity	(in Original Currency)	(in US Dollars)(1)	(in Original Currency)	(in US Dollars)(1)
	INTEREST FREE	0.0000%	1986	Upon Demand	0.97	0.97	0.97	0.97
	INTEREST FREE	0.0000%	1986	Upon Demand	0.51	0.51	0.51	0.51

FRENCH FRANCS
	INTEREST FREE	0.0000%	1986	Upon Demand	0.48	0.65	0.48	0.65

CANADIAN DOLLARS
	INTEREST FREE	0.0000%	1986	Upon Demand	0.27	0.26	0.27	0.26

JAPANESE YEN
	INTEREST FREE	0.0000%	1986	Upon Demand	2.74	0.03	2.74	0.03

(1)	Amount in original currencies were translated to US Dollars using BSP reference rate on September 30, 2010 of (Peso) 43.896 = $1.00.

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES(1)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
GRAND TOTAL						85,012.54		44,776.81

I. DIRECT DEBT OF THE REPUBLIC						56,954.42		18,827.77

A. AVAILED OF BY GOVERNMENT AGENCIES						52,767.03		17,302.84

CANADIAN DOLLARS					6.33	6.13	1.36	1.32

	INTEREST FREE	0.0000%	1974	2024	6.33	6.13	1.36	1.32

SWISS FRANCS					164.13	167.98	38.66	39.56

	FIXED RATE	4.6300%	1998	2014	37.60	38.48	1.17	1.20
	CHF LIBOR	0.0000%	2001	2014	94.89	97.11	37.48	38.36

CHINA YUAN					1,200.00	179.46	1,199.21	179.34

	FIXED RATE	2.0000%	2006	2031	400.00	59.82	399.21	59.70
	FIXED RATE	2.0000%	2007	2027	800.00	119.64	800.00	119.64

EURO					13,144.78	17,918.97	518.26	706.49

	INTEREST FREE	0.0000%	2000	2016	8.48	11.56	3.46	4.71
	INTEREST FREE	0.0000%	2000	2017	1.84	2.51	0.53	0.72
	INTEREST FREE	0.0000%	2007	2024	5.30	7.22	5.39	7.34
	INTEREST FREE	0.0000%	2008	2020	11.35	15.47	11.35	15.47
	FIXED RATE	4.0000%	1997	2014	199.86	272.45	3.63	4.95
	FIXED RATE	4.5000%	2002	2019	207.26	282.54	11.01	15.00
	FIXED RATE	4.5000%	1999	2022	1,000.00	1,363.20	69.87	95.25
	FIXED RATE	2.0000%	1984	2014	13.50	18.40	1.52	2.07
	FIXED RATE	2.0000%	1984	2014	16.50	22.49	1.85	2.53
	FIXED RATE	2.0000%	1990	2020	6.60	9.00	1.77	2.42
	FIXED RATE	2.0000%	1982	2012	24.20	32.99	0.17	0.23
	FIXED RATE	2.0000%	1981	2011	3.00	4.09	0.08	0.10
	FIXED RATE	5.1400%	2008	2020	14.90	20.31	28.66	39.08
	FIXED RATE	0.4700%	1998	2030	3.30	4.50	0.73	1.00
	FIXED RATE	0.4700%	1998	2030	43.20	58.89	3.22	4.38
	FIXED RATE	0.7500%	2002	2042	7.39	10.07	6.82	9.30
	FIXED RATE	0.7500%	2002	2042	7.46	10.17	7.38	10.06
	FIXED RATE	6.1000%	2002	2042	5.83	7.95	2.62	3.58
	FIXED RATE	0.7500%	2007	2047	10.00	13.63	1.09	1.48
	FIXED RATE	0.7500%	2008	2048	4.00	5.45	0.68	0.93
	FIXED RATE	1.5000%	1995	2014	8.08	11.01	4.04	5.51
	FIXED RATE	3.4500%	2002	2011	18.17	24.77	18.17	24.77
	FIXED RATE	3.6500%	2002	2025	36.34	49.54	29.22	39.84
	FIXED RATE	4.0000%	2000	2023	31.25	42.60	31.25	42.60
	FIXED RATE	4.4000%	2001	2024	23.99	32.70	23.99	32.70
	FIXED RATE	4.9400%	1999	2010	3.46	4.72	0.51	0.70
	FIXED RATE	4.9400%	1999	2010	0.77	1.05	0.03	0.04
	FIXED RATE	5.0600%	2008	2014	0.97	1.32	0.86	1.17
	EURO LIBOR	0.6000%	2005	2017	14.50	19.77	6.64	9.05
	EURO LIBOR	0.3000%	2008	2021	12.50	17.04	11.59	15.80
	EURO LIBOR	1.2500%	2008	2013	10.48	14.29	6.72	9.16
	EURO LIBOR	2.5000%	2008	2014	0.66	0.90	0.55	0.75
	EURO LIBOR	0.0000%	2010	2029	150.00	204.48	150.00	204.48

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	5.1200%	2008	2019	2.90	3.95	1.59	2.17
	FIXED RATE	0.3000%	2009	2040	15.70	21.40	5.08	6.93
	FIXED RATE	4.7400%	2009	2020	15.70	21.40	1.78	2.42
	FIXED RATE	3.0000%	1989	2023	28.50	38.85	2.26	3.08
	FIXED RATE	3.0000%	1989	2020	9.50	12.95	0.70	0.96
	FIXED RATE	2.5000%	1990	2022	29.07	39.63	2.68	3.66
	FIXED RATE	2.5000%	1990	2022	27.25	37.15	2.56	3.49
	FIXED RATE	2.5000%	1990	2022	17.40	23.72	1.62	2.21
	FIXED RATE	2.5000%	1992	2023	6.67	9.09	0.68	0.92
	FIXED RATE	2.0000%	1992	2024	69.00	94.06	6.84	9.33
	FIXED RATE	2.0000%	1992	2024	4.78	6.52	0.48	0.65
	FIXED RATE	2.0000%	1992	2023	18.90	25.76	1.88	2.57
	FIXED RATE	2.0000%	1992	2022	4.98	6.79	0.47	0.65
	FIXED RATE	2.0000%	1990	2023	14.22	19.38	1.44	1.96
	FIXED RATE	3.3000%	1993	2013	73.42	100.09	3.63	4.95
	FIXED RATE	3.3000%	1993	2013	18.40	25.08	0.85	1.16
	FIXED RATE	3.3000%	1993	2013	10.40	14.18	0.46	0.62
	FIXED RATE	3.5000%	1995	2015	15.00	20.45	0.79	1.07
	FIXED RATE	3.5000%	1995	2017	5.00	6.82	0.29	0.40
	FIXED RATE	3.5000%	1996	2018	49.70	67.75	0.45	0.61
	FIXED RATE	3.1000%	1993	2014	42.40	57.80	2.24	3.06
	FIXED RATE	3.1000%	1993	2014	80.00	109.06	4.41	6.02
	FIXED RATE	3.1000%	1993	2014	7.97	10.86	0.48	0.65
	FIXED RATE	1.4000%	1994	2016	17.64	24.05	1.77	2.42
	FIXED RATE	1.4000%	1994	2016	102.13	139.22	10.32	14.06
	FIXED RATE	1.5000%	1995	2023	12.60	17.18	1.21	1.65
	FIXED RATE	1.5000%	1995	2022	4.88	6.65	0.51	0.69
	FIXED RATE	3.5000%	1997	2019	24.00	32.72	2.43	3.31
	FIXED RATE	7.5000%	1995	2017	13.55	18.47	0.28	0.38
	FIXED RATE	1.5000%	1995	2029	20.33	27.71	2.56	3.49
	FIXED RATE	5.8200%	1997	2010	24.04	32.77	0.03	0.05
	FIXED RATE	1.5000%	1997	2023	36.06	49.16	3.99	5.44
	FIXED RATE	1.5000%	1997	2023	59.98	81.76	5.33	7.27
	FIXED RATE	1.5000%	1990	2011	10,185.74	13,885.20	0.75	1.02
POUNDS STERLING					16.25	25.65	4.06	6.41

	FIXED RATE	6.7400%	2001	2013	16.25	25.65	4.06	6.41
JAPANESE YEN					1,672,474.36	19,991.09	753,884.40	9,011.18

	ADB FLOATING RATE	0.0000%	1986	2012	82.00	0.98	2,034.48	24.32
	ADB FLOATING RATE	0.0000%	1986	2010	24.00	0.29	155.31	1.86
	ADB FLOATING RATE	0.0000%	1990	2020	33.00	0.39	2,442.13	29.19
	ADB FLOATING RATE	0.0000%	1991	2015	150.00	1.79	6,708.40	80.19
	ADB FLOATING RATE	0.0000%	1986	2016	18.80	0.22	1,067.38	12.76
	ADB FLOATING RATE	0.0000%	1990	2015	9.00	0.11	400.01	4.78

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	3.0000%	1987	2012	30,000.00	358.59	4,054.05	48.46
	FIXED RATE	2.7000%	1988	2013	15,000.00	179.30	2,837.84	33.92
	FIXED RATE	2.7000%	1988	2013	25,000.00	298.83	4,729.73	56.53
	FIXED RATE	2.7000%	1988	2013	12,500.00	149.41	2,364.86	28.27
	FIXED RATE	2.7000%	1989	2014	40,000.00	478.12	9,729.73	116.30
	FIXED RATE	2.7000%	1990	2020	28,200.00	337.07	14,443.88	172.65
	FIXED RATE	2.7000%	1991	2016	10,575.00	126.40	3,143.91	37.58
	FIXED RATE	2.7000%	1991	2016	13,219.00	158.01	3,929.97	46.97
	FIXED RATE	2.7000%	1991	2016	13,219.00	158.01	4,287.24	51.25
	FIXED RATE	3.0000%	1992	2017	25,380.00	303.37	9,603.23	114.79
	FIXED RATE	0.7500%	1999	2039	36,300.00	433.89	33,919.62	405.44
	FIXED RATE	1.4000%	2009	2039	9,293.00	111.08	9,293.00	111.08
	FIXED RATE	1.4000%	2010	2040	9,220.00	110.21	9,220.00	110.21

LIBOR 6 MONTHS JAPANESE YEN		0.0000%	2010	2025	13,830.00	165.31	13,830.00	165.31

	FIXED RATE	3.0000%	1981	2011	4,600.00	54.98	219.87	2.63
	FIXED RATE	3.0000%	1981	2011	5,000.00	59.77	232.54	2.78
	FIXED RATE	3.0000%	1981	2011	6,300.00	75.30	186.61	2.23
	FIXED RATE	3.0000%	1981	2011	7,600.00	90.84	369.36	4.41
	FIXED RATE	3.0000%	1982	2012	32,420.00	387.52	2,486.82	29.72
	FIXED RATE	3.0000%	1982	2012	5,000.00	59.77	388.79	4.65
	FIXED RATE	3.0000%	1982	2012	3,630.00	43.39	269.83	3.23
	FIXED RATE	3.0000%	1982	2012	330.00	3.94	29.40	0.35
	FIXED RATE	3.0000%	1982	2012	3,600.00	43.03	333.74	3.99
	FIXED RATE	3.0000%	1982	2012	3,860.00	46.14	368.14	4.40
	FIXED RATE	3.0000%	1983	2013	9,900.00	118.33	952.70	11.39
	FIXED RATE	3.0000%	1983	2013	6,300.00	75.30	430.80	5.15
	FIXED RATE	3.0000%	1983	2013	5,400.00	64.55	298.75	3.57
	FIXED RATE	3.0000%	1983	2013	1,140.00	13.63	151.16	1.81
	FIXED RATE	3.0000%	1983	2013	4,600.00	54.98	657.58	7.86
	FIXED RATE	4.0000%	1983	2013	9,600.00	114.75	1,360.66	16.26
	FIXED RATE	3.5000%	1984	2014	3,012.00	36.00	584.78	6.99
	FIXED RATE	3.5000%	1984	2014	1,381.00	16.51	109.44	1.31
	FIXED RATE	3.5000%	1986	2016	148.00	1.77	29.86	0.36
	FIXED RATE	3.5000%	1986	2016	705.00	8.43	133.86	1.60
	FIXED RATE	3.5000%	1986	2016	7,595.00	90.78	2,137.63	25.55
	FIXED RATE	3.5000%	1986	2016	3,988.00	47.67	1,164.72	13.92
	FIXED RATE	3.5000%	1986	2016	1,439.00	17.20	282.20	3.37
	FIXED RATE	3.5000%	1986	2016	2,555.00	30.54	426.61	5.10
	FIXED RATE	4.0000%	1987	2017	40,400.00	482.90	13,118.97	156.81
	FIXED RATE	3.0000%	1988	2018	2,254.00	26.94	57.95	0.69
	FIXED RATE	3.0000%	1988	2018	4,837.00	57.82	1,626.89	19.45
	FIXED RATE	3.0000%	1988	2018	10,818.00	129.31	3,297.93	39.42
	FIXED RATE	3.0000%	1988	2018	2,090.00	24.98	748.62	8.95
	FIXED RATE	3.0000%	1988	2018	5,735.00	68.55	2,081.93	24.89
	FIXED RATE	3.0000%	1988	2018	3,193.00	38.17	990.66	11.84
	FIXED RATE	3.0000%	1988	2018	4,611.00	55.12	1,643.88	19.65
	FIXED RATE	3.0000%	1988	2018	3,372.00	40.31	994.46	11.89
	FIXED RATE	3.0000%	1988	2018	2,000.00	23.91	511.85	6.12
	FIXED RATE	3.0000%	1988	2018	707.00	8.45	221.16	2.64

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	3.0000%	1988	2018	326.00	3.90	114.84	1.37
	FIXED RATE	3.0000%	1988	2018	308.00	3.68	109.91	1.31
	FIXED RATE	3.0000%	1988	2018	14,003.00	167.38	5,441.57	65.04
	FIXED RATE	2.7000%	1989	2019	2,063.00	24.66	889.99	10.64
	FIXED RATE	2.7000%	1989	2019	4,776.00	57.09	1,447.09	17.30
	FIXED RATE	2.7000%	1989	2019	2,500.00	29.88	1,097.55	13.12
	FIXED RATE	2.7000%	1989	2019	2,633.00	31.47	857.92	10.25
	FIXED RATE	2.7000%	1989	2019	5,500.00	65.74	2,213.10	26.45
	FIXED RATE	2.7000%	1989	2019	6,300.00	75.30	2,181.06	26.07
	FIXED RATE	2.7000%	1989	2019	2,169.00	25.93	935.28	11.18
	FIXED RATE	2.7000%	1990	2020	2,304.00	27.54	1,054.61	12.61
	FIXED RATE	2.7000%	1990	2020	4,238.00	50.66	1,693.57	20.24
	FIXED RATE	2.7000%	1990	2020	2,079.00	24.85	936.17	11.19
	FIXED RATE	2.7000%	1990	2020	2,708.00	32.37	2,492.34	29.79
	FIXED RATE	2.7000%	1990	2020	8,634.00	103.20	3,437.86	41.09
	FIXED RATE	2.7000%	1990	2020	454.00	5.43	146.55	1.75
	FIXED RATE	2.7000%	1990	2020	4,986.00	59.60	2,303.67	27.54
	FIXED RATE	2.7000%	1990	2020	5,080.00	60.72	1,471.68	17.59
	FIXED RATE	2.7000%	1990	2020	10,560.00	126.22	2,910.19	34.79
	FIXED RATE	2.7000%	1990	2020	21,752.00	260.00	7,574.92	90.54
	FIXED RATE	2.7000%	1990	2020	4,867.00	58.18	2,084.66	24.92
	FIXED RATE	2.7000%	1990	2020	4,301.00	51.41	1,992.91	23.82
	FIXED RATE	2.7000%	1990	2010	5,066.00	60.55	2,413.72	28.85
	FIXED RATE	2.7000%	1991	2021	2,065.00	24.68	974.12	11.64
	FIXED RATE	2.7000%	1991	2021	1,663.00	19.88	811.32	9.70
	FIXED RATE	2.7000%	1991	2021	1,795.00	21.46	675.14	8.07
	FIXED RATE	2.7000%	1991	2021	5,266.00	62.94	2,589.99	30.96
	FIXED RATE	2.7000%	1991	2021	10,790.00	128.97	5,676.04	67.85
	FIXED RATE	2.7000%	1991	2021	3,516.00	42.03	1,870.84	22.36
	FIXED RATE	2.7000%	1991	2021	9,427.00	112.68	4,986.37	59.60
	FIXED RATE	2.7000%	1991	2021	8,283.00	99.01	3,978.24	47.55
	FIXED RATE	2.7000%	1992	2021	7,655.00	91.50	2,613.95	31.24
	FIXED RATE	2.7000%	1991	2021	20,020.00	239.30	10,742.40	128.40
	FIXED RATE	3.0000%	1993	2022	3,653.00	43.66	1,924.23	23.00
	FIXED RATE	3.0000%	1993	2023	9,099.00	108.76	1,821.35	21.77
	FIXED RATE	3.0000%	1993	2023	6,872.00	82.14	4,227.11	50.53
	FIXED RATE	3.0000%	1993	2023	4,633.00	55.38	2,516.12	30.08
	FIXED RATE	3.0000%	1993	2023	3,803.00	45.46	2,255.79	26.96
	FIXED RATE	3.0000%	1993	2023	3,055.00	36.52	1,937.29	23.16
	FIXED RATE	3.0000%	1993	2023	9,294.00	111.09	3,639.32	43.50
	FIXED RATE	3.0000%	1994	2024	7,056.00	84.34	4,496.07	53.74
	FIXED RATE	3.0000%	1994	2024	6,630.00	79.25	3,937.30	47.06
	FIXED RATE	3.0000%	1994	2024	5,513.00	65.90	3,652.58	43.66
	FIXED RATE	3.0000%	1994	2024	2,896.00	34.62	862.20	10.31
	FIXED RATE	3.0000%	1994	2024	457.00	5.46	151.26	1.81
	FIXED RATE	3.0000%	1994	2024	9,620.00	114.99	6,759.99	80.80
	FIXED RATE	3.0000%	1994	2024	4,616.00	55.18	3,058.05	36.55
	FIXED RATE	3.0000%	1994	2024	11,754.00	140.50	8,313.69	99.37
	FIXED RATE	2.7000%	1995	2025	5,356.00	64.02	3,680.55	43.99
	FIXED RATE	2.3000%	1995	2025	795.00	9.50	575.07	6.87
	FIXED RATE	2.7000%	1995	2025	3,454.00	41.29	2,420.88	28.94

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	2.3000%	1995	2025	586.00	7.00	426.81	5.10
	FIXED RATE	2.5000%	1995	2025	7,470.00	89.29	5,455.23	65.21
	FIXED RATE	2.1000%	1995	2025	842.00	10.06	609.30	7.28
	FIXED RATE	2.7000%	1995	2025	16,396.00	195.98	11,705.97	139.92
	FIXED RATE	2.3000%	1995	2025	1,995.00	23.85	1,740.30	20.80
	FIXED RATE	2.7000%	1995	2025	4,982.00	59.55	3,434.37	41.05
	FIXED RATE	2.3000%	1995	2025	597.00	7.14	416.22	4.98
	FIXED RATE	2.7000%	1995	2025	5,386.00	64.38	3,849.99	46.02
	FIXED RATE	2.3000%	1995	2025	1,000.00	11.95	688.83	8.23
	FIXED RATE	2.7000%	1995	2025	11,000.00	131.48	7,679.55	91.79
	FIXED RATE	2.3000%	1995	2025	1,895.00	22.65	1,462.53	17.48
	FIXED RATE	2.7000%	1995	2025	4,275.00	51.10	2,479.11	29.63
	FIXED RATE	2.3000%	1995	2025	490.00	5.86	333.24	3.98
	FIXED RATE	2.7000%	1995	2025	7,120.00	85.11	4,755.15	56.84
	FIXED RATE	2.3000%	1995	2025	2,431.00	29.06	1,778.85	21.26
	FIXED RATE	2.7000%	1995	2025	2,303.00	27.53	919.50	10.99
	FIXED RATE	2.3000%	1995	2025	569.00	6.80	409.05	4.89
	FIXED RATE	2.5000%	1996	2026	5,956.00	71.19	4,503.31	53.83
	FIXED RATE	2.1000%	1996	2026	954.78	11.41	721.87	8.63
	FIXED RATE	2.3000%	1996	2026	305.00	3.65	171.77	2.05
	FIXED RATE	2.7000%	1997	2027	4,844.00	57.90	2,727.15	32.60
	FIXED RATE	2.3000%	1997	2027	902.00	10.78	595.82	7.12
	FIXED RATE	2.7000%	1997	2027	5,598.00	66.91	5,014.05	59.93
	FIXED RATE	2.3000%	1997	2027	2,085.00	24.92	990.63	11.84
	FIXED RATE	2.7000%	1997	2027	5,772.00	68.99	4,642.28	55.49
	FIXED RATE	2.3000%	1997	2027	821.00	9.81	460.48	5.50
	FIXED RATE	2.5000%	1997	2027	8,219.00	98.24	6,455.79	77.17
	FIXED RATE	2.1000%	1997	2027	1,192.00	14.25	726.07	8.68
	FIXED RATE	2.5000%	1997	2027	6,753.00	80.72	5,002.87	59.80
	FIXED RATE	2.1000%	1997	2027	1,226.00	14.65	873.28	10.44
	FIXED RATE	2.7000%	1997	2027	7,103.00	84.90	5,604.19	66.99
	FIXED RATE	2.3000%	1997	2027	4,019.00	48.04	2,091.24	25.00
	FIXED RATE	2.2000%	1998	2028	4,955.00	59.23	3,698.50	44.21
	FIXED RATE	0.7500%	1998	2038	894.00	10.69	811.44	9.70
	FIXED RATE	2.2000%	1998	2028	10,487.00	125.35	8,588.02	102.65
	FIXED RATE	0.7500%	1998	2038	3,077.00	36.78	1,827.45	21.84
	FIXED RATE	2.2000%	1998	2028	5,148.00	61.53	1,630.69	19.49
	FIXED RATE	0.7500%	1998	2038	580.00	6.93	438.20	5.24
	FIXED RATE	2.2000%	1998	2028	2,387.00	28.53	2,072.45	24.77
	FIXED RATE	0.7500%	1998	2038	1,041.00	12.44	567.78	6.79
	FIXED RATE	0.7500%	1998	2038	54.00	0.65	23.00	0.27
	FIXED RATE	0.7500%	1998	2038	404.00	4.83	286.83	3.43
	FIXED RATE	1.7000%	1998	2028	5,439.00	65.01	4,354.22	52.05
	FIXED RATE	0.7500%	1998	2038	1,295.00	15.48	1,202.84	14.38
	FIXED RATE	1.7000%	1998	2028	291.00	3.48	31.82	0.38
	FIXED RATE	0.7500%	1998	2038	2,910.00	34.78	2,013.37	24.07
	FIXED RATE	2.2000%	1998	2028	11,884.00	142.05	8,869.61	106.02
	FIXED RATE	0.7500%	1998	2038	2,252.00	26.92	1,314.38	15.71
	FIXED RATE	1.7000%	1998	2028	2,035.00	24.32	978.80	11.70
	FIXED RATE	0.7500%	1998	2038	393.00	4.70	349.44	4.18
	FIXED RATE	1.8000%	1999	2029	6,397.00	76.46	4,700.67	56.19

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	0.7500%	1999	2039	813.00	9.72	1,485.33	17.75
	FIXED RATE	1.3000%	1999	2029	519.00	6.20	116.69	1.39
	FIXED RATE	0.7500%	1999	2039	432.00	5.16	331.17	3.96
	FIXED RATE	1.8000%	1999	2029	5,356.00	64.02	5,167.07	61.76
	FIXED RATE	0.7500%	1999	2039	722.00	8.63	562.57	6.72
	FIXED RATE	1.8000%	1999	2029	15,299.00	182.87	10,223.62	122.20
	FIXED RATE	1.3000%	1999	2029	255.00	3.05	205.80	2.46
	FIXED RATE	1.3000%	1999	2029	1,436.00	17.16	1,324.49	15.83
	FIXED RATE	1.8000%	1999	2029	12,556.00	150.08	12,507.34	149.50
	FIXED RATE	0.7500%	1999	2039	2,828.00	33.80	2,033.26	24.30
	FIXED RATE	1.8000%	1999	2029	4,885.00	58.39	4,428.88	52.94
	FIXED RATE	0.7500%	1999	2039	967.00	11.56	837.33	10.01
	FIXED RATE	1.8000%	1999	2029	6,590.00	78.77	6,266.68	74.91
	FIXED RATE	0.7500%	1999	2039	844.00	10.09	817.27	9.77
	FIXED RATE	1.8000%	1999	2029	4,321.00	51.65	2,984.63	35.68
	FIXED RATE	0.7500%	1999	2039	747.00	8.93	626.58	7.49
	FIXED RATE	0.7500%	1999	2039	444.00	5.31	243.02	2.90
	FIXED RATE	1.3000%	1999	2029	7,792.00	93.14	6,407.04	76.58
	FIXED RATE	0.7500%	1999	2039	1,221.00	14.59	867.83	10.37
	FIXED RATE	0.7500%	1999	2039	1,022.00	12.22	933.56	11.16
	FIXED RATE	1.0000%	2000	2040	7,858.00	93.93	7,539.84	90.12
	FIXED RATE	0.7500%	2000	2040	1,071.00	12.80	1,102.08	13.17
	FIXED RATE	0.9500%	2000	2040	13,486.00	161.20	12,668.16	151.42
	FIXED RATE	0.7500%	2000	2040	1,238.00	14.80	1,419.12	16.96
	FIXED RATE	0.9500%	2000	2040	2,970.00	35.50	2,898.60	34.65
	FIXED RATE	0.7500%	2000	2040	579.00	6.92	550.08	6.58
	FIXED RATE	2.2000%	2001	2041	6,948.00	83.05	6,261.61	74.84
	FIXED RATE	0.7500%	2001	2041	1,346.00	16.09	1,511.24	18.06
	FIXED RATE	0.7500%	2001	2041	856.00	10.23	287.29	3.43
	FIXED RATE	2.2000%	2001	2041	10,645.00	127.24	5,682.27	67.92
	FIXED RATE	0.7500%	2001	2041	1,098.00	13.12	760.80	9.09
	FIXED RATE	2.2000%	2001	2041	5,135.00	61.38	2,442.80	29.20
	FIXED RATE	0.7500%	2001	2041	1,070.00	12.79	815.14	9.74
	FIXED RATE	2.2000%	2001	2041	4,130.00	49.37	2,314.15	27.66
	FIXED RATE	0.7500%	2001	2041	1,080.00	12.91	807.61	9.65
	FIXED RATE	2.2000%	2001	2041	5,523.00	66.02	4,811.87	57.52
	FIXED RATE	0.7500%	2001	2041	992.00	11.86	985.88	11.78
	FIXED RATE	1.7000%	2001	2041	2,556.00	30.55	2,628.73	31.42
	FIXED RATE	0.7500%	2001	2041	233.00	2.79	147.76	1.77
	FIXED RATE	1.7000%	2001	2041	5,175.00	61.86	5,173.86	61.84
	FIXED RATE	0.7500%	2001	2041	1,134.00	13.55	1,122.08	13.41
	FIXED RATE	1.7000%	2001	2041	2,034.00	24.31	1,955.64	23.38
	FIXED RATE	0.7500%	2002	2042	5,582.00	66.72	5,825.73	69.63
	FIXED RATE	1.7000%	2002	2042	1,141.00	13.64	798.38	9.54
	FIXED RATE	1.8000%	2002	2032	1,988.00	23.76	897.09	10.72
	FIXED RATE	2.2000%	2002	2032	2,651.00	31.69	2,302.48	27.52
	FIXED RATE	0.7500%	2002	2042	573.00	6.85	687.32	8.22
	FIXED RATE	1.7000%	2002	2032	5,389.00	64.41	5,385.11	64.37
	FIXED RATE	0.7500%	2002	2042	1,401.00	16.75	1,343.51	16.06
	FIXED RATE	0.9500%	2002	2042	16,310.00	194.95	10,435.61	124.74
	FIXED RATE	0.7500%	2002	2042	2,178.00	26.03	1,581.03	18.90

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	2.2000%	2003	2033	2,470.00	29.52	1,861.31	22.25
	FIXED RATE	0.7500%	2002	2042	6,223.00	74.38	1,421.23	16.99
	FIXED RATE	2.2000%	2003	2033	3,717.00	44.43	1,157.26	13.83
	FIXED RATE	0.7500%	2003	2047	8,529.00	101.95	3,453.85	41.28
	FIXED RATE	1.5000%	2007	2037	6,505.00	77.75	764.48	9.14
	FIXED RATE	0.0100%	2007	2037	1,099.00	13.14	614.61	7.35
	FIXED RATE	1.5000%	2007	2037	9,952.00	118.96	1,562.75	18.68
	FIXED RATE	0.7500%	2007	2047	434.00	5.19	25.44	0.30
	FIXED RATE	0.0100%	2007	2037	1,416.00	16.93	461.99	5.52
	FIXED RATE	6.0000%	1993	2013	25,000.00	298.83	3,536.07	42.27
	FIXED RATE	1.9500%	2000	2013	16,600.00	198.42	5,831.00	69.70
	FIXED RATE	2.1000%	1999	2011	24,480.00	292.61	8,167.92	97.63
	FIXED RATE	2.1000%	1999	2011	9,698.00	115.92	1,454.68	17.39
	FIXED RATE	2.6900%	2005	2010	16,640.00	198.90	5,180.17	61.92
	FIXED RATE	2.6900%	2006	2020	19,113.00	228.46	3,503.97	41.88
	FIXED RATE	2.4900%	2008	2017	4,130.00	49.37	8,090.21	96.70
	FIXED RATE	2.9000%	2008	2014	5,993.00	71.63	3,776.91	45.15
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2006	2011	3,372.00	40.31	2,023.80	24.19
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2008	2019	23,407.00	279.78	1,872.41	22.38
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2008	2020	33,963.00	405.96	4,908.45	58.67
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2009	2021	4,156.68	49.68	2,962.93	35.42
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2008	2022	34,253.10	409.43	34,253.10	409.43
	LONG TERM PRIME LEMDING RATE	-0.0200%	1999	2018	43,800.00	523.54	6,442.66	77.01
	LONG TERM PRIME LEMDING RATE	-0.0200%	2000	2019	43,800.00	523.54	9,696.45	115.90
	LONG TERM PRIME LEMDING RATE	0.5000%	1997	2021	20,800.00	248.62	9,470.18	113.20
	LONG TERM PRIME LEMDING RATE	2.1600%	2007	2021	34,800.00	415.96	33,350.00	398.63

KOREAN WON					76,186.00	66.82	36,281.08	31.82

	FIXED RATE	1.5000%	2005	2035	22,500.00	19.73	14,339.86	12.58
	FIXED RATE	2.5000%	1998	2028	21,172.00	18.57	2,118.15	1.86
	FIXED RATE	2.5000%	1998	2030	28,724.00	25.19	19,696.74	17.27
	FIXED RATE	3.5000%	1991	2011	3,790.00	3.32	126.33	0.11

KUWAIT DINAR					11.05	38.26	2.91	10.06

	FIXED RATE	3.5000%	1998	2018	6.15	21.29	2.91	10.06
SAUDI RIAL					75.00	20.00	4.27	1.14

	FIXED RATE	2.0000%	2005	2030	75.00	20.00	4.27	1.14

SPECIAL DRAWING RIGHT					1,008.87	1,566.03	649.99	1,008.96

	INTEREST FREE	1.0000%	1974	2014	5.80	9.00	1.62	2.51
	INTEREST FREE	1.0000%	1978	2018	14.00	21.73	5.04	7.82

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	INTEREST FREE	1.0000%	1979	2019	15.00	23.28	4.38	6.79
	INTEREST FREE	1.0000%	1980	2020	20.00	31.05	4.63	7.19
	INTEREST FREE	1.0000%	1981	2021	15.00	23.28	5.14	7.98
	INTEREST FREE	1.0000%	1986	2026	43.40	67.37	36.40	56.50
	INTEREST FREE	1.0000%	1988	2023	11.61	18.02	7.36	11.43
	INTEREST FREE	1.0000%	1988	2023	43.44	67.43	30.70	47.66
	INTEREST FREE	1.0000%	1988	2023	53.41	82.91	32.40	50.29
	INTEREST FREE	1.0000%	1988	2023	18.68	29.00	10.99	17.05
	INTEREST FREE	1.0000%	1988	2023	5.91	9.17	3.56	5.52
	INTEREST FREE	1.0000%	1989	2023	25.85	40.13	16.82	26.11
	INTEREST FREE	1.0000%	1989	2023	14.54	22.57	10.28	15.96
	INTEREST FREE	1.0000%	1990	2025	18.25	28.33	13.94	21.63
	INTEREST FREE	1.0000%	1989	2024	25.04	38.87	11.63	18.06
	INTEREST FREE	1.0000%	1990	2025	69.70	108.19	59.74	92.74
	INTEREST FREE	1.0000%	1991	2025	24.19	37.55	21.43	33.26
	INTEREST FREE	1.0000%	1989	2024	39.77	61.73	35.04	54.39
	INTEREST FREE	1.0000%	1990	2025	35.87	55.68	34.97	54.29
	INTEREST FREE	1.0000%	1990	2025	14.36	22.29	10.40	16.15
	INTEREST FREE	1.0000%	1990	2025	16.73	25.97	9.97	15.47
	INTEREST FREE	1.0000%	1991	2026	22.03	34.20	18.57	28.82
	INTEREST FREE	1.0000%	1992	2026	27.16	42.16	19.33	30.01
	INTEREST FREE	1.0000%	1991	2026	35.25	54.72	24.71	38.36
	INTEREST FREE	1.0000%	1992	2027	34.65	53.79	10.60	16.46
	INTEREST FREE	1.0000%	1993	2028	18.02	27.97	12.89	20.01
	INTEREST FREE	1.0000%	1995	2029	36.80	57.12	19.53	30.32
	INTEREST FREE	1.0000%	1995	2029	11.93	18.52	6.22	9.65
	INTEREST FREE	1.0000%	1996	2029	6.36	9.87	4.57	7.09
	INTEREST FREE	1.0000%	1995	2030	9.63	14.95	8.16	12.67
	INTEREST FREE	1.0000%	1995	2030	16.04	24.90	11.63	18.05
	INTEREST FREE	1.0000%	1996	2021	12.76	19.81	6.49	10.08
	INTEREST FREE	1.0000%	1997	2021	13.84	21.48	1.89	2.93
	INTEREST FREE	1.0000%	1998	2032	11.02	17.11	8.91	13.83
	INTEREST FREE	1.0000%	1998	2032	6.49	10.07	5.40	8.39
	INTEREST FREE	1.0000%	1991	2026	50.00	77.61	38.13	59.18
	INTEREST FREE	1.0000%	1992	2027	26.40	40.98	19.52	30.30
	INTEREST FREE	1.0000%	1993	2028	50.50	78.39	20.85	32.37
	INTEREST FREE	0.0000%	2000	2040	4.50	6.99	4.27	6.63
	INTEREST FREE	0.0000%	2000	2040	6.00	9.31	4.98	7.72
	INTEREST FREE	4.0000%	1992	2012	11.00	17.07	1.26	1.96
	INTEREST FREE	0.7500%	1996	2030	6.15	9.55	3.28	5.09
	INTEREST FREE	0.7500%	1998	2038	11.00	17.07	9.01	13.99
	INTEREST FREE	0.7500%	2002	2041	11.60	18.01	8.82	13.68
	INTEREST FREE	0.7500%	2005	2045	12.35	19.17	4.24	6.58
	INTEREST FREE	0.7500%	2008	2048	16.15	25.07	1.05	1.63
	INTEREST FREE	0.7500%	2009	2028	10.69	16.59	9.27	14.39

UNITED STATES DOLLARS					12,786.66	12,786.66	6,306.56	6,306.56

	ADB FLOATING RATE	0.0000%	1992	2017	50.00	50.00	11.10	11.10
	ADB FLOATING RATE	0.0000%	1995	2016	23.50	23.50	12.10	12.10

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	ADB FLOATING RATE	0.0000%	1995	2019	41.00	41.00	27.91	27.91
	ADB FLOATING RATE	0.0000%	1995	2020	30.00	30.00	6.37	6.37
	ADB FLOATING RATE	0.0000%	1996	2021	9.50	9.50	4.45	4.45
	ADB FLOATING RATE	0.0000%	1995	2022	15.00	15.00	6.42	6.42
	ADB FLOATING RATE	0.0000%	1997	2021	18.50	18.50	5.93	5.93
	ADB FLOATING RATE	0.0000%	1997	2021	167.00	167.00	51.60	51.60
	ADB FLOATING RATE	0.0000%	1998	2022	93.00	93.00	8.17	8.17
	ADB FLOATING RATE	0.0000%	1998	2022	20.22	20.22	4.08	4.08
	ADB FLOATING RATE	0.0000%	1998	2022	22.00	22.00	0.93	0.93
	ADB FLOATING RATE	0.0000%	1998	2022	15.70	15.70	3.51	3.51
	ADB FLOATING RATE	0.0000%	1998	2013	300.00	300.00	71.79	71.79
	ADB FLOATING RATE	0.0000%	1998	2013	200.00	200.00	33.98	33.98
	ADB FLOATING RATE	0.0000%	1998	2022	71.00	71.00	4.76	4.76
	ADB FLOATING RATE	0.0000%	1999	2025	53.00	53.00	2.96	2.96
	ADB FLOATING RATE	0.0000%	1999	2023	24.30	24.30	1.77	1.77
	ADB FLOATING RATE	0.0000%	1999	2023	93.16	93.16	15.43	15.43
	ADB FLOATING RATE	0.0000%	1999	2023	60.00	60.00	7.65	7.65
	ADB FLOATING RATE	0.0000%	2000	2014	100.00	100.00	13.30	13.30
	ADB FLOATING RATE	0.0000%	2000	2024	75.00	75.00	3.25	3.25
	ADB FLOATING RATE	0.0000%	2000	2015	100.00	100.00	20.60	20.60
	ADB FLOATING RATE	0.0000%	2000	2015	75.00	75.00	1.33	1.33
	ADB FLOATING RATE	0.0000%	2000	2025	25.00	25.00	1.69	1.69
	ADB FLOATING RATE	0.0000%	2001	2025	75.00	75.00	1.68	1.68
	VARIABLE RATE	0.5000%	2005	2025	16.00	16.00	2.84	2.84
	VARIABLE RATE	0.5000%	2006	2026	200.00	200.00	152.43	152.43
	VARIABLE RATE	0.5000%	2006	2026	110.00	110.00	37.97	37.97
	COST QUA. BOR. IBRD 6M	0.5000%	1993	2013	51.30	51.30	8.37	8.37

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	COST QUA. BOR. IBRD 6M	0.5000%	1992	2013	200.00	200.00	50.53	50.53
	COST QUA. BOR. IBRD 6M	0.5000%	1992	2012	97.79	97.79	14.01	14.01
	COST QUA. BOR. IBRD 6M	0.5000%	1993	2013	37.54	37.54	9.39	9.39
	COST QUA. BOR. IBRD 6M	0.5000%	1993	2013	25.46	25.46	5.11	5.11
	COST QUA. BOR. IBRD 6M	0.5000%	1995	2015	18.00	18.00	0.59	0.59
	COST QUA. BOR. IBRD 6M	0.5000%	1995	2015	16.70	16.70	4.55	4.55
	COST QUA. BOR. IBRD 6M	0.5000%	1991	2011	139.44	139.44	14.87	14.87
	COST QUA. BOR. IBRD 6M	7.7300%	1990	2010	125.00	125.00	5.94	5.94
	COST QUA. BOR. IBRD 6M	7.7300%	1992	2012	85.00	85.00	11.38	11.38
	COST QUA. BOR. IBRD 6M	7.7300%	1992	2012	34.75	34.75	6.93	6.93
	INTEREST FREE	1.0000%	1973	2022	12.70	12.70	4.57	4.57
	INTEREST FREE	1.0000%	1974	2024	9.50	9.50	3.99	3.99
	INTEREST FREE	1.0000%	1978	2027	28.00	28.00	11.30	11.30
	INTEREST FREE	1.0000%	1979	2029	40.00	40.00	18.37	18.37
	FIXED RATE	0.2000%	2006	2042	13.95	13.95	13.50	13.50
	FIXED RATE	0.3000%	2002	2032	4.40	4.40	4.40	4.40
	FIXED RATE	0.3000%	2002	2032	6.78	6.78	6.78	6.78
	FIXED RATE	0.3000%	2002	2032	15.56	15.56	18.56	18.56
	FIXED RATE	0.3000%	2002	2032	12.94	12.94	12.94	12.94
	FIXED RATE	1.0000%	2000	2030	7.01	7.01	7.01	7.01
	FIXED RATE	2.0000%	1994	2019	15.00	15.00	7.13	7.13
	FIXED RATE	4.0000%	1998	2018	10.00	10.00	5.62	5.62
	FIXED RATE	2.0000%	1986	2016	40.00	40.00	8.61	8.61
	FIXED RATE	2.0000%	1988	2018	30.00	30.00	9.23	9.23
	FIXED RATE	2.0000%	1990	2020	21.00	21.00	8.88	8.88
	FIXED RATE	3.0000%	1991	2021	10.00	10.00	7.50	7.50
	FIXED RATE	3.0000%	1992	2022	20.00	20.00	10.00	10.00
	FIXED RATE	3.0000%	1993	2023	20.00	20.00	11.67	11.67
	FIXED RATE	2.0000%	1999	2019	16.06	16.06	18.75	18.75
	FIXED RATE	2.0000%	2000	2021	23.36	23.36	27.50	27.50
	FIXED RATE	1.5000%	1996	2026	25.75	25.75	20.73	20.73
	FIXED RATE	1.7500%	2000	2016	10.00	10.00	3.90	3.90
	FIXED RATE	2.0000%	2001	2021	7.00	7.00	4.37	4.37
	FIXED RATE	3.2500%	1997	2014	10.00	10.00	0.33	0.33
	FIXED RATE	2.0000%	1980	2021	5.70	5.70	2.37	2.37
	FIXED RATE	2.0000%	1982	2023	9.90	9.90	2.95	2.95
	FIXED RATE	2.0000%	1984	2021	3.20	3.20	0.02	0.02
	FIXED RATE	2.0000%	1975	2017	15.00	15.00	4.73	4.73
	FIXED RATE	2.0000%	1975	2017	3.50	3.50	1.02	1.02
	FIXED RATE	2.0000%	1975	2017	5.00	5.00	1.53	1.53
	FIXED RATE	2.0000%	1974	2016	2.00	2.00	0.41	0.41

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	2.0000%	1976	2017	10.00	10.00	2.81	2.81
	FIXED RATE	2.0000%	1977	2018	3.00	3.00	1.04	1.04
	FIXED RATE	2.0000%	1978	2019	5.00	5.00	1.83	1.83
	FIXED RATE	2.0000%	1978	2018	2.25	2.25	0.55	0.55
	FIXED RATE	2.0000%	1978	2018	0.78	0.78	0.27	0.27
	FIXED RATE	2.0000%	1979	2020	10.66	10.66	4.58	4.58
	FIXED RATE	2.0000%	1980	2021	6.38	6.38	2.86	2.86
	FIXED RATE	2.0000%	1979	2021	4.40	4.40	1.93	1.93
	FIXED RATE	2.0000%	1978	2021	5.00	5.00	1.86	1.86
	FIXED RATE	2.0000%	1979	2020	5.00	5.00	1.57	1.57
	FIXED RATE	2.0000%	1979	2022	2.62	2.62	0.40	0.40
	FIXED RATE	2.0000%	1978	2024	0.88	0.88	0.24	0.24
	FIXED RATE	2.0000%	1980	2021	1.50	1.50	0.19	0.19
	FIXED RATE	2.0000%	1981	2021	10.12	10.12	4.69	4.69
	FIXED RATE	2.0000%	1981	2022	1.00	1.00	0.46	0.46
	FIXED RATE	2.0000%	1980	2021	2.30	2.30	0.98	0.98
	FIXED RATE	2.0000%	1981	2022	7.10	7.10	1.48	1.48
	FIXED RATE	2.0000%	1981	2021	1.60	1.60	0.41	0.41
	FIXED RATE	2.0000%	1982	2023	4.50	4.50	0.44	0.44
	FIXED RATE	2.0000%	1982	2023	8.30	8.30	0.11	0.11
	FIXED RATE	2.0000%	1984	2023	7.00	7.00	0.02	0.02
	FIXED RATE	2.0000%	1983	2024	13.50	13.50	0.11	0.11
	FIXED RATE	2.0000%	1979	2021	2.50	2.50	0.47	0.47
	FIXED RATE	2.0000%	1980	2023	7.50	7.50	2.08	2.08
	FIXED RATE	2.0000%	1980	2023	9.20	9.20	0.29	0.29
	FIXED RATE	2.0000%	1982	2023	2.90	2.90	0.16	0.16
	FIXED RATE	2.0000%	1983	2025	7.80	7.80	0.59	0.59
	FIXED RATE	2.0000%	1983	2024	1.00	1.00	0.04	0.04
	FIXED RATE	2.0000%	1984	2024	2.30	2.30	0.21	0.21
	FIXED RATE	2.0000%	1979	2022	1.60	1.60	0.38	0.38
	FIXED RATE	2.0000%	1980	2023	3.30	3.30	1.20	1.20
	FIXED RATE	1.0000%	2001	2031	23.89	23.89	33.61	33.61
	FIXED RATE	1.0000%	2002	2032	14.57	14.57	17.68	17.68
	FIXED RATE	1.0000%	2003	2033	37.88	37.88	36.92	36.92
	FIXED RATE	1.0000%	2004	2034	6.61	6.61	19.23	19.23
	FIXED RATE	2.5000%	1997	2014	9.48	9.48	3.89	3.89
	FIXED RATE	3.0000%	1980	2022	2.70	2.70	1.10	1.10
	FIXED RATE	2.0000%	1985	2015	40.00	40.00	9.23	9.23
	FIXED RATE	1.0000%	2006	2037	20.00	20.00	19.42	19.42
	FIXED RATE	1.0000%	2007	2037	9.51	9.51	19.90	19.90
	FIXED RATE	3.0000%	2001	2013	34.98	34.98	15.77	15.77
	FIXED RATE	3.0000%	2002	2015	23.55	23.55	14.06	14.06
	FIXED RATE	3.0000%	2005	2016	41.25	41.25	16.67	16.67
	FIXED RATE	3.4000%	1996	2012	22.95	22.95	5.74	5.74
	FIXED RATE	3.4000%	1997	2014	28.02	28.02	11.12	11.12
	FIXED RATE	3.4000%	1998	2014	38.51	38.51	15.40	15.40
	FIXED RATE	4.5500%	2002	2008	15.56	15.56	4.46	4.46
	FIXED RATE	4.5500%	2002	2008	12.94	12.94	1.85	1.85
	FIXED RATE	4.9800%	2006	2014	13.50	13.50	9.64	9.64
	FIXED RATE	5.2000%	1998	2010	24.10	24.10	1.34	1.34
	FIXED RATE	5.2000%	1999	2012	99.45	99.45	25.34	25.34

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	10.5000%	1983	2013	67.40	67.40	12.10	12.10
	FIXED RATE	2.0000%	1988	2014	10.00	10.00	1.37	1.37
	FIXED RATE	2.0000%	1989	2014	2.63	2.63	0.75	0.75
	FIXED RATE	3.0000%	2009	2029	89.00	89.00	9.38	9.38
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1995	2020	30.00	30.00	2.17	2.17
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1996	2021	9.50	9.50	2.26	2.26
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1995	2022	15.00	15.00	4.34	4.34
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1997	2021	18.50	18.50	1.06	1.06
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1997	2021	167.00	167.00	64.77	64.77
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1998	2022	93.00	93.00	1.63	1.63
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1998	2022	20.22	20.22	2.59	2.59
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1998	2022	15.70	15.70	7.75	7.75
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1998	2013	300.00	300.00	38.55	38.55
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1998	2013	200.00	200.00	41.98	41.98
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1998	2022	71.00	71.00	18.26	18.26
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1999	2025	53.00	53.00	26.75	26.75
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1999	2023	24.30	24.30	1.09	1.09
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1999	2023	93.16	93.16	48.58	48.58
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1999	2023	60.00	60.00	36.44	36.44
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2000	2024	75.00	75.00	1.53	1.53
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2000	2015	100.00	100.00	31.61	31.61
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2000	2015	75.00	75.00	56.33	56.33
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2000	2025	25.00	25.00	15.77	15.77
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2001	2025	75.00	75.00	44.22	44.22
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2003	2018	150.00	150.00	117.81	117.81
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2005	2019	200.00	200.00	175.16	175.16
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2005	2020	13.00	13.00	7.71	7.71

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2005	2024	150.00	150.00	150.00	150.00
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2006	2021	200.00	200.00	195.50	195.50
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2006	2021	450.00	450.00	439.88	439.88
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2007	2022	250.00	250.00	244.38	244.38
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2007	2025	33.80	33.80	2.54	2.54
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2007	2025	33.80	33.80	250.00	250.00
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2008	2027	70.00	70.00	2.86	2.86
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2008	2023	300.00	300.00	300.00	300.00
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2009	2014	500.00	500.00	500.00	500.00
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2001	2016	75.00	75.00	48.17	48.17
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2009	2033	31.10	31.10	4.44	4.44
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2009	2024	250.00	250.00	250.00	250.00
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2009	2024	225.00	225.00	225.00	225.00
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1994	2024	5.75	5.75	3.50	3.50
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1994	2024	9.25	9.25	7.00	7.00
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1992	2022	20.00	20.00	11.50	11.50
	LIBOR 6 MONTHS DEPOSIT	0.0000%	1995	2015	26.50	26.50	10.53	10.53
	LIBOR 6 MONTHS DEPOSIT	7.7300%	1992	2012	33.25	33.25	5.75	5.75
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2000	2020	100.00	100.00	76.32	76.32
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2000	2020	150.00	150.00	105.05	105.05
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2000	2020	4.79	4.79	2.92	2.92
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2001	2021	60.00	60.00	46.89	46.89
	LIBOR 6 MONTHS DEPOSIT	0.5000%	1996	2017	113.40	113.40	42.62	42.62
	LIBOR 6 MONTHS DEPOSIT	0.5000%	1996	2018	50.00	50.00	26.93	26.93
	LIBOR 6 MONTHS DEPOSIT	0.5000%	1997	2019	58.00	58.00	20.69	20.69

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	LIBOR 6 MONTHS DEPOSIT	0.5000%	1997	2018	50.00	50.00	22.32	22.32
	LIBOR 6 MONTHS DEPOSIT	0.5000%	1998	2018	10.00	10.00	6.34	6.34
	LIBOR 6 MONTHS DEPOSIT	0.5000%	1998	2018	19.00	19.00	10.93	10.93
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2002	2019	100.00	100.00	100.00	100.00
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2002	2022	100.00	100.00	90.36	90.36
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2004	2024	60.00	60.00	24.92	24.92
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2003	2022	21.90	21.90	12.32	12.32
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2003	2022	33.60	33.60	31.65	31.65
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2003	2022	50.00	50.00	50.00	50.00
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2004	2023	5.00	5.00	3.58	3.58
	LIBOR 6 MONTHS DEPOSIT	0.7500%	1998	2018	300.00	300.00	64.07	64.07
	LIBOR 6 MONTHS DEPOSIT	0.7500%	1999	2019	27.50	27.50	14.47	14.47
	LIBOR 6 MONTHS DEPOSIT	0.7500%	1999	2019	100.00	100.00	40.46	40.46
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2005	2024	16.00	16.00	11.97	11.97
	LIBOR 6 MONTHS DEPOSIT	0.5000%	2009	2034	70.36	70.36	7.06	7.06
	LIBOR 6 MONTHS DEPOSIT	0.0000%	2010	2035	250.00	250.00	250.00	250.00
	LIBOR plus FIXED SPREAD	0.5000%	1992	2012	59.21	59.21	9.73	9.73
	LIBOR plus FIXED SPREAD	0.5000%	1993	2013	22.94	22.94	5.45	5.45
	LIBOR 6 MONTHS DEPOSIT	0.5000%	1991	2011	18.56	18.56	0.60	0.60
	LIBOR plus FIXED SPREAD	0.5000%	2007	2026	11.00	11.00	1.63	1.63
	LIBOR plus FIXED SPREAD	0.5000%	2007	2026	83.75	83.75	11.76	11.76
	LIBOR plus FIXED SPREAD	0.5000%	2007	2027	50.00	50.00	14.17	14.17
	LIBOR plus FIXED SPREAD	0.5000%	2007	2026	250.00	250.00	250.00	250.00
	LIBOR plus FIXED SPREAD	0.5000%	2008	2033	200.00	200.00	200.00	200.00
	LIBOR plus FIXED SPREAD	0.5000%	2008	2032	232.00	232.00	5.60	5.60

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	LIBOR plus FIXED SPREAD	0.5000%	2009	2033	10.00	10.00	7.05	7.05
	LIBOR plus FIXED SPREAD	0.5000%	2010	2034	405.00	405.00	61.99	61.99
	LIBOR plus FIXED SPREAD	0.2000%	2007	2022	62.00	62.00	30.76	30.76

B. RELENT TO GOCC’s						4,187.39		1,524.93

EURO					1,310.74	1,786.80	41.91	57.13

	FIXED RATE	5.0200%	2004	2024	1.97	2.69	5.00	6.82
	FIXED RATE	2.0000%	1989	2019	18.00	24.54	4.27	5.81
	FIXED RATE	2.0000%	1982	2012	10.00	13.63	0.48	0.66
	FIXED RATE	2.0000%	1989	2019	14.00	19.08	3.41	4.65
	FIXED RATE	2.0000%	1989	2019	62.80	85.61	15.24	20.77
	FIXED RATE	2.0000%	1981	2015	16.00	21.81	0.39	0.53
	INTEREST FREE	0.0000%	2004	2033	6.30	8.59	6.13	8.36
	INTEREST FREE	0.0000%	1992	2022	150.00	204.48	2.42	3.29
	INTEREST FREE	0.0000%	1983	2013	75.00	102.24	0.37	0.51
	INTEREST FREE	0.0000%	1982	2012	75.00	102.24	0.28	0.38
	INTEREST FREE	0.0000%	1981	2011	300.00	408.96	0.74	1.01
	INTEREST FREE	0.0000%	1980	2010	450.00	613.44	0.56	0.76
	INTEREST FREE	0.0000%	1996	2025	131.67	179.49	2.61	3.56

JAPANESE YEN					195,612.40	1,846.02	102,683.38	1,227.37

	ADB FLOATING RATE	0.0000%	1991	2014	6.00	0.07	102.72	1.23
	FIXED RATE	2.0000%	1995	2025	545.40	6.52	406.02	4.85
	FIXED RATE	3.0000%	1981	2011	10,800.00	101.84	415.43	4.97
	FIXED RATE	3.0000%	1981	2011	7,560.00	71.29	368.52	4.40
	FIXED RATE	3.0000%	1981	2011	140.00	1.32	6.66	0.08
	FIXED RATE	3.0000%	1982	2012	670.00	6.32	45.65	0.55
	FIXED RATE	3.0000%	1982	2012	490.00	4.62	14.55	0.17
	FIXED RATE	3.0000%	1983	2013	4,500.00	42.44	657.99	7.86
	FIXED RATE	3.0000%	1983	2013	240.00	2.26	24.84	0.30
	FIXED RATE	3.5000%	1984	2014	2,905.00	27.39	565.94	6.76
	FIXED RATE	3.5000%	1986	2016	175.00	1.65	41.78	0.50
	FIXED RATE	3.0000%	1988	2018	1,272.00	11.99	345.83	4.13
	FIXED RATE	3.0000%	1988	2018	6,015.00	56.72	2,171.21	25.95
	FIXED RATE	3.0000%	1988	2018	2,478.00	23.37	22.46	0.27
	FIXED RATE	3.0000%	1988	2018	192.00	1.81	61.86	0.74
	FIXED RATE	2.7000%	1989	2019	5,054.00	47.66	2,211.21	26.43
	FIXED RATE	2.7000%	1991	2021	2,005.00	18.91	995.17	11.90
	FIXED RATE	2.7000%	1991	2021	5,788.00	54.58	2,949.61	35.26
	FIXED RATE	2.7000%	1992	2022	1,094.00	10.32	461.62	5.52
	FIXED RATE	2.7000%	1991	2021	4,028.00	37.98	1,794.89	21.45
	FIXED RATE	3.0000%	1993	2023	18,120.00	170.87	11,423.59	136.55
	FIXED RATE	3.0000%	1993	2023	1,259.00	11.87	758.32	9.06
	FIXED RATE	3.0000%	1994	2024	11,433.00	107.81	6,651.54	79.51
	FIXED RATE	3.0000%	1994	2024	10,756.00	101.43	226.40	2.71

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED RATE	3.0000%	1994	2024	9,795.00	92.37	6,595.70	78.84
	FIXED RATE	3.0000%	1994	2024	6,212.00	58.58	1,646.30	19.68
	FIXED RATE	2.7000%	1997	2027	25,865.00	243.91	20,693.34	247.35
	FIXED RATE	2.7000%	1997	2027	479.00	4.52	319.70	3.82
	FIXED RATE	0.7500%	1998	2038	23,668.00	223.19	12,371.63	147.88
	FIXED RATE	1.0000%	2000	2040	20,675.00	194.97	18,401.22	219.95
	FIXED RATE	0.7500%	2000	2040	1,587.00	14.97	1,802.28	21.54
	FIXED RATE	1.0000%	2000	2040	7,445.00	70.21	7,312.86	87.41
	FIXED RATE	0.7500%	2000	2040	821.00	7.74	816.54	9.76
SPECIAL DRAWING RIGHT					34.95	54.25	28.91	44.87

	INTEREST FREE	0.7500%	1996	2036	10.15	15.76	8.37	12.99
	INTEREST FREE	1.0000%	1991	2025	11.18	17.35	8.18	12.70
	INTEREST FREE	1.0000%	1997	2031	13.62	21.14	12.36	19.18
UNITED STATES DOLLAR					500.32	500.32	195.56	195.56

	LIBOR 6 MONTHS DEPOSIT	0.5000%	1997	2017	2.30	2.30	1.12	1.12
	SERVICE CHARGE	1.0000%	1972	2022	10.02	10.02	3.46	3.46
	SERVICE CHARGE	1.0000%	1979	2029	22.00	22.00	10.67	10.67
	FIXED RATE	2.0000%	1975	2016	20.00	20.00	5.03	5.03
	FIXED RATE	2.0000%	1976	2017	20.00	20.00	4.71	4.71
	FIXED RATE	2.0000%	1976	2017	20.00	20.00	6.28	6.28
	FIXED RATE	3.0000%	1994	2011	6.00	6.00	0.18	0.18
	FIXED RATE	3.0000%	2005	2040	400.00	400.00	164.10	164.10
	II. NG ASSUMED DEBT (REAL)					70.70		0.68

	EURO				50.00	68.16	0.22	0.30

	FREE	0.0000%	1986	2012	25.00	34.08	0.09	0.13
	FREE	0.0000%	1986	2013	25.00	34.08	0.12	0.17
	UNITED STATES DOLLARS				2.54	2.54	0.38	0.38

	FIXED RATE	3.0000%	1992	2012	0.23	0.23	0.03	0.03
	FIXED RATE	3.0000%	1992	2012	0.40	0.40	0.06	0.06
	FIXED RATE	3.0000%	1992	2012	0.25	0.25	0.04	0.04
	FIXED RATE	3.5000%	1992	2012	1.06	1.06	0.16	0.16
	FIXED RATE	3.5000%	1992	2012	0.60	0.60	0.09	0.09
	III. NG SECURITIZED LOANS					27,987.42		25,948.36

	JAPANESE YEN BONDS				150,000.00	1,792.95	150,000.00	1,792.95

	FIXED	1.8850%	2001	2011	50,000.00	597.65	50,000.00	597.65
	FIXED	2.32%	2010	2,020.00	100,000.00	1,195.30	100,000.00	1,195.30

GLOBAL BONDS						26,194.47		24,155.41

	UNITED STATES DOLLARS				24,339.71	24,339.71	22,469.05	22,469.05

	FIXED	8.7500%	1996	2016	690.00	690.00	629.70	629.70
	FIXED	9.8750%	1999	2019	500.00	500.00	362.47	362.47
	FIXED	9.8750%	1999	2019	200.00	200.00	200.00	200.00
	FIXED	9.5000%	1999	2024	1,006.29	1,006.29	480.41	480.41
	FIXED	9.8750%	1999	2019	400.00	400.00	400.00	400.00
	FIXED	10.6250%	2000	2025	1,000.00	1,000.00	854.74	854.74
	FIXED	9.3750%	2002	2017	750.00	750.00	572.38	572.38

EXTERNAL DEBT OF THE REPUBLIC OF THE PHILIPPINES—(Continued)

As of September 30, 2010

(In millions)

		Interest Rate/ Spread/ Service Charge (Per Annum)	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
Currency	Interest Rate Basis				(In Original Currency)	(In US Dollars)(2)	(In Original Currency)	(In US Dollars)(2)
	FIXED	9.0000%	2002	2013	500.00	500.00	448.38	448.38
	FIXED	9.0000%	2003	2013	500.00	500.00	500.00	500.00
	FIXED	8.2500%	2003	2014	750.00	750.00	651.62	651.62
	FIXED	8.2500%	2003	2014	750.00	750.00	750.00	750.00
	FIXED	10.6250%	2003	2025	300.00	300.00	300.00	300.00
	FIXED	8.3750%	2004	2011	1,284.22	1,284.22	1,284.22	1,284.22
	FIXED	8.8750%	2004	2015	500.00	500.00	426.41	426.41
	FIXED	8.3750%	2004	2011	200.00	200.00	200.00	200.00
	FIXED	8.2500%	2004	2014	200.00	200.00	200.00	200.00
	FIXED	9.3750%	2004	2017	250.00	250.00	250.00	250.00
	FIXED	8.8750%	2004	2015	300.00	300.00	300.00	300.00
	FIXED	10.6250%	2004	2025	700.00	700.00	700.00	700.00
	FIXED	9.5000%	2005	2030	1,500.00	1,500.00	1,500.00	1,500.00
	FIXED	8.8750%	2005	2015	250.00	250.00	250.00	250.00
	FIXED	9.5000%	2005	2030	500.00	500.00	500.00	500.00
	FIXED	8.0000%	2005	2016	1,000.00	1,000.00	1,000.00	1,000.00
	FIXED	7.7500%	2006	2031	1,500.00	1,500.00	1,500.00	1,500.00
	FIXED	7.7500%	2006	2031	450.00	450.00	450.00	450.00
	FIXED	8.0000%	2006	2016	300.00	300.00	300.00	300.00
	FIXED	7.7500%	2006	2031	435.00	435.00	434.51	434.51
	FIXED	7.5000%	2006	2024	774.20	774.20	774.20	774.20
	FIXED	6.3750%	2007	2032	1,000.00	1,000.00	1,000.00	1,000.00
	FIXED	6.3750%	2008	2032	500.00	500.00	500.00	500.00
	FIXED	8.3750%	2009	2019	1,500.00	1,500.00	1,500.00	1,500.00
	FIXED	6.5000%	2009	2020	750.00	750.00	750.00	750.00
	FIXED	6.3750%	2009	2034	1,000.00	1,000.00	1,000.00	1,000.00
	FIXED	6.5000%	2010	2020	650.00	650.00	650.00	650.00
	FIXED	6.3750%	2010	2034	850.00	850.00	850.00	850.00

EUR					500.00	850.00	500.00	681.60

	FIXED	6.2500%	2006	2016	500.00	850.00	500.00	681.60

PHP					44,109.00	1,004.76	44,109.00	1,004.76

	FIXED	4.9500%	2010	2034	44,109.00	1,004.76	44,109.00	1,004.76

(1)	Excludes External Debt Guaranteed by the Republic.
(2)	Amounts in original currencies were translated to US Dollars using BSP reference rate on September 30, 2010 of (Peso)43.896 = $1.00.

DOMESTIC GOVERNMENT SECURITIES(1)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
TOTAL (I + II)					2,801,703.82

I. ACTUAL OBLIGATIONS					2,689,387.03

A. TREASURY BILLS					578,277.30

ADAPS	Various		2010-2011		113,030.00
OTC-GOCC	Various		2010-2011		275,022.90
OTC-TEI	Various		2010-2011		15,656.10
CB-BOL	Floating Rate		2010-2011		174,568.30

B. BONDS				50,097.05	57,529.48

28.5 Yr FXTB				97.05	97.05

Fixed Rate	12.8400%	1996	2025	97.05	97.05

Treasury Bonds (CB-BoL)				50,000.00	50,000.00

182-Day T-Bill Rate		1993	2018	50,000.00	50,000.00

Agrarian Reform Bonds					7,432.43

91-Day T-Bill Rate

C. FIXED RATE T/BONDS				994,836.55	916,626.12

3 Yr FXTB				122,197.90	110,174.30

ADAPS				32,500.00	20,476.40

Fixed Rate	5.3750%	2008	2011	7,500.00	3,048.90
Fixed Rate	5.8750%	2009	2012	8,000.00	427.50
Fixed Rate	5.2500%	2010	2013	17,000.00	17,000.00

GOCCs				74,600.90	74,600.90

Fixed Rate	5.3750%	2008	2011	863.70	863.70
Fixed Rate	5.8750%	2009	2012	1,469.90	1,469.90
Fixed Rate	5.2500%	2010	2013	72,267.30	72,267.30

TEIs				15,097.00	15,097.00

Fixed Rate	5.3750%	2008	2011	952.50	952.50
Fixed Rate	5.8750%	2009	2012	167.50	167.50
Fixed Rate	5.2500%	2010	2013	13,977.00	13,977.00

4 Yr FXTB				7,749.00	4,059.05

ADAPS				7,000.00	3,331.55

Fixed Rate	5.8750%	2007	2011	7,000.00	3,331.55

GOCCs				311.40	311.40

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
Fixed Rate	5.8750%	2007	2011	311.40	311.40
TEIs				437.60	416.10

Fixed Rate	5.8750%	2007	2011	437.60	416.10

5 Yr FXTB				51,250.80	39,343.94

ADAPS				26,243.00	14,336.14

Fixed Rate	9.3750%	2005	2010	4,000.00	1,670.18
Fixed Rate	10.6250%	2006	2011	3,500.00	1,431.98
Fixed Rate	7.2500%	2006	2011	8,000.00	1,720.72
Fixed Rate	6.6250%	2008	2013	2,243.00	1,013.26
Fixed Rate	6.3750%	2010	2015	8,500.00	8,500.00

GOCCs				16,236.00	16,236.00

Fixed Rate	9.3750%	2005	2010	1,559.30	1,559.30
Fixed Rate	7.2500%	2006	2011	500.00	500.00
Fixed Rate	6.6250%	2008	2013	5,054.00	5,054.00
Fixed Rate	6.3750%	2010	2015	9,122.70	9,122.70

TEIs				8,771.80	8,771.80

Fixed Rate	8.4375%	2005	2010	22.50	22.50
Fixed Rate	7.2500%	2006	2011	1,829.20	1,829.20
Fixed Rate	6.6250%	2008	2013	4,467.80	4,467.80
Fixed Rate	6.3750%	2010	2015	2,452.30	2,452.30

7 Yr FXTB				230,296.65	199,416.61

ADAPS				147,277.00	116,396.96

Fixed Rate	11.0000%	2004	2011	6,147.00	4,140.21
Fixed Rate	12.0000%	2004	2011	17,449.00	7,900.13
Fixed Rate	11.5000%	2005	2012	13,000.00	8,799.53
Fixed Rate	11.3750%	2005	2012	8,000.00	5,238.32
Fixed Rate	10.5000%	2005	2012	4,000.00	2,740.11
Fixed Rate	9.0000%	2006	2013	4,000.00	1,986.84
Fixed Rate	9.6250%	2006	2013	3,500.00	2,538.91
Fixed Rate	7.1250%	2006	2013	8,000.00	3,995.33
Fixed Rate	6.5000%	2007	2014	12,700.00	10,535.90
Fixed Rate	8.3750%	2008	2015	21,000.00	19,040.69
Fixed Rate	7.1250%	2008	2013	2,900.00	2,900.00
Fixed Rate	6.5000%	2010	2014	12,871.00	12,871.00
Fixed Rate	7.0000%	2010	2017	33,710.00	33,710.00

GOCCs				48,950.40	48,950.30

Fixed Rate	11.0000%	2004	2011	1,372.70	1,372.70
Fixed Rate	12.0000%	2004	2011	5,357.70	5,357.60
Fixed Rate	11.5000%	2005	2012	1,409.30	1,409.30
Fixed Rate	11.3750%	2005	2012	3,786.40	3,786.40
Fixed Rate	10.5000%	2005	2012	11.60	11.60
Fixed Rate	7.1250%	2006	2013	6,617.50	6,617.50
Fixed Rate	6.5000%	2007	2014	3,353.10	3,353.10
Fixed Rate	8.3750%	2008	2015	13,708.70	13,708.70

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
Fixed Rate	7.1250%	2008	2013	340.40	340.40
Fixed Rate	7.0000%	2010	2017	12,993.00	12,993.00

TEIs				34,069.25	34,069.35

Fixed Rate	11.0000%	2004	2011	312.40	312.40
Fixed Rate	9.9000%	2004	2011	136.00	136.00
Fixed Rate	12.0000%	2004	2011	1,639.10	1,639.20
Fixed Rate	10.8000%	2004	2011	1,251.40	1,251.40
Fixed Rate	11.5000%	2005	2012	2,273.00	2,273.00
Fixed Rate	10.3500%	2005	2012	1,670.00	1,670.00
Fixed Rate	11.3750%	2005	2012	4,876.90	4,876.90
Fixed Rate	10.2375%	2005	2012	708.50	708.50
Fixed Rate	10.5000%	2005	2012	228.60	228.60
Fixed Rate	9.4500%	2005	2012	35.30	35.30
Fixed Rate	9.6250%	2006	2013	284.80	284.80
Fixed Rate	6.5000%	2007	2014	1,612.35	1,612.35
Fixed Rate	8.3750%	2008	2015	11,725.20	11,725.20
Fixed Rate	7.0000%	2010	2017	7,315.70	7,315.70

10 Yr FXTB				304,696.10	284,986.12

ADAPS				154,779.00	135,069.03

Fixed Rate	17.5000%	2000	2010	1,750.00	874.83
Fixed Rate	17.5000%	2001	2011	2,195.00	1,291.61
Fixed Rate	16.5000%	2001	2011	2,893.00	1,890.95
Fixed Rate	13.0000%	2002	2012	5,000.00	2,104.66
Fixed Rate	12.1250%	2002	2012	2,000.00	1,431.71
Fixed Rate	12.7500%	2003	2013	1,689.00	683.06
Fixed Rate	11.7500%	2003	2013	4,550.00	3,495.99
Fixed Rate	11.0000%	2003	2013	3,000.00	2,382.09
Fixed Rate	12.3750%	2004	2014	3,000.00	2,661.69
Fixed Rate	12.7500%	2004	2014	4,500.00	3,855.94
Fixed Rate	12.3750%	2005	2015	12,000.00	8,922.18
Fixed Rate	11.8750%	2005	2015	4,000.00	2,941.15
Fixed Rate	10.1250%	2005	2015	4,000.00	2,283.15
Fixed Rate	9.2500%	2006	2016	8,000.00	4,825.57
Fixed Rate	7.5000%	2006	2016	2,000.00	1,622.40
Fixed Rate	7.0000%	2006	2016	3,315.00	2,915.05
Fixed Rate	6.2500%	2006	2016	6,000.00	6,000.00
Fixed Rate	7.7500%	2007	2017	10,630.00	10,630.00
Fixed Rate	7.7500%	2008	2017	4,500.00	4,500.00
Fixed Rate	5.8750%	2008	2018	7,500.00	7,500.00
Fixed Rate	8.8750%	2008	2018	1,250.00	1,250.00
Fixed Rate	7.8750%	2009	2019	30,900.00	30,900.00
Fixed Rate	7.7500%	2010	2020	30,107.00	30,107.00

TAP				5,379.00	5,379.00

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
Fixed Rate	17.5000%	2000	2010	1,200.00	1,200.00
Fixed Rate	17.5000%	2001	2011	1,000.00	1,000.00
Fixed Rate	13.0000%	2002	2012	3,000.00	3,000.00
Fixed Rate	7.7500%	2010	2020	179.00	179.00

GOCCs				71,207.00	71,207.00

Fixed Rate	17.5000%	2000	2010	1.10	1.10
Fixed Rate	17.5000%	2001	2011	45.30	45.30
Fixed Rate	16.5000%	2001	2011	301.70	301.70
Fixed Rate	13.0000%	2002	2012	31.00	31.00
Fixed Rate	12.7500%	2003	2013	26.10	26.10
Fixed Rate	11.7500%	2003	2013	5.30	5.30
Fixed Rate	11.0000%	2003	2013	50.30	50.30
Fixed Rate	12.3750%	2004	2014	3,927.90	3,927.90
Fixed Rate	12.7500%	2004	2014	7,740.00	7,740.00
Fixed Rate	12.3750%	2005	2015	727.90	727.90
Fixed Rate	11.8750%	2005	2015	330.40	330.40
Fixed Rate	10.1250%	2005	2015	40.10	40.10
Fixed Rate	9.2500%	2006	2016	2,357.10	2,357.10
Fixed Rate	7.5000%	2006	2016	7,000.00	7,000.00
Fixed Rate	7.7500%	2007	2017	14,770.30	14,770.30
Fixed Rate	8.8750%	2008	2018	5,607.70	5,607.70
Fixed Rate	7.8750%	2009	2019	17,153.30	17,153.30
Fixed Rate	7.8750%	2010	2019	383.40	383.40
Fixed Rate	7.7500%	2010	2020	10,708.10	10,708.10

TEIs				73,331.10	73,331.10

Fixed Rate	17.5000%	2000	2010	200.00	200.00
Fixed Rate	17.5000%	2001	2011	744.70	744.70
Fixed Rate	15.7500%	2001	2011	4.50	4.50
Fixed Rate	16.5000%	2001	2011	700.00	700.00
Fixed Rate	14.8000%	2001	2011	300.40	300.40
Fixed Rate	11.7000%	2002	2012	199.10	199.10
Fixed Rate	12.7500%	2003	2013	500.00	500.00
Fixed Rate	11.4750%	2003	2013	564.40	564.40
Fixed Rate	10.5750%	2003	2013	177.60	177.60
Fixed Rate	9.9000%	2003	2013	10.30	10.30
Fixed Rate	11.1375%	2004	2014	447.30	447.30
Fixed Rate	12.7500%	2004	2014	200.00	200.00
Fixed Rate	11.4750%	2004	2014	1,739.90	1,739.90
Fixed Rate	12.3750%	2005	2015	3,526.30	3,526.30
Fixed Rate	11.1375%	2005	2015	3,409.50	3,409.50
Fixed Rate	11.8750%	2005	2015	8,246.40	8,246.40
Fixed Rate	10.8750%	2005	2015	587.90	587.90
Fixed Rate	9.1125%	2005	2015	38.00	38.00
Fixed Rate	9.2500%	2006	2016	987.20	987.20
Fixed Rate	8.3250%	2006	2016	110.00	110.00
Fixed Rate	7.5000%	2006	2016	126.80	126.80
Fixed Rate	7.7500%	2007	2017	1,039.60	1,039.60

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
Fixed Rate	7.7500%	2008	2017	3,055.50	3,055.50
Fixed Rate	8.8750%	2008	2018	7,327.50	7,327.50
Fixed Rate	7.8750%	2009	2019	24,722.70	24,722.70
Fixed Rate	7.8750%	2010	2019	8,595.00	8,595.00
Fixed Rate	7.7500%	2010	2020	5,770.50	5,770.50

20 Yr FXTB				154,940.61	154,940.61

ADAPS				93,745.00	93,745.00

Fixed Rate	14.3750%	1997	2017	2,000.00	2,000.00
Fixed Rate	15.0000%	2002	2022	4,000.00	4,000.00
Fixed Rate	12.7500%	2002	2022	1,000.00	1,000.00
Fixed Rate	13.0000%	2003	2023	4,500.00	4,500.00
Fixed Rate	11.8750%	2003	2023	6,972.00	6,972.00
Fixed Rate	11.3750%	2003	2023	3,000.00	3,000.00
Fixed Rate	12.3750%	2004	2024	3,252.00	3,252.00
Fixed Rate	12.8750%	2004	2024	2,948.00	2,948.00
Fixed Rate	13.7500%	2004	2024	3,330.00	3,330.00
Fixed Rate	12.1250%	2005	2025	8,500.00	8,500.00
Fixed Rate	10.2500%	2006	2026	13,578.00	13,578.00
Fixed Rate	8.0000%	2006	2026	4,322.00	4,322.00
Fixed Rate	8.6250%	2007	2027	5,925.00	5,925.00
Fixed Rate	9.5000%	2008	2028	4,918.00	4,918.00
Fixed Rate	9.5000%	2009	2028	8,500.00	8,500.00
Fixed Rate	8.7500%	2010	2030	17,000.00	17,000.00

TAP				28,769.90	28,769.90

Fixed Rate	14.3750%	1997	2017	3,804.90	3,804.90
Fixed Rate	13.0000%	2003	2023	1,900.00	1,900.00
Fixed Rate	11.3750%	2003	2023	670.00	670.00
Fixed Rate	8.6250%	2007	2027	1,895.00	1,895.00
Fixed Rate	8.6250%	2008	2027	3,500.00	3,500.00
Fixed Rate	8.7500%	2010	2030	17,000.00	17,000.00

GOCCs				20,973.81	20,973.81

Fixed Rate	14.3750%	1997	2017	4,020.10	4,020.10
Fixed Rate	12.8400%	1998	2018	10.45	10.45
Fixed Rate	12.8400%	1999	2019	6.52	6.52
Fixed Rate	12.8400%	2000	2020	2.20	2.20
Fixed Rate	12.8400%	2001	2021	2.42	2.42
Fixed Rate	12.8400%	2002	2022	2.67	2.67
Fixed Rate	15.0000%	2002	2022	3,116.10	3,116.10
Fixed Rate	12.8400%	2003	2023	2.95	2.95
Fixed Rate	13.0000%	2003	2023	5.40	5.40
Fixed Rate	11.8750%	2003	2023	14.50	14.50
Fixed Rate	11.3750%	2003	2023	1.80	1.80
Fixed Rate	12.3750%	2004	2024	0.80	0.80
Fixed Rate	12.8750%	2004	2024	276.80	276.80

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
Fixed Rate	13.7500%	2004	2024	863.80	863.80
Fixed Rate	12.1250%	2005	2025	276.90	276.90
Fixed Rate	10.2500%	2006	2026	2.70	2.70
Fixed Rate	8.6250%	2007	2027	162.50	162.50
Fixed Rate	9.5000%	2008	2028	3,982.20	3,982.20
Fixed Rate	9.5000%	2010	2028	180.50	180.50
Fixed Rate	8.7500%	2010	2030	8,042.50	8,042.50

TEI				11,451.90	11,451.90

Fixed Rate	13.5000%	2002	2022	35.00	35.00
Fixed Rate	13.0000%	2003	2023	900.00	900.00
Fixed Rate	11.7000%	2003	2023	287.00	287.00
Fixed Rate	11.1375%	2004	2024	258.30	258.30
Fixed Rate	11.5875%	2004	2024	60.00	60.00
Fixed Rate	12.3750%	2004	2024	15.90	15.90
Fixed Rate	10.9125%	2005	2025	119.00	119.00
Fixed Rate	12.1250%	2005	2025	453.10	453.10
Fixed Rate	10.2500%	2006	2026	1,163.90	1,163.90
Fixed Rate	8.6250%	2007	2027	997.80	997.80
Fixed Rate	8.6250%	2008	2027	18.00	18.00
Fixed Rate	9.5000%	2008	2028	1,360.60	1,360.60
Fixed Rate	8.7500%	2010	2030	5,783.30	5,783.30

25 Yr FXTB				123,705.50	123,705.50

ADAPS				48,890.00	48,890.00

Fixed Rate	18.2500%	2000	2025	5,286.00	5,286.00
Fixed Rate	12.5000%	2005	2030	4,000.00	4,000.00
Fixed Rate	11.2500%	2006	2031	3,104.00	3,104.00
Fixed Rate	9.3750%	2006	2031	8,000.00	8,000.00
Fixed Rate	8.5000%	2007	2032	7,000.00	7,000.00
Fixed Rate	9.2500%	2009	2034	13,000.00	13,000.00
Fixed Rate	8.0000%	2010	2035	8,500.00	8,500.00

TAP				10,351.00	10,351.00

Fixed Rate	18.2500%	2000	2025	2,320.00	2,320.00
Fixed Rate	12.5000%	2005	2030	3,000.00	3,000.00
Fixed Rate	8.5000%	2007	2032	4,064.00	4,064.00
Fixed Rate	8.5000%	2008	2032	967.00	967.00

GOCCs				48,442.50	48,441.80

Fixed Rate	18.2500%	2000	2025	96.10	96.10
Fixed Rate	12.5000%	2005	2030	57.50	57.50
Fixed Rate	11.2500%	2006	2031	70.60	69.90
Fixed Rate	8.5000%	2007	2032	10,359.20	10,359.20
Fixed Rate	9.2500%	2009	2034	7,857.20	7,857.20

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
Fixed Rate	8.0000%	2010	2035	30,001.90	30,001.90

TEIs				16,022.00	16,022.70

Fixed Rate	18.2500%	2000	2025	500.00	500.00
Fixed Rate	11.2500%	2005	2030	100.20	100.20
Fixed Rate	11.2500%	2006	2031	2,854.70	2,855.40
Fixed Rate	10.1250%	2006	2031	255.00	255.00
Fixed Rate	8.5000%	2007	2032	715.00	715.00
Fixed Rate	8.5000%	2008	2032	62.00	62.00
Fixed Rate	9.2500%	2009	2034	9,984.90	9,984.90
Fixed Rate	8.0000%	2010	2035	1,550.20	1,550.20

D. Retail Treasury Bonds				326,906.23	313,395.88

3 Yr				63,848.60	59,984.79

Fixed Rate	8.5000%	2008	2011	29,002.70	25,138.89
Fixed Rate	5.2500%	2009	2012	34,845.90	34,845.90

5 Yr				167,914.74	158,268.22

Fixed Rate	5.8750%	2006	2011	8,329.59	4,620.51
Fixed Rate	7.1250%	2007	2012	36,672.07	34,340.04
Fixed Rate	9.0000%	2008	2013	40,997.30	37,391.89
Fixed Rate	6.2500%	2009	2014	50,185.79	50,185.79
Fixed Rate	5.8750%	2010	2015	30,014.00	30,014.00
Fixed Rate	5.8750%	2010	2015	416.00	416.00
Fixed Rate	5.8750%	2010	2015	1,300.00	1,300.00

7 Yr				63,380.88	63,380.88

Fixed Rate	7.0000%	2009	2016	29,372.88	29,372.88
Fixed Rate	6.6250%	2010	2017	29,351.00	29,351.00
Fixed Rate	6.6250%	2010	2017	357.00	357.00
Fixed Rate	6.6250%	2010	2017	4,300.00	4,300.00

10 Yr				31,762.00	31,762.00

Fixed Rate	7.2500%	2010	2020	25,635.00	25,635.00
Fixed Rate	7.2500%	2010	2020	1,897.00	1,897.00
Fixed Rate	7.2500%	2010	2020	4,230.00	4,230.00
E. 10 Yr Special Purpose T/Bonds for CARP				16,157.62	16,157.62

ADAPS				9,988.00	9,988.00

Fixed Rate	15.5000%	2001	2011	3,173.00	3,173.00
Fixed Rate	14.0000%	2002	2012	2,815.00	2,815.00
Fixed Rate	12.2500%	2004	2014	4,000.00	4,000.00

TAP				5,769.62	5,769.62

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
Fixed Rate	15.5000%	2001	2011	2,769.62	2,769.62
Fixed Rate	12.2500%	2004	2014	3,000.00	3,000.00

TEIs				400.00	400.00

Fixed Rate	15.5000%	2001	2011	400.00	400.00

F. ZERO COUPON BOND				60,325.50	60,325.50

7 Yr				25,325.50	25,325.50

		2003	2010	5,645.90	5,645.90
		2004	2011	11,548.00	11,548.00
		2005	2012	8,131.60	8,131.60

10 Yr Peace Bond				35,000.00	35,000.00

		2001	2011	35,000.00	35,000.00

G. BENCHMARK BONDS				771,752.10	725,026.78

5 Yr				378,407.84	347,523.18

ADAPs				226,054.04	195,169.38

Fixed Rate	8.500%	2006	2011	44,416.22	19,018.72
Fixed Rate	8.500%	2007	2011	7,000.00	7,000.00
Fixed Rate	8.500%	2008	2011	10,505.00	10,505.00
Fixed Rate	5.750%	2007	2012	46,901.89	41,414.74
Fixed Rate	5.750%	2007	2012	11,000.00	11,000.00
Fixed Rate	5.750%	2009	2012	8,500.00	8,500.00
Fixed Rate	6.250%	2009	2014	97,730.92	97,730.92

GOCCs				78,566.80	78,566.80

Fixed Rate	8.500%	2006	2011	1,977.00	1,977.00
Fixed Rate	8.500%	2007	2011	7,012.80	7,012.80
Fixed Rate	8.500%	2008	2011	18,338.80	18,338.80
Fixed Rate	5.750%	2007	2012	20,002.30	20,002.30
Fixed Rate	5.750%	2009	2012	4,041.10	4,041.10
Fixed Rate	6.250%	2009	2014	27,194.80	27,194.80

TEIs				73,787.00	73,787.00

Fixed Rate	8.500%	2006	2011	3,268.80	3,268.80
Fixed Rate	8.500%	2007	2011	6,922.40	6,922.40
Fixed Rate	8.500%	2008	2011	27,626.31	27,626.31
Fixed Rate	8.500%	2009	2011	104.89	104.89
Fixed Rate	5.750%	2007	2012	179.10	179.10
Fixed Rate	5.750%	2009	2012	8,900.50	8,900.50
Fixed Rate	6.250%	2009	2014	26,785.00	26,785.00

7 Yr				291,417.22	275,576.56

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
ADAPs				155,342.82	139,501.96

Fixed Rate	8.750%	2006	2013	38,004.60	25,068.33
Fixed Rate	8.750%	2007	2013	14,904.60	12,000.00
Fixed Rate	8.750%	2008	2013	8,450.00	8,450.00
Fixed Rate	8.750%	2009	2013	8,000.00	8,000.00
Fixed Rate	7.000%	2009	2016	85,983.63	85,983.63

GOCCs				59,335.70	59,335.90

Fixed Rate	8.750%	2007	2013	3.80	3.80
Fixed Rate	8.750%	2008	2013	17,835.00	17,835.00
Fixed Rate	7.000%	2009	2016	11,849.40	11,849.40
Fixed Rate	7.000%	2010	2016	29,647.50	29,647.70

TEIs				76,738.70	76,738.70

Fixed Rate	8.750%	2007	2013	1,834.10	1,834.10
Fixed Rate	8.750%	2008	2013	9,893.70	9,893.70
Fixed Rate	8.750%	2009	2013	67.00	67.00
Fixed Rate	7.000%	2009	2016	61,091.90	61,091.90
Fixed Rate	7.000%	2010	2016	3,852.00	3,852.00

10 Yr				101,927.05	101,927.05

ADAPs				83,631.65	83,631.65

Fixed Rate	9.125%	2006	2016	65,631.65	65,631.65
Fixed Rate	9.125%	2007	2016	18,000.00	18,000.00

GOCCs				2,928.50	2,928.50

Fixed Rate	9.125%	2006	2016	37.40	37.40
Fixed Rate	9.125%	2007	2016	392.10	392.10
Fixed Rate	9.125%	2008	2016	2,492.70	2,492.70
Fixed Rate	9.125%	2009	2016	6.30	6.30

TEIs				15,366.90	15,366.90

Fixed Rate	9.125%	2006	2016	47.50	47.50
Fixed Rate	9.125%	2007	2016	180.20	180.20
Fixed Rate	9.125%	2008	2016	14,940.80	14,940.80
Fixed Rate	9.125%	2009	2016	198.40	198.40

H. MULTICURRENCY RTBs (2)					22,048.33

a. US Dollar RTBs				18,300.00	17,560.00

3 Yr				12,152.89	11,661.46

Fixed Rate	2.875%	2010	2013	12,152.89	11,661.46

5 Yr				6,147.11	5,898.54

Fixed Rate	4.125%	2010	2015	6,147.11	5,898.54

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010

b. EURO RTBs				4,486.02	4,488.34

3 Yr				4,165.69	4,167.84

Fixed Rate	3.250%	2010	2013	4,165.69	4,167.84

5 Yr				320.33	320.49

Fixed Rate	4.125%	2010	2015	320.33	320.49

II. GUARANTEED LOANS					112,316.79

A. Land Bank Bonds					18.36

Fixed Rate	6.000%				18.36

B. NDC (Agri-Agra Bonds)				5,500.00	5,500.00

Fixed Rate	5.875%	2006	2011	2,000.00	2,000.00
Fixed Rate	5.125%	2009	2014	3,500.00	3,500.00

C. PAG-IBIG Housing Bonds				12,000.00	12,000.00

Fixed Rate	5.000%	2010	2015	12,000.00	12,000.00

D. HGC ZERO COUPON BOND				14,998.43	14,998.43

7 YR				14,998.43	14,998.43

		2004	2011	2,998.43	2,998.43
		2006	2013	12,000.00	12,000.00

E. NFA Fixed Rate Coupon Bond				17,000.00	17,000.00

10 YR Fixed Rate	6.750%	2008	2018	8,000.00	8,000.00
10 YR Fixed Rate	6.375%	2009	2019	9,000.00	9,000.00

F. NPC ZERO COUPON BOND				19,800.00	19,800.00

7 YR				19,800.00	19,800.00

		2004	2011	8,800.00	8,800.00
		2005	2012	11,000.00	11,000.00

G. NPC FIXED RATE COUPON BOND				13,000.00	13,000.00

5 YR				3,680.00	3,680.00

Fixed Rate	5.250%	2006	2011	3,680.00	3,680.00

7 YR				3,000.00	3,000.00

Fixed Rate	10.375%	2005	2012	3,000.00	3,000.00

10 YR				6,320.00	6,320.00

Fixed Rate	5.875%	2006	2016	6,320.00	6,320.00

DOMESTIC GOVERNMENT SECURITIES(1)—(Continued)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate (Per Annum)	Year Contracted	Year of Maturity	Original Amount	Outstanding Balance As of September 30, 2010
H. PSALM FIXED RATE BOND				30,000.00	30,000.00

5 YR				11,322.00	11,322.00

Fixed Rate	6.875%	2010	2015	11,322.00	11,322.00

7 YR				18,678.00	18,678.00

Fixed Rate	7.750%	2010	2017	18,678.00	18,678.00

(1)	Excludes external securities of the Republic.
(2)	Multicurrency RTBs translated to Pesos using BSP reference rates as of September 30, 2010 of (Peso)43.896 = $1.00 and 1EUR = $1.3632.

DOMESTIC DEBT OF THE REPUBLIC OF THE PHILIPPINES

(OTHER THAN SECURITIES)(1)

As of September 30, 2010

(In million Pesos)

Interest Rate Basis	Interest Rate Spread	Year Contracted	Year of Maturity	Original Amount Contracted		Outstanding Balance As of September 30, 2010
				in Original Currency	in Philippine Pesos	in Original Currency	in Philippine Pesos
TOTAL					2,294		9,101

DIRECT LOANS					0		6,806

AGENCIES					0	6,806	6,806

PHILIPPINE PESOS						6,806	6,806
INTEREST FREE	0.0000%	1953				79	79
INTEREST FREE	0.0000%	1953				48	48
INTEREST FREE	0.0000%	1953				29	29
INTEREST FREE	0.0000%	1945				6,599	6,599
INTEREST FREE	0.0000%	1945				27	27
INTEREST FREE	0.0000%	1993				23	23
INTEREST FREE	0.0000%	1999				1	1

ASSUMED LOANS (REAL)				2,294	2,294	2,294	2,294

PHILIPPINE PESOS				2,294	2,294	2,294	2,294

INTEREST FREE	0.0000%	1986	Upon Demand	63	63	63	63
INTEREST FREE	0.0000%	1986	Upon Demand	134	134	134	134
INTEREST FREE	0.0000%	1986	Upon Demand	120	120	120	120
INTEREST FREE	0.0000%	1986	Upon Demand	72	72	72	72
INTEREST FREE	0.0000%	1986	Upon Demand	50	50	50	50
INTEREST FREE	0.0000%	1986	Upon Demand	200	200	200	200
INTEREST FREE	0.0000%	1986	Upon Demand	1	1	1	1
INTEREST FREE	0.0000%	1986	Upon Demand	66	66	66	66
INTEREST FREE	0.0000%	1986	Upon Demand	3	3	3	3
INTEREST FREE	0.0000%	1986	Upon Demand	3	3	3	3
INTEREST FREE	0.0000%	1986	Upon Demand	4	4	4	4
INTEREST FREE	0.0000%	1986	Upon Demand	8	8	8	8
INTEREST FREE	0.0000%	1986	Upon Demand	1	1	1	1
INTEREST FREE	0.0000%	1986	Upon Demand	1	1	1	1
INTEREST FREE	0.0000%	1986	Upon Demand	9	9	9	9
INTEREST FREE	0.0000%	1986	Upon Demand	84	84	84	84
INTEREST FREE	0.0000%	1986	Upon Demand	6	6	6	6
INTEREST FREE	0.0000%	1986	Upon Demand	1	1	1	1
INTEREST FREE	0.0000%	1986	Upon Demand	261	261	261	261
INTEREST FREE	0.0000%	1986	Upon Demand	913	913	913	913
INTEREST FREE	0.0000%	1986	Upon Demand	54	54	54	54
INTEREST FREE	0.0000%	1986	Upon Demand	229	229	229	229
INTEREST FREE	0.0000%	1986	Upon Demand	6	6	6	6
INTEREST FREE	0.0000%	1986	Upon Demand	6	6	6	6

(1)	Excludes government securities and debt guaranteed by the Republic.

GUARANTEED DOMESTIC DEBT OF THE REPUBLIC OF THE PHILIPPINES

(OTHER THAN SECURITIES)(1)

As of September 30, 2010

(In million Pesos)

					Original Amount Contracted		Outstanding Balance As of September 30, 2010		Payable in Philippine Pesos
	Interest Rate Basis	Interest Rate Spread	Year Contracted	Year of Maturity	in Original Currency	in Philippine Pesos	in Original Currency	in Philippine Pesos
TOTAL						220	220	136	136.07

GFI GUARANTEE ASSUMED BY THE GOVERNMENT PER PROC. 50.					220	220	220	136	136.07

PHILIPPINE PESOS
	INTEREST FREE	0.0000%	1986	Upon Demand	7	7	7	7	6.83
	INTEREST FREE	0.0000%	1986	Upon Demand	30	30	30	30	30.00
	INTEREST FREE	0.0000%	1986	Upon Demand	12	12	12	12	12.34
	INTEREST FREE	0.0000%	1986	Upon Demand	17	17	17	17	17.41
	INTEREST FREE	0.0000%	1986	Upon Demand	35	35	35	15	14.52
	INTEREST FREE	0.0000%	1986	Upon Demand	7	7	7	7	6.62
	INTEREST FREE	0.0000%	1986	Upon Demand	6	6	6	6	6.26
	INTEREST FREE	0.0000%	1986	Upon Demand	5	5	5	5	5.20
	INTEREST FREE	0.0000%	1986	Upon Demand	3	3	3	3	3.44
	INTEREST FREE	0.0000%	1986	Upon Demand	1	1	1	1	1.12
	INTEREST FREE	0.0000%	1986	Upon Demand	19	19	19	19	19.19
	INTEREST FREE	0.0000%	1986	Upon Demand	32	32	32	1	0.91
	INTEREST FREE	0.0000%	1986	Upon Demand	32	32	32	5	4.71
	INTEREST FREE	0.0000%	1986	Upon Demand	8	8	8	3	3.49
	INTEREST FREE	0.0000%	1986	Upon Demand	4	4	4	4	4.01

(1)	Excludes securities issued by GOCCs.

ISSUER

Republic of the Philippines

Department of Finance, Office of the Secretary

Department of Finance Building

BSP Complex

Manila

Republic of the Philippines

LEGAL ADVISORS TO THE REPUBLIC OF THE PHILIPPINES

As to U.S. law:	As to Philippine law:
Allen & Overy	Department of Justice
9th Floor, Three Exchange Square	Padre Faura Street
Central	Malate
Hong Kong	Manila
Republic of the Philippines

LEGAL ADVISORS TO THE UNDERWRITERS

As to U.S. law:	As to Philippine law:
Cleary Gottlieb Steen & Hamilton LLP	Romulo Mabanta Buenaventura
c/o 39th Floor, Bank of China Tower	Sayoc & de Los Angeles
One Garden Road	Corporate Banking & Finance Group
Hong Kong	30th Floor, Citibank Tower
8741 Paseo De Roxas
Makati City
Republic of the Philippines

FISCAL AGENT, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT	LUXEMBOURG LISTING AGENT

The Bank of New York Mellon	The Bank of New York Mellon (Luxembourg) S.A.
101 Barclay Street	Vertigo Building – Polaris
New York, New York 10286	2-4 rue Eugène Ruppert
United States of America	L-2453 Luxembourg

LUXEMBOURG PAYING AND TRANSFER AGENT

The Bank of New York Mellon (Luxembourg) S.A.

Vertigo Building – Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg